As filed with the Securities and Exchange Commission on February 14, 2005

Registration No. 333-[          ]

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BORDEN U.S. FINANCE CORP.

(Exact name of registrant as specified in charter)

Delaware	2821	20-1362484
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

180 East Broad Street

Columbus, Ohio 43215

(614) 225-4000

BORDEN NOVA SCOTIA FINANCE, ULC

(Exact name of registrant as specified in charter)

Nova Scotia, Canada	2821	None
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

180 East Broad Street

Columbus, Ohio 43215

(614) 225-4000

GUARANTORS LISTED ON SCHEDULE A HERETO

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Nancy G. Brown, Esq.

Borden U.S. Finance Corp.

180 East Broad Street

Columbus, Ohio 43215

(614) 225-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

With a copy to:

William B. Kuesel, Esq.

O’Melveny & Myers LLP

7 Times Square

New York, New York 10036

(212) 326-2000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Second-Priority Senior Secured Floating Rate Notes Due 2010	$150,000,000	100%	$150,000,000	$17,655.00
Guarantees of Second-Priority Senior Secured Floating Rate Notes Due 2010				(3)
9% Second-Priority Senior Secured Notes Due 2014	$325,000,000	100%	$325,000,000	$38,252.50
Guarantees of 9% Second-Priority Senior Secured Notes Due 2014				(3)

(1)	The registration fee has been calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended. The proposed maximum offering price is estimated solely for purpose of calculating the registration fee.
(2)	Amount shall be offset against the registration fee of $25,340.00 previously paid by Borden Chemical, Inc., our parent, in connection with Registration Statement on Form S-1 (No. 333-115266) filed on May 7, 2004 and withdrawn by Borden Chemical, Inc. on August 31, 2004 pursuant to Rule 457(p) of the Securities Act of 1933.
(3)	Pursuant to Rule 457(n), no additional registration fee is payable with respect to the guarantees.

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A

Guarantor	State or Other Jurisdiction of Incorporation or Organization	Address of Registrants’ Principal Executive Offices	I.R.S. Employer Identification Number
Borden Chemical, Inc.	New Jersey	180 East Broad Street Columbus, Ohio 43215 (614) 225-4000	13-0511250
BDS Two, Inc.	Delaware	Plaza 273, Suite 211 56 West Main Street Newark, Delaware 19702 (302) 737-6466	52-1752422
Borden Chemical Investments, Inc.	Delaware	Plaza 273, Suite 211 56 West Main Street Newark, Delaware 19702 (302) 737-6466	51-0370359
Borden Chemical Foundry, Inc.	Delaware	180 East Broad Street Columbus, Ohio 43215 (614) 225-4000	31-1766429

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

Subject to completion, dated February 14, 2005

PROSPECTUS

Offer to Exchange

$150,000,000 aggregate principal amount of the Registrants’ Second-Priority Senior Secured Floating Rate Notes Due 2010, which have been registered under the Securities Act of 1933 for any and all of the Registrants’ outstanding Second-Priority Senior Secured Floating Rate Notes Due 2010.

$325,000,000 aggregate principal amount of the Registrants’ 9% Second-Priority Senior Secured Notes Due 2014, which have been registered under the Securities Act of 1933 for any and all of the Registrants’ 9% Second-Priority Senior Secured Notes Due 2014.

We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the “exchange offer”), to exchange up to (i) $150,000,000 aggregate principal amount of our registered Second-Priority Senior Secured Floating Rate Notes Due 2010, which we refer to as the new floating rate notes, for a like principal amount of our outstanding Second-Priority Senior Secured Floating Rate Notes Due 2010, which we refer to as the old floating rate notes and (ii) $325,000,000 aggregate principal amount of our registered 9% Second-Priority Senior Secured Notes Due 2014, which we refer to as our new fixed rate notes, for a like principal amount of our outstanding 9% Second-Priority Senior Secured Notes Due 2014, which we refer to as our old fixed rate notes. We refer to the old floating rate notes and the old fixed rate notes collectively as the old notes. We refer to the new floating rate notes and the new fixed rate notes collectively as the exchange notes. We refer to the old notes and the exchange notes collectively as the notes. The terms of the exchange notes are identical to the terms of the old notes in all material respects, except for the elimination of some transfer restrictions, registration rights and additional interest provisions relating to the old notes.

We will exchange any and all old notes that are validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on                     , 2005, unless extended.

We have not applied, and do not intend to apply, for listing the notes on any national securities exchange or automated quotation system.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “ Risk Factors” beginning on page 15 of this prospectus for a discussion of certain risks that you should consider before participating in this exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. Subject to our obligation to amend or supplement this prospectus as required by law and the rules of the Securities and Exchange Commission, or the SEC, the information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

The notes may not be offered or sold in or into the United Kingdom by means of any document except in circumstances that do not constitute an offer to the public within the meaning of the Public Offers of Securities Regulations 1995. All applicable provisions of the Financial Services and Markets Act 2000 must be complied with in respect of anything done in relation to the notes in, from or otherwise involving or having an effect in the United Kingdom.

The notes have not been and will not be qualified under the securities laws of any province or territory of Canada. The notes are not being offered or sold, directly or indirectly, in Canada or to or for the account of any resident of Canada in contravention of the securities laws of any province or territory thereof.

Until                     , 2005 (90 days after the date of this prospectus), all dealers effecting transactions in the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus.

i

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES

Borden Nova Scotia Finance, ULC is a Nova Scotia unlimited liability company. Certain of its officers and directors may be residents of various jurisdictions outside the United States. In addition, all of Borden Nova Scotia Finance, ULC’s assets, which consist of advances to BCI and its affiliates, are located outside the United States. Borden Nova Scotia Finance, ULC has agreed, in accordance with the terms of the indenture under which the exchange notes will be issued, to accept service of process in any suit, action or proceeding with respect to the indenture, the notes or the security documents brought in any federal or state court located in New York City by an agent designated for such purpose, and to submit to the jurisdiction of such courts in connection with such suits, actions or proceedings. However, it may be difficult for holders of the notes to effect service within the United States upon directors, officers and experts who are not residents of the United States or to realize or enforce in the United States upon judgments of courts of the United States predicated upon civil liability under U.S. federal securities laws. We have been advised by our Canadian counsel that there is doubt as to the enforceability in Canada against Borden Nova Scotia Finance, ULC or against its directors, officers and experts who are not residents of the United States, in original actions or in actions for enforcement of judgments of courts of the United States, of liabilities predicated solely upon U.S. federal securities laws.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” that involve risks and uncertainties. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, and other information that is not historical information and, in particular, appear under the headings “Summary,” “Risk Factors,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” When used in this prospectus, the words “estimates,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “should” and variations of these words or similar expressions (or the negative versions of any such words) are intended to identify forward-looking statements. All forward-looking statements, including without limitation management’s examination of historical operating trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, management’s expectations, beliefs and projections may not result or be achieved.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the results referred to in the forward-looking statements contained in this prospectus. Important factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements we make in this prospectus are set forth elsewhere in this prospectus, including under the heading “Risk Factors.” As stated elsewhere in this prospectus, these risks, uncertainties and other important factors include, among others:

•	general economic and business conditions, including those influenced by international and geopolitical events such as the wars in Iraq and Afghanistan and any future terrorist attacks;

•	industry trends;

•	the highly cyclical nature of the end-use markets in which we participate;

•	raw material costs and availability;

•	changes in, or the failure or inability to comply with, government regulation, including environmental regulations;

•	increases in the cost of compliance with laws and regulations, including environmental laws and regulations;

•	ability to attain and maintain any price increases for our products;

•	increases in our leverage;

•	restrictions contained in our debt agreements;

•	foreign currency fluctuations and devaluations and political instability in our foreign markets;

•	ability to execute our business strategy, development plans or cost savings plans;

•	ability to integrate any acquisitions into our existing business, including the timing of any cost savings, if realized at all;

•	competition;

•	changes in distribution channels or competitive conditions in the markets or countries where we operate;

•	the loss of any of our major customers;

•	changes in demand for our products;

•	availability of qualified personnel;

•	the loss of our intellectual property rights;

•	availability, terms and deployment of capital; and

•	changes in our ownership structure.

There may be other factors that may cause our actual results to differ materially from the results referred to in the forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise, except as required by law.

EXCHANGE RATE DATA

The following table sets forth, for the periods indicated, the average, high, low and end of period noon buying rates in the City of New York for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York. Such rates are set forth as U.S. dollars per Cdn$1.00 and are the inverse of rates quoted by the Federal Reserve Bank of New York for Canadian dollars per US$1.00. On February 11, 2005, the inverse of the noon buying rate was Cdn$1.00 equals US$0.8077.

Year Ended	Average(1)	High	Low	Period End
December 31, 2004	0.7702	0.8493	0.7158	0.8310
December 31, 2003	0.7186	0.7738	0.6349	0.7738
December 31, 2002	0.6368	0.6619	0.6200	0.6329
December 31, 2001	0.6444	0.6697	0.6241	0.6279
December 31, 2000	0.6725	0.6969	0.6410	0.6669

Month Ended	Average(2)	High	Low	Period End
January 31, 2005	0.8164	0.8346	0.8050	0.8067

(1)	The average of the exchange rates on the last day of each month during the applicable year.
(2)	The average of the exchange rates for all days during the applicable period.

Although the notes are denominated in U.S. dollars, any judgment enforcing the notes against Borden Nova Scotia Finance, ULC in Canada would be denominated in Canadian dollars. In addition, any judgment enforcing the collateral in any jurisdiction outside the United States would likely be in the local currency.

MARKET AND INDUSTRY DATA AND FORECASTS

This prospectus includes industry data that we obtained from periodic industry publications and internal company surveys. As noted in this prospectus, Resource Information Systems, Inc., SRI Consulting and Casting Industry Supplies Association were the primary sources for third-party industry data for forest product resins, formaldehyde and foundry resins, respectively. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position relative to our competitors are based on the above-mentioned third-party data and internal analysis and estimates, except for statements as to our market position in oilfield products and certain submarkets in specialty resins which are based on our internal analysis and estimates of supply positions for our and our competitors’ products.

SUMMARY

The following summary highlights selected information from this prospectus and may not contain all of the information that you should consider before investing in the notes. You should read this prospectus in its entirety, including “Risk Factors” and our financial statements and related notes. Except as otherwise indicated herein, or as the context may otherwise require, (i) all references to “Borden Chemical,” the “Company,” “we,” “our,” “ours” and “us” refer to Borden Chemical, Inc. and its subsidiaries (including our 70% economic interest in our joint venture HA-International, LLC, which we refer to as HAI, (ii) all references to “BCI” refer to Borden Chemical, Inc. only, (iii) all references to “Issuers” refer to Borden U.S. Finance Corp. and Borden Nova Scotia Finance, ULC, the co-issuers of the notes, (iv) all references to “Borden Holdings,” refer to Borden Holdings, Inc. only and (v) all references to the “senior secured credit facility” refer to our amended and restated senior secured revolving credit facility. You should also see the “Glossary” for definitions of some of the terms used to describe our business and industry. Unless otherwise noted, all information regarding our market share is estimated and based on 2003 data.

Our Company

We are the world’s leading integrated producer of thermoset-based resins and adhesives for the global forest products and industrial markets. In addition, we are the world’s largest producer by volume of formaldehyde, an important and versatile building block chemical used in a wide variety of applications. We are the largest North American producer by volume of thermoset-based resins used in the production of engineered wood products, including structural wood panels, beams and non-structural panels, furniture, door and window assemblies and wallboards. We are also a leading producer of resin-coated proppant systems in North America, which are used in oilfield and natural gas production, and, through HAI, of foundry resins, which are used in the production of cores and molds for metal castings. We have a strong presence in the production of specialty resins used in the industrial, automotive and electronics markets. Our materials are designed to deliver superior binding and bonding performance to manufacturers of thousands of common, everyday products that enhance modern living. Our strong position in North America is complemented by our significant operations in Latin America and Europe and expansion opportunities in Asia Pacific and Latin America.

Through our worldwide network of 48 strategically located low-cost production facilities, we serve more than 3,000 customers, with our largest customer representing 5% of net sales in 2003. Our strategically located network of facilities provides us with logistical benefits, which minimize delivery expense due to our proximity to our customers. Our customers operate in diverse end-markets, such as new home construction, repair and remodeling, furniture, automotive, oil and gas, chemicals, electronics, communications and agriculture. The diversity of our customer base helps to insulate us from a downturn in any one sector of the economy. Our customer contracts generally allow us to pass raw material price increases on to our customers, which leads to stable gross margins. For the nine months ended September 30, 2004, we generated net sales of $1,231.3 million. In 2003, 63% of our net sales were derived from sales in the United States, 15% from Canada and 22% from Latin America, Europe and Asia Pacific.

Our primary product lines include forest products resins, formaldehyde, specialty resins, foundry resins and oilfield products. Our net sales by product line for 2003 are illustrated below:

Forest Products Resins. We are the leading producer of forest products thermoset-based resins in North America. Our thermoset-based resin systems are used by our customers to bind wood particles and bond wood segments to provide strength and durability to oriented strand board, or OSB; particleboard; medium density fiberboard, or MDF; and plywood. The primary product lines comprising our forest products resins are new home construction (17%), furniture (15%) and repair and remodeling (10%).

Formaldehyde. We are the world’s largest producer of formaldehyde by volume and the largest provider of formaldehyde to end-users in North America. We manufacture more than five billion pounds of formaldehyde solution each year, of which approximately half is consumed internally for resin production and the other half is sold to external customers. Formaldehyde is a versatile building block chemical used in thousands of diverse end-use applications such as resin systems for forest products and industrial bonding, household products, including shampoo, cosmetics, disinfectants and fabric softeners, and specialty fabrics, paper products, fertilizers and animal feeds.

Specialty Resins. We are a major supplier of high performance specialty resins used in the binding and bonding of a diverse range of materials, primarily in the construction, automotive, electronics and steel industries. Typical end-use product applications include electronics for circuit boards, adhesives for brake linings and other friction products, flame-resistant composites for trains and planes, acoustical insulation for automobiles and glass matting for roofing shingles and thermal insulation.

Foundry Resins. Through HAI, we are the leading producer by volume of foundry resins in North America. We pioneered the development of thermoset-based resins as binders for sand cores and molds used in metal castings over 40 years ago and continue to serve the North American market with a broad distribution network and significant production capability. Our foundry resin manufacturing capabilities include the largest foundry resin plant in the United States, which is located in Louisville, Kentucky. Our foundry resin systems are used by major automotive and industrial companies in the production of engine blocks, transmissions, brake and drive train components and various other casting products.

Oilfield Products. We are a leading producer of resin-coated proppant systems in North America. Our innovative flow back control technology allows oil and gas service providers to improve yields and extract oil and gas from deeper and more complex geological formations.

The Transaction

On August 12, 2004, BHI Investment, LLC, an affiliate of Apollo Management, L.P. (“Apollo”), acquired all of the outstanding capital stock of our parent, Borden Holdings, for total consideration of approximately $1.2 billion, including debt assumed. In addition, all of the outstanding capital stock of BCI held by management was redeemed or otherwise cancelled. Immediately following the acquisition, BHI Investment, LLC reorganized our existing corporate structure so that BCI became directly owned by BHI Acquisition Corporation (“BHI Acquisition”), a subsidiary of BHI Investment, LLC, and we reorganized the ownership of BCI’s foreign subsidiaries. Collectively, these transactions described above are referred to as the “Transaction.”

The acquisition of Borden Holdings and the payment of transaction fees and expenses were financed by the net proceeds of the offering by Borden U.S. Finance Corp. and Borden Nova Scotia Finance, ULC of the old notes, and with certain equity contributions from Apollo. With a portion of the proceeds, we redeemed our 9.25% debentures on September 30, 2004 for total cash of $49.2 million, including accrued interest and a redemption premium totaling $2.0 million.

Corporate Structure

Borden U.S. Finance Corp. is a Delaware corporation, which was incorporated on July 14, 2004. Borden Nova Scotia Finance, ULC is a Nova Scotia unlimited liability company, which was organized on July 20, 2004. Borden U.S. Finance Corp. and Borden Nova Scotia Finance, ULC are both direct, wholly owned subsidiaries of BCI. Borden U.S. Finance Corp. and Borden Nova Scotia Finance, ULC have no independent operations other than acting as finance companies for BCI. The notes co-issued by Borden U.S. Finance Corp. and Borden Nova Scotia Finance, ULC are guaranteed by BCI. Certain of BCI’s non-operating domestic subsidiaries are also guarantors of the notes. HAI is not a guarantor of the notes.

The following chart summarizes our corporate structure:

Recent Developments

On October 6, 2004, National Borden Chemical Germany GmbH (“Borden Germany”) and BCI entered into a share purchase agreement with the owners of Bakelite Aktiengesellschaft (“Bakelite”), RÜTGERS AG and RÜTGERS Bakelite Projekt GmbH (as may be amended, the “share purchase agreement”). Pursuant to the share purchase agreement, Borden Germany will acquire all of the outstanding share capital of Bakelite (the “Bakelite Acquisition”). Completion of the Bakelite Acquisition is subject to customary closing conditions, including European Commission merger clearance, and Borden Chemical and Bakelite will continue to operate independently until those conditions are satisfied and the closing occurs. Upon the consummation of the Bakelite Acquisition, Bakelite will become an indirect, wholly owned subsidiary of Borden Chemical Canada, Inc. (“Borden Canada”). The acquisition is intended to be financed through a combination of available cash and debt financing.

Bakelite is a leading European producer of thermoset-based resins, with headquarters in Germany and significant production facilities in Germany, Italy and Spain. Bakelite is Europe’s largest producer of phenolic resins and largest formulator of epoxy composites and one of the world’s largest producers of phenolic molding compounds. Bakelite also has a growing presence in the market for engineering thermoplastics. The Bakelite brand is recognized globally within the thermoset-based-resin industry, and the company sells its products in over 90 countries to over 2,000 customers. Such products are used in a variety of industries and a wide range of construction, automotive, electrical, electronic and other applications. Bakelite develops and produces highly customized products, providing value-added solutions to its customers.

Our Equity Sponsor

Apollo Management, L.P. was founded in 1990 and is among the most active and successful private investment firms in the United States in terms of both number of investment transactions completed and aggregate dollars invested. Since its inception, Apollo has raised in excess of $10 billion in equity capital, and has invested in excess of $13 billion in corporate transactions, in a wide variety of industries, both domestically and internationally. Apollo has significant experience in the chemical sector. Companies owned or controlled by Apollo or in which Apollo has a significant equity investment include, among others, AMC Entertainment, Inc., General Nutrition Centers, Inc., Goodman Global Holdings, Inc., Intelsat, Ltd., Nalco Company, Resolution Performance Products LLC, Resolution Specialty Materials Inc. and United Agri Products, Inc. See “Risk Factors—Risks Relating to Our Business—We are controlled by an affiliate of Apollo and its interests as an equity holder may conflict with yours as a creditor.”

Summary of the Terms of the Exchange Offer

In connection with the closing of the Transaction, we entered into a registration rights agreement with the initial purchasers of the old notes. Under the agreement, we agreed to deliver to you this prospectus and to consummate the exchange offer by June 8, 2005. You are entitled to exchange in the exchange offer your old notes for exchange notes which are identical in all material respects to the old notes except that:

•	the exchange notes have been registered under the Securities Act and will be freely tradable by persons who are not affiliated with us;

•	the exchange notes are not entitled to registration rights which are applicable to the old notes under the registration rights agreement; and

•	our obligation to pay additional interest on the old notes if the exchange offer is not consummated by June 8, 2005 does not apply to the exchange notes.

The exchange offer

Floating Rate Notes

We are offering to exchange up to $150,000,000 aggregate principal amount of our registered Second-Priority Senior Secured Floating Rate Notes Due 2010, for a like principal amount of our Second-Priority Senior Secured Floating Rate Notes Due 2010, which were issued on August 12, 2004. Old floating rate notes may be exchanged only in integral multiples of $1,000.

Fixed Rate Notes

We are offering to exchange up to $325,000,000 aggregate principal amount of our registered 9% Second-Priority Senior Secured Notes Due 2014, for a like principal amount of our 9% Second-Priority Senior Secured Notes Due 2014, which were issued on August 12, 2004. Old fixed rate notes may be exchanged only in integral multiples of $1,000.

Resales

Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you:

•	are acquiring the exchange notes in the ordinary course of business; and

•	have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in, a distribution of the exchange notes.

In addition, each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for old notes that were acquired as a result of market-making or other trading activity must also acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. For more information, see “Plan of distribution.”

Any holder of old notes, including any broker-dealer, who

•	is our affiliate,

•	does not acquire the exchange notes in the ordinary course of its business, or

•	tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

cannot rely on the position of the staff of the Commission expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co., Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Expiration date; Withdrawal of tenders

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2005, or such later date and time to which we extend it. We do not currently intend to extend the expiration date. A tender of old notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Conditions to the exchange offer	The exchange offer is subject to customary conditions, some of which we may waive. For more information, see “The Exchange Offer—Certain Conditions to the Exchange Offer.”

Procedures for tendering old notes

If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or the copy, together with the old notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold old notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution of the exchange notes;

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of the exchange notes; and

•	you are not our “affiliate” as defined in Rule 405 under the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Guaranteed delivery procedures

If you wish to tender your old notes and your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you must tender your old notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on holders of old notes

As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of, the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, we will not be obligated to pay additional interest as described in the registration rights agreement. If you are a holder of old notes and do not tender your old notes in the exchange offer, you will continue to hold such old notes and you will be entitled to all the rights and limitations applicable to the old notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

Consequences of failure to exchange

All untendered old notes will continue to be subject to the restrictions on transfer provided for in the old notes and in the indenture. In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the old notes under the Securities Act.

Certain tax consequences	The exchange of old notes for exchange notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. For more information, see “Certain Tax Consequences.”

Use of proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer.

Exchange agent

Wilmington Trust Company is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned “The Exchange Offer—Exchange Agent.”

Summary of the Terms of the Exchange Notes

The following summary highlights all material information contained elsewhere in this prospectus but does not contain all the information that you should consider before participating in the exchange offer. We urge you to read this entire prospectus, including the “Risk Factors” section and the consolidated financial statements and related notes.

Co-Issuers	Borden U.S. Finance Corp. and Borden Nova Scotia Finance, ULC.

Exchange Notes Offered

Floating Rate Notes	$150,000,000 aggregate principal amount of Second-Priority Senior Secured Floating Rate Notes Due 2010.

Fixed Rate Notes	$325,000,000 aggregate principal amount of 9% Second-Priority Senior Secured Notes Due 2014.

Maturity Date

Floating Rate Notes	The floating rate notes mature on July 15, 2010.

Fixed Rate Notes	The fixed rate notes mature on July 15, 2014.

Interest

Floating Rate Notes	The floating rate notes bear interest at a floating rate based on the London Interbank Rate payable quarterly in arrears, on January 15, April 15, July 15 and October 15 of each year.

Fixed Rate Notes	The fixed rate notes bear interest at a rate per annum equal to 9%, payable semi-annually in arrears, on January 15 and July 15 of each year.

Guarantees

The exchange notes, like the old notes, will be guaranteed, jointly and severally, on a senior secured basis, by BCI and certain of its existing and future domestic subsidiaries that guarantee our obligations under our senior secured credit facility. See “Description of the Notes—Guarantees.”

Ranking	The exchange notes, like the old notes, and the guarantees will be senior secured obligations. The exchange notes, like the old notes, and the guarantees will rank:

•	equally with all of our and our guarantors’ existing and future senior indebtedness, including debt under our senior secured credit facility and the guarantees thereof;

•	junior in priority as to collateral with respect to our and our guarantors’ obligations under our senior secured credit facility and any other future obligations secured by a first-priority lien on the collateral; and

•	senior to all of our and our guarantors’ existing and future subordinated indebtedness.

The exchange notes will also be effectively junior to the liabilities of the non-guarantor subsidiaries, which includes HAI.

As of September 30, 2004:

•	BCI and its subsidiaries had approximately $967.5 million aggregate principal amount of senior indebtedness (including the notes and the guarantees) outstanding, with no secured indebtedness under our senior secured credit facility;

•	BCI’s non-guarantor subsidiaries, including HAI, had approximately $13.5 million of total indebtedness, excluding intercompany liabilities of non-guarantor subsidiaries.

See “Description of the Notes—Ranking” and “Use of Proceeds.”

Optional Redemption

Floating Rate Notes

We may redeem some or all of the floating rate notes at any time on or after July 15, 2006 at the respective redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption.

In addition, on or before July 15, 2006, we may redeem up to 35% of the aggregate principal amount of the floating rate notes with the net proceeds of certain equity offerings.

We may also redeem all but not part of the floating rate notes if there are specified changes in the tax laws at a redemption price equal to 100% of the aggregate principal amount of the floating rate notes, plus accrued and unpaid interest to the date of redemption. See “Description of the Notes—Redemption for Changes in Withholding Taxes.”

Fixed Rate Notes

We may redeem some or all of the fixed rate notes at any time prior to July 15, 2009 at a price equal to 100% of the principal amount thereof, plus the make-whole premium described in this prospectus, plus accrued and unpaid interest to the date of redemption.

We may redeem some or all of the fixed rate notes at any time on or after July 15, 2009 at the respective redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption.

In addition, on or before July 15, 2007, we may redeem up to 35% of the aggregate principal amount of the fixed rate notes with the net proceeds of certain equity offerings.

We may also redeem all but not part of the fixed rate notes if there are specified changes in the tax laws at a redemption price equal to 100% of the aggregate principal amount of the fixed rate notes, plus accrued and unpaid interest to the date of redemption. See “Description of the Notes—Redemption for Changes in Withholding Taxes.”

Change of Control

If BCI experiences a change of control, we are required to make an offer to repurchase the exchange notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

Collateral	The exchange notes, like the old notes, and the guarantees will be secured by second-priority liens on:

•	substantially all tangible and intangible assets of BCI and each subsidiary guarantor (including, but not limited to, accounts receivable, inventory, general intangibles and proceeds of the foregoing), except for those assets excluded as collateral under our senior secured credit facility; and

•	all of the capital stock of certain direct subsidiaries of BCI and each subsidiary guarantor, other than the capital stock which is prohibited from being pledged pursuant to the indentures governing our other outstanding debentures, provided that no more than 65% of the capital stock of first-tier foreign subsidiaries will be required to be pledged.

Notwithstanding the foregoing, the initial collateral securing the exchange notes shall not include (A) any real estate or Principal Property (as such term is defined in the indentures governing our existing debentures and means generally any manufacturing or processing plant or warehouse owned or leased by us or any of our subsidiaries and located within the United States), (B) any property or assets owned by any of our foreign subsidiaries and (C) any assets which, if included in the collateral, would require our existing debentures to be ratably secured with the exchange notes pursuant to the terms of the indentures for such existing debentures (sometimes referred to in this prospectus as “excluded collateral”).

Intercreditor Agreement

Pursuant to an intercreditor agreement, the liens securing the exchange notes will be expressly second in priority to all liens that secure our senior secured credit facility and future indebtedness incurred to replace or refinance our senior secured credit facility in accordance with the terms of the indenture governing the notes. Pursuant to the intercreditor agreement, the second-priority liens securing the exchange notes may not be enforced at any time when the obligations secured by the first-priority lien are outstanding, subject to certain limited exceptions. Any release of all first-priority liens upon any collateral approved by holders of the first-priority liens shall also release the second-priority liens securing the exchange notes on the same collateral, subject to certain exceptions. The holders of the first-priority liens will receive all proceeds from any realization on the collateral until the obligations secured by the first-priority liens are paid in full. See “Description of the Notes—Security for the Notes.”

Restrictive Covenants	The indenture governing the exchange notes contains covenants that, among other things, limit the ability of BCI and certain of its subsidiaries, to:

•	incur or guarantee additional indebtedness or issue preferred stock;

•	grant liens on assets;

•	pay dividends or make distributions to BCI’s stockholders;

•	repurchase or redeem capital stock or subordinated indebtedness;

•	make investments or acquisitions;

•	enter into sale/leaseback transactions;

•	incur restrictions on the ability of BCI’s subsidiaries to pay dividends or to make other payments to BCI;

•	enter into transactions with BCI’s affiliates;

•	merge or consolidate with other companies or transfer all or substantially all of BCI’s assets; and

•	transfer or sell assets.

These covenants are subject to a number of important limitations and exceptions as described under “Description of the Notes—Certain Covenants.”

Risk Factors

Investment in the exchange notes involves substantial risks. See “Risk Factors” immediately following this summary before participating in the exchange offer.

Additional Information

BCI is a New Jersey corporation and was incorporated in 1899. Our principal executive offices are located at 180 East Broad Street, Columbus, Ohio 43215. Our telephone number is (614) 225-4000. We maintain a website at www.bordenchem.com where general information about our business is available. The information contained on our website is not a part of this prospectus.

Summary Historical and Other Financial Data

The following tables summarize certain of our historical and other financial data. The summary historical consolidated financial information as of December 31, 2002 and 2003 and for each of the three years in the period ended December 31, 2003 has been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated financial information as of and for each of the nine months ended September 30, 2003 and 2004 has been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus, which include all adjustments that management considers necessary for a fair presentation of our financial position and results of operations as of the dates and for the periods indicated. Results for the nine months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the entire year. You should read this summary in conjunction with all of the consolidated financial statements and the selected historical data and, in each case, the related notes included elsewhere in this prospectus as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The consolidated financial information as of December 31, 2001 has been derived from our audited consolidated financial statements not included in this prospectus.

	Year ended December 31,			Nine months ended September 30,
	2001	2002	2003	2003	2004
	(in thousands, except volume and per ton data)
Consolidated Statement of Operations(1)
Net sales	$1,372,141	$1,247,885	$1,434,813	$1,078,332	$1,231,273
Cost of goods sold	1,060,642	968,657	1,148,519	865,359	987,464

Gross profit	311,499	279,228	286,294	212,973	243,809
Distribution expenses	63,929	61,927	66,383	49,385	55,811
Marketing expenses	42,046	42,503	42,398	31,674	35,241
General & administrative expenses	127,967	109,237	100,021	75,606	97,251
Business realignment expense (income) and impairments	126,408	19,699	4,748	(7,385)	3,131
Other operating expenses	26,644	12,154	6,202	2,107	1,668

Operating income (loss)	(75,495)	33,708	66,542	61,586	50,707
Interest expense, net	51,613	47,315	46,138	34,114	42,563
Affiliated interest expense	11,488	1,402	558	456	138
Transaction related costs	—	—	—	—	40,737
Other non-operating expenses (income)	28,841	(5,989)	1,529	489	2,385

Income (loss) before income tax	(167,437)	(9,020)	18,317	26,527	(35,116)
Income tax expense (benefit)	(30,833)	(2,262)	(4,659)	(1,271)	151,029

Income (loss) from continuing operations	(136,604)	(6,758)	22,976	27,798	(186,145)
Income from discontinued operations, net of tax	11,804	—	—	—	—

	(124,800)	(6,758)	22,976	27,798	(186,145)
Cumulative effect of change in accounting principle	—	(29,825)	—	—	—

Net income (loss)	$(124,800)	$(36,583)	$22,976	$27,798	$(186,145)

Other Data:
Volume (MT)	3,644,444	3,739,240	3,783,040	2,842,981	3,034,603
Gross Profit per MT	$85.47	$74.68	$75.68	$74.91	$80.34
Capital expenditures	47,408	38,773	41,820	24,684	29,848

	As of December 31,			As of September 30,
	2001	2002	2003	2003	2004
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$24,632	$14,740	$28,162	$26,975	$84,640
Working capital(2)	(23,500)	85,289	89,508	115,388	158,396
Total assets	1,123,278	1,011,780	993,866	988,114	999,779
Total long-term debt	532,497	523,287	529,966	522,458	955,847
Total net debt(3)	623,674	528,957	528,231	534,410	882,811
Total liabilities	1,220,583	1,172,673	1,090,059	1,103,111	1,573,165
Total shareholders’ (deficit) equity	(97,305)	(160,893)	(96,193)	(114,997)	(573,386)

(1)	Operating results in 2001 include $126,408 in business realignment and impairment expense consisting principally of $98,163 in impairment charges for our melamine crystal business that was shut down in early 2002, $23,285 in plant closure costs and $12,582 in severance offset by a gain of $10,507 on the sale of a closed facility. Also in 2001, we discontinued construction of a new plant and recorded a charge of $2,885. Our 2001 results also include $28,841 of other non-operating expenses that consist primarily of $27,000 in impairment expense related to investments in and receivables from affiliates. Operating results in 2002 include $19,699 in business realignment and impairment expense consisting principally of $12,584 in plant closure costs, $3,265 in severance and $6,315 in non-cash impairment expense offset by a gain of $2,465 on the sale of a closed facility. Operating results in 2003 include $4,748 in business realignment and impairment expense. Operating results for the nine-month periods ended September 30, 2003 and 2004 include $(7,385) and $3,131, respectively, of business realignment and impairment expenses (income). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Adjustments to Segment EBITDA and Corporate and Other Expenses.” In addition, operating results for the nine months ended September 30, 2004 include $11,941 of compensation costs in general and administrative expenses related to the Transaction and $40,737 of costs relating to the Transaction and our plan in lieu of the Transaction to have completed an initial public offering.
(2)	Represents the (shortfall)/excess of current assets over current liabilities.
(3)	Total net debt equals total debt (including loans payable to affiliates) less cash and cash equivalents and restricted cash.

RISK FACTORS

Investing in the exchange notes in this exchange offer involves a high degree of risk. You should carefully consider the risks described below before participating in the exchange offer. Any of the following risks could materially adversely affect our business, financial condition or results of operations and prospects, which in turn could adversely affect our ability to pay the notes. In such case, you may lose all or part of your original investment.

Risks Related to an Investment in the Notes

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from making debt service payments on the notes.

We are a highly leveraged company. As of September 30, 2004, we had $967.5 million principal amount of outstanding indebtedness. Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt depends on a range of economic, competitive and business factors, many of which are outside our control. Our business may not generate sufficient cash flow from operations to meet our debt service and other obligations, and currently anticipated cost savings and operating improvements may not be realized on schedule, or at all. If we are unable to meet our expenses and debt service obligations, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets or raise equity. We may not be able to refinance any of our indebtedness, sell assets or raise equity on commercially reasonable terms or at all, which could cause us to default on our obligations and impair our liquidity. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have a material adverse effect on our business, financial condition and results of operations.

Our substantial indebtedness could have important consequences for you, including the following:

•	it may limit our ability to borrow money or sell stock for our working capital, capital expenditures, debt service requirements, strategic initiatives or other purposes;

•	it may limit our flexibility in planning for, or reacting to, changes in our operations or business;

•	it may increase the amount of our interest expense, because certain of our borrowings are at variable rates of interest, which if interest rates increase, could result in higher interest expense;

•	we are more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	it may make us more vulnerable to downturns in our business or the economy;

•	the debt service requirements of our other indebtedness could make it more difficult for us to make payments on the notes;

•	a substantial portion of our cash flow from operations will be dedicated to the repayment of our indebtedness and will not be available for other purposes;

•	it may restrict us from making strategic acquisitions, introducing new technologies or exploiting business opportunities;

•	it may make it more difficult for us to satisfy our obligations with respect to our existing indebtedness;

•	it may limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds or dispose of assets; and

•	there would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing, as needed.

Furthermore, our interest expense could increase if interest rates increase because all of the debt under our senior secured credit facility and our floating rate notes is variable-rate debt. See “Description of Senior Secured Credit Facility and Other Indebtedness.” If we do not have sufficient earnings, we may be required to refinance all or a part of our existing debt, sell assets, borrow more money or sell securities, none of which we can guarantee we will be able to do.

Despite our substantial indebtedness, we may still be able to incur significantly more debt. This could intensify the risks described above.

The terms of the indenture governing the notes, our senior secured credit facility and the agreements governing our other indebtedness contain restrictions on the ability of BCI and its subsidiaries to incur additional indebtedness. These restrictions are subject to a number of important qualifications and exceptions and the indebtedness incurred in compliance with these restrictions could be substantial. Accordingly, BCI or its subsidiaries could incur significant additional indebtedness in the future, much of which could constitute first-priority obligations. As of September 30, 2004, we had $115.6 million available for additional borrowing under our senior secured credit facility, including the subfacility for letters of credit, and the covenants under our debt agreements would allow us to borrow a significant amount of additional indebtedness. The more we become leveraged, the more we, and in turn our securityholders, become exposed to the risks described above under “—Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from making debt service payments on the notes.”

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes.

Our earnings were insufficient to cover our fixed charges by $83.5 million, $166.2 million, $8.1 million and $34.4 million in 2000, 2001, 2002 and the nine months ended September 30, 2004, respectively. Our ability to make payments on our indebtedness, including the notes, depends on our ability to generate cash in the future. The issuance of the notes increased our annual cash interest expense by approximately $38.4 million. Our cash debt service for 2005 based on the amount of indebtedness outstanding at September 30, 2004, would total $81.1 million. Accordingly, we have to generate significant cash flows from operations to meet our new debt service requirements. If we do not generate sufficient cash flow to meet our debt service and working capital requirements, we may need to seek additional financing or sell assets. This may make it more difficult for us to obtain financing on terms that are acceptable to us, or at all. Without this financing, we could be forced to sell assets to make up for any shortfall in our payment obligations under unfavorable circumstances. Furthermore, Apollo and its affiliates have no continuing obligation to provide us with debt or equity financing.

Our senior secured credit facility and the indenture governing the notes limit our ability to sell assets and also restrict the use of proceeds from that sale. Moreover, our senior secured credit facility and certain other obligations are secured on a first-priority basis by certain of our assets, and the notes are secured on a second-priority basis by substantially the same assets, other than assets of our foreign subsidiaries. We may not be able to sell assets quickly enough or for sufficient amounts to enable us to meet our obligations, including our obligations on the notes. Furthermore, a substantial portion of our assets are, and may continue to be, intangible assets. Therefore, it may be difficult for us to pay you in the event of an acceleration of the notes.

There may not be sufficient collateral to pay all or any of the notes.

Indebtedness under our senior secured credit facility, the interest rate protection and other hedging agreements and the overdraft facility permitted thereunder (referred to in these Risk Factors as the “First-Priority Lien Obligations”) are secured by a first-priority lien, on substantially all tangible and intangible assets of BHI Acquisition, BCI and each subsidiary guarantor, except for certain excluded collateral (such as our Principal Properties). The notes are secured by a second-priority lien on only a portion of the assets that secure the First-Priority Lien Obligations. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us or any future domestic subsidiary, the assets that are pledged as shared collateral securing the First-Priority Lien Obligations and the notes must be used first to pay the First-Priority Lien Obligations in full before making any payments on the notes.

At September 30, 2004, there was $967.5 million of senior indebtedness but no secured indebtedness under our senior secured credit facility. At September 30, 2004, borrowings of $115.6 million were unused and available under our senior secured credit facility, all of which would constitute First-Priority Lien Obligations if drawn. In addition to borrowings under our senior secured credit facility, the indenture governing the notes allows a significant amount of indebtedness and other obligations to be secured by a lien on the collateral securing the notes on a first-priority basis, and an unlimited amount of indebtedness secured by a lien on such collateral on an equal and ratable basis, provided that, in each case, such indebtedness or other obligation could be incurred under the debt incurrence covenant contained in the indenture. Any additional obligations secured by a lien on the collateral securing the notes (whether senior to or equal with the second-priority lien of the notes) will adversely affect the relative position of the holders of the notes with respect to the collateral securing the notes.

Many of our assets, such as certain assets owned by our foreign subsidiaries, are not part of the collateral securing the notes, but do secure some First-Priority Lien Obligations. In addition, our foreign subsidiaries are permitted to incur substantial indebtedness in compliance with the covenants under our senior secured credit facility and the indenture governing the notes, most of which is permitted to be a First-Priority Lien Obligation. With respect to those assets that are not part of the collateral securing the notes but which secure other obligations, the notes are effectively junior to these obligations to the extent of the value of such assets. There is no requirement that the holders of the First-Priority Lien Obligations first look to these excluded assets before foreclosing, selling or otherwise acting upon the collateral shared with the notes.

No appraisals of any collateral have been prepared in connection with this exchange offer, or were prepared in connection with the offering of the old notes. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition and other future trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the notes, in full or at all, after first satisfying our obligations in full under the First-Priority Lien Obligations and any other obligations secured by a priority lien on the collateral.

Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the notes. Any claim for the difference between the amount, if any, realized by holders of the notes from the sale of the collateral securing the notes and the obligations under the notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables.

Holders of notes will not control decisions regarding collateral.

The holders of the First-Priority Lien Obligations control substantially all matters related to the collateral securing the First-Priority Lien Obligations and the notes. Fleet Capital Corporation, the collateral agent under the security agreements governing the collateral, is one of the principal lenders under our senior secured credit facility. The holders of the First-Priority Lien Obligations may cause the collateral agent to dispose of, release or foreclose on, or take other actions with respect to the shared collateral with which holders of the notes may disagree or that may be contrary to the interests of holders of the notes. To the extent shared collateral is released from securing the First-Priority Lien Obligations, the second-priority liens securing the notes will also automatically be released. In addition, the security documents generally provide that, so long as the First-Priority Lien Obligations are in effect, the holders of the First-Priority Lien Obligations may change, waive, modify or vary the security documents without the consent of the holders of the notes, provided that any such change, waiver or modification does not materially adversely affect the rights of the holders of the notes and not the other secured creditors in a like or similar manner. Except under limited circumstances, if at any time the First-Priority Lien Obligations cease to be in effect, the second-priority liens securing the notes will also be released and the notes will become unsecured senior obligations. See “Description of the Notes—Security for the Notes.”

Furthermore, the security documents generally allow us and our subsidiaries to remain in possession of, retain exclusive control over, to freely operate, and to collect, invest and dispose of any income from, the collateral securing the notes. In addition, to the extent we sell any assets that constitute collateral, the proceeds from such sale are subject to the second-priority lien securing the notes only to the extent such proceeds would otherwise constitute “collateral” securing the notes under the security documents. To the extent the proceeds from any such sale of collateral do not constitute “collateral” under the security documents, the pool of assets securing the notes would be reduced and the notes would not be secured by such proceeds. For instance, if we sell any of our domestic assets which constitute collateral securing the notes and, with the proceeds from such sale, purchase assets in Europe which we transfer to one of our foreign subsidiaries, the holders of the notes would not receive a security interest in the assets purchased in Europe and transferred to our foreign subsidiary because the pool of assets which constitutes collateral securing the notes under the security documents excludes assets owned by our foreign subsidiaries.

The capital stock securing the notes will automatically be released from the second-priority lien and no longer be deemed to be collateral to the extent the pledge of such capital stock would require the filing of separate financial statements for any of our subsidiaries (other than Borden Canada) with the SEC.

The indenture governing the notes and the security documents provide that, to the extent that separate financial statements of any of our subsidiaries (other than Borden Canada) would be required by the rules of the SEC (or any other governmental agency) due to the fact that such subsidiary’s capital stock or other securities secure the notes, then such capital stock or other securities will automatically be deemed not to be part of the collateral securing the notes to the extent necessary to not be subject to such requirement. In such event, the security documents will be amended, without the consent of any holder of notes, to the extent necessary to release the second-priority liens on such capital stock or securities. As a result, holders of the notes could lose all or a portion of their security interest in the capital stock or other securities if any such rule comes into effect.

Our ability to repay the notes depends upon the performance of BCI and its subsidiaries and their ability to make payments or distributions.

The Issuers are finance subsidiaries of BCI and do not have any material assets other than intercompany loans to BCI and its subsidiaries. Therefore, the Issuers are entirely dependent on BCI and its subsidiaries for funds to satisfy the Issuers’ debt service requirements with respect to the notes.

A significant portion of BCI’s assets are owned, and a significant percentage of BCI’s net sales are earned, by its direct and indirect subsidiaries. Therefore, BCI’s cash flows and its ability to service indebtedness, including its ability to transfer funds, directly or indirectly, to the Issuers or to honor its obligations under its guaranty of the notes, will be dependent upon cash dividends and distributions or other transfers from its subsidiaries. Payments to BCI by its subsidiaries will be contingent upon the earnings of those subsidiaries.

BCI’s subsidiaries are separate and distinct legal entities and, except for the Issuers and the existing and future subsidiaries that will guarantee the notes, they will not have any obligation, contingent or otherwise, to pay amounts due with respect to the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments. In addition, certain of our subsidiaries, including HAI, are subject to contractual limitations on their ability to pay dividends or otherwise distribute money to BCI. If BCI’s subsidiaries do not pay out dividends or make other distributions to BCI, BCI may not have sufficient cash to fulfill its obligations with respect to the notes.

The notes will be effectively subordinated to all liabilities of our non-guarantor subsidiaries and structurally subordinated to claims of creditors of all of our foreign subsidiaries.

The notes are structurally subordinated to indebtedness and other liabilities of BCI’s subsidiaries that are not the Issuers or guarantors of the notes. For the nine months ended September 30, 2004, BCI’s subsidiaries that are not issuing or guaranteeing the notes increased our net loss by $5.4 million and held $481.8 million of our total assets. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to BCI or the Issuers.

The notes are not guaranteed by HAI or any of BCI’s non-U.S. subsidiaries. HAI and our foreign subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that BCI or the subsidiary guarantors have to receive any assets of HAI or any of the foreign subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries.

Federal and state statutes allow courts, under specific circumstances, to void notes, guarantees and security interests and require note holders to return payments received.

The proceeds from the sale of the notes were applied to satisfy the purchase price in the Transaction payable to BCI’s shareholders. BCI and certain of its existing domestic subsidiaries guaranteed the notes and certain of its future domestic subsidiaries may guarantee the notes. In addition, the guarantees are secured by certain collateral owned by the related guarantor. If any issuer or any guarantor becomes a debtor in a case under the United States Bankruptcy Code or encounters other financial difficulty, under federal or state fraudulent transfer law a court may void or otherwise decline to enforce the notes, the guaranty or the related security agreements, as the case may be. A court might do so if it found that when the applicable issuer issued the notes or the guarantor entered into its guaranty or, in some states, when payments became due under the notes, the guaranty or security agreements, such issuer or the guarantor received less than reasonably equivalent value or fair consideration and either:

•	was or was rendered insolvent;

•	was left with inadequate capital to conduct its business; or

•	believed or reasonably should have believed that it would incur debts beyond its ability to pay.

The court might also void an issuance of notes, a guaranty or security agreements, without regard to the above factors, if the court found that the applicable issuer issued the notes or the guarantor entered into its guaranty or security agreements with actual intent to hinder, delay or defraud its creditors.

A court would likely find that an issuer or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or its guaranty and security agreements, respectively if the issuer or the guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void an issuance of notes, a guaranty or the related security agreements, you would no longer have a claim against the issuer or the guarantor or, in the case of the security agreements, a claim with respect to the related collateral. Sufficient funds to repay the notes may not be available from other sources, including the remaining issuers or guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the issuer or the guarantor or with respect to the collateral.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. In general, however, a court would consider an issuer or a guarantor insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

Each guaranty contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guaranty to be a fraudulent transfer. This provision may not be effective to protect the guaranties from being voided under fraudulent transfer law, or may reduce or eliminate the guarantor’s obligation to an amount that effectively makes the guaranty worthless.

The terms of our senior secured credit facility, our existing indebtedness and the indenture governing the notes may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

Our senior secured credit facility, our existing indebtedness and the indenture governing the notes contain, and any future indebtedness of ours would likely contain, a number of restrictive covenants that will impose significant operating and financial restrictions on us, including restrictions on our ability to, among other things:

•	incur or guarantee additional debt;

•	pay dividends and make other restricted payments;

•	create or incur certain liens;

•	make certain loans, acquisitions, capital expenditures or investments;

•	engage in sales of assets and subsidiary stock;

•	enter into sale and leaseback transactions;

•	enter into transactions with affiliates;

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions; and

•	make capital expenditures.

In addition, to the extent availability under our senior secured credit facility is less than or equal to $50.0 million, our senior secured credit facility requires us to maintain a minimum fixed charge coverage ratio. As a result of these covenants and this ratio, we are limited in the manner in which we conduct our business and we may be unable to engage in favorable business activities or finance future operations or capital needs. While we are currently in compliance with all of the terms of our outstanding indebtedness, including the financial covenants included therein, a downturn in our business could cause us to fail to comply with the financial or other covenants in our senior secured credit facility.

A failure to comply with the covenants contained in our senior secured credit facility or our existing indebtedness could result in an event of default under the facility or the existing agreements, which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. In the event of any default under our senior secured credit facility or our other indebtedness, the lenders thereunder:

•	will not be required to lend any additional amounts to us;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable;

•	require us to apply all of our available cash to repay these borrowings; or

•	prevent us from making debt service payments on the notes, any of which could result in an event of default under the notes.

If the indebtedness under our senior secured credit facility or our other indebtedness, including the notes, were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full. See “Description of Senior Secured Credit Facility and Other Indebtedness” and “Description of the Notes.”

Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings.

The right of the collateral agent to repossess and dispose of the collateral securing the notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the collateral agent has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.

Rights of holders of notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future.

The security interest in the collateral securing the notes includes domestic assets, both tangible and intangible, whether now owned or acquired or arising in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the notes against third parties.

The Issuers may not be able to repurchase the notes upon a change of control.

Specific kinds of change of control events of BCI are events of default under the indenture governing the notes unless the Issuers make an offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest or by exercising their right to redeem such notes, in each case within 30 days of such change of control event. The Issuers will be dependent on BCI and its subsidiaries for the funds necessary to cure the event of default caused by such change of control event. BCI and its subsidiaries may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control offer or to redeem the notes. The occurrence of a change of control would also constitute an event of default under our senior secured credit facility and could constitute an event of default under our other indebtedness. Our bank lenders may have the right to prohibit any such purchase or redemption, in which event we will seek to obtain waivers from the required lenders under our senior secured credit facility and our other indebtedness, but may not be able to do so. See “Description of the Notes—Change of Control.”

If you do not properly tender your old notes, you will continue to hold unregistered old notes and be subject to the same limitations on your ability to transfer old notes.

We will only issue exchange notes in exchange for old notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes. If you are eligible to participate in the exchange offer and do not tender your old notes or if we do not accept your old notes because you did not tender your old notes properly, then, after we consummate the exchange offer, you will continue to hold old notes that are subject to the existing transfer restrictions and will no longer have any registration rights or be entitled to any additional interest with respect to the old notes. In addition:

•	if you tender your old notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes; and

•	if you are a broker-dealer that receives exchange notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those exchange notes.

We have agreed that, for a period of 180 days after the exchange offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any resales of the exchange notes.

After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be fewer old notes outstanding.

An active trading market may not develop for the exchange notes, in which case the trading market liquidity and the market price quoted for the exchange notes could be adversely affected.

The exchange notes are a new issue of securities with no established trading market and will not be listed on any securities exchange or automated dealer quotation system. The liquidity of the trading market in the exchange notes, and the market price quoted for the exchange notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the exchange notes. In addition, if a large amount of old notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer would reduce liquidity and could lower the market price of those exchange notes.

Risks Relating to Our Business

Demand for our products is cyclical and we may experience prolonged depressed market conditions for our products, which may decrease our net sales and operating margins.

Our products are used in industries that are cyclical in nature, such as the new home construction, repair and remodeling, furniture, automotive, oil and gas, chemicals, electronics, communications and agriculture industries.

We sell our products to manufacturers in those industries who incorporate them into their own products. New home construction and repair and remodeling (including new flooring) accounted for approximately 17% and 10%, respectively, of our net sales in 2003. Sales to the construction industry are driven by trends in commercial and residential construction, housing starts and trends in residential repair and remodeling. Consumer confidence, mortgage rates and income levels play a significant role in driving demand in the residential construction, repair and remodeling sector. A drop in consumer confidence or an increase in mortgage rates or unemployment could cause a slowdown in the construction industry, and in particular the residential construction, repair and remodeling industry. These and other similar adverse developments could cause a material decrease in our net sales and operating margins.

Downturns in one or more of the other businesses that use our products can adversely affect our net sales and operating margins. Many of our customers are in businesses that are cyclical in nature and sensitive to changes in general economic conditions. In 2003, our North American forest products thermoset-based resins business was adversely affected by a decline in the furniture sector in the United States. In 2002, sales of our oilfield services products declined 29% as a result of reduced drilling activity. Demand for our products depends, in part, on general economic conditions, and a decline in economic conditions in the industries served by our customers has, and may continue to have, a material adverse effect on our business. An economic downturn in one or more of the businesses or geographic regions in which we sell our products could cause a material decrease in our net sales and operating margins.

We rely significantly on raw materials in the production of our products and fluctuations in costs could adversely effect our financial condition, cash flows and ability to service the notes.

The three primary feedstock raw materials that we use in our manufacturing processes are methanol, phenol and urea. Our manufacturing operations depend upon obtaining adequate supplies of these raw materials on a timely basis. These raw materials are generally available from numerous independent suppliers. During the past three years, the price of these materials has been volatile. In 2003, for example, the average prices of methanol, phenol and urea increased by 42%, 22% and 50%, respectively. We are exposed to price risks associated with these raw material purchases. The availability and prices of raw materials may be subject to curtailment or change due to, among other things, new laws or regulations, suppliers’ allocations to other purchasers, interruptions in production by suppliers, changes in exchange rates, cost components of raw materials and worldwide price levels. Our results of operations could be adversely affected if we were unable to obtain adequate supplies of raw materials in a timely manner or if the costs of raw materials increased significantly. From time to time, suppliers may extend lead times, limit supplies or increase prices due to capacity constraints or other factors. Although certain of our contracts include competitive price clauses that allow us to buy outside the contract if market pricing falls below contract pricing and other contracts have minimum-maximum monthly volume commitments that allow us to take advantage of spot pricing, we may not be able to purchase raw materials at market price. In addition, some of our customer contracts include selling price provisions that are indexed to publicly available indices for these commodity raw materials; however, we may not be able to immediately pass on raw material price increases to our customers, if at all. Due to differences in timing of the pricing mechanism trigger points between our sales and purchase contracts, there is often a “lead-lag” impact during which margins are negatively impacted for the short term in periods of rising raw material prices and positively impacted in periods of falling raw material prices. Raw material prices may not decrease from currently high levels or, if they do, we may not be able to capitalize on any such reductions in a timely manner, if at all. In addition, the fluctuation in price of our primary raw materials could have an adverse effect on our financial condition, cash flows and ability to service the notes.

Rising energy costs may result in increased operating expenses and reduced net income.

Natural gas is essential in our manufacturing processes, and its cost can vary widely and unpredictably. Energy costs have risen significantly over the past several years due to the increase in the cost of oil and natural gas and the recent shortages of energy in various states. Our operating expenses increased in 2003 and will continue to increase if these costs continue to rise or do not return to historical levels. Rising energy costs may also increase our raw material costs. If we cannot pass these costs through to our customers, our business, financial condition or results of operations may be adversely affected. In addition, rising energy costs also negatively impact our customers and the demand for our products. These risks will be exacerbated if our customers or production facilities are in locations experiencing severe energy shortages.

Environmental obligations and liabilities could have a substantial negative impact on our financial condition, cash flows and ability to service the notes.

Our operations involve the use, handling, processing, storage, transportation and disposal of hazardous materials and are subject to extensive environmental laws and regulations at the national, state, local and international level. Such environmental laws and regulations include those governing the discharge of pollutants into the air and water, the management and disposal of hazardous materials and wastes, the cleanup of contaminated sites and occupational health and safety. We have incurred, and will continue to incur, significant costs and capital expenditures in complying with these laws and regulations. In 2003, we incurred $5.2 million in capital expenditures to comply with environmental laws and regulations. In addition, violations of environmental laws or permits may result in restrictions being imposed on our operating activities or in our being subjected to substantial fines, penalties, criminal proceedings, third party property damage or personal injury claims or other costs. In addition, future developments or increasingly stringent regulation could require us to make additional unforeseen environmental expenditures. For example, the Louisville Metro Air Pollution control district has proposed new regulations that could result in increased costs at our Louisville, Kentucky facility.

Even if we fully comply with environmental laws, we are subject to liability associated with hazardous substances in soil, groundwater and elsewhere at a number of sites. These include sites that we formerly owned or operated, and sites where hazardous wastes and other substances from our current and former facilities and operations have been treated, stored or disposed of, as well as sites that we currently own or operate. Depending upon the circumstances, our liability may be joint and several, meaning that we may be held responsible for more than our proportionate share, or even all, of the liability involved. Environmental conditions at such sites can lead to claims against us for personal injury or wrongful death, property damages, and natural resource damage, as well as to claims and obligations for the investigation and cleanup of environmental conditions. The extent of any such liabilities can be difficult to predict.

We have been notified that we are or may be responsible for environmental remediation at a number of sites in the United States, and we are also undertaking a number of voluntary cleanups. We believe the most significant of these and the site that makes up over half of our remediation accrual is the site formerly owned by us in Geismar, Louisiana. As a result of former, current or future operations, there are likely to be additional environmental remediation or restoration liabilities or claims of personal injury by employees or members of the public due to exposure or alleged exposure to hazardous materials in connection with our operations, properties or products. We are aware of several sites, sold by us over 20 years ago, that may have significant site closure or remediation costs. It has been reported in the local press that closure or remediation costs associated with one of these sites will exceed $100.0 million. Actual costs at these sites, as well as our share, if any, are unknown to us at this time. In addition, we have been served in two tort actions relating to one of these sites. If we fail to mount a successful defense against legal proceedings involving former sites, any significant finding of liability could have a negative impact on our financial condition, cash flows and ability to service the notes.

These environmental liabilities or obligations, or any that may arise or become known to us in the future, could have a material adverse effect on our financial condition, cash flows and ability to service the notes.

Because we manufacture and use materials that are known to be hazardous, we are subject to comprehensive product and manufacturing regulations, for which compliance can be costly and time consuming.

We are subject to regulation by many U.S. and non-U.S. supranational, national, federal, state and local governmental authorities. In some circumstances, before we may sell some of our products these authorities must approve these products and our manufacturing processes and facilities. As our facilities grow, we may become subject to additional regulation or higher compliance standards. We are also subject to ongoing reviews of our products and manufacturing processes. In order to obtain regulatory approval of certain new products, we must, among other things, demonstrate to the relevant authority that the product is safe for its intended uses and that we are capable of manufacturing the product in accordance with current regulations. The process of seeking approvals can be costly, time consuming and subject to unanticipated and significant delays. Approvals may not be granted to us on a timely basis, or at all. Any delay in obtaining, or any failure to obtain or maintain, these approvals would adversely affect our ability to introduce new products and to generate revenue from those products. New laws and regulations may be introduced in the future that could result in additional compliance costs, seizures, confiscation, recall or monetary fines, any of which could prevent or inhibit the development, distribution or sale of our products. For example, we produce resin-coated sand. Because sand consists primarily of crystalline silica, it creates the potential for silica exposure, which is a recognized health hazard. The Occupational Safety and Health Administration, or OSHA, has indicated that it may propose a comprehensive occupational health standard for crystalline silica to provide for lower permissible exposure limits, exposure monitoring, medical surveillance and worker training. We may have to incur substantial additional costs over time to comply with any new OSHA regulations. If we fail to comply with applicable laws and regulations, we may be subject to civil remedies, including fines, injunctions, recalls or seizures, which would have an adverse effect on our financial condition, cash flows and ability to service the notes.

Because we manufacture and use materials that are known to be hazardous, we operate in a highly regulated environment and new regulations could restrict or cause us to change how we operate.

We produce hazardous chemicals that require care in handling and use. For example, formaldehyde is an extensively regulated chemical, which various public health agencies continue to evaluate. The International Agency for Research on Cancer, or IARC, has recently reclassified formaldehyde as “carcinogenic to humans,” a higher classification than previous IARC evaluations, based principally on a study conducted by the National Cancer Institute (NCI) linking formaldehyde exposure to nasopharyngeal cancer, a rare form of cancer in humans. IARC’s monograph reporting this decision has not yet been published. It is possible that this reclassification will lead to further federal and state governmental review of existing regulations and may result in additional costly requirements. In the past year, two epidemiology reports have also suggested an association between formaldehyde and leukemia for workers exposed to formaldehyde. IARC also concluded that there was strong but not sufficient evidence for a finding of a causal association between leukemia and occupational exposure to formaldehyde, although IARC could not identify a mechanism for leukemia induction. Scientists are analyzing these reports to determine their validity and significance. The NCI plans to update its studies in 2005 to make available additional data for a more informed scientific evaluation of this important data set. In addition, the European Commission recently published a proposal, known as Registration, Evaluation and Authorization of Chemicals, or REACH, which would require manufacturers, importers and consumers of certain chemicals to register such chemicals and evaluate their potential impacts on human health and the environment. Based on the results of the evaluation, a newly created regulatory body would then determine if the chemical should be further tested, regulated, restricted or banned from use. If REACH is enacted in its current form, significant market restrictions could be imposed on the current and future uses of chemical products sold by us in the European Union. Because the timing and ultimate form of the potential REACH regulation is not yet known, we cannot accurately predict future compliance costs, which could be significant.

We are subject to numerous other legal actions that could have a negative impact on our financial condition, cash flows and ability to service the notes.

In 1998, pursuant to a merger and recapitalization transaction sponsored by The Blackstone Group, which we refer to as Blackstone, and financed by The Chase Manhattan Bank, which we refer to as Chase, Borden Decorative Products Holdings, Inc., or BDPH, one of our wholly owned subsidiaries, was acquired by Blackstone and subsequently merged with Imperial Wallcoverings to create Imperial Home Décor Group, or IHDG. Blackstone provided $84.5 million in equity, a syndicate of banks funded $198.0 million of senior secured financing and $125.0 million of senior subordinated notes were privately placed. We received approximately $309.0 million in cash and 11% of IHDG common stock for our interest in BDPH at the closing of the merger. On January 5, 2000, IHDG filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The IHDG Litigation Trust, which we refer to as the Trust, was created pursuant to the plan of reorganization in the IHDG bankruptcy to pursue preference and other avoidance claims on behalf of the unsecured creditors of IHDG. In November 2001, the Trust filed a lawsuit against us and certain of our affiliates in U.S. Bankruptcy Court in Delaware seeking to have the IHDG recapitalization transaction voided as a fraudulent conveyance and asking for a judgment to be entered against us for $314.4 million plus interest, costs and attorney fees. An effort to resolve this matter through non-binding mediation was unsuccessful, and the parties are moving forward with discovery in preparation for trial. We believe that we have strong defenses to the Trust’s allegations and we intend to defend the case vigorously. At this time, we are unable to estimate the amount of any judgment were we to lose such litigation, but such a judgment could be material.

In 1992, the State of São Paolo Administrative Tax Bureau issued an assessment against our primary Brazilian subsidiary claiming that excise taxes were owed on certain intercompany loans made for centralized cash management purposes, characterized by the Tax Bureau as intercompany sales. Since that time, the subsidiary and the Tax Bureau have held discussions, and our subsidiary has filed an administrative appeal seeking cancellation of the assessment. In December 2001, the Administrative Court upheld the assessment valued at 58.6 million Brazilian Reals, or approximately $20.5 million at September 30, 2004 and 60.8 million Brazilian Reals, or approximately $22.9 million at December 31, 2004, an amount which includes tax, penalties, monetary correction and interest. In September 2002, our subsidiary filed a second appeal with the highest level administrative court, again seeking cancellation of the assessment. Argument was made to the court in September 2004 and we are awaiting the court’s ruling. We believe we have a strong defense against the assessment and we will pursue the appeal vigorously, including appealing to the judicial level. At this time we do not believe a loss is probable; therefore, only related legal fees have been accrued. Nonetheless, there is a possibility that the assessment will be upheld.

We have sold various businesses and business lines and, in some instances, retained liability for those businesses pursuant to the sale contract or pursuant to applicable law. Although the majority of the contractual liabilities have expired, some remain in effect and could result in substantial claims against us.

While it is not feasible to predict the outcome of pending suits and claims, both the cost of defending such suits and the ultimate resolution of these matters could have an adverse effect on our financial condition, results of operations or reputation. For more information about these and other legal proceedings see the preceding risk factor, the next two risk factors and “Business—Legal Proceedings.”

Because we manufacture and use materials that are known to be hazardous, our production facilities are subject to significant operating hazards.

We are dependent on the continued operation of our 48 production facilities, in particular our most significant plant in Louisville, Kentucky. These production facilities are subject to hazards associated with the manufacture, handling, storage and transportation of chemical materials and products, including pipeline leaks and ruptures, explosions, fires, inclement weather and natural disasters, mechanical failure, unscheduled downtime, labor difficulties, transportation interruptions, and environmental hazards, such as spills, discharges or releases of toxic or hazardous substances and gases, storage tank leaks and remediation complications. These hazards can cause personal injury and loss of life, severe damage to, or destruction of, property and equipment and environmental contamination and other environmental damage and could have a material adverse effect on our financial condition, cash flows and ability to service the notes. In addition, due to the nature of our business operations, we have been and may continue to be subject to scrutiny from environmental action groups. For example, currently there is an environmental group in the vicinity of our Louisville facility led by residents of the “Rubbertown” area, in which there are many chemical facilities, including our plant. As is typical for such groups, residents are claiming that the chemical facilities have caused health and property damage. In addition, in another state, we have been served in two lawsuits involving one of our divested facilities that alleges residents living nearby suffered health issues as a result of exposure to chemicals used at that plant. The activities by the environmental movements could result in additional litigation or damage to our reputation. See Note 8 to the unaudited Condensed Consolidated Financial Statements of BCI included elsewhere in this prospectus.

We are subject to adverse claims from our customers and their employees as a result of the hazardous nature of our products.

We produce hazardous chemicals that require appropriate procedures and care to be used in handling them or using them to manufacture other products. As a result of the hazardous nature of some of the products we use and produce, we may face exposure relating to incidents involving our customers’ handling, storage and use of our products. On February 20, 2003, an explosion occurred at the facility of one of our customers, CTA Acoustics, Inc., which we refer to as CTA. Seven plant workers were killed in the explosion and more than 40 workers were injured. There are six lawsuits in Laurel County, Kentucky, arising out of this incident, primarily seeking recovery for wrongful death, personal injury, emotional distress, loss of consortium, property damage and indemnity. Although we believe that we have adequate insurance coverage to address any payments and/or legal fees in excess of $5.0 million involved in any single incident, we could be subject to significant judgments given the nature of this litigation. We have historically faced a substantial number of lawsuits, including class action lawsuits, claiming liability for death, injury or property damage caused by products we manufacture or those that contain our components. These lawsuits, and any future lawsuits, could result in substantial damage awards against us, which in turn could encourage additional lawsuits. The re-classification of formaldehyde as carcinogenic to humans by IARC could become the basis for an increase in product liability litigation, in addition to the case we currently face, alleging injury from formaldehyde exposure, particularly if there are further studies demonstrating causal associating with leukemia. In addition, in large part as a result of the bankruptcies of many producers of asbestos containing products, plaintiffs’ attorneys are increasing their focus on peripheral defendants, including us, and asserting that even products that contained a small amount of asbestos caused injury. Plaintiffs’ attorneys are also focusing on alleged harm caused by other products we have made or used, including silica-containing resin coated sands and vinyl chloride monomer, or VCM. While we cannot predict the outcome of pending suits and claims, we believe that we have adequate reserves to address currently pending litigation and adequate insurance to cover currently pending and foreseeable future claims. The ultimate resolution of these litigation matters, however, could have an adverse effect on our ability to operate our business, profitability, and our financial condition, cash flows and reputation.

Due to the nature of our business, we do not have insurance against all potential accidents.

Our operations are subject to the usual hazards associated with chemical manufacturing and the related storage and transportation of feedstocks, products and wastes, including explosions, fires, inclement weather and natural disasters, mechanical failure, unscheduled downtime, transportation interruptions, remediation, chemical spills, discharges or releases of toxic or hazardous substances or gases and other environmental risks. The hazards can cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and may result in suspension of operations and the imposition of civil and criminal penalties. We maintain property, business interruption and casualty insurance that we believe is in accordance with customary industry practices. We may incur losses beyond the limits of, or outside the coverage of, our insurance policies, in particular for liabilities associated with environmental cleanup that may arise out of such accidents. In addition, from time to time, various types of insurance for companies in the chemical industry have not been available on commercially acceptable terms such as coverage for silica claims or, in some cases, have been unavailable. In the future, we may not be able to obtain coverage at current levels, and our premiums may increase significantly on coverage that we maintain.

We are exposed to political, economic and other risks that are inherent in operating an international business. Our substantial international operations subject us to risks not faced by domestic competitors, which include unfavorable political, regulatory, labor and tax conditions in other countries.

We have significant manufacturing operations outside the United States. In 2003, our net sales outside the United States represented 37% of our total net sales. We have 22 production facilities located outside the United States, primarily concentrated in Canada, Brazil, the U.K., Australia, Malaysia and China. Accordingly, our business is subject to the differing legal, political, social and regulatory requirements and economic conditions of many jurisdictions. Risks are inherent in international operations, including, but not limited to, the following:

•	difficulty in enforcing agreements through foreign legal systems;

•	foreign customers may have longer payment cycles;

•	foreign countries may impose additional withholding taxes or otherwise tax our foreign income, impose tariffs or adopt other restrictions on foreign trade and investment, including currency exchange controls;

•	fluctuations in exchange rates may affect product demand and may adversely affect the profitability in U.S. dollars of products and services provided by us in foreign markets where payment for our products and services is made in the local currency;

•	increased costs of transportation or shipping;

•	risk of nationalization of private enterprises;

•	changes in general economic and political conditions in the countries in which we operate;

•	unexpected adverse changes in foreign laws or regulatory requirements, including those with respect to environmental protection, export duties and quotas;

•	difficulty with staffing and managing widespread operations; and

•	required compliance with a variety of foreign laws and regulations.

In addition, intellectual property rights may be more difficult to enforce in foreign countries. We currently have joint ventures in China, where we license technology to our joint venture partners. We may not be able to adequately protect our intellectual property in China or elsewhere. Our business in emerging markets requires us to respond to rapid changes in market conditions in these countries. Our overall success as a global business depends, in part, upon our ability to succeed in differing legal, regulatory, economic, social and political conditions. We may not continue to succeed in developing and implementing policies and strategies that will be effective in each location where we do business. Furthermore, each of the foregoing risks is likely to take on increased significance as we implement our plans to expand our foreign operations.

Currency translation risk and currency transaction risk may adversely affect our financial condition, cash flows and ability to service the notes.

We conduct our business and incur costs in the local currency of most countries in which we operate. Accordingly, our results of operations are reported in the relevant local currency and then translated to U.S. dollars at the applicable currency exchange rate for inclusion in our financial statements. Changes in exchange rates between those foreign currencies and the U.S. dollar will affect our net sales, cost of goods sold and operating margins and could result in exchange losses. In addition to currency translation risks, we incur currency transaction risk whenever one of our operating subsidiaries enters into either a purchase or a sales transaction using a different currency from the currency in which it receives revenues. In an effort to mitigate the impact of exchange rate fluctuations we engage in exchange rate hedging activities. However, the hedging transactions we enter into may not be effective or could result in foreign exchange hedging loss. The impact of future exchange rate fluctuations on our results of operations cannot be accurately predicted. Given the volatility of exchange rates, we may not be able to effectively manage our currency transaction and/or translation risks, and any volatility in currency exchange rates may have an adverse effect on our financial condition, cash flows and ability to service the notes.

We operate our business in countries that historically have been and may continue to be susceptible to recessions or currency devaluation, including Brazil and Malaysia. In addition, as we expand our business in emerging markets, particularly China and Russia, the uncertain regulatory environment relating to currency policy in these countries could have a negative impact on our operations there.

Because Borden Nova Scotia Finance, ULC is not a U.S. company, it may be difficult for you to effect service of process on it or on its directors or to enforce any judgment you may receive against it from a U.S. court. In addition, any judgment against Borden Nova Scotia Finance, ULC, obtained in Canada, would be in Canadian dollars exposing you to exchange rate risk.

Borden Nova Scotia Finance, ULC is an unlimited liability company organized under the laws of Nova Scotia. Certain of its officers and directors may be residents of various jurisdictions outside the United States. All or a substantial portion of its assets may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to enforce in United States courts judgments obtained against such persons in United States courts and predicated upon the civil liability provisions of the United States federal securities law. In addition, any judgment against Borden Nova Scotia Finance, ULC, obtained in Canada, would be in Canadian dollars exposing you to exchange rate risk.

In addition, Borden Nova Scotia Finance, ULC has been advised by its Nova Scotia counsel, that there is doubt as to (i) the enforceability, in original actions in Nova Scotia courts, of liabilities predicated solely upon the United States federal securities laws and (ii) the enforceability in Nova Scotia courts of judgments of United States courts obtained in actions predicated upon the civil liability provisions of the United States federal securities laws.

Terrorist attacks may negatively affect our operations, financial condition and results of operations.

The attacks of September 11, 2001 and subsequent events, including the continuing military action in Iraq and Afghanistan, have caused instability throughout the world. Terrorist attacks, including even modest individual incidents, may adversely affect our operations, financial condition, cash flows and ability to service the notes and may impact any or all of our physical facilities and operations, which are located in North America, Latin America, Europe and Asia Pacific, or those of our customers. Chemical-related assets may be at greater risk of future terrorist attacks than other possible targets in the United States and throughout the world. The resulting damage from a direct attack on our assets or assets used by us would be difficult to assess, may be severe and could include loss of life and property damage. In addition, available insurance coverage may not be sufficient to cover all of the damage incurred or, if available, may be prohibitively expensive.

Our cost reduction programs may not achieve the cost savings and operations improvements and efficiencies we expect, and we may have to implement further cost reduction programs and incur additional related charges.

In 2002, we implemented a Six Sigma process initiative, and in June 2003, we initiated a realignment program, which we refer to as the 2003 Realignment, which was designed to reduce operating expenses and increase organizational efficiency. To achieve the goals of these cost reduction and efficiency programs, we are reducing our workforce, streamlining processes, consolidating manufacturing processes and reducing general and administrative expenses. We will continue to implement cost reduction and efficiency programs intended to achieve cost savings and improve our operational results. These programs are subject to significant risks and uncertainties and, in certain circumstances, may require third party or governmental approval. Our ability to achieve the goals relating to our cost reduction programs and business realignments, including any anticipated expense reductions or operations improvements, will depend on a number of factors, some of which are outside of our control. Even if we complete our 2003 Realignment and continue to successfully implement our Six Sigma process initiative and our other productivity initiatives, we may not achieve any of the cost reductions we anticipate or, if we do achieve cost reductions, it may not be on the timetable we contemplate.

Our research and development activities may not be successful in developing the new products that we need to remain competitive.

Our results of operations depend to a significant extent on our ability to expand our product offerings, and to continue to develop our production processes to be a competitive producer. We are committed to remaining a competitive producer and believe that our portfolio of new or re-engineered products is strong. We believe that approximately 15% of our net sales in 2003 were derived from products developed or re-engineered within the last three years. However, we may not be able to continue to develop new products, re-engineer our existing products successfully or bring them to market in a timely manner. For example, our historical research and development efforts generally have focused on customer service, and we may be unsuccessful in shifting our focus to the type of research that will lead to significant new product development. In addition, our research and development scientists are generally located at our individual plants rather than at a research facility, which may impede their ability to share ideas and create new products. While we believe that the products, pricing and services we offer customers are competitive, we may not be able to continue to attract and retain customers to which to sell our products.

We face competition from other chemical companies, which could force us to lower our prices thereby adversely affecting our operating margins, financial condition, cash flows and ability to service the notes.

The markets in which we operate are highly competitive, and this competition could harm our business, results of operations, cash flow and financial condition. Our competitors include major international producers as well as smaller regional competitors. We believe that the most significant competitive factor for our products is selling price. We could be subject to adverse results caused by our competitors’ pricing decisions. In addition, current and anticipated future consolidation among our competitors and customers may cause us to lose market share as well as put downward pressure on pricing. Furthermore, there is a trend in the chemical industry toward relocation of manufacturing facilities to Asia. Such relocation may permit some of our competitors to lower their costs and improve their competitive position. Some of our competitors are larger, have greater financial resources and have less debt than we do. As a result, those competitors may be better able to withstand a change in conditions within our industry and throughout the economy as a whole. If we do not compete successfully, our business, operating margins, financial condition, cash flows and ability to service the notes could be adversely affected.

Competition from producers of materials that are substitutes for formaldehyde-based resins could lead to declines in our net sales attributable to these products.

We face competition from a number of products that are potential substitutes for formaldehyde-based resins. Currently, we estimate that formaldehyde-based resins make up most of the resins used as panelboard resins, wood and specialty adhesives and industrial resins. Decreases in the average selling price of formaldehyde may have a material adverse effect on our profitability. For example, competition among producers of foundry and specialty resins has led to erosion in certain product prices in the past. Our ability to maintain or increase our profitability will continue to be dependent, in large part, upon our ability to offset decreases in average selling prices by improving production efficiency or by shifting to higher margin chemical products. If we are unable to do so, our business, financial condition and results of operations could be materially and adversely affected. In addition, in some markets, non-formaldehyde based resins may be an alternative to our formaldehyde-based resins. Considerable growth in these substitutes for formaldehyde-based resins could adversely affect our market share, net sales and profit margins. Furthermore, the movement towards substitute products could be exacerbated as a result of the IARC recent reclassification of formaldehyde from a “probable human carcinogen” to a “carcinogenic to humans” based on studies linking formaldehyde exposure to nasopharyngeal cancer, a rare form of cancer in humans, and its conclusion that some studies have shown strong but not sufficient evidence of a causal association between leukemia and occupational exposure to formaldehyde. For more information, see the risk described above under the heading “—Because we manufacture and use materials that are known to be hazardous, we operate in a highly regulated environment and new regulations could restrict or cause us to change how we operate.”

Acquisitions and joint ventures that we pursue may present unforeseen integration obstacles and costs, increase our leverage and negatively impact our performance.

We have made acquisitions of related businesses, including the impending Bakelite Acquisition, and entered into joint ventures in the recent past and intend to selectively pursue acquisitions of, and joint ventures with, related businesses as one element of our growth strategy. We may, in the future, pursue acquisitions of a significantly larger scale than in the past, including with affiliated chemical companies controlled by Apollo. If such acquisitions are consummated, the risk factors we describe below, and for our business generally, may be intensified.

Our ability to implement our growth strategy will be limited by covenants in our senior secured credit facility and the indenture and our financial resources, including available cash and borrowing capacity, and our ability to integrate or identify appropriate acquisition and joint venture candidates. Moreover, acquisitions of businesses may require us to assume or incur additional debt financing, resulting in additional leverage and complex debt structures.

The expense incurred in consummating acquisitions of related businesses, or our failure to integrate such businesses successfully into our existing businesses, could result in our incurring unanticipated expenses and losses. Furthermore, we may not be able to realize any anticipated benefits from acquisitions or joint ventures. The process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of existing operations. Some of the risks associated with our acquisition and joint venture strategy include:

•	potential disruption of our ongoing business and distraction of management;

•	unexpected loss of key employees or customers of the acquired company;

•	conforming the acquired company’s standards, processes, procedures and controls with our operations;

•	coordinating new product and process development;

•	hiring additional management and other critical personnel; and

•	increasing the scope, geographic diversity and complexity of our operations.

In addition, we may encounter unforeseen obstacles or costs in the integration of acquired businesses. Also, the presence of one or more material liabilities of an acquired company that are unknown to us at the time of acquisition may have a material adverse effect on our business. Our acquisition and joint venture strategy may not be successfully received by customers, and we may not realize any anticipated benefits from acquisitions or joint ventures.

Changes in our customers’ products or location can reduce the demand for our products.

Our products are used for a broad range of applications by our customers. Changes, including technological changes, in our customers’ products or processes may make our products unnecessary, which would reduce the demand for those products. Other customers may find alternative materials or processes that no longer require our products.

In addition, many of our customers are moving off shore. Given the nature of our products, in particular, formaldehyde, which is not easily or cost-efficiently transportable over distances in excess of 150 miles, in order to maintain demand for our products, we need to remain in close proximity to our customers. We may face significant loss of business if we are not successful in establishing production facilities in regions to which our customers relocate. As our customers relocate outside the United States, our business will necessarily become more international exacerbating the risks described above under “—We are exposed to political, economic and other risks that are inherent in operating an international business. Our substantial international operations subject us to risks not faced by domestic competitors, which include unfavorable political, regulatory, labor and tax conditions in other countries.” Our foreign currency exposure will also increase as a result of this trend. We may not be able to establish production facilities near our customers and, if established, such facilities may not be successful.

Our future success depends on our ability to retain our key employees.

We are dependent on the services of Craig O. Morrison, our President and Chief Executive Officer, and other members of our senior management team to remain competitive in our industry. The loss of Mr. Morrison or any other member of our senior management team could have an adverse effect on us. There is a risk that we will not be able to retain or replace these key employees. All of our current key employees are subject to employment conditions or arrangements that contain post employment non-competition provisions. However, these arrangements will permit the employees to terminate their employment without notice.

Some of our employees are unionized, represented by workers’ councils or are employed subject to local laws that are less favorable to employers than the laws of the United States.

Approximately 17% of our employees are unionized. Borden Chemical has two domestic facilities and HAI has one domestic facility that employs a total of approximately 31 union members, all of whom are subject to a collective bargaining agreement. In addition, Borden Canada, Borden Chemical UK Limited, Borden Chemical Australia PTY. LTD and BCI’s Brazilian subsidiaries employ union members, some of whom are subject to a collective bargaining agreement. Some of our employees are employed in countries in which employment laws provide greater bargaining or other rights to employees than the laws of the United States. Such favorable employment rights require us to expend greater time and expense in making changes to employees’ terms of employment or making staff reductions. For example, certain of our employees in Europe are represented by workers’ councils which must approve any changes in conditions of employment, including salaries and benefits. While we believe that our relations with our employees are satisfactory, a significant dispute with our employees could have an adverse effect on our business, financial position, results of operations and cash flows.

We rely on patents and confidentiality agreements to protect our intellectual property. Our failure to protect our intellectual property rights could adversely affect our future performance and growth.

Protection of our proprietary processes, methods and compounds and other technology is important to our business. Failure to protect our existing intellectual property rights may result in the loss of valuable technologies or having to pay other companies for infringing on their intellectual property rights. We rely on patent, trade secret, trademark and copyright law as well as judicial enforcement to protect such technologies. A majority of our patents relate to the development of new products and processes for manufacturing and use thereof and expire at various times between 2005 and 2023. Some of our technologies are not covered by any patent or patent application. In addition, our patents could be challenged, invalidated, circumvented or rendered unenforceable. Furthermore, pending patent applications may not result in an issued patent, or if patents are issued to us, such patents may not provide meaningful protection against competitors or against competitive technologies.

Our production processes and products are specialized. However, we could face patent infringement claims from our competitors or others alleging that our processes or products infringe on their proprietary technology. If we were subject to an infringement suit, we may be required to change our processes or products or stop using certain technologies or producing the infringing product entirely. Even if we ultimately prevail in an infringement suit, the existence of the suit could cause our customers to seek other products that are not subject to infringement suits. Any infringement suit could result in significant legal costs and damages and impede our ability to produce key products, which could have a material adverse effect on our business, financial condition and results of operations.

In addition, effective patent, trademark, copyright and trade secret protection may be unavailable or limited in some foreign countries. In some countries we do not apply for patent, trademark or copyright protection. We also rely upon unpatented proprietary manufacturing expertise, continuing technological innovation and other trade secrets to develop and maintain our competitive position. While we generally enter into confidentiality agreements with our employees and third parties to protect our intellectual property, such confidentiality agreements are limited in duration and could be breached, and may not provide meaningful protection for our trade secrets or proprietary manufacturing expertise. Adequate remedies may not be available in the event of an unauthorized use or disclosure of our trade secrets and manufacturing expertise. In addition, others may obtain knowledge of our trade secrets through independent development or other access by legal means. The failure of our patents or confidentiality agreements to protect our processes, apparatuses, technology, trade secrets and proprietary manufacturing expertise, methods and compounds could have an adverse effect on our business by jeopardizing critical intellectual property.

Our operations require substantial capital, and we may not have adequate capital resources to provide for all of our cash requirements and our ability to satisfy our obligations under the notes may be impaired.

Our operations require substantial capital. Expansion or replacement of existing facilities or equipment and compliance with environmental laws and regulations may require substantial capital expenditures. Our capital resources may not be sufficient for these purposes. If our capital resources are inadequate to provide for our operating needs, capital expenditures and other cash requirements, this shortfall could have a material adverse effect on our business and liquidity and impact our ability to service our debt, including the notes.

Significant changes in pension fund investment performance or assumptions relating to pension costs may have a material effect on the valuation of pension obligations, the funded status of pension plans and our pension costs.

Our funding policy for pension plans is to accumulate plan assets that, over the long run, will approximate the present value of projected benefit obligations. Our pension cost is materially affected by the discount rate used to measure pension obligations, the level of plan assets available to fund those obligations at the measurement date and the expected long-term rate of return on plan assets. Significant changes in investment performance or a change in the portfolio mix of invested assets can result in corresponding increases and decreases in the valuation of plan assets, particularly equity securities, or in a change of the expected rate of return on plan assets. A change in the discount rate would result in a significant increase or decrease in the valuation of pension obligations, affecting the reported funded status of our pension plans as well as the net periodic pension cost in the following financial years. Similarly, changes in the expected return on plan assets assumption can result in significant changes in the net periodic pension cost of the following financial years.

Our U.S. pension plan is currently underfunded and we may have to make significant cash payments to the plan and/or incur a liability to the Pension Benefit Guaranty Corporation.

On April 14, 2004, we notified the Pension Benefit Guaranty Corporation, or PBGC, that our defined benefit pension plan, or Plan, was underfunded by approximately $105 million on a termination basis. IRS regulations require us to increase our contributions to the Plan to reduce this underfunding. Based on current IRS regulations, we expect that our total minimum funding requirements for the five years ended in 2008 will be approximately $67 million. If the performance of the assets in our Plan does not meet our expectations, or if other actuarial assumptions are modified, our contributions for those years could be higher than we expect.

The need to make these cash contributions may reduce the cash available to meet our other obligations or to meet the needs of our business. In addition, the PBGC may terminate the Plan under limited circumstances. In the event the Plan is terminated for any reason while it is underfunded, we will incur a liability to the PBGC that may equal the full amount of the underfunding, and the PBGC may attempt to assert a lien on certain of our assets.

We are controlled by an affiliate of Apollo and its interests as an equity holder may conflict with yours as a creditor.

BHI Investment, LLC owns all of our common stock through its direct subsidiary, BHI Acquisition. BHI Investment, LLC is an affiliate of, and is controlled by, Apollo and its affiliates. Accordingly, Apollo and its affiliates have the power to control us. The interests of Apollo and its affiliates may not in all cases be aligned with yours. For example, our equity holders may have an interest in pursuing acquisitions, divestitures, financings or other transactions, that, in their judgment, could enhance their equity investment, even though these transactions might involve risks to the holders of the notes if the transactions resulted in our being more highly leveraged or significantly changed the nature of our business operations or strategy. In addition, if we encounter financial difficulties, or we are unable to pay our debts as they mature, the interests of our equity holders might conflict with those of the holders of the notes. In that situation, for example, the holders of the notes might want us to raise additional equity from BHI Investment, LLC or other investors to reduce our leverage and pay our debts, while BHI Investment, LLC might not want to increase their investment in us or have their ownership diluted and instead choose to take other actions, such as selling our assets. Additionally, Apollo and certain of its affiliates are in the business of making investments in companies and currently hold, and may from time to time in the future acquire, controlling interests in businesses engaged in the chemical industry, including producers and distributors of resins, that complement or directly or indirectly compete with certain portions of our business. Further, if they pursue such acquisitions in the chemical industry, those acquisition opportunities may not be available to us. So long as Apollo and its affiliates continue to indirectly own a significant amount of our equity, even if such amount is less than 50%, they will continue to be able to strongly influence or effectively control our decisions.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We have entered into a registration rights agreement with the initial purchasers of the old notes, in which we agreed to file a registration statement relating to an offer to exchange the old notes for exchange notes. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. We also agreed to use our commercially reasonable efforts to file the registration statement with the SEC and to cause it to become effective under the Securities Act. In addition, we agreed to use our commercially reasonable efforts to cause the exchange offer to be consummated on or before June 8, 2005. The exchange notes will have terms substantially identical to the old notes except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest payable for the failure to consummate the exchange offer by June 8, 2005. Old notes in an aggregate principal amount of $475,000,000 were issued on August 12, 2004.

Under the circumstances set forth below, we will use our commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the old notes and to keep the shelf registration statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

•	the exchange offer is not permitted by applicable law or SEC policy;

•	prior to the consummation of the exchange offer, existing SEC interpretations are changed such that the debt securities received by the Holders in the exchange offer would not be transferable without restriction under the Securities Act;

•	the exchange offer has not been consummated on or before June 8, 2005;

•	if any initial purchaser so requests on or prior to the 60th day after consummation of the registered exchange offer with respect to the old notes not eligible to be exchanged for the exchange notes and held by it following the consummation of the exchange offer; or

•	if any holder that participates in the exchange offer does not receive freely transferable exchange notes in exchange for tendered old notes and so requests on or prior to the 60th day after the consummation of the registered exchange offer.

Each holder of old notes that wishes to exchange such old notes for transferable exchange notes in the exchange offer will be required to make the following representations:

•	any exchange notes to be received by it will be acquired in the ordinary course of its business;

•	it has no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution (within the meaning of Securities Act) of the exchange notes in violation of the Securities Act;

•	it is not our “affiliate,” as defined in Rule 405 under the Securities Act, or, if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act; and

•	if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes and if such holder is a broker-dealer, that it will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities and such holder will acknowledge that it will deliver a prospectus in connection with any resale of such old notes.

In addition, each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Resale of Exchange Notes

Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued in the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	such exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such exchange notes.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

•	cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

If, as stated above, a holder cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned “Plan of distribution” for more details regarding these procedures for the transfer of exchange notes. We have agreed that, for a period of 180 days after the exchange offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any resales of the exchange notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of old notes surrendered under the exchange offer. Old notes may be tendered only in integral multiples of $1,000.

The form and terms of the exchange notes will be substantially identical to the form and terms of the old notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to become effective, a registration statement. The exchange notes will evidence the same debt as the old notes. The exchange Second-Priority Senior Secured Floating Rate Notes Due 2010 will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding Second-Priority Senior Secured Floating Rate Notes Due 2010. The exchange 9% Second-Priority Senior Secured Notes Due 2014 will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding 9% Second-Priority Senior Secured Notes Due 2014. Consequently, in each case, each series of notes will be treated as a single class of debt securities under the applicable indenture.

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $475,000,000 aggregate principal amount of the old notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC. Old notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the old notes.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to such holders. Subject to the terms of the registration rights agreements, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “—Certain Conditions to the Exchange Offer.”

Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with the exchange offer. It is important that you read the section labeled “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration date; Extensions; Amendments

The exchange offer will expire at 5:00 p.m., New York City time on                     , 2005, unless we extend it in our sole discretion.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify in writing or by public announcement the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any old notes;

•	to extend the exchange offer or to terminate the exchange offer and to refuse to accept old notes not previously accepted if any of the conditions set forth below under “—Certain Conditions to the Exchange Offer” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice or public announcement thereof to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of old notes of such amendment. If we terminate this exchange offer as provided in this prospectus before accepting any old notes for exchange or if we amend the terms of this exchange offer in a manner that constitutes a fundamental change in the information set forth in the registration statement of which this prospectus forms a part, we will promptly file a post-effective amendment to the registration statement of which this prospectus forms a part. In addition, we will in all events comply with our obligation to make prompt payment for all old notes properly tendered and accepted for exchange in the exchange offer.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Certain Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any old notes, and we may terminate the exchange offer as provided in this prospectus before accepting any old notes for exchange if in our reasonable judgment:

•	the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act or the Exchange Act, and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made:

•	the representations described under “—Purpose and Effect of the Exchange Offer”, “—Procedures for Tendering” and “Plan of Distribution”, and

•	such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right, at any time or at various times on or prior to the scheduled expiration date of the exchange offer, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving oral or written notice of such extension to the registered holders of the old notes. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer on or prior to the scheduled expiration date of the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the old notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may, in our sole discretion, assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times except that all conditions to the exchange offer must be satisfied or waived by us prior to the expiration of the exchange offer. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer.

In addition, we will not accept for exchange any old notes tendered, and will not issue exchange notes in exchange for any such old notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Procedures for Tendering

Only a holder of old notes may tender such old notes in the exchange offer. To tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive old notes along with the letter of transmittal; or

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such old notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “—Exchange Agent” prior to the expiration date.

The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send us the letter of transmittal or old notes. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners’ behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

•	make appropriate arrangements to register ownership of the old notes in such owner’s name; or

•	obtain a properly completed bond power from the registered holder of old notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the old notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any old notes listed on the old notes, such old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the old notes and an eligible institution must guarantee the signature on the bond power.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering old notes that are the subject of such book-entry confirmation;

•	such participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

•	the agreement may be enforced against such participant.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will he final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In all cases, we will issue exchange notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By signing the letter of transmittal, each tendering holder of old notes will represent that, among other things:

•	any exchange notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution of the exchange notes;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

•	if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

•	the holder is not our “affiliate”, as defined in Rule 405 of the Securities Act, or, if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

In addition, each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of old notes who are unable to deliver confirmation of the book-entry tender of their old notes into the exchange agent’s account at DTC or all other documents of transmittal to the exchange agent on or prior to the expiration date must tender their old notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

Holders wishing to tender their old notes but whose old notes are not immediately available or who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date may tender if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from such eligible institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth the name and address of the holder, the registered number(s) of such old notes and the principal amount of old notes tendered;

•	stating that the tender is being made thereby; and

•	guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time prior to the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal, which notice may be by telegram, telex, facsimile transmission or letter, at one of the addresses set forth below under “—Exchange Agent”; or

•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any such notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount of such old notes; and

•	where certificates for old notes have been transmitted, specify the name in which such old notes were registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes that have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for old notes) promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for Tendering” above at any time prior to the expiration date.

Exchange agent

Wilmington Trust Company has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

For Delivery by Hand, Overnight Delivery,	By Facsimile Transmission
Registered or Certified Mail:	(for eligible institutions only):
(302) 636-4139
Wilmington Trust Company Corporate Capital Markets 1100 North Market Street Rodney Square North Wilmington, Delaware 19890-1626 Attention: Alisha Clendaniel	To Confirm by Telephone or for Information Call: (302) 636-6470

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

Our expenses in connection with the exchange offer include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

•	tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their old notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

Holders of old notes who do not exchange their old notes for exchange notes under the exchange offer, including as a result of failing to timely deliver old notes to the exchange agent, together with all required documentation, including a properly completed and signed letter of transmittal, will remain subject to the restrictions on transfer of such old notes:

•	as set forth in the legend printed on the old notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the offering memorandum distributed in connection with the private offering of the old notes.

In addition, you will no longer have any registration rights or be entitled to additional interest with respect to the old notes.

In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

•	could not rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be fewer old notes outstanding.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will expense the costs of the exchange offer.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange old notes in like principal amount, which will be cancelled and as such will not result in any increase in our indebtedness.

The net proceeds from the offering of the old notes, after deducting the initial purchasers’ fees and expenses of the offering, was $455.3 million. We used these proceeds and the proceeds from the Sponsors’ equity investment to fund the Transaction and pay related fees and expenses.

The following table sets forth the sources and uses of funds in connection with the Transaction.

Sources		Uses
Senior Secured Credit Facility(1)	$—	Acquisition Consideration(4)	$608.7
Second-Priority Senior Secured Notes	475.0	Excess Cash	40.7
Assumed Net Debt(2)	456.1	Repurchases of Existing Debt(5)	61.5
Equity Contribution(3)	280.0	Assumed Net Debt(2)	456.1
		Transaction Fees and Expenses(6)	44.1

Total Sources	$1,211.1	Total Uses	$1,211.1

(1)	Our senior secured credit facility provides for borrowings of up to $175.0 million, subject to availability and less approximately $31.7 million of reserves for letters of credit which were outstanding as of September 30, 2004. For a discussion of borrowing availability see “Description of Senior Secured Credit Facility and Other Indebtedness—Senior Secured Credit Facility.”
(2)	Assumed Net Debt represents existing debt at June 30, 2004 net of existing cash of $32.2 million at June 30, 2004.
(3)	This equity contribution was made to our parent company. The equity contribution may be reduced based on finalization of the purchase price adjustment for working capital received as of the closing date.
(4)	The net proceeds from the Transaction to the current shareholders of Borden Holdings and management was approximately $608.7 million, including fees and other adjustments per the BHI Acquisition stock purchase agreement.
(5)	We redeemed our 9 1/4% Debentures due 2019 at a premium equal to approximately $0.9 million, plus accrued and unpaid interest to the redemption date.
(6)	Fees and expenses associated with the Transaction, including placement and other financing fees, advisory fees and other transaction costs and professional fees. Approximately $19.7 million will be capitalized on the balance sheet as deferred financing fees related to the notes and $2.7 million related to the amended senior secured credit facility.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2004. You should read this table in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus and “Selected Historical Financial Data,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of the Transaction.”

As of September 30, 2004
(in millions)
Short-term debt	$11.6

Long-term obligations:
Senior Secured Credit Facility(1)	$—
Second-Priority Senior Secured Floating Rate Notes Due 2010	150.0
9% Second-Priority Senior Secured Notes Due 2014	325.0
Other debt(2)	7.3
Industrial Revenue Bonds	34.0
8 3/8% Debentures due 2016	78.0
9 2/10% Debentures due 2021	114.8
7 7/8% Debentures due 2023	246.8

Total long-term obligations	955.9
Total debt	967.5
Shareholders’ equity (deficit)	(573.4)

Total capitalization	$394.1

(1)	Our senior secured credit facility provides for borrowings of up to $175.0 million, subject to availability and less approximately $31.7 million of reserves for letters of credit which were outstanding as of September 30, 2004. For a discussion of borrowing availability see “Description of Senior Secured Credit Facility and Other Indebtedness—Senior Secured Credit Facility.”
(2)	Consists primarily of borrowings in Australia related to the financing of the Fentak Pty. Ltd acquisition in 2003, borrowings in Brazil related to miscellaneous capital expansion projects, borrowings by HAI and financing of our general insurance premiums.

DESCRIPTION OF THE TRANSACTION

Transaction

On July 5, 2004, BHI Investment, LLC, an affiliate of Apollo entered into a stock purchase agreement with BW Holdings, LLC, Borden Holdings, the Company and certain members of our management, pursuant to which BHI Investment, LLC acquired all of the outstanding capital stock of Borden Holdings, and all the outstanding capital stock of BCI not owned by Borden Holdings was redeemed. The total value of the BHI Acquisition, the repayment of certain of our existing debt, the assumption of certain of our existing debt and the payment of estimated transaction fees and expenses was approximately $1.2 billion. Affiliates of Apollo contributed approximately $280.0 million in cash to BHI Investment, LLC to fund a portion of the BHI Acquisition purchase price.

The stock purchase agreement contained customary representations, warranties and covenants. The representations and warranties did not survive the closing of the stock purchase.

Immediately following the BHI Acquisition, BHI Investment, LLC reorganized the corporate structure of the Company so that BCI became a subsidiary of BHI Investment, LLC (rather than remaining a subsidiary of Borden Holdings) through its direct subsidiary, BHI Acquisition. As part of the reorganization, BHI Investment, LLC caused BCI’s Brazilian, Malaysian, U.K. and Australian subsidiaries to become subsidiaries of BCI’s Canadian subsidiary.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial statements have been derived by application of pro forma adjustments to our unaudited condensed and audited historical consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2003, and the nine months ended September 30, 2004 gives effect to the Transaction as if it had occurred on January 1, 2003. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements.

Because of our existing public debt, we accounted for the Transaction in a manner that allows us to maintain our assets and liabilities at their historical cost basis immediately prior to the Transaction.

The pro forma financial data are presented for informational purposes only and do not purport to represent what our results of operations would actually have been if the Transaction had occurred on the date indicated nor do they purport to project our results of operations for any future period. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the information contained in “Selected Historical Financial Data,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and all of the consolidated financial statements and the related notes included elsewhere in the prospectus.

Borden Chemical, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

for the Year ended December 31, 2003

(dollars in thousands)

	Borden Chemical Historical	Transaction Pro Forma Adjustments		Pro Forma for the Transaction
Net sales	$1,434,813	$—		$1,434,813
Cost of goods sold	1,148,519	—		1,148,519

Gross profit	286,294	—		286,294
Operating expenses:
Distribution expense	66,383	—		66,383
Marketing expense	42,398	—		42,398
General and administrative expense	100,021	(850	)(1)	99,171
Business realignment expense and impairments	4,748	—		4,748
Other operating expense	6,202	—		6,202

	219,752	(850)		218,902

Operating income	66,542	850		67,392

Other expense (income):
Interest expense	46,138	38,678	(2)	84,816
Affiliated interest expense, net	558	(558	)(3)	—
Other non-operating expense (income)	1,529	—		1,529

	48,225	38,120		86,345

Income (loss) before tax	18,317	(37,270)		(18,953)
Income tax benefit (expense)	4,659	7,827	(4)	12,486

Net income (loss)	$22,976	$(29,443)		$(6,467)

See Notes to Pro Forma Condensed Consolidated Statements of Operations

Borden Chemical, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

for the Nine Months ended September 30, 2004

(dollars in thousands)

	Borden Chemical Historical	Transaction Pro Forma Adjustments		Pro Forma for the Transaction
Net sales	$1,231,273	$—		$1,231,273
Cost of goods sold	987,464	—		987,464

Gross profit	243,809	—		243,809
Operating expenses:
Distribution expense	55,811	—		55,811
Marketing expense	35,241	—		35,241
General and administrative expense	97,251	365	(1)	97,616
Business realignment expense and impairments	3,131	—		3,131
Other operating expense	1,668	—		1,668

	193,102	365		193,467

Operating income	50,707	(365)		50,342

Other expense (income):
Interest expense	42,563	21,049	(2)	63,612
Affiliated interest expense, net	138	(138	)(3)	—
Transaction related costs	40,737	—		40,737
Other non-operating expense (income)	2,385	—		2,385

	85,823	20,911		106,734

Income (loss) before tax	(35,116)	(21,276)		(56,392)
Income tax benefit (expense)	(151,029)	4,468	(4)	(146,561)

Net income (loss)	$(186,145)	$(16,808)		$(202,953)

See Notes to Pro Forma Condensed Consolidated Statements of Operations

Notes to Pro Forma Condensed Consolidated Statements of Operations

(1)	Represents the reversal of management fees paid to KKR and the recognition of new management fees payable to Apollo for administrative services.
(2)	Represents adjustment to interest expense as a result of the financing transaction including amortization of debt issuance costs of $19.7 million associated with the Transaction:

Reflects the following adjustments related to the transactions:

	Year ended December 31, 2003	Nine months ended September 30, 2004
Pro forma interest expense adjustment related to Transaction
Notes	$40,335	$30,251
Industrial Revenue Bonds	3,400	2,550
8 3/8% Debentures due 2016	6,533	4,899
9 2/10% Debentures due 2021	10,562	7,921
7 7/8% Debentures due 2023	19,434	14,576
Other	1,172	879

	81,435	61,076
Amortization of deferred financing fees	3,381	2,536

Historical interest expense	46,138	42,563

Pro forma adjustment	$38,678	$21,049

The interest rates in effect at September 30, 2004 were used to compute the pro forma as adjusted interest expense. Each one eighth point change in the assumed interest rates would result in a $0.2 million change in interest expense on total indebtedness.

(3)	Affiliated debt and the associated interest expense are eliminated as part of the transaction.
(4)	A tax rate of 21% has been applied which is a combination of a 34% Canadian statutory rate, applied to the interest expense on the $260 million borrowed by a Canadian subsidiary and no tax benefit on the interest expense on the $205 million borrowed by the U.S. subsidiary and other pro forma adjustments on which a full valuation allowance has been applied.
(5)	Transaction related costs of $40.7 million were incurred as part of the Transaction. For purposes of the pro forma condensed consolidated statement of operations, we have not adjusted for the transaction and related costs that were incurred in the third quarter of 2004, which was a one time charge and is not recurring.

SELECTED HISTORICAL FINANCIAL DATA

Set forth below is certain of our historical financial data. We derived the data as of and for each of the five years ended December 31, 1999, 2000, 2001, 2002 and 2003, from our audited financial statements. We derived the data as of and for each of the nine months ended September 30, 2003 and 2004 from our unaudited condensed consolidated financial statements, which include all adjustments that management considers necessary for a fair presentation of our financial position and results of operations as of the dates and for the periods indicated. Results for the nine months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the entire year. The consolidated statement of operations for the years ended December 31, 2001, 2002 and 2003, and the consolidated balance sheet data as of December 31, 2002 and 2003 were derived from our Consolidated Financial Statements audited by Deloitte & Touche LLP, which are included elsewhere in this prospectus. The consolidated statement of operations for the years ended December 31, 1999 and 2000 and the consolidated balance sheet data as of December 31, 1999, 2000 and 2001 were derived from our audited consolidated financial statements that are not included in this prospectus. You should read this data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and all of the consolidated financial statements and the related notes included elsewhere in this prospectus.

	Year ended December 31,							Nine months ended September 30,
	1999		2000	2001	2002	2003		2003		2004
	(in thousands, except volume, ratios and per ton data)
Consolidated Statement of Operations:(1)(2)
Net sales	$1,274,740		$1,377,845	$1,372,141	$1,247,885	$1,434,813		$1,078,332		$1,231,273
Cost of goods sold	892,782		1,056,804	1,060,642	968,657	1,148,519		865,359		987,464

Gross profit	381,958		321,041	311,499	279,228	286,294		212,973		243,809
Distribution expenses	61,862		63,776	63,929	61,927	66,383		49,385		55,811
Marketing expenses	46,777		46,191	42,046	42,503	42,398		31,674		35,241
General & administrative expenses	127,287		131,382	127,967	109,237	100,021		75,606		97,251
Business realignment expense (income) and impairments	16,572		38,100	126,408	19,699	4,748		(7,385)		3,131
Other operating expenses (income)	22,809		2,853	26,644	12,154	6,202		2,107		1,668

Operating income (loss)	106,651		38,739	(75,495)	33,708	66,542		61,586		50,707
Interest expense, net	63,059		62,654	51,613	47,315	46,138		34,114		42,563
Affiliated interest expense	22,240		19,146	11,488	1,402	558		456		138
Transaction related costs	—		—	—	—	—		—		40,737
Other non-operating expenses (income)	(37,313)		41,599	28,841	(5,989)	1,529		489		2,385

Income (loss) before income tax	58,665		(84,660)	(167,437)	(9,020)	18,317		26,527		(35,116)
Income tax expense (benefit)	14,118		(12,401)	(30,833)	(2,262)	(4,659)		(1,271)		151,029

Income (loss) from continuing operations	44,547		(72,259)	(136,604)	(6,758)	22,976		27,798		(186,145)
Income from discontinued operations, net of tax	8,399		106,233	11,804	—	—		—		—

	52,946		33,974	(124,800)	(6,758)	22,976		27,798		(186,145)
Cumulative effect of change in accounting principle	—		—	—	(29,825)	—		—		—

Net income (loss)	$52,946		$33,974	$(124,800)	$(36,583)	$22,976		$27,798		$(186,145)

Other Data:
Volume (MT)	3,339,458		3,676,436	3,644,444	3,739,240	3,783,040		2,842,981		3,034,603
Gross Profit per MT	$114.38		$87.32	$85.47	$74.68	$75.68		$74.91		$80.34
Capital expenditures	56,796		104,549	47,408	38,773	41,820		24,684		29,848
Ratio of earnings to fixed charges(3)	1.6	x	—	—	—	1.4	x	1.7	x	—

Balance Sheet Data (at end of period):(1)(2)
Cash and cash equivalents	$194,729		$26,934	$24,632	$14,740	$28,162		$26,975		$86,640
Working capital(4)	(208,787)		(117,671)	(23,500)	85,289	89,508		115,388		158,396
Total assets	1,737,906		1,520,597	1,123,278	1,011,780	993,866		988,114		999,779
Total long-term debt	541,074		530,530	532,497	523,287	529,966		522,458		955,847
Total net debt	648,051		861,618	623,674	528,957	528,231		534,410		882,811
Total liabilities	1,673,695		1,506,328	1,220,583	1,172,673	1,090,059		1,103,111		1,573,165
Total shareholders’ equity (deficit)	64,211		14,269	(97,305)	(160,893)	(96,193)		(114,997)		(573,386)

(1)	Certain amounts have been reclassified for consistency with subsequent years’ presentations. In 2001, we sold our consumer adhesives business and recorded an impairment charge on the melamine crystal business assets and sold a common stock equity investment. Additionally, in 2001, our prepaid pension asset was reclassified to equity as a minimum pension adjustment. In 2000, we acquired a formaldehyde operation from BCPOLP and East Central Wax, a wax emulsions producer. In 1999, we acquired Blagden Chemical, Ltd. in the U.K. and Spurlock Industries, Inc. in the U.S.
(2)	Operating results in 2001 include $126,408 in business realignment and impairment expense consisting principally of $98,163 in impairment charges for our melamine crystal business that was shut down in early 2002, $23,285 in plant closure costs and $12,582 in severance offset by a gain of $10,507 on the sale of a closed facility. Also in 2001, we discontinued construction of a new plant and recorded a charge of $2,885. Our 2001 results also include $28,841 of other non-operating expenses that consist primarily of $27,000 in impairment expense related to investments in and receivables from affiliates. Operating results in 2002 include $19,699 in business realignment and impairment expense consisting principally of $12,584 in plant closure costs, $3,265 in severance and $6,315 in non-cash impairment expense offset by a gain of $2,465 on the sale of a closed facility. Operating results in 2003 include $4,748 in business realignment and impairment expense. Operating results for the nine-month periods ended September 30, 2003 and 2004 include $(7,385) and $3,131, respectively, of business realignment and impairment expenses (income). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Adjustments to Segment EBITDA and Corporate and Other Expenses.” In addition, operating results for the nine months ended September 30, 2004 include $11,941 of compensation costs in general and administrative expenses related to the Transaction and $40,737 of costs relating to the Transaction and our plan in lieu of the Transaction to have completed an initial public offering.
(3)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and a portion of operating rental expense that management believes is representative of the interest component or rental expense. For the years ended December 31, 2000, 2001 and 2002, fixed charges exceeded earnings by $83,542, $166,169 and $8,120, respectively. For the nine months ended September 30, 2004, fixed charges exceeded earnings by $34,374.
(4)	Represents the (shortfall)/excess of current assets over current liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our historical consolidated financial statements covers periods before consummation of the Transactions. Accordingly, the discussion and analysis of such periods does not reflect the significant impact the Transactions have had and will have on the Company. See “Risk Factors,” “Unaudited Pro Forma Condensed Consolidated Financial Information” and “—Liquidity and Capital Resources” for further discussion relating to the impact of the Transactions on the Company. The following discussion should be read in conjunction with “Selected Historical Financial Data” and all of the consolidated financial statements and the related notes included elsewhere in this prospectus. You should also see the “Glossary” for definitions of some of the terms used to describe our business and industry. All dollar amounts are in thousands, except where otherwise indicated. In addition, the statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business, our liquidity and capital resources and the other non-historical statements in the discussion and analysis are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors.” Our actual results may differ materially from those contained in or implied by a forward-looking statements. You should read the following discussion together with the sections entitled “Risk Factors,” “Unaudited Pro Forma Condensed Consolidated Financial Information” and “Selected Historical Financial Data.”

Overview

We are the world’s leading integrated producer of thermoset-based resins and adhesives for the global forest products and industrial markets. In addition, we are the world’s largest producer by volume of formaldehyde, an important and versatile building block chemical used in a variety of applications. We are the largest North American producer by volume of thermoset-based resins used in the production of engineered wood products, including structural wood panels, beams and non-structural panels, furniture, door and window assemblies and wallboards. We are also the largest North American producer by volume of resin-coated proppant systems, which are used in oilfield and natural gas production, and (through HAI) of foundry resins, which are used in the production of cores and molds for metal castings. We have a strong presence in the production of specialty resins used in the industrial, automotive and electronics markets.

Our three reporting segments are the following: Forest Products, Performance Resins and International. Our results also include general corporate and administrative expenses disclosed as “Corporate and other” and activities related to our melamine crystal business, which we refer to as Melamine, which was shut down in 2002 and is disclosed as “Divested business.” These are also presented to provide a complete picture of our results.

Forest Products’ product lines include formaldehyde and forest products resins. The key business drivers for Forest Products are housing starts, furniture demand, panel production capacity and consumption, and general chemical sector operating conditions.

Performance Resins’ product lines include oilfield products, foundry and specialty resins. Performance Resins’ key business drivers are housing starts, auto builds, active gas drilling rigs and the general industrial sector performance.

International includes our production operations in Latin America, Europe and Asia Pacific, primarily concentrated in Brazil, the U.K., Australia and Malaysia. International product lines include formaldehyde, forest products and performance resins and consumer products. The key business drivers for International are export levels, panel production capacity, housing starts, furniture demand and the local political and general economic environments.

Corporate and other represents ongoing general and administrative expenses, and income and expenses related to liabilities retained from businesses sold in previous years.

Industry Conditions

Our results are impacted by the effect on our customers of economic upturns or downturns, as well as the impact on our own costs to produce, sell and deliver our products. Most of our products are used by our customers in their production processes and, therefore, factors impacting their industries could significantly affect our results.

In 2003 and the first nine months of 2004, we were positively impacted by the strong U.S. housing market. According to Resource Information Systems, Inc., housing starts were up 8.1% in 2003 as compared to 2002, driving a 3.5% increase in structural panel consumption. The mix in the structural panel consumption increase also benefited us, as OSB consumption, which on a per square foot basis uses more of our resins, was up 6.2%, while plywood consumption was essentially flat.

Higher natural gas prices, while hurting us from a processing cost perspective, increased the demand for our oilfield proppants used in the gas drilling industry. North American gas drilling rigs in active production increased 25% in 2003 driving a 43% increase in sales in our oilfield products.

The U.S. furniture production sector was down 3.3% in 2003, according to Resource Information Systems, Inc., negatively impacting the demand for our resins used in particleboard and MDF. Particleboard consumption in the United States was down 1.7% in 2003 due to increased imports and the decrease in furniture production. Current forecasts by Resource Information Systems, Inc. are predicting that particleboard and MDF consumption will increase in 2004, as the weakened U.S. dollar will decrease the amount of imported products and the continued stable housing market and low interest rates will increase the demand for furniture.

Raw Material Costs. For 2001 through 2003, raw material costs represented an average of 77% of our total cost of sales. The primary raw materials that we use are methanol, phenol and urea. During the past three years, the price of these materials has been volatile. In 2003, for example, the average prices of methanol, phenol and urea increased by 42%, 22% and 50%, respectively. To help mitigate this volatility, we have purchase and sale contracts with our vendors and customers with periodic price adjustment mechanisms. Due to differences in timing of the pricing mechanism trigger points between our sales and purchase contracts, there is often a “lead-lag” impact during which margins are negatively impacted for the short term in periods of rising raw material prices and positively impacted in periods of falling raw material prices. In addition, the pass through of raw material price changes can result in significant variances in sales comparisons from year to year. In 2003, we had a favorable impact as raw material price increases late in 2002 and 2003 were passed through to customers, having a significant impact on 2003 net sales as compared to 2002.

Regulatory Environment. Various government agencies are conducting formaldehyde health research and evaluating the need for additional regulations. Although formaldehyde has been heavily regulated for several years, further regulation of formaldehyde could follow over time. In 2004, the IARC reclassified formaldehyde as “carcinogenic to humans”, a higher classification than previous IARC evaluations based principally on a study linking formaldehyde exposure to nasopharyngeal cancer, a rare form of cancer in humans. IARC also concluded that there was strong but not sufficient evidence for a finding of a causal association between leukemia and occupational exposure to formaldehyde, although IARC could not identify a mechanism for leukemia induction. We believe that we will be able to comply with any likely regulatory impact without any material impact on the business. See “Risk Factors—Risks Relating to Our Business.”

We support appropriate scientific research and risk-based policy decision-making, and we are working with industry groups, including the Formaldehyde Council, Inc., to ensure that governmental assessments and regulations are based on sound scientific information. We believe that we have credible stewardship programs and processes in place to provide compliant and cost-effective resin systems to our customers. However, as the world’s largest producer of formaldehyde, and due to the significance of formaldehyde as a raw material in our manufacturing processes, we cannot assure you that future regulatory changes relating to formaldehyde would not have a material impact on our business.

In addition, the European Union recently published a proposal known as REACH, which would require manufacturers, importers and consumers of certain chemicals to register such chemicals and evaluate their potential impacts on human health and the environment. Based on the results of the evaluation, a newly created regulatory body would then determine if the chemical should be further tested, regulated, restricted or banned from use. If REACH is enacted in its current form, it is possible that significant market restrictions could be imposed on the current and future uses of chemicals sold by us in the European Union.

Competitive Environment. The chemical industry has been historically competitive, and we expect this competitive environment to continue in the foreseeable future. We compete with companies of varying size, financial strength and availability of resources. Price, customer service and product performance are the primary areas in which we compete.

Other Factors Impacting Our Results. Other pressures on our profit margins include rising utility costs and increasing benefit, general insurance and legal costs. We are taking a number of steps to control these costs, including modifying our Total Family Protection Plan in 2003 and 2004. In addition, we are continuing to analyze our business structure, consolidating plants and functions where we can realize significant cost savings and productivity gains. These consolidations have resulted in asset impairment charges and severance costs, which are more specifically discussed in the following sections. See Note 3 to our unaudited Consolidated Financial Statements included elsewhere in this prospectus. Future consolidations or productivity initiatives may include additional asset impairment charges and severance costs.

We believe that the foregoing will continue in the foreseeable future. These market dynamics will require us to continue to focus on productivity improvements and risk mitigation strategies to enhance and protect our margins. As described below under “—Liquidity and Capital Resources,” we have begun taking steps to manage factors impacting our margins through hedges of natural gas and foreign exchange exposures.

See “Risk Factors—Risks Relating to Our Business—Acquisitions and joint ventures that we pursue may present unforeseen integration obstacles and costs, increase our leverage and negatively impact our performance.”

Overview of Results

Nine Months Ended September 30, 2004 as compared to Nine Months Ended September 30, 2003

Our consolidated net sales were $1,231,273 for the first three quarters of 2004 versus $1,078,332 for the same period in 2003, an increase of $152,941 or 14.2%. Net sales benefited from volume increases in Forest Products, Performance Resins, Latin America and Europe. Favorable currency translation, in all foreign countries that we operate in, also contributed to the increase. The pass through of raw material cost increases in Forest Products and Performance Resins was partially offset by pricing pressures and adverse mix product in Europe. Fentak contributed $6,674 to net sales in the first three quarters of 2004.

We reported a net loss of $186,145 for the first three quarters of 2004 versus net income of $27,798 for the comparable period in 2003. A primary driver of the net loss for the first three quarters of 2004 was income tax expense of $151,029, which primarily consisted of a noncash charge of approximately $151,000 to increase the valuation reserves related to certain deferred tax assets, made in response to changes in circumstances in connection with the Transaction. Also contributing to the net loss were costs of $52,678 relating to the Transaction and our plan in lieu of the Transaction to have completed an initial public offering, of which $11,941 is included in general and administrative expense, and higher interest expense of $8,449 in 2004, primarily related to the notes (see “—Liquidity and Capital Resources”). Operating income decreased $10,879 largely due to legal accruals primarily related to legacy legal proceedings, higher business realignment expenses in 2004 due to the impact of a gain in 2003 related to the sale of a former plant site and the acquisition-related costs reflected in general and administrative expense. These increased expenses were partially offset by our ability to recover the higher costs of key raw materials, improved volumes in our higher margin products and cost savings related to the 2003 realignment program and the amendment of our postretirement plan in 2003.

Twelve Months Ended December 31, 2003 as compared to Twelve Months Ended December 31, 2002

Our consolidated net sales increased $186,928, or 15.0%, in 2003 as compared to 2002. This increase was primarily a result of the pass through of raw material cost increases. In addition, sales benefited from favorable currency translation in Canada, Latin America and Australia and increased demand for Performance Resins’ oilfield products and Forest Products’ formaldehyde. Slightly offsetting these increases were declines in Forest Products resins volumes in products servicing the furniture markets due to continued production declines in the North American furniture market and customer inventory reductions.

We reported net income of $22,976 for 2003 as compared to a net loss of $36,583 for 2002. Of the $59,559 improvement, income from operations increased $32,834 reflecting improved gross margins and decreased general and administrative, business realignment, impairment and management fee expenses. The increased gross margins were due to the favorable currency translation and volume improvements as a result of increased demand discussed above. The decrease in general and administrative expenses was driven by restructuring—related headcount reductions, decreases in costs related to post-employment benefits and the absence of a $13,600 pension settlement charge incurred in 2002, which was partially offset by legal and insurance costs of $13,100. In addition, in 2002, we recognized a $29,825 charge taken for goodwill impairments upon the adoption of new accounting rules, which is reflected in the cumulative effect of change in accounting principle in our 2002 Consolidated Statement of Operations. See Note 4 to our audited Consolidated Financial Statements included elsewhere in this prospectus.

Twelve Months Ended December 31, 2002 as compared to Twelve Months Ended December 31, 2001

Our consolidated net sales decreased $124,256, or 9.1%, in 2002 as compared to 2001. The primary driver of this decrease was a reduction in selling prices due to the pass through of lower raw material costs and competitive pricing pressures. In addition, unfavorable foreign currency translation in Canada and Latin America led to a decrease in overall net sales. Also contributing to the decrease was the reduction in Melamine sales of $15,803 due to its closure in early 2002 and the absence of sales from our business in Ecuador of $5,614 due to its sale in 2001.

We reported a net loss of $36,583 in 2002 as compared to a net loss of $186,646 in 2001. The $150,063 improvement is due to increased income from operations of $109,203 primarily reflecting the absence in 2002 of the 2001 Melamine impairment charge of $98,163. In addition, non-operating expenses decreased by $49,214 reflecting the absence in 2002 of 2001 investment write-downs of $27,000 and reduced affiliate and third party interest expense. These improvements were partially offset by a $29,825 charge taken for goodwill impairments upon the 2002 adoption of new accounting rules, a reduced income tax benefit in 2002 of $28,571 reflecting a lower loss in 2002 than in 2001 and the absence of income from discontinued operations of $11,804 in 2002.

Critical Accounting Policies

In preparing our financial statements in conformity with U.S. GAAP, we have to make estimates and assumptions about future events that affect the amounts of reported assets, liabilities, net sales and expenses, as well as the disclosure of contingent assets and liabilities in the financial statements and accompanying notes. Some of these accounting policies require the application of significant judgment by management in the selection of appropriate assumptions for determining these estimates. By their nature, these judgments are subject to an inherent degree of uncertainty; therefore, we cannot assure you that actual results will not differ significantly from estimated results. We base these judgments on our historical experience, advice from experienced consultants, forecasts and other available information, as appropriate. Our significant accounting policies are more fully described in Note 2 to our audited Consolidated Financial Statements included elsewhere in this prospectus.

Our most critical accounting policies, which reflect significant management estimates and judgment in determining reported amounts in our consolidated financial statements included elsewhere in this prospectus, are as follows:

Environmental remediation and restoration liabilities. Accruals for environmental matters are recorded in accordance with the guidelines of the AICPA Statement of Position 96-1, “Environmental Remediation Liabilities,” when it is probable that a liability has been incurred and the amount of the liability can be estimated. We have accrued approximately $39,400, $38,600 and $44,000 at September 30, 2004, December 31, 2003 and 2002, respectively, for all probable environmental remediation and restoration liabilities that can be estimated in accordance with the guidelines; our accrual is our best estimate of these liabilities. We believe that it is reasonably possible that the costs associated with such liabilities may fall within a range of $23,100 to $78,100. This estimate of the range of reasonably possible costs is less certain than the estimates upon which reserves are based, and in order to establish the upper limit of this range, we used assumptions that are less favorable to us among the range of reasonably possible outcomes, but we did not assume we would bear full responsibility for all sites, to the exclusion of other PRPs.

Factors influencing the possible range of costs for environmental remediation include the following:

•	the success of the selected method of remediation/closure procedures;

•	the development of new technology and improved procedures;

•	the possibility of discovering additional contamination during monitoring/remediation process;

•	the financial viability of other PRPs, if any, and their potential contributions;

•	the time period required to complete the work, including variations in anticipated monitoring periods; and

•	for projects in their early stages, the outcome of negotiations or litigation with governing regulatory agencies regarding plans for remediation.

Income tax assets and liabilities. Deferred income taxes represent the tax effect of temporary differences between amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for tax purposes. Deferred tax assets are reduced by a valuation allowance when, in our opinion, it is more likely than not that some portion or all of the deferred tax assets will not be realized. We review income tax reserves on a quarterly basis. In 2004 and in connection with the Transaction, we recorded a charge of approximately $151,000 to increase the valuation reserves related to our net domestic deferred tax asset. This charge will create a valuation reserve against all of our net deferred tax assets. We believe these reserves established for probable tax liabilities are appropriate at September 30, 2004.

In estimating accruals necessary for tax exposures, including estimating the outcome of audits by governing tax authorities, we apply the guidance of Statement of Financial Accounting Standards (“SFAS”) No. 5, “Accounting for Contingencies,” as well as SFAS No. 109, “Accounting for Income Taxes.” These estimates require significant judgment and, in the case of audits by tax authorities, may often involve negotiated settlements.

Factors influencing the final determination of our tax liabilities include:

•	business strategies determined by our new owner;

•	future taxable income;

•	execution of business strategies; and

•	negotiations of tax settlements with taxing authorities.

Pension and postretirement assets and liabilities. The amounts recognized in our financial statements related to pension and postretirement benefit obligations are determined from actuarial valuations. Inherent in these valuations are certain assumptions, including the following:

•	rate to use for discounting the liability (average weighted rates were 5.8% for 2003 and 6.5% for 2002);

•	expected long-term rate of return on pension plan assets (average weighted rates were 8.2% for 2003 and 8.3% for 2002);

•	health care cost trend rates (used for pension and postretirement benefit obligations, due to our 2003 plan amendment, this assumption is no longer material to the determination of our liability);

•	rate of salary increases (average weighted rates were 4.0% for 2003 and 4.2% for 2002); and

•	mortality rate table (based on the 1983 GAM Table).

The most significant of these estimates is the expected long-term rate of return on pension plan assets. The actual return of our domestic pension plan assets in 2003 was 22%. Future returns on plan assets are subject to the strength of the financial markets, which we cannot predict with any accuracy.

These assumptions are updated annually. Actual results that differ from our assumptions are accumulated and amortized over future periods; therefore, these variances affect our expenses and obligations recorded in future periods. Future pension expense will also depend on future investment performance, changes in future discount rates and various other factors related to the population of participants in our pension plans.

In 2003, we amended the Total Family Protection Plan, which provides post retirement medical benefits such that, effective September 1, 2003, medical benefits are no longer provided to our retirees and their dependents who are over age 65. This amendment has reduced the potential for changes in health care cost trends to materially impact our financial statements.

Results of Operations by Segment

The following is a comparison of net sales and net income (loss) before depreciation and amortization, interest expense (loss), other non-operating income, investment impairment, income taxes, income from discontinued operations, cumulative effect of change in accounting principle and other adjustments (including costs associated with business realignment activities, dispositions and pension settlement costs). We refer to this as “Segment EBITDA.” Segment EBITDA is presented by segment and is the measure used by our management team in the evaluation of our operating results and in determining allocations of capital resources among the business segments.

	Year ended December 31,			Nine months ended September 30,
	2001	2002	2003	2003	2004
	(in thousands)
Net Sales to Unaffiliated Customers:
Forest Products	$656,694	$634,619	$755,767	$571,947	$652,071
Performance Resins	409,081	340,791	364,347	276,578	314,635
International	282,629	264,541	314,693	229,801	264,567
Divested business	23,737	7,934	6	6	—

	$1,372,141	$1,247,885	$1,434,813	$1,078,332	$1,231,273

	Year ended December 31,			Nine months ended September 30,
	2001	2002	2003	2003	2004
	(in thousands)
Segment EBITDA:
Forest Products	$101,655	$92,918	$92,548	$69,512	$82,737
Performance Resins	74,321	45,127	46,661	35,664	36,619
International	17,595	28,630	32,250	23,396	23,020

Reconciliation of Segment EBITDA to Net Income (Loss)

	Year ended December 31,			Nine months ended September 30,
	2001	2002	2003	2003	2004
	(in thousands)
Segment EBITDA:
Forest Products	$101,655	$92,918	$92,548	$69,512	$82,737
Performance Resins	74,321	45,127	46,661	35,664	36,619
International	17,595	28,630	32,250	23,396	23,020
Corporate and Other expenses	(54,356)	(44,949)	(43,713)	(36,272)	(28,087)
Reconciliation:
Depreciation and amortization	(59,361)	(47,947)	(47,319)	(34,676)	(36,533)
Adjustments to Segment EBITDA and corporate expenses(a)	(155,349)	(40,071)	(13,885)	3,962	(27,049)
Interest expense	(51,613)	(47,315)	(46,138)	(34,114)	(42,563)
Affiliated interest expense	(11,488)	(1,402)	(558)	(456)	(138)
Transaction related costs	—	—	—	—	(40,737)
Other non-operating (expense) income	(1,841)	5,989	(1,529)	(489)	(2,385)
Investment impairment	(27,000)	—	—	—	—
Income tax benefit (expense)	30,833	2,262	4,659	1,271	(151,029)
Income from discontinued operations, net of tax	11,804	—	—	—	—
Cumulative effect of change in accounting principle	—	(29,825)	—	—	—

Net income (loss)	$(124,800)	$(36,583)	$22,976	$27,798	$(186,145)

(a)	See “—Adjustments to Segment EBITDA and Corporate and Other Expenses.”

Nine Months Ended September 30, 2004 as compared to Nine Months Ended September 30, 2003

The following table presents the net sales variance for the nine months ended September 30, 2004 as a percentage increase (decrease) from the nine months ended September 30, 2003.

	2004 As a Percentage Increase (Decrease) from 2003
Net Sales Variance	Volume	Price/Mix	Translation	Acquisition	Total
Forest Products	6.2%	5.5%	2.3%	—	14.0%
Performance Resins	8.9%	4.2%	0.1%	0.6%	13.8%
International	7.4%	(3.9)%	9.5%	2.1%	15.1%

Forest Products. Forest Products’ net sales of $652,071 represented an increase of $80,124 or 14.0%, for the first nine months of 2004 versus the comparable period last year. Improved volumes, due to strong demand for our phenolic-based, or PF, resins, UF resins and formaldehyde products, primarily drove the increase in sales. The improved volumes were due to increased end-use consumption resulting from the continued strong housing market, high board prices and increased furniture demand on the resin side and higher demand in the general chemical sector for formaldehyde. Strong pricing for our PF and UF resins, primarily due to UF pricing initiatives and the pass through of raw material price increases, also contributed to the increase in sales. Sales also benefited from favorable currency translation as the Canadian dollar strengthened versus the U.S. dollar.

Segment EBITDA for Forest Products increased $13,225, or 19.0%, for the first nine months of 2004 versus the comparable period last year, primarily due to higher volumes, improvements in margins and favorable foreign currency translation. Reduced maintenance and utility costs, as well as the positive impact of the 2003 realignment program, were the drivers of the improvement in margins. In addition, higher selling prices and volumes, as discussed above, also contributed to the increase in margins and Segment EBITDA.

Performance Resins. Performance Resins’ net sales of $314,635 represented an increase of $38,057 or 13.8%, for the first three quarters of 2004 versus the comparable period last year. Improved volumes and increased selling prices were the main drivers of the increase. Improved volumes for our foundry resins, electronics, industrial resins and oilfield products were partially offset by volume declines for our LMD and UV Coatings products. Improved volumes in foundry resins were due to continued general recovery in the non-automotive casting segments. Industrial resins’ volumes increased due to strong demand from customers in the friction and felt bonding markets, and the improvement in volume for our electronics products is primarily attributable to strong demand in the electronics sector. Volumes for oilfield products increased due to increased drilling activity in East and South Texas, Canada and Russia. The decline in our LMD products was a result of a shift in market share. The decline in UV Coatings products volumes was due to depressed market conditions. Selling price increases for our foundry resins and oilfield products also contributed to the sales increase and were slightly offset by selling price declines for UV Coatings products.

Segment EBITDA for Performance Resins increased $955, or 2.7%, for the first three quarters of 2004 versus the comparable period last year, driven by volume increases in oilfield, foundry, electronics and industrial resins. These increases were partially offset by volume and margin declines in the UV coating business, volume declines in LMD products, increased processing costs for oilfield products and foundry resins and increased selling, general and administrative related to increased investments in new product development and geographic expansion.

International. International net sales of $264,567 increased $34,766, or 15.1%, for the first nine months of 2004 versus the comparable period last year. Improved volumes in Latin America and Europe were partially offset by price pressures and adverse mix, primarily in Europe. Volume improvements in Latin America were due to increased demand driven by increased exports of wood products. European volume increases were driven by increased demand for formaldehyde and foundry resins. The 2003 Fentak acquisition contributed sales of $4,948 for the first nine months of 2004. In addition, sales benefited from favorable currency translation across all three international regions.

Segment EBITDA for International decreased $376, or 1.6%, for the first nine months of 2004 versus the comparable period last year. Improved volume and favorable currency translation for Europe and Latin America were partially offset by the impact of the 2003 gain of $2,345 in Latin America related to the settlement of a Brazilian foreign exchange claim and margin reductions due to pricing pressures. In addition, International Segment EBITDA was adversely impacted by costs associated with a mechanical failure at a Brazilian formaldehyde plant.

Corporate and Other. Our Corporate and Other expenses decreased $8,185 in the first nine months of 2004 compared to the first nine months of 2003. The amendment we made to our OPEB medical benefit plan in 2003 reduced expenses by approximately $4,500 compared to the first nine months of 2003. Rent and outsourcing costs declined approximately $2,300 in the first nine months of 2004. General insurance costs declined about $2,500 due to prior year reserve increases for specific cases and revised estimates. Salary and benefit costs were lower in the first nine months of 2004 by approximately $1,100 due to workforce reductions related to the 2003 realignment program. Additionally, the reduction, and subsequent elimination, of the KKR management fee in

2004 decreased our expenses by approximately $1,000. Offsetting these improvements were the gains reported in 2003 of $2,826 related to a Brazilian foreign exchange claim and $2,355 related to the sale of our airplane.

Twelve Months Ended December 31, 2003 as compared to Twelve Months Ended December 31, 2002

The following table presents the net sales variance for the year ended December 31, 2003 as a percentage increase (decrease) from the year ended December 31, 2002.

	Volume	Price/Mix	Currency Translation	Other	Total
Forest Products	(1.0)%	16.3%	3.6%	0.2%	19.1%
Performance Resins	3.2%	3.6%	—	0.1%	6.9%
International	(0.9)%	14.2%	5.4%	0.3%	19.0%

Forest Products. Our Forest Products net sales increased $121,148, or 19.1%, in 2003 as compared to 2002. Higher selling prices resulting from the pass through of raw material price increases was the primary reason for the increase. Favorable currency translation also contributed to the net sales improvement as the Canadian dollar strengthened as compared to the U.S. dollar throughout 2003. These improvements were partially offset by a slight decline in volumes. Softer market conditions in the North American furniture sector during the year led to a decrease in demand for MDF and particleboard which are made with our UF resins. Increased competitive pressures also impacted volume for UF resins. This decline in UF resin volumes was largely offset by improved formaldehyde volumes due to demand from the general chemical sector and increased volumes in PF resins driven by the strong housing market and demand for plywood and OSB, which are made with PF resins.

Segment EBITDA for Forest Products decreased $370, or 0.4%, in 2003 as compared to 2002, primarily due to increased processing and freight costs and the volume decline. Our processing costs increased $868 because of higher energy and insurance costs in 2003. The mix of our formaldehyde product sales changed during 2003, resulting in increased freight costs of $361. Freight costs per pound vary depending on whether product is shipped via pipeline, rail or tanker. The volume decline negatively impacted Segment EBITDA by $1,462. These negative factors were largely offset by margin improvements, driven primarily by resins product formulation initiatives and purchasing productivity.

Performance Resins. Our Performance Resins net sales increased $23,556, or 6.9%, in 2003 as compared to 2002, primarily due to overall higher selling prices and increased volumes. Higher selling prices, primarily in specialty resins and oilfield products, were a result of the pass through of raw material price increases and an improved mix of oilfield products. Improvements in volumes, primarily for oilfield products, also contributed to the increase in sales. The improvement in our oilfield products’ volumes resulted from increased demand due to an expansion in natural gas exploration and drilling activity in 2003, as previously discussed. Volume declines in our foundry and specialty resins products reflected continuing weak market conditions in the automotive, felt bonding, laminated flooring and furniture markets, as well as competitive pressures.

Segment EBITDA for Performance Resins increased $1,534, or 3.4%, in 2003 as compared to 2002. This improvement is primarily due to improved volumes and reduced selling, general and administrative expenses. Improved oilfield volumes, although partially offset by volume declines in foundry and specialty resins, positively impacted Segment EBITDA by $3,240. Reduced general and administrative expenses of $1,357 were a result of workforce reductions, open positions and a reduction in bad debt expense in 2003 as compared to 2002, when we experienced several customer bankruptcies. These improvements were partially offset by higher distribution and processing costs of $2,674 and lower margins due to competitive pricing pressures. Distribution costs increased because of fuel surcharges and higher freight costs due to shipping oilfield products over a wider geographic area. Higher processing costs were a result of increased energy, equipment repair and insurance costs and the cost of operating a second oilfield products plant to meet customer demand. Margin improvements in oilfield products resulting from improved mix were more than offset by competitive pricing pressures in foundry, specialty resins and UV coatings resulting in a negative margin impact on Segment EBITDA of $452.

International. Our International net sales for 2003 increased by $50,152, or 19.0%, as compared to 2002, with our Latin American, Asian-Pacific and European businesses all contributing to the sales increase. Latin American sales increased by $15,802 due to favorable currency translation and strong price improvements, slightly offset by a decline in volumes due to adverse market conditions, competitive pressures and market share losses in the consumer products market. Asia Pacific’s $17,000 increase in sales reflected favorable currency translation and improvements in pricing and volumes. Europe’s sales increase of $17,350 was due to strong price improvements, and favorable currency translation partially offset by a reduction in volumes due to the difficult market environment. For all three markets, the pricing improvements were a result of the pass through of raw material price increases.

International Segment EBITDA increased $3,620, or 12.6%, in 2003 as compared to 2002. This improvement was essentially related to a $2,345 gain from the favorable settlement of a Brazilian foreign exchange claim and a $1,100 reserve reduction due to a revised estimate of a potential liability related to an excess duty imposed on the importation of inventory in Brazil. Also contributing to the improvement were productivity improvements in Europe and favorable currency translation in Asia Pacific and Europe. These improvements were substantially offset by unfavorable product mix and reduced volumes in Latin America and Europe and increased processing costs in Latin America and Asia Pacific due to increased energy and equipment repair costs.

Corporate and Other. Our Corporate and other expenses decreased $1,236 in 2003 as compared to 2002. Contributing to this net decline in expenses were the following factors: we amended our Total Family Protection Plan during 2003, resulting in a reduction in plan expenses of approximately $11,500; we settled a Brazilian foreign exchange claim relating to a business sold for a gain of $2,826 and we recognized a $2,355 gain on the sale of our airplane. In addition, salary and benefit costs were lower in 2003 due to a reduction in workforce. Offsetting these reductions in expense were increased insurance and legal costs of approximately $13,100, and the absence of a 2002 adjustment that reduced our allowance for doubtful accounts.

Divested Business. Amounts reported as Divested business in both years represents the disposition of remaining inventory and other assets of Melamine, which was closed in early 2002. We sold this business to a third party in the second quarter of 2003.

Twelve Months Ended December 31, 2002 as compared to Twelve Months Ended December 31, 2001

The following table presents the net sales variance for the year ended December 31, 2002 as a percentage increase (decrease) from the year ended December 31, 2001.

	Volume	Price/Mix	Translation	Other	Total
Forest Products	6.9%	(8.8)%	(1.5)%	—	(3.4)%
Performance Resins	(13.9)%	(2.8)%	—	—	(16.7)%
International	0.9%	(0.2)%	(4.5)%	(2.6)%	(6.4)%

Forest Products. Net sales for our Forest Products business declined by $22,075, or 3.4%, in 2002, as decreasing prices due to the pass through of lower raw material prices more than offset volume increases. In addition, competitive pricing pressures negatively impacted the renewal of two large long-term customer contracts in 2002. Forest Products’ 2002 sales were also negatively impacted by foreign currency translation due to the weaker Canadian dollar. Increased volumes were driven by gains in market share and strong demand due to a healthy housing sector.

Forest Products’ Segment EBITDA decreased by $8,737, or 8.6%, from the prior year. A positive volume impact of $13,192 was more than offset by decreased margins and the negative impact of foreign currency translation. Competitive pressures and a negative lead-lag impact in the second half of the year negatively impacted Segment EBITDA by $21,139. In addition, the weaker Canadian dollar negatively impacted Segment EBITDA by $1,118.

Performance Resins Group. Our Performance Resins net sales decreased by $68,290, or 16.7%, in 2002, due to volume, mix and lower selling prices. While absolute volumes increased, a decrease in specialty oilfield and coatings volumes led to a decline in sales. The volume decline in oilfield products is due to reduced drilling activity in 2002. The coatings products volume decline is a result of significantly lower demand for fiber-optic cable in 2002. Lower selling prices in other specialty resins were the result of competitive pressures and the pass through of raw material price decreases.

Segment EBITDA for Performance Resins declined by $29,194, or 39.3%, in 2002, relating to the decrease in coatings and oilfield volumes discussed above. This decrease was partially offset by improved processing costs related to decreased energy costs and synergies realized as a result of the 2001 formation of HA-International, LLC, or HAI, a joint venture in which we have a 70% economic interest.

International. Our International net sales decreased $18,088, or 6.4%, in 2002, due chiefly to lower selling prices and volumes in Europe and Asia Pacific, the 2001 sale of our business in Ecuador and unfavorable foreign currency translation in Latin America. The lower selling prices resulted from the pass through of raw material price decreases in 2002 and competitive pressures in Europe.

Segment EBITDA from our International businesses increased $11,035, or 62.7%, in 2002 due to improved operational results in all regions. We attribute these improvements to improved margins relating to a positive lead-lag for the first half of the year and improved processing costs of $2,761 in Europe due to plant consolidations.

Corporate and Other. Our Corporate and other expenses decreased by $9,407 as compared to 2001. The improvement was driven by the benefits realized from our corporate reorganization in 2001, which we refer to as the 2001 Corporate Reorganization, and other workforce and cost reduction measures we made in 2002 and 2001.

Divested Business. The divested business activity in 2002 and 2001 represents Melamine. Results for 2002 primarily related to the disposition of remaining inventory and other assets following its closure early in the year.

Adjustments To Segment EBITDA and Corporate and Other Expenses

Our management team relies primarily on Segment EBITDA in the evaluation of operating results and the allocation of capital resources. This table details (expense) income not included in Segment EBITDA for purposes of this evaluation of our reporting segments and corporate and other expenses. We monitor these activities separately from our operating results. These (expenses) income primarily relate to our realignment programs, pension and certain legal settlement charges and impairment charges:

	Nine months ended September 30, 2004
	Plant Closure	Severance	Impairment	Other	Total
	(in thousands)
Forest Products	$139	$(334)	$—	$(451)	$(646)
Performance Resins	(64)	—	(1,060)	857	(267)
International	(3,160)	(119)	—	(25)	(3,304)
Corporate and other	13	12	—	(22,857)	(22,832)

Total	$(3,072)	$(441)	$(1,060)	$(22,476)	$(27,049)

Plant closure costs totaled $3,072 for the first nine months of 2004. This amount includes costs of $793 related to the conversion of our French manufacturing facility into a distribution center, environmental remediation costs of $1,396 and $718 for previously closed sites in Brazil and Europe, respectively, and other costs of $165 related to various other sites.

The impairment of $1,060 relates to plant assets written-down due to certain changes in our manufacturing footprint.

Other expenses of $22,476 not included in Segment EBITDA for the first nine months of 2004 relate primarily to compensation costs totaling approximately $11,900 incurred related to the Transaction and legal accruals of approximately $10,300 related primarily to legacy-related legal proceedings, included in General and administrative expense.

	Nine months ended September 30, 2003
	Plant Closure	Severance	Impairment	Other	Total
	(in thousands)
Forest Products	$557	$(540)	$—	$(570)	$(553)
Performance Resins	(42)	(407)	—	—	(449)
International	(2,325)	(574)	(177)	11,692	8,616
Corporate and other	(146)	(2,910)	—	(2,538)	(5,594)
Divested business	1,689	—	—	253	1,942

Total	$(267)	$(4,431)	$(177)	$8,837	$3,962

Plant closure costs of $267 in the first nine months of 2003 include environmental remediation costs of $962 for closed plants in Brazil and other net costs of $879 for plant closures and consolidations. These costs were partially offset by a net reduction in Melamine related reserves of $1,574 due to the sale of Melamine in the second quarter.

We recorded severance costs of $4,431 in the first nine months of 2003 under our realignment programs. Of this amount, $2,896 related to the 2003 realignment program, and $1,535 related to other administrative workforce reduction programs.

Other income not included in Segment EBITDA of $8,837 for the first three quarters of 2003 primarily represents a gain on the sale of a former plant site in the UK partially offset by severance expense incurred by us for positions to be replaced, which is included in General and administrative expense.

	Year ended December 31, 2003
	Plant Closure	Severance	Impairment	Other	Total
	(in thousands)
Forest Products	$(932)	$(1,125)	$—	$(90)	$(2,147)
Performance Resins	94	(397)	(1,000)	—	(1,303)
International	(7,720)	(643)	(2,183)	11,692	1,146
Corporate and other	(146)	(4,672)	—	(8,732)	(13,550)
Divested business	1,716	—	—	253	1,969

Total	$(6,988)	$(6,837)	$(3,183)	$3,123	$(13,885)

As part of our 2003 Realignment designed to improve productivity and reduce our costs, we recorded 2003 plant closure costs of $6,988 consisting of plant employee severance of approximately $3,900, asset impairment expense related to the closure and consolidation of plants of approximately $3,200, environmental remediation costs relating to plant closures in Brazil of approximately $800 and other costs of approximately $700. These costs were partially offset by a net reduction of reserves of approximately $1,600 no longer required for Melamine due to its sale in the second quarter of 2003.

We also recorded severance costs of $6,837 in 2003 related principally to administrative workforce reduction programs, primarily for the 2003 Realignment.

The impairment charges we recorded in 2003 relate to a reduction in our estimate of net realizable value for a facility held for sale, the impairment of goodwill related to our Malaysian operations resulting from our year-end analysis of goodwill and the recognition of fixed asset impairments at several international manufacturing facilities.

Other income not reflected in 2003 Segment EBITDA primarily represent gains of $12,260 on the sale of a former plant site in the U.K. and on the sale of Melamine, both of which were closed as part of our realignment programs. These gains were offset by a $5,929 charge related to tentative legal settlements reached with BCPM Liquidating LLC, or BCPM Liquidating, and BCP Liquidating LLC, or BCP Liquidity (see Note 22 to our audited Consolidated Financial Statements included elsewhere in this prospectus), and severance expense included in general and administrative expense relating to positions to be replaced as part of the 2003 Realignment.

	Year ended December 31, 2002
	Plant Closure	Severance	Impairment	Other	Total
	(in thousands)
Forest Products	$(1,107)	$(250)	$—	$—	$(1,357)
Performance Resins	(1,950)	(102)	(1,040)	—	(3,092)
International	(2,844)	(795)	(5,275)	2,465	(6,449)
Corporate and other	—	(2,118)	—	(19,850)	(21,968)
Divested business	(6,683)	—	—	(522)	(7,205)

Total	$(12,584)	$(3,265)	$(6,315)	$(17,907)	$(40,071)

Plant closure costs recorded in 2002 as part of our 2003 Realignment totaled $12,584 and consisted of plant employee severance of $2,721 and demolition, environmental and other costs relating to plant closure and consolidations of $9,863, including the closure of Melamine.

Our 2002 severance costs of $3,265 related primarily to administrative workforce reduction programs.

The impairment charges we recorded in 2002 pertain to a reduction in net realizable value for a facility held for sale and to fixed assets at several international manufacturing facilities.

Other expenses not reflected in 2002 Segment EBITDA primarily represent a pension settlement charge of $13,600 triggered by lump sum settlements paid to participants. In addition, we recorded additional management fees of $5,500 related to the wind-down of Capital. These expenses were partially offset by a $2,465 gain recognized on the sale of land associated with a closed plant in Spain.

	Year ended December 31, 2001
	Plant Closure	Severance	Impairment	Other	Total
	(in thousands)
Forest Products	$(6,573)	$(2,080)	$—	$10,507	$1,854
Performance Resins	2,433	(2,632)	(2,885)	—	(3,084)
International	(20,020)	(179)	—	(2,303)	(22,502)
Corporate and other	875	(7,691)	—	(37,202)	(44,018)
Divested business	—	—	(98,163)	10,564	(87,599)

Total	$(23,285)	$(12,582)	$(101,048)	$(18,434)	$(155,349)

In 2001, we recorded plant closure costs totaling $23,285 relating to our 2001 Corporate Reorganization. These costs consisted of fixed asset write-offs of $11,863, plant employee severance of $1,862 and demolition, environmental and other costs for plant closure and consolidations of $9,560.

In addition, we recorded severance costs of $12,582 related to consolidation of general administrative functions including $3,265 related to the 2001 Corporate Reorganization.

We recorded significant impairment charges in 2001, primarily related to our decision to close Melamine. Of the $101,048 impairment charge, $98,163 related to this shut-down. This charge included the impairment of fixed assets, goodwill and spare parts of $62,527, $32,701 and $2,935, respectively. The remaining $2,885 of the impairment charge was for a domestic plant facility for which construction was discontinued in 2001.

Other expenses not reflected in 2001 Segment EBITDA primarily include a charge for environmental remediation of $19,028 relating to a former business. In addition, we recorded a pension settlement charge of $15,813 and a loss of $2,303 on the divestiture of our operations in Ecuador. These other expenses were partially offset by a $10,507 gain we recorded on the sale of land associated with a closed plant and earnings of $10,564 from Melamine, which was closed in early 2002.

Non-Operating Expense (Income) and Income Tax Expense (Benefit)

Non-operating expense (income).

	Year ended December 31,			Nine months ended September 30,
	2001	2002	2003	2003	2004
	(in thousands)
Interest expense	$51,613	$47,315	$46,138	$34,114	$42,563
Affiliated interest expense, net	11,488	1,402	558	456	138
Transaction related costs	—	—	—	—	40,737
Other non-operating expense (income)	1,841	(5,989)	1,529	489	2,385
Investment write-downs and other charges	27,000	—	—	—	—

Total	$91,942	$42,728	$48,225	$35,059	$85,823

Our total non-operating expenses increased $50,764 in the first three quarters of 2004 as compared to the first three quarters of 2003. Non-affiliated interest expense increased $8,449 over the first three quarters of 2003 due primarily to higher average debt balances resulting from our issuance of the notes. Interest expense in 2004 also reflects the write-off of approximately $1,100 of deferred costs relating to our senior secured credit facility, which was amended and restated effective with the Transaction, and the write-off of deferred costs of approximately $570 relating to the 9.25% debentures that we redeemed, also in conjunction with the Transaction. We incurred non-operating expenses totaling $33,501 for Transaction related costs during the third quarter of 2004 (see Adjustments to Segment EBITDA). Also included in Other non-operating expense for 2004 was a loss on the settlement of an interest rate swap of $610, a charge of $885 incurred due to the early redemption of our 9.25% debentures and a charge of $568 incurred due to the early termination of our credit facility. In 2003, we generated non-operating income primarily related to an interest rate swap.

In 2003, our interest and net affiliated interest expense decreased $2,021 as compared to 2002 due to lower debt balances and lower interest rates. Other non-operating expenses increased $7,518. We incurred a $1,367 loss on the settlement of an intercompany loan resulting from foreign currency translation. In addition, interest income declined by $1,409 in 2003 due to lower interest rates and lower average cash balances. The remainder of the variance is primarily related to gains realized in 2002 on interest rate swaps and debt buybacks described below.

In 2002, our affiliated interest expense declined by $10,086 as compared to 2001 due to lower affiliate borrowings after repayments of debt made with cash received from Borden Holdings, Inc, or BHI, in connection with the 2001 Corporate Reorganization. In addition, our non-affiliated interest expense declined by $4,298 due to lower average borrowings. We also recognized a gain of $2,741 on the repurchase of debt in the open market and recorded a gain on an interest rate swap of $1,722.

In 2001, we recorded $27,000 of investment write-downs. Of this amount $17,000 related to the write-down of a receivable from and preferred stock investments in WKI. In addition, we wrote off our remaining investment in BCP Management, Inc., or BCPM, of $10,000. Our 2001 other non-operating expense consisted primarily of a loss of $1,841 on an interest rate swap.

Income tax expense (benefit).

	Year ended December 31,			Nine months ended September 30,
	2001	2002	2003	2003	2004
	(dollars in thousands)
Income tax expense (benefit)	$(30,833)	$(2,262)	$(4,659)	$(1,271)	$151,029
Effective tax rate	18%	25%	—	—	—

The 2004 income tax expense reflects a $13,263 benefit for nine months losses and $765 of other benefits offset by additional expense of $3,838 for foreign tax rate differentials, $5,169 for non-deductible losses and expenses, and $4,908 for additional state taxes related to the settlement of IRS audits. In addition, $151,142 of expense was recorded for valuation allowances to offset deferred tax assets that are not expected to be fully realized.

As a result of the expected sale of our business, certain limitations will be placed on the utilization of these attributes under U.S. tax law, and the offering of the notes hereby will limit our flexibility with respect to prior tax planning strategies. As a result, it is not likely that we will utilize our net domestic deferred tax asset.

In addition, the 2004 effective tax rate reflects the effect of certain foreign losses that we cannot use to offset current or future taxable income. Consequently, no tax benefit has been recorded to recognize a current or future benefit of those foreign losses.

Our 2003 consolidated rate reflects a benefit of $19,936 from the sale of the stock of Melamine in 2003. The tax basis of the stock exceeded the tax basis of the assets and we could not recognize this additional basis until the stock sale was completed in 2003. This benefit is a capital loss carryforward that can only be used against capital gains; therefore, we established a valuation reserve for the full amount of this benefit. Other 2003 activities reflected in the 2003 consolidated rate include a reduction of a valuation reserve in the amount of $14,534 related to tax assets we believe we are more likely than not to realize. We regularly assess the realizability of the deferred tax assets to determine whether it is more likely than not that some portion of the deferred tax assets will not be realized. Valuation reserves are adjusted to reflect this assessment. We consider projected future taxable income, the length of the period during which the deferred tax asset can be utilized and tax planning strategies in making this assessment. This change in our estimate was mainly based on the 2003 amendment to the Total Family Protection Plan which eliminated $88,200 of future obligations. Deferred tax assets of approximately $30,000 will be absorbed as the benefit associated with this decrease in future obligations is amortized over the next nine years. In addition, $34,000 of additional taxable income will be generated by the guarantees from foreign subsidiaries discussed above. Management believes this additional future taxable income provides the capacity to reduce the deferred tax valuation reserve accordingly. Our 2003 tax rate also reflects the elimination of $1,624 of deferred tax liabilities associated with the BCPM bankruptcy. In addition, we reduced reserves for prior years’ Canadian and U.S. tax audits by $3,997 as a result of preliminary settlements of certain matters in the fourth quarter of 2003. The effective rate also reflects additional income tax expense of $9,324 on foreign dividend income and on deemed dividend income related to loans and guarantees from foreign subsidiaries.

Our 2002 consolidated tax rate reflects a valuation allowance recorded against the deferred benefit of interest expense deductions in the amount of $16,672 that are no longer more likely than not to be used due to limitations imposed by the Internal Revenue Service (“IRS”). During 2002, we reached preliminary settlement with the IRS regarding tax years 1998 and 1999. The outcome of this settlement was favorable to us, and as a result, we were able to reduce our accruals related to these years by $20,000.

Our 2001 consolidated tax rate reflects the non-deductible impairment of $31,692 on the fixed assets and goodwill related to the shut-down of Melamine. This rate also reflects $12,397 for the impact of foreign earnings that we expect to repatriate due to the anticipated sale of a foreign business, as well as our inability to use foreign tax credits associated with these earnings due to usage limitations. In early 2001, the IRS completed its final computation of the tax due for tax matters dating back to 1996. This computation was complex and involved multiple years and multiple adjustments. The final resolution resulted in an additional benefit included in our 2001 income tax benefit totaling $14,388.

Cash Flows

	Year ended December 31,			Nine months ended September 30,
	2001	2002	2003	2003	2004
	(in thousands)
Cash provided by (used in):
Operating activities	$95,120	$10,360	$34,026	$6,095	$(20,419)
Investing activities	210,981	81,464	(42,314)	(11,262)	(15,854)
Financing activities	(308,403)	(101,716)	21,710	17,402	92,751

Net change in cash and cash equivalents	$(2,302)	$(9,892)	$13,422	$12,235	$56,478

Operating Activities. Our operating activities used cash of $20,419 in the first three quarters of 2004 compared to cash provided of $6,095 in 2003. The primary use of cash reflected in operating activities relates to costs related to the Transaction totaling approximately $52,700 previously discussed in Adjustments to Segment EBITDA and Non-operating Expenses. Net trading capital inflows, consisting of accounts receivable, inventory and accounts payable, were partially offset by cash payments for activities related to realignment programs and environmental sites and cash used by operations. Net trading capital inflows were attributable to an increase in accounts payable partially offset by increases in accounts receivable and inventory. The increase in payables is due to increases in raw material costs and an increased focus to better align customer and vendor payment terms. The increase in accounts receivable is in line with the increased sales for the first nine months of 2004.

Our operating activities in the first nine months of 2003 provided cash of $6,095. Our operations provided cash of $45,060 in the first nine months of 2003. Offsetting this inflow was a net trading capital outflow of $6,744, cash payments made for activities related to realignment programs of $11,168 and other cash payments on our liabilities. The net trading capital outflows were attributable to an increase in trade receivables offset by a decrease in inventory, which resulted from increased sales in during the first nine months of the year.

Our 2003 operating activities provided cash of $34,026. This included the generation of $10,006 for net trading capital, an increase of $28,353 as compared to 2002, and reductions in realignment expenditures of $13,253 and in interest payments of $1,462. This improvement in net trading capital, which consists of accounts receivable, inventory and accounts payable, resulted from our continued focus on working capital management during 2003. We focused on reducing days outstanding for accounts receivable, increasing inventory turns and improving the timing of payments of our accounts payable. Realignment expenditures of $11,801 declined from 2002 due to reduced levels of activity. Our cash interest payments were lower than the prior year as a result of lower interest rates. These favorable events were partially offset by higher tax payments of $18,390 in 2003 due primarily to international taxes.

Our 2002 operating activities provided cash of $10,360 in 2002. Cash generated from earnings after adjusting for non-cash items was substantially offset by interest payments of $46,928, net trading capital outflows of $18,347 and taxes paid of $978. Cash generated by net trading capital decreased by $44,494 as compared to the prior year. This decline essentially related to higher accounts receivable at year-end 2000, which were collected in 2001, resulting in inflated inflows for 2001. Favorable timing of payments on accounts payable as compared to 2001 was offset by unfavorable variances on inventory. Realignment expenditures in 2002 totaled $25,054, which was in line with 2001 spending levels. Our interest payments in 2002 were $46,928, a decrease of $23,330 from the prior year, due to debt repayments made late in 2001 and reduced interest rates in 2002.

Our 2001 operating activities provided cash of $95,120. In addition to cash generated by net income, our net trading capital generated $26,147 of cash related to decreases in accounts receivable and lower inventory levels, partially offset by unfavorable timing of accounts payable payments. We also received net tax refunds totaling $36,186, primarily due to favorable settlements of income tax audits. These cash inflows were partially offset by interest payments of $70,258.

Investing Activities. Our investing activities used cash of $15,854 in the first three quarters of 2004 compared to cash used of $11,262 in the first three quarters of 2003. In 2004, we used cash of $29,848 for capital expenditures primarily for new plants, plant expansions and other improvements. We received cash of $12,038 from the sale of assets, primarily from the collection of a note receivable for the 2003 sale of land associated with a closed plant in the U.K. and the 2004 sales of previously closed U.S. plants. Proceeds from the sale of venture interest of $1,956 were from the sale of 5% of the Company’s interest in HA-International, LLC, which we call HAI, to Delta-HA (See Note 9 to the Condensed Consolidated Financial Statements).

Our investing activities in the first three quarters of 2003 used cash of $11,262. Our capital expenditures of $24,684 were primarily for plant expansions and improvements. We received proceeds of $13,422 from the sale of previously closed plants and other miscellaneous assets to third parties.

Our 2003 net investing activities used cash of $42,314. We spent $41,820 for capital expenditures, primarily for plant expansions and improvements. We also made two acquisitions in 2003: Fentak, and the business and technology assets of Southeastern Adhesives Company, or SEACO, for cash of $14,691 plus deferred payments totaling about $4,550 over the next five years. We realized proceeds of $14,197 from the sale of land associated with a closed plant in the U.K. and other miscellaneous assets.

Our 2002 cash inflow for investing activities of $81,464 primarily related to the sale of a note receivable from our consumer adhesives business, which we refer to as Consumer Adhesives, of $110,000 to BHI and to other assets sales to unrelated parties for $10,237. Our 2002 capital expenditures totaled $38,773 and related were primarily to plant expansions and improvements.

Our 2001 investing activities generated cash of $210,981. During 2001, we sold certain non-operating assets to BHI for cash of $160,888 as a part of the 2001 Corporate Reorganization. In addition, we received $96,977 from business divestitures, primarily from the Consumer Adhesives sale, with the remainder generated from the sale of our business in Ecuador. These 2001 inflows were partially offset by capital expenditures of $47,408, primarily for plant improvements and expansion.

Financing Activities. Our financing activities for the first nine months of 2004 provided cash of $92,751 compared to cash provided of $17,402 in the first nine months of 2003. Net cash generated by financing activities was primarily due to the issuance of debt related to the Transaction. Approximately $296,000 was used to redeem common shares of the Company from BHI and BCI management. In addition, we paid fees totaling $22,426 related to the debt issuance and credit facility amendment in 2004.

Our financing activities in the first nine months of 2003 provided cash of $17,402. Early in the third quarter of 2003, we completed the conversion of letters of credit under our uncommitted letter of credit facility to our senior secured credit facility (see “—Liquidity and Capital Resources”) and, by doing so, released restricted cash of $67,049, most of which was used to repay loans from affiliates of $51,560.

Our 2003 financing activities provided cash of $21,710. Capital contributions from affiliates of $9,300 and net external borrowings primarily related to the Fentak acquisition accounted for the cash inflow. Early in the third quarter of 2003, we completed the process of converting letters of credit from our uncommitted letter of credit facility to our senior secured credit facility (see “—Liquidity and Capital Resources”) resulting in the release of restricted cash of $67,049, most of which was used to repay borrowings from affiliates; thus these net transactions had little impact on total financing cash generated.

Our 2002 financing activities used cash of $101,716. The 2002 activities included an increase in restricted cash of $66,165 relating to our establishment of a temporary uncommitted letter of credit facility (as described above), a repayment of a $31,581 note due to a former subsidiary and net repayments of borrowings of $3,379.

In 2001, we used cash of $308,403 for financing activities. These expenditures are primarily related to the repayment of affiliated loans of $212,432 and preferred dividend payments of $73,724 using the cash we generated from investing activities previously discussed. We cancelled our preferred stock in 2001 and have not paid common stock dividends since 2001.

Liquidity and Capital Resources

Our primary source of liquidity is cash flow generated from operations. We also have availability under our asset-based revolving line of credit in our senior secured credit facility, subject to certain conditions. Our primary liquidity requirements are for debt service, working capital requirements, contractual obligations and capital expenditures.

We are a highly leveraged company. Our liquidity requirements are significant, primarily due to our debt service requirements. As of September 30, 2004, we had $967,451 principal amount of outstanding indebtedness, of which $150,000 constituted floating rate notes and $817,451 constituted fixed rate indebtedness, with an additional $115,600 of availability under our senior secured credit facility. In fiscal 2003, our annual debt service payment obligations were $46,700 and in 2005 after giving pro forma effect to the Transactions, they are expected to be approximately $81,145.

Interest on the floating rate notes is paid each January 15, April 15, July 15 and October 15. Interest on the floating rate notes accrues at an annual rate, reset quarterly, equal to LIBOR plus 475 basis points. At September 30, 2004, the interest rate on the original floating rate notes was 6.43%. The floating rate notes mature July 15, 2010. The floating rate notes may be redeemed at any time on or after July 15, 2006. In addition, up to 35% of the aggregate principal amount of the floating rate notes may be redeemed prior to July 15, 2006 with cash proceeds from certain equity offerings. The floating rate notes may also be redeemed upon certain changes in tax laws. There is no sinking fund for the floating rate notes.

Interest on the fixed rate notes will be paid each January 15 and July 15. The fixed rate notes mature July 15, 2014. The fixed rate notes may be redeemed at any time on or after July 15, 2009. In addition, up to 35% of the aggregate principal amount of the fixed rate notes may be redeemed prior to July 15, 2007 with cash proceeds from certain equity offerings. Prior to July 15, 2009, the fixed rate notes may be redeemed at a price equal to 100% of the principal amount plus accrued interest plus the “make-whole” premium as defined herein. The fixed rate notes may also be redeemed upon certain changes in tax laws. The specific pricing and terms of redemption are described in the indenture for the fixed rate notes. There is no sinking fund for the fixed rate notes.

We entered into a three-year asset based revolving credit facility in the third quarter of 2002. We amended this credit facility, which we refer to as our senior secured credit facility, on August 12, 2004 as part of the Transaction. Our senior secured credit facility provides for loans in a total principal amount of up to $175,000, a portion of which is available for working capital and general corporate purposes, subject to certain conditions, and will mature in five years. Our senior secured credit facility includes a $57,000 revolving credit subfacility for our Canadian subsidiary, a $30,000 revolving credit subfacility for our U.K. subsidiary, a letter of credit subfacility of at least $100,000 and a $10,000 swingline loan subfacility. The maximum borrowing allowable under our senior secured credit facility is generally calculated monthly and is based upon specific percentages of eligible accounts receivable, inventory, fixed assets and cash. We have $46,493 in outstanding letters of credit which will reduce availability under our senior secured credit facility. The interest rates with respect to loans to us under our senior secured credit facility are based, at our option, on (a) the higher of (i) the agent’s prime rate and (ii) the federal funds effective rate plus 1/2 of 1.0%; in each case plus an applicable base rate margin that ranges from 0.25% to 0.75%, based upon leverage ratios (currently, at 0.5%) or (b) LIBOR plus an applicable LIBOR margin that ranges from 1.75% to 2.25%, based upon leverage ratios (currently, at 2.0%). Loans to us shall be available in U.S. dollars. The interest rates with respect to loans to our Canadian subsidiary under our senior secured credit facility are based, at our option on (a) the Canadian agent’s reference rate plus an applicable margin that ranges from 0.25% to 0.75%, based upon leverage ratios (currently, at 0.5%); (b) LIBOR plus an applicable LIBOR margin that ranges from 1.75% to 2.25%, based upon leverage ratios (currently, at 2.0%) or (c) the Canadian agent’s quoted banker’s acceptance rate plus an applicable margin that ranges from 1.75% to 2.25%, based upon leverage ratios (currently, at 2.0%). Loans to our Canadian subsidiary shall be available in Canadian and U.S. dollars. The interest rates with respect to loans to our U.K. subsidiaries under our senior secured credit facility are based, at our option, on (a) the U.K. agent’s base rate plus an applicable margin that ranges from 0.25% to 0.75%, based upon leverage ratios (currently, at 0.5%);or (b) LIBOR plus an applicable LIBOR margin that ranges from 1.75% to 2.25%, based upon leverage ratios (currently, at 2.0%). Loans to our U.K. subsidiaries shall be available in U.S. dollars, U.K. sterling and euros. These applicable margins are in each case subject to prospective reduction on a quarterly basis if we reduce our ratio of secured debt to EBITDA (on a consolidated basis). Following and during the continuance of an event of default, overdue amounts owing under our revolving credit facility will bear interest at a rate per annum equal to the rate otherwise applicable thereto plus an additional 2.0%.

The obligations under our senior secured credit facility are (or, in the case of future subsidiaries, will be) guaranteed by BHI Acquisition and all of our existing and future direct and indirect non-dormant material domestic subsidiaries, excluding HAI. The obligations of our Canadian and U.K. subsidiaries under the foreign subfacilities are (or, in the case of future subsidiaries, will be) unconditionally guaranteed by BHI Acquisition and each of our existing and future direct and indirect non-dormant material domestic subsidiaries, excluding HAI, and each of the foreign subsidiary borrowers and certain of their existing and future direct and indirect subsidiaries. Our obligations under our senior secured credit facility are, and will be, secured by a first-priority lien on, or perfected security interest in, subject to certain exceptions, substantially all of BHI Acquisition’s, BCI’s and the U.S. guarantors’ properties (excluding Principal Property (as defined in the “Description of the Notes”)) and assets, now owned or later acquired, including a pledge of all of the capital stock of BCI and its non-dormant domestic subsidiaries and up to 65% of the capital stock of certain of its foreign subsidiaries. The obligations of our Canadian and U.K. subsidiaries under the applicable revolving credit subfacility are and will be secured by a first-priority lien on or perfected security interest in the assets described above (except that the pledge of capital stock shall be 100%, rather than 65%, of our foreign subsidiaries) and in certain property and assets owned or later acquired by the foreign guarantors.

Our senior secured credit facility contains customary representations, warranties and covenants and events of default for the type and nature of the Transaction and a business such as ours, including negative covenants that, among other things, restrict, subject to certain exceptions, our ability and the ability of BHI Acquisition and our other non-dormant subsidiaries to incur additional indebtedness (other than certain permitted indebtedness), incur liens (other than permitted encumbrances), enter into agreements that limit the ability to incur liens, make investments (other than certain permitted investments), make certain restricted payments in respect of capital stock or subordinated debt, amend certain organizational, corporate and other documents, engage in mergers or make acquisitions (except for certain permitted acquisitions), sell or dispose of assets or the stock of our subsidiaries, enter into transactions with affiliates, change our fiscal year, create or establish new subsidiaries without delivering appropriate guarantees and security, establish new bank accounts without entering into a control agreement in favor of the agent, permit certain releases of certain hazardous materials, take any actions that could cause an “ERISA event” that could reasonably be expected to have a material adverse effect, enter into certain sale-leaseback, and similar transactions, or voluntarily purchase, redeem, defease or prepay the notes or any subordinated debt. In addition, for so long as the aggregate borrowing availability is less than $50,000, BCI and its subsidiaries will be required to maintain a fixed charge coverage ratio of not less than 1.1 to 1.0, measured as of the last day of each quarter for the trailing fiscal quarter period then ended. See “Description of Senior Secured Credit Facility and Other Indebtedness” for a more detailed discussion of the terms of the revolving credit facility.

We established an uncommitted letter of credit facility in 2002 to transition our letter of credit requirements during the last year of operation of our previous credit facility. Under this letter of credit facility, we were required to provide cash collateral equivalent to 101% of letters of credit outstanding. This amount was classified as restricted cash on our consolidated balance sheet at December 31, 2002. In early July 2003, we completed the process of transferring all the letters of credit under this facility to our existing credit facility, resulting in the removal of the restrictions on the cash collateral.

The $34,000 Ascension Parish Industrial Revenue Bonds, or IRBs, have a put option that was triggered with the change in control of BCI upon the closing of the Transaction. The put option expired November 12, 2004 and was not exercised.

We redeemed our 9.25% debentures on September 13, 2004, with interest paid through September 12, 2004. The total cash outflow associated with the redemption was $49,249. Included in the total cash paid was $47,295 for the principal of the debentures, $1,069 of accrued interest and an early redemption premium of $885.

We also had a borrowing arrangement with BW Holdings, LLC, a former affiliate, evidenced by a demand promissory note bearing interest at a variable rate, which terminated in the third quarter of 2004 upon the completion of the Transaction. In 2003, we, along with our subsidiary HAI, had similar arrangements with Borden Foods Holdings Corporation, a former affiliate. The loans were reported as Loans payable to affiliates on the Condensed Consolidated Balance Sheets and totaled $18,260 at December 31, 2003. Of the total loans outstanding, HAI owed $6,000 at December 31, 2003. Affiliated interest expense totaled $138 and $456 for the nine months ended September 30, 2004 and 2003, respectively. Affiliated interest expense totaled $558, $1,857 and $14,538 for the years ended December 31, 2003, 2002 and 2001, respectively.

Our Australian subsidiary entered into a five-year asset-backed credit facility in the fourth quarter of 2003, or the Australian facility, which provides for a maximum borrowing of $18,550 Australian Dollars, or approximately $13,438 based on exchange rates as of September 30, 2004. The Australian facility provided the funding for our Fentak acquisition (see Note 5 to our audited Consolidated Financial Statements included elsewhere in this prospectus for additional information on the acquisition), and it is secured by liens against substantially all of the assets of the Australian business and the stock of Australian subsidiaries. This facility includes a fixed rate component used for the acquisition, as well as a revolver and letter of credit facility. This facility restricts the Australian subsidiaries on the payment of dividends, the sale of assets and additional borrowings by the Australian businesses outside of this facility. This facility also contains financial covenants applying to the Australian subsidiaries including current ratio, interest coverage, debt service coverage and leverage. The fixed portion of the Australian facility requires minimum quarterly principal reductions totaling $450 Australian Dollars (approximately $330). The revolving facility component requires semi-annual principal reductions based on a portion of excess cash as defined in the agreement. At September 30, 2004 and December 31, 2003, our Australian subsidiary had $4,004 and $3,178 Australian Dollars, respectively, available under this facility, or approximately $2,901 and $2,400 based on exchange rates as of September 30, 2004 and December 31, 2003, respectively.

We have additional international credit facilities that provide liquidity to these businesses in local currencies, totaling approximately $25,691 based on exchange rates as of September 30, 2004. Of this amount, approximately $15,635 (net of letters of credit and other guarantees of $6,417 and $3,639 of other draws) was available to fund working capital needs and capital expenditures of these businesses. There is an additional

$3,825 available for which usage is restricted for foreign currency hedging. While these facilities are primarily unsecured with no financial covenant restrictions, portions of the lines are secured by equipment. We guarantee up to $6,700 of the debt of one of our Brazilian subsidiaries, included in these facilities.

In the fourth quarter of 2003, we exercised our option to redeem, at par, the remaining $885 of the County of Maricopa Industrial Revenue Bonds. Also in the fourth quarter of 2003, we converted our remaining IRB issue, the $34,000 Parish of Ascension IRB, to a fixed interest rate, and, by doing so, we were able to eliminate the requirement to maintain a backup letter of credit for approximately $34,500. This increased our availability under our existing credit facility and provided us with additional borrowing capacity.

Effective December 1, 2003, we entered into a $34,000 interest rate swap agreement structured for the Parish of Ascension IRBs. Under this agreement, we received a fixed rate of 10% and paid a variable rate equal to the 6-month LIBOR plus 630 basis points. At December 31, 2003, this equated to a rate of 7.6%. This swap was terminated in August of 2004, and a loss of $610 was recognized.

Previous buybacks of our senior unsecured notes will allow us to fulfill our sinking fund requirements through 2013 for our 8 3/8% debentures. In the future, we, or our affiliates may purchase our senior unsecured notes in the open market or by other means, depending on market conditions.

We estimate that capital expenditures for the year ended December 31, 2004 were $40,000, including plans to continue increasing plant production capacity as necessary to meet demand.

The following table summarizes our contractual cash obligations at December 31, 2003, on a pro forma basis, after giving effect to the Transaction, and the effect we expect these obligations to have on our future cash requirements. Our contractual cash obligations consist of legal commitments requiring us to make fixed or determinable cash payments, regardless of the contractual requirements of the vendor to provide future goods or services. This table does not include information on our recurring purchases of materials for use in production, as our raw materials purchase contracts do not meet this definition because they do not require fixed or minimum quantities. Contracts with cancellation clauses are not included, unless such cancellation would result in major disruption to our business. For example, we have contracts for information technology support that are cancelable, but this support is essential to the operation of our business and administrative functions; therefore, amounts payable under these contracts are included.

	Payments Due By Year
Contractual Obligations	2004	2005	2006	2007	2008	2009 and beyond	Total
	(in thousands)
Second-Priority Senior Secured Notes	$—	$—	$—	$—	$—	$475,000	$475,000

HAI, Australia, Brazil facilities	5,633	2,219	1,841	1,420	3,609	2	14,724
Industrial Revenue Bonds						34,000	34,000
8 3/8% Debentures due 2016	—	—	—	—	—	78,000	78,000
9 2/10% Debentures due 2021	—	—	—	—	—	114,800	114,800
7 7/8% Debentures due 2023	—	—	—	—	—	246,782	246,782

	5,633	2,219	1,841	1,420	3,609	473,584	488,306

Long-term debt, including current maturities	5,633	2,219	1,841	1,420	3,609	948,584	963,306
Operating leases	12,120	10,205	7,882	5,961	4,302	3,789	44,259
Unconditional purchase obligations(1)	16,815	5,992	4,523	2,625	300	—	30,255
Interest expense on fixed rate debt(2)	70,060	69,806	69,621	69,491	69,390	614,687	963,055

Total	$104,628	$88,222	$83,867	$79,497	$77,601	$1,567,060	$2,000,875

(1)	This table excludes payments relating to income tax, pension and post retirement benefits and environmental obligations due to the fact that, at this time, we cannot determine either the timing or the amounts of payments for all periods beyond 2004 for certain of these liabilities. In addition, loans payable to affiliates are not included in this table because they are demand instruments, and repayments are not predictable, as we use this to fund our daily cash requirements. See Notes 11, 12, 13 and 22 to our audited Consolidated Financial Statements included elsewhere in this prospectus and the following discussions on minimum pension funding requirements, environmental, taxes and pension and postretirement benefits for more information on these obligations. Our capital lease obligations are not material.
(2)	This table excludes interest expense for debt instruments with variable interest rates, which includes a portion of the notes. For the nine months ended September 30, 2004, this expense was $8.3 million, and for the three months ended December 31, 2004, this expense is expected to be approximately $2.8 million based on current interest rates during January 2005.

Based on our current projections of the minimum annual funding requirements imposed by federal laws and regulations with regard to our U.S. pension plan, our projected minimum annual funding requirements range from zero in 2004 to approximately $28,100 in 2006, with a total funding requirement for the five years ended in 2008 of approximately $66,300. The assumptions used by our actuaries in calculating these projections included an 8.0% annual rate of return on assets for the years 2004 through 2008 and the continuation of current law and plan provisions.

We spent approximately $5,400 for capital expenditures in 2004 related to capital improvements and compliance under environmental laws. Of this amount, approximately $2,300 is included in the above table as unconditional purchase obligations, with the remainder being voluntary capital improvement projects. We expect other environmental expenditures for 2004 - 2008 to total approximately $17,700, with approximately $32,700 paid over the next 25 years beginning in 2009.

Effective September 1, 2003, we amended our Total Family Protection Plan to eliminate medical benefits for our retirees and their dependents who are over age 65. We have arranged with a major benefits provider to offer affected retirees and their dependents continued access to medical and prescription drug coverage, including coverage for pre-existing conditions. We subsidized a portion of the cost of coverage for affected retirees and their dependents through December 2004 to assist our retirees’ transition to alternative medical coverage and reserve the right to continue, terminate or reduce the subsidy provided to our affected retirees and their dependents for periods after December 2004.

We wrote off our net deferred domestic tax asset in the second quarter of 2004. This event does not negatively impact our projections of cash taxes we expect to pay during 2004. We also do not anticipate this write off will have a negative impact on our cash flow in future years. We now expect to pay approximately $20,000 for cash taxes in 2004 versus our projections of $22,000 as reported in our December 31, 2003 Form 10-K.

We expect to have adequate liquidity for debt service and to fund working capital requirements, contractual obligations and capital expenditures over the term of our senior secured credit facility with cash received from operations, amounts available under our senior secured credit facility and amounts available under our subsidiaries’ separate credit facilities.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Covenant Compliance

Adjusted EBITDA is used to determine compliance with the debt incurrence covenant contained in the indenture governing the notes. Because we are highly leveraged, our compliance with these covenants is important for the investors in our debt. Compliance with these covenants is important. Therefore, Adjusted EBITDA is a key metric for investors.

Adjusted EBITDA is defined as net income adjusted to exclude depreciation, interest expense, non-operating income and expenses, unusual items and certain pro forma adjustments permitted in calculating covenant compliance under the indentures governing the notes and our senior secured credit facility. We believe that the inclusion of supplemental adjustments to net income applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors to demonstrate compliance with our financing covenants.

As of September 30, 2004, the Company was in compliance with all material covenants contained in the Company’s indenture governing the notes.

Reconciliation of Net (Loss) Income to Adjusted EBITDA

	Nine months ended September 30,
	2003	2004
Net (loss) income	$27,798	$(186,145)
Depreciation and amortization	34,676	36,533
Adjustments to Segment EBITDA	(3,962)	27,049
Interest expense	34,114	42,563
Affiliated interest expense	456	138
Transaction related costs	—	40,737
Other non-operating expense (income)	489	2,385
Income tax expense (benefit)	(1,271)	151,029

	92,300	114,289
Adjusted EBITDA(a)(c):
Management fees	2,511	1,510
Brazil reactor impact(b)	—	1,700
Full year impact of acquisitions	2,925	495
Cost savings	10,175	3,975
Benefit plan subsidy amendment	7,281	1,125
Purchasing power savings	4,875	4,875

	$120,067	$127,969

(a)	To arrive at Adjusted EBITDA, we are required to make adjustments to net income for management fees paid to our Sponsors, unusual operating impacts and certain pro forma adjustments. These pro forma adjustments include the full year impact of completed acquisitions and approved amendments to our post retirement plan and cost and purchasing savings we expect to achieve.
(b)	Amount represents the impact of the mechanical failure of a Brazilian reactor in the third quarter of 2004. We have filed an insurance claim to recover substantially all losses related to this item.
(c)	To incur additional debt under the indenture, we must have a fixed charge coverage ratio of greater than 2 to 1 at the time the debt is incurred, after giving pro forma effect to such incurrence.

Quantitative and Qualitative Disclosures About Market Risk

Risk Management. We use various financial instruments, including some derivatives, to help us hedge our foreign currency exchange risk and interest rate risk. We also use raw material purchasing contracts and pricing contracts with customers to mitigate commodity price risks. These contracts generally do not contain minimum purchase requirements.

Foreign Exchange Risk. Our non-U.S. operations accounted for approximately 37% of our net sales in 2003 and 35% in 2002. As a result, we have exposure to foreign exchange risk on transactions potentially denominated in many foreign currencies. These transactions include foreign currency denominated imports and exports of raw materials and finished goods (both intercompany and third party) and loan repayments. In all cases, the functional currency is the business unit’s local currency.

It is our policy to reduce foreign currency cash flow exposure due to exchange rate fluctuations by hedging our firmly committed foreign currency transactions wherever economically feasible. Our use of forward and option contracts is designed to protect our cash flows against unfavorable movements in exchange rates, to the extent of the amount under contract. We do not attempt to hedge foreign currency exposure in a manner that would entirely eliminate the effect of changes in foreign currency exchange rates on net income (loss) and cash flow. We do not speculate in foreign currency nor do we hedge the foreign currency translation of our international businesses to the U.S. dollar for purposes of consolidating our financial results or other foreign currency net asset or liability positions. The counter-parties to our forward contracts are financial institutions with investment grade credit ratings.

Our foreign exchange risk is also mitigated because we operate in many foreign countries, reducing the concentration of risk in any one currency. In addition, our foreign operations have limited imports and exports, reducing the potential impact of foreign currency exchange rate fluctuations. With other factors being equal, such as the performance of individual foreign economies, an average 10% foreign exchange increase or decrease in any one country would not materially impact our operating results or cash flow. However, an average 10% foreign exchange increase or decrease in all countries may materially impact our operating results.

As required by current accounting standards, our Consolidated Statements of Operations includes any gains and losses arising from forward and option contracts.

The following table summarizes forward currency and option contracts outstanding as of December 31, 2003 and 2002. Fair values are determined from quoted market prices at these dates.

	2002				2003
	Average Days to Maturity	Average Contract Rate	Forward Position	Fair Value (Loss)	Average Days To Maturity	Average Contract Rate	Forward Position	Fair Value Gain (Loss)
	(dollars in thousands)
Currency to sell for U.S. Dollars
British Pound(1)	31	1.60	$36,916	$(231)	7	1.7710	$44,300	$(323)
Canadian Dollars(2)	—	—	—	—	16	1.3040	4,000	(38)
Canadian Dollars(2)	—	—	—	—	49	1.3069	4,000	(64)
Canadian Dollars(2)	—	—	—	—	76	1.3095	4,000	(79)
Currency to sell for Canadian Dollars
British Pound(1)	31	2.51	$23,163	(171)	—	—	—	—
Currency to buy with U.S. Dollars
Canadian Dollars(3)	—	—	—	—	16	1.3600	4,000	—
Canadian Dollars(3)	—	—	—	—	49	1.3600	4,000	5
Canadian Dollars(3)	—	—	—	—	76	1.3600	4,000	13

(1)	Forward contracts
(2)	Calls sold
(3)	Puts purchased

Interest Rate Risk. We use interest rate swaps to minimize our interest rate exposures between fixed and floating rates on long-term debt. We do not enter into speculative financial contracts of any type. The fair values of the swaps are determined using estimated market levels. Under interest rate swaps, we agree with other parties to exchange at specified intervals the difference between the fixed rate and floating rate interest amounts calculated by reference to the agreed notional principal amount.

As of December 31, 2003, we had one interest rate swap outstanding with a notional value of $34,000 and a fair value of $(483). Under this arrangement, we paid 7.6% and received 10.0% in 2003. We had a $24,286 swap outstanding during 2002 that matured on December 1, 2002. In 2002, we paid 13.7% and received 1.9% on this swap.

The interest rates on most of our debt agreements are fixed. A 10% increase or decrease in the interest rates of the variable debt agreements would be immaterial to our net income. The fair value of our publicly held debt is based on the price at which the bonds are traded or quoted at December 31, 2003 and 2002. All other debt fair values are determined from quoted market interest rates at December 31, 2003 and 2002.

Following is a summary of our debt obligations as of December 31, 2003 and 2002 (see Note 10 to our audited Consolidated Financial Statements included elsewhere in this prospectus for additional information on our debt):

	2002			2003
Year	Debt	Weighted Average Interest Rate	Fair Value	Debt		Weighted Average Interest Rate	Fair Value
	(dollars in thousands)
2003	$2,779	10.7%	$2,779	$			$
2004	607	13.8%	602		8,167	6.2%		8,167
2005	607	13.8%	602		2,219	9.7%		2,219
2006	300	13.8%	298		1,841	8.6%		1,841
2007	11	14.3%	11		1,420	6.8%		1,420
2008	—	—%	—		3,609	6.4%		3,609
2009 and beyond	521,762	8.5%	340,756		520,877	8.5%		486,374
Total	$526,066		$345,048		$538,133			$503,630

We do not use derivative financial instruments in our investment portfolios. We place any cash equivalent investments in instruments that meet the credit quality standards established within our investment policies, which also limit the exposure to any one issue. At December 31, 2003, we had no material investments in cash equivalent instruments. At December 31, 2002, we had $70,133 invested primarily in time deposits with average maturity periods of seven days and average rates at 1.2%. Due to the short maturity of our cash equivalents and restricted cash investments, the carrying value on these investments approximates fair value and our interest rate risk is not significant. A 10% increase or decrease in interest returns on invested cash would not have a material effect on our net income and cash flows at December 31, 2003 and 2002.

Commodity Risk. We are exposed to price risks associated with raw material purchases, most significantly with methanol, phenol and urea. For our commodity raw materials, we have purchase contracts, with periodic price adjustment provisions. In 2003, our suppliers were committed under these contracts to provide 100% of our estimated methanol requirements. Commitments with our phenol and urea suppliers provide up to 100% of our estimated requirements and also provide the flexibility to purchase a certain percentage of our needs in the spot market, when favorable to us. We expect these arrangements for raw materials to continue throughout 2004. Our commodity risk also is moderated through our use of customer contracts with selling price provisions that are indexed to publicly available indices for these commodity raw materials. All commodity futures that we enter into are approved by our Board of Directors.

We have a long-term contractual arrangement with the leading global melamine crystal producer to supply a minimum of 70% of our worldwide melamine crystal requirements. The melamine crystal we purchase under this agreement will be sourced from numerous supplier production sites and the temporary or permanent loss of any individual site would not likely have a material adverse impact on our ability to satisfy our melamine crystal requirements. We have no minimum purchase requirements under this contract.

Natural Gas Futures—Natural gas is essential in our manufacturing processes, and its cost can vary widely and unpredictably. In order to control our costs for natural gas, we hedge a portion of our natural gas purchases for all of North America. In 2003, we hedged approximately 69% of our actual natural gas usage. During September 2004, we entered into futures contracts for natural gas usage through December 2005. During 2003, we entered into futures contracts for natural gas usage through June 2004. The contracts are settled for cash each month based on the closing market price on the last day the contract trades on the New York Mercantile Exchange. Our commitments settled under these contracts totaled $4,866 and our related losses were $224 in 2003. At December 31, 2003, we had future commitments under these contracts of $1,359. We were in previous natural gas futures contracts with varying settlement dates during 2001 and 2002. Commitments settled under these contracts totaled $1,210 and our related losses were $264 in 2002. These contracts terminated prior to December 31, 2002.

We recognize gains and losses on commodity futures contracts each month as gas is used. Our future commitments are marked to market on a quarterly basis. We recorded an unrealized gain of $411 at September 30, 2004 and a gain of $11 at December 31, 2003 related to our natural gas futures contracts.

Natural Gas Commitments—In 2000, we entered into fixed rate, fixed quantity contracts to secure a portion of future natural gas usage for certain facilities. We entered into these contracts to partially hedge our risk of natural gas price fluctuations in peak usage months. Our gas purchases under these contracts totaled $402 and $671 in 2003 and 2002, respectively. We recorded a gain of $16 at December 31, 2002 and a loss of $545 at December 31, 2001 for the difference between the fair value and the carrying value of our future natural gas commitments. These contracts expired early in 2003, and we have no natural gas purchase commitments at year-end 2003.

Other Matters. Our operations are subject to the usual hazards associated with chemical manufacturing and the related storage and transportation of feedstocks, products and wastes, including, but not limited to, combustion, inclement weather and natural disasters, mechanical failure, unscheduled downtime, transportation interruptions, remediation, chemical spills, discharges or releases of toxic or hazardous substances or gases and other environmental risks. These potential hazards could cause personal injury or loss of life, severe damage to or destruction of property and equipment and environmental damage and could result in suspension of our operations and the imposition of civil or criminal penalties. We have significant operational management systems, preventive procedures and protective safeguards to minimize the risk of an incident and to ensure the safe continuous operation of our facilities. In addition, we maintain property, business interruption and casualty insurance that we believe is in accordance with customary industry practices, but we are not fully insured against all potential hazards incidental to our business.

Due to the nature of our business and the current litigious climate, product liability litigation, including class action lawsuits claiming liability for death, injury or property damage caused by our products, or by other manufacturers’ products that include our components, is inherent to our business but historically has not resulted in material judgments against us. However, our current product liability claims and any future lawsuits, could result in damage awards against us, which in turn could encourage additional litigation.

See “Risk Factors—Risks Relating to Our Business.”

Recently Issued Accounting Standards

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” as amended in December 2003 (“FIN 46R”) to expand upon and strengthen existing accounting guidance that addresses when a company should include in its financial statements, the assets, liabilities and activities of another entity. FIN No. 46R requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. We have no variable interest entities; therefore, the implementation of FIN 46R will not have an impact on our results of operations and financial condition.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The clarification provisions of this statement require that contracts with comparable characteristics be accounted for similarly. This statement is effective for any new derivative instruments entered into after June 30, 2003. We adopted SFAS No. 149 on July 1, 2003, and the adoption did not have an impact on our financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This statement addresses the accounting for certain financial instruments that, under previous guidance, could be accounted for as equity. SFAS No. 150 requires that those instruments be classified as liabilities in the statement of financial position. This statement is effective for financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Our adoption of SFAS No. 150 on July 1, 2003 did not have a material impact on our financial statements.

In December 2003, the FASB issued SFAS No. 132 (as revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits, an amendment of FASB Statements No. 87, 88 and 106, and a revision of FASB Statement No. 132.” The new rules require additional disclosures about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. This Statement is effective for our fiscal years ending after December 15, 2003, except for certain disclosures on foreign plans, which are effective for fiscal years ending after June 15, 2004. We have adopted SFAS No. 132 (as revised 2003) and included the additional disclosures in Notes 12 and 13 to our audited Consolidated Financial Statements included elsewhere in this prospectus. We elected to include the disclosures for our foreign plans in 2003.

In May 2004, the FASB issued Staff Position SFAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.” This Position provides guidance on the accounting, disclosure, effective date and transition requirements related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003. FASB Staff Position SFAS 106-2 is effective for interim or annual periods beginning after June 15, 2004. The adoption of this Position had no material impact on the Company’s financial position or results of operations.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs.” The statement amends Accounting Research Bulletin (“ARB”) No. 43, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. ARB No. 43 previously stated that these costs must be “so abnormal as to require treatment as current-period charges.” SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with earlier application permitted for fiscal years beginning after the issue date of the statement. The adoption of SFAS No. 151 is not expected to have any impact on the Company’s current financial condition or results of operations.

In December 2004, the FASB revised its SFAS No. 123 (“SFAS No. 123R”), “Accounting for Stock Based Compensation.” The revision establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, particularly transactions in which an entity obtains employee services in share-based payment transactions. The revised statement requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is to be recognized over the period during which the employee is required to provide service in exchange for the award. Changes in fair value during the requisite service period are to be recognized as compensation cost over that period. In addition, the revised statement amends SFAS No. 95, “Statement of Cash Flows,” to require that excess tax benefits be reported as a financing cash flow rather than as a reduction of taxes paid. The provisions of the revised statement are effective for financial statements of companies issued for the first annual reporting period beginning after December 15, 2005, with early adoption encouraged. The Company is currently evaluating the impact that this statement will have on its financial condition or results of operations.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29.” APB Opinion No. 29, “Accounting For Nonmonetary Transactions,” is based on the opinion that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets whose results are not expected to significantly change the future cash flows of the entity. The adoption of SFAS No. 153 is not expected to have any impact on the Company’s current financial condition or results of operations.

In December 2004, the FASB issued two FASB Staff Positions (FSP) that provide accounting guidance on how companies should account for the effects of the American Jobs Creation Act of 2004 that was signed into law on October 22, 2004. FSP FAS 109-1, “Application of FASB Statement No. 109, ‘Accounting for Income Taxes’, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004”, states that the manufacturers’ deduction provided for under this legislation should be accounted for as a special deduction instead of a tax rate change. FSP FAS 109-2, “Accounting and Disclosure Guidance for the Foreign Earning Repatriation Provision within the American Jobs Creation Act of 2004,” allows a company additional time to evaluate the effects of the legislation on any plan for reinvestment or repatriation of foreign earnings for purposes of applying the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”. These FSPs may affect how a company accounts for deferred income taxes. These FSPs are effective upon issuance. The Company is currently evaluating the impact of these FSPs on its results of operations and financial position and currently cannot anticipate whether such impact may be material.

Quarterly Financial Data

The following represents our quarterly financial data for the first three quarters of 2004.

2004 Quarters	First	Second	Third
	(dollars in thousands)
Net Sales	$385,434	$412,967	$432,872
Gross margin	75,897	85,243	82,669
Income (loss) from continuing operations	4,914	(132,014)	(59,045)
Net income (loss)	4,914	(132,014)	(59,045)

BUSINESS

Overview

We are the world’s leading integrated producer of thermoset-based resins and adhesives for the global forest products and industrial markets. In addition, we are the world’s largest producer by volume of formaldehyde, an important and versatile building block chemical used in a wide variety of applications. We are the largest North American producer by volume of thermoset-based resins used in the production of engineered wood products, including structural wood panels, beams and non-structural panels, furniture, door and window assemblies and wallboards. We are also a leading producer of resin-coated proppant systems in North America, which are used in oilfield and natural gas production, and, through HAI, of foundry resins, which are used in the production of cores and molds for metal castings. We have a strong presence in the production of specialty resins used in the industrial, automotive and electronics markets. Our materials are designed to deliver superior binding and bonding performance to manufacturers of thousands of common, everyday products that enhance modern living. Our strong position in North America is complemented by our significant operations in Latin America and Europe and expansion opportunities in Asia Pacific and Latin America.

Through our worldwide network of 48 strategically located low-cost production facilities, we serve more than 3,000 customers, with our largest customer representing 5% of net sales in 2003. Our strategically located network of facilities provides us with logistical benefits, which minimize delivery expense due to our proximity to our customers. Our customers operate in diverse end-markets, such as new home construction, repair and remodeling, furniture, automotive, oil and gas, chemicals, electronics, communications and agriculture. The diversity of our customer base helps to insulate us from a downturn in any one sector of the economy. Our customer contracts generally allow us to pass raw material price increases on to our customers, which leads to stable gross margins. For the nine months ended September 30, 2004, we generated net sales of $1,231.3 million. In 2003, 63% of our net sales were derived from sales in the United States, 15% from Canada and 22% from Latin America, Europe and Asia Pacific.

Industry

According to SRI Consulting, an independent industry consulting firm, the global chemicals industry is a $1.9 trillion market, divided into two primary markets: commodity chemicals and specialty chemicals. We are an important participant in both markets. We participate in the commodity chemicals market through our presence in the merchant formaldehyde market, which is complementary to our specialty chemicals business. We participate in the specialty chemicals market through our presence in thermoset-based resins, including our forest products resins and our resins servicing the electronics and oil field services markets. The portion of the specialty chemicals market in which we participate is estimated at $6.4 billion globally. Products in the specialty chemicals market are principally sold on the basis of performance, technical support and service levels to customers and product innovation.

Competitive Strengths

•	Leading Market Positions. We are the world’s leading integrated producer of thermoset-based resins and adhesives for the global forest products and industrial markets. We have the number one market position in North America by volume in products accounting for virtually all our net sales. The following table illustrates our estimates of our North American market position by volume in our key product areas:

Product	2003 Market Position
Forest Products Resins
UF Resins	1
PF Resins	1
Merchant Formaldehyde	1
Industrial Resins	1
Foundry Resins	1
Oilfield Resins	1

•	Diversified and Stable Revenue Base. We have a diversified revenue and customer base in a variety of end-markets and geographies, which reduces our exposure to economic, industry and commodity chemical cycles. In 2003, our largest customer accounted for 5% of our net sales and our top ten customers accounted for 27% of our net sales. We have served each of these customers, on average, for over 20 years, and we believe these longstanding relationships are a result of our focus on developing innovative, high-quality products with a high level of technical service. We sell our products into numerous end-markets, including new home construction, repair and remodeling, furniture, automotive, oil and gas, chemicals, electronics, communications and agriculture.

•	Ability to Pass Along Raw Material Price Increases to Our Customers. As a result of our customer contracts, the nature of our industry and the strong relationships with our customers, we are typically able to pass along raw material price increases. Approximately 60% of our sales in 2003 were to customers that have contracts which allow for the passing through of increases in raw material costs on average within 30 days. For a significant portion of our remaining sales, we have been able to pass through raw material cost increases even in the absence of a customer contract. Given that raw material costs typically represent over 75% of our total cost of sales, our ability to pass through increases in raw material prices has enabled us to maintain stable gross margins regardless of the raw material price environment. This practice has helped to provide stability of our gross profits throughout recent periods of industry raw material cost increases. For example, in 2003, despite the prices of methanol, phenol and urea increasing by 42%, 22% and 50%, respectively, our gross profit per ton increased 1.3% from 2002 to 2003.

•	Low Cost Position. We are North America’s lowest cost producer of formaldehyde and formaldehyde-based resins. We continually focus on improving our low cost position via our Six Sigma initiatives. We have the most comprehensive network of formaldehyde plants in North America. Our cost advantage in formaldehyde is a result of our manufacturing technology and leading global market position, which allow us to utilize our plants more efficiently and source raw materials at lower prices. Our cost advantage in formaldehyde-based resins is a result of our manufacturing scale and vertical integration with our formaldehyde business. Most of our manufacturing plants are strategically located close to, or linked with, our customers’ manufacturing facilities. This proximity allows us a significant logistical advantage since formaldehyde cannot be cost-effectively transported long distances.

•	Strong and Stable Free Cash Flow. We are able to generate strong and stable free cash flow due to our operating characteristics and the nature of the industry in which we operate. This stability is due in large part to our ability to pass through fluctuations in raw material prices to our customers on average within 30 days, as is standard in the thermoset-based resins industry. This fact, together with our diversified revenue base, economies of scale and focus on maintaining industry leading cost levels, has resulted in stable operating results over time. Our steady operating results combined with our relatively low maintenance capital requirements and minimal working capital needs result in stable free cash flow.

•	Strong and Experienced Management Team. Our management team has a demonstrated track record of financial and operational achievement. Eleven of the top twenty-five members of our senior management team have been with us for an average of 16 years and have extensive industry experience and longstanding customer relationships. The remaining fourteen members of our senior management team, including our chief executive officer, joined us in the last three years. This new management team has introduced best practices and has been responsible for introducing several key initiatives such as Six Sigma, new product development, assessment processes, global sourcing and global product line management. On a fully-diluted basis, management would own 10% of BHI Acquisition’s equity.

Our Strategy

Our key business strategies are:

•	Leverage Our Leading Market Position in Our Core Forest Product Business. We are the world’s leading producer of thermoset-based forest product resins. We have been able to achieve this position by building our infrastructure close to the facilities of the leading wood industry customers, allowing us to effectively provide increased products and services to our customers as they grow. We intend to continue to leverage our competitive advantage to increase our sales of existing products and introduce new products.

•	Leverage Existing Technologies to Grow Internationally and Enter New Markets. We will continue to grow internationally by expanding our product sales to our multi-national customers outside of North America and by entering new markets. We believe that our leading formaldehyde and formaldehyde-based resin technology and our relationships with large multi-national customers as a “supplier of choice” of formaldehyde offers us a significant competitive advantage as we enter new markets. Our expansion strategy involves employing a total systems approach to meet customer needs. This approach involves using our global technology and experience in order to deliver the appropriate resin for the customer’s application and production process and subsequently providing ongoing in-plant technical support and service. We are particularly focused on growing our business in the Asian-Pacific and Latin American markets, where the usage of our products is increasing. For example, having recently targeted Brazil as a growth market, our sales volumes in that country have grown by 35% from 2001 to 2003. In China, we have initiated three joint ventures and have two plants in operation in order to expand our operations in forest products, formaldehyde and UV coatings.

•	Develop and Market New Products. We will continue to expand our product offerings through internal product innovation and joint research and development initiatives with our customers and research partnership formations. In 2003, approximately 15% of our net sales were derived from products developed or re-engineered within the last three years. We have implemented a new, systematic approach to new product development and have identified promising new technologies that have begun to yield significant results. In 2003, we introduced new materials in all of our product lines. For example, last year we developed and began marketing XRT™, a resin for the oilfield products end-market, which generated $10.0 million in net sales in 2003.

•	Improve Our Position as a Low Cost Producer. We will continue to focus on opportunities to optimize our resources, improve our cost position and drive new product innovation. In late 2002, we implemented a Six Sigma process initiative, which is adding discipline and focus to the way we approach productivity. Our goal for each year is for Six Sigma, together with other productivity initiatives, to generate incremental savings of up to 6% of our existing cost structure ($11.0 million in 2004). Since the beginning of 2002, we estimate that our average productivity by volume per employee has increased by approximately 25%. In addition, in 2003 we implemented a significant restructuring program which has enabled us to achieve significant cost savings, which we expect will result in approximately $35.0 million of annual savings, of which $33.0 million had been realized through September 30, 2004.

•	Strategic Relationship with Other Affiliate Companies. We believe there are substantial cost reduction and revenue growth opportunities achievable via strategic relationships with other companies affiliated with Apollo. Through combined purchasing initiatives, we intend to target reductions in raw material expenses. In addition, we believe there are potential cross-selling opportunities with those Apollo affiliated companies that sell different products to our target markets. We may determine to try to realize such opportunities through potential business combinations with such affiliated chemical companies controlled by Apollo.

Our History

Business Realignment and Corporate Reorganization. We have undertaken numerous plant consolidations and other business realignment initiatives. These initiatives are designed to improve efficiency and to focus resources on our core strengths. The associated business realignment charges consist primarily of employee severance, plant consolidation and related environmental remediation costs and asset impairment expense. Following is a brief overview of our significant business realignment activities since 2001.

As part of the 2001 Corporate Reorganization, we completed a significant capital restructuring, which consisted primarily of a capital contribution by BHI of $614.4 million of preferred stock. The significant impact of this transaction was to eliminate future required annual preferred dividend payments of $73.7 million. Also as part of the 2001 Corporate Reorganization, BHI made a capital contribution of cash and purchased certain financial assets from us at their estimated fair values. The cash contribution and the cash received from the sale of assets allowed us to substantially repay our affiliated debt as of December 31, 2001. See Note 3 to our audited Consolidated Financial Statements included elsewhere in this prospectus.

In 2001, we recorded $126.4 million of business realignment and impairment charges related primarily to the closures of Melamine and two forest products plants in the U.S., realignment of our North American workforce organization, reorganization of our corporate headquarters and the discontinuation of a plant construction project. The largest component of the 2001 charge is a $98.1 million impairment of Melamine fixed assets, goodwill and spare parts. This impairment was the result of our strategic decision late in 2001 to sell or close Melamine and to enter into a long-term contractual arrangement with a supplier for our future melamine crystal needs.

In June 2003, we initiated the 2003 Realignment designed to reduce operating expenses and increase organizational efficiency. To achieve these goals, we are reducing our workforce, streamlining processes, consolidating manufacturing processes and reducing general and administrative expenses.

Upon closing of the Transaction, BHI Investment, LLC, an affiliate of Apollo, acquired control of Borden Holdings and the Company. See “Summary—Recent Developments—Transaction.”

Acquisitions and Divestitures. Following is a summary of acquisitions and divestitures we made in the past five years.

In 1999, we acquired Blagden Chemicals, Ltd., or Blagden, in the U.K. and Spurlock Industries, Inc., or Spurlock, in the U.S. Blagden produces formaldehyde, forest products and industrial resins. Spurlock produces formaldehyde and forest products resins.

In 2000, we acquired the formaldehyde and certain other assets from Borden Chemicals and Plastics Operating Limited Partnership, or BCPOLP, which was one of our affiliates, and acquired East Central Wax, a wax emulsions producer for the forest products business.

Also in 2001, we merged our North American foundry resins and coatings businesses with similar businesses of Delta-HA, Inc., or Delta, to form HAI, in which, at the time of its formation, we had a 75% economic interest. The Limited Liability Agreement of HAI provides Delta the right to purchase between 3% and 5% of additional economic interest in HAI each year beginning in 2004. Pursuant to this provision, in 2004, Delta purchased an additional 5% interest, thereby reducing our economic interest to 70%. Delta’s purchase price of the interest was based on the enterprise value of HAI determined by applying a contractually agreed upon multiple to EBITDA, as defined in the agreement. Delta is limited to acquiring a maximum of 20% of additional economic interest in HAI under this arrangement.

In 2001, through a series of transactions with affiliates, we sold Consumer Adhesives for total proceeds of $94.1 million, which we refer to as the Consumer Adhesives sale. Consequently, Consumer Adhesives is reported as a discontinued operation in our financial statements in 2001. We retained continuing investments in Consumer Adhesives in the form of preferred stock and notes receivable. We sold the notes receivable to BHI in the fourth quarter of 2001 for their carrying value of $57.7 million. The preferred stock, with a carrying value of $110.0 million, was redeemed during the first quarter of 2002 for a $110.0 million note receivable from Consumer Adhesives, which we subsequently sold to BHI for face value plus accrued interest and used the proceeds to repay affiliated debt.

In the second quarter of 2003, we sold common stock of Melamine Chemicals, Inc. as part of the closure of our melamine crystal business. The gain from the sale was recorded as business realignment income. Activities related to the closure of this business are reported under “Divested Business” in the notes to our Consolidated Financial Statements.

In the fourth quarter of 2003, we acquired Fentak in Australia and Malaysia, a producer of specialty chemical products for engineered wood, laminating and paper impregnation markets. We also acquired the business and technology assets of SEACO, a domestic producer of specialty adhesives.

On October 6, 2004, Borden Germany and BCI entered into a share purchase agreement with the owners of Bakelite, RÜTGERS AG and RÜTGERS Bakelite Projekt GmbH. Pursuant to the share purchase agreement, Borden Germany will acquire all of the outstanding share capital of Bakelite. Completion of the Bakelite Acquisition is subject to customary closing conditions, including European Commission merger clearance, and the Company and Bakelite will continue to operate independently until those conditions are satisfied and the closing occurs.

Products

Our primary product lines include forest products resins, formaldehyde, specialty resins, foundry resins and oilfield products. Our net sales by product line for 2003 are illustrated below:

Forest Products

Forest Products Resins. We are the leading producer of forest products thermoset-based resins in North America. Our thermoset-based resin systems are used by our customers to bind wood particles and bond wood segments to provide strength and durability to OSB, particleboard, MDF and plywood. The primary end-markets for our forest products resins are new home construction (17%), furniture (15%) and repair and remodeling (10%).

Products	Key Applications
Engineered Wood Resins	Softwood and hardwood plywood, OSB, laminated veneer lumber and strand lumber

Special Wood Adhesives	Laminated beams, structural and nonstructural fingerjoints, wood composite I-beams, cabinets, doors, windows, furniture, mold and millwork and paper laminations

Products	Key Applications
Wax Emulsions	Sizing agent for composite products

Wood Fiber Resins	Particleboard, MDF and hardboard

We provide a comprehensive range of resin systems to the world’s leading producers of engineered wood products. Our resins and adhesives, together with our wax sizing agents and other complementary products, are used to produce the following products: OSB, plywood and other construction panel systems; laminated beams, joists and trusses for structural applications; millwork, cabinetry and window and door assemblies; and particleboard and MDF for furniture, flooring and other applications. Used in combination with wood from plantation-grown trees, our resins help provide economical alternatives to traditional solid wood products that consume old-growth timber, while delivering products that achieve superior performance. Depending on the application and customer requirements, our resins are produced by mixing formaldehyde with other chemicals, including urea, phenol, melamine and resorcinol. The result is a completed thermoset resin system.

A key component of our success in the engineered wood market is our total systems approach to meeting customer needs. This approach involves first using our global technology and experience in order to deliver the right resin for the customer’s application and production process and then providing in-plant technical support and service.

Formaldehyde. We are the world’s largest producer of formaldehyde by volume and the largest provider of formaldehyde to end-users in North America. We manufacture more than five billion pounds of formaldehyde solution each year, of which approximately half is consumed internally for resin production and the other half is sold to external customers. Formaldehyde is a versatile building block chemical used in thousands of diverse end-use applications such as resin systems for forest products and industrial bonding, household products, including shampoo, cosmetics, disinfectants and fabric softeners, and specialty fabrics, paper products, fertilizers and animal feeds.

Products	Key Applications
Formaldehyde	Herbicides and fungicides, fabric softeners, oil and gas applications, urea formaldehyde, melamine formaldehyde, phenol formaldehyde and MDI

Hexamine	Explosives, accelerator for rubber curing, propellant to solid rocket booster engines and phenolic-based resins for brake shoes

Methaform	Clear automotive topcoats and other coating applications

Urea Formaldehyde Concentrates	Precursor for UF resins used in particleboard, plywood, shingles and slow release fertilizers

We manufacture synthetic formaldehyde by reacting methanol with a silver or metal oxide catalyst. Formaldehyde is sold in a water-based solution and also is blended with other materials for specific customer applications.

Performance Resins

Specialty Resins. We are a major supplier of high performance specialty resins used in the binding and bonding of a diverse range of materials, primarily in the construction, automotive, electronics and steel industries. Typical end-use product applications include electronics for circuit boards, adhesives for brake linings and other friction products, flame-resistant composites for trains and planes, acoustical insulation for automobiles and glass matting for roofing shingles and thermal insulation.

Products	Key Applications
Automotive PF Resins	Acoustical insulation, filters, friction materials, grinding wheels, interior components, molded electrical parts and assemblies

Composites PF Resins	Aircraft interiors, air ducts, brakes, ballistic applications, industrial grating, pipe and space shuttle engine nozzles

Construction PF Resins, UF Resins, Ketone Formaldehyde and Melamine Colloid	Decorative laminates, fiberglass insulation, floral foam, lamp cement for light bulbs, molded appliance and electrical parts, molding compounds, sandpaper, fiberglass mat, laminates, coatings, crosslinker for thermoplastic emulsions and specialty wet strength paper

Electronics PF Resins	Electrical laminates, computer chip encasement, molding compounds and photolithography

Refractory PF Resins	Steel mill refractory bricks, monolithic shapes, tap hole mix, tundish liners and nozzle visios

Our manufacturing complex in Louisville, Kentucky is one of the world’s largest sites producing specialty resins. We have additional manufacturing capacity for these materials dispersed throughout our international network of plants.

Foundry Resins. Through HAI, we are the leading producer by volume of foundry resins in North America. We pioneered the development of thermoset-based resins as binders for sand cores and molds used in metal castings over 40 years ago and continue to serve the North American market with a broad distribution network and significant production capability. Our foundry resin manufacturing capabilities include the largest foundry resin plant in the United States, which is located in Louisville, Kentucky. Our foundry resin systems are used by major automotive and industrial companies in the production of engine blocks, transmissions, brake and drive train components and various other casting products.

Products	Key Applications
Lost Foam Coatings	Specialty refractory coatings for lost foam casting operations featuring high permeability and pattern coverage properties

Refractory Coatings	General purpose products for ferrous and nonferrous applications

Resin-Coated Sand (RCS)—Super F®, FII®, and FT®	General purpose high-curing speed RCS for most applications

Resins—SigmaCure®, SigmaSet®, Super Set®, ALpHASET®, BETASET® and Plastiflake®	A comprehensive selection of synthetic resins for bonding sand cores and molds in a variety of applications including phenolic urethane cold box resins, phenolic urethane nobake resins, furan and phenolic acid curing resins, ester cured phenolic nobake resins, methyl formate cured phenolic cold box resins and phenolic resins for shell process

Shake-Free® Coated Sand	Specialty RCS for aluminum and light alloy applications

Sigma Sand® Coated Sand	Specialty RCS formulated for reduced emissions and nitrogen levels

Our foundry resins business provides PF resin systems, specialty coatings and ancillary products used to produce finished metal castings.

Oilfield Products. We are a leading producer of resin-coated proppant systems in North America. Our innovative flow back control technology allows oil and gas service providers to improve yields and extract oil and gas from deeper and more complex geological formations.

Products	Key Applications
AcFrac®, Ceramax® and XRT™ Resin Systems	Control flowback and increase well yields using various substrates

Curable Resin-Coated Sand	Bonds down hole to prevent proppant flowback

Curable Resin-Coated Ceramics	Control flowback and increase conductivity

Precured Resin-Coated Sand	Excellent crush resistance and high flow capacities

Maximizing flow capacity is critical for oil and gas production around the world, both on land and off-shore. We supply the leading service providers in the oil and gas field industry with products that increase the yields of working wells. Our extensive line of PF resin systems, resin-coated sand and resin-coated ceramic proppants are used in the hydraulic fracturing process to create and maintain pathways from the well bore to the oil or gas-bearing formation. This process enhances the recovery of hydrocarbons and can extend the well’s life.

Hydraulic fracturing and improved proppants have become increasingly important as the industry works to extract gas and oil from deeper and more complex geological formations. As a technology leader, our team of researchers and field technicians continues to find new ways to meet the industry’s needs. For example, our new XRT™ resin system, introduced in 2003, is quickly gaining marketplace acceptance as the industry’s new standard for performance.

Marketing and Distribution

Products are sold to industrial users in the U.S. primarily through our sales force of 80 employees. To the extent practicable, our international distribution techniques parallel those used in the U.S. We employ 25 people in our European sales force. However, raw materials, production considerations, pricing competition, government policy toward industry and foreign investment and other factors may vary substantially from country to country.

Competition

We compete with a variety of companies in each of our product lines. However, we believe that no single company competes with us across all of our existing product lines. The following chart sets forth our principal competitors by segment:

Segment	Product Line	Principal Competitors
Forest Products	Forest Products Resins	Dynea International Oy and Georgia-Pacific Corporation

	Formaldehyde	Dynea International Oy and Georgia-Pacific Corporation

Performance Resins	Specialty Resins	Bakelite AG, Dynea International Oy and Occidental Petroleum Corporation and Sumitomo Bakelite Co., Ltd.

	Foundry Resins	Ashland Inc. and Technisand Inc.

	Oilfield Products	Carbo Ceramics Inc. and Santrol

International	Product lines produced and sold outside of North America	Ashland Inc., Bakelite AG and Dynea International Oy

Manufacturing and Raw Materials

The primary raw materials used in our manufacturing processes, for all of our reporting segments, are methanol, phenol and urea. Raw materials are available from numerous sources in sufficient quantities but are subject to price fluctuations that cannot always be passed on to customers. We use long-term purchase agreements for our primary and certain other raw materials in certain circumstances to assure availability of adequate supplies at specified prices. These agreements generally do not have minimum annual purchase requirements.

The following table illustrates the average annual price from 1995 to 2003, and the average quarterly price for the first, second and third quarter of 2004, for methanol, phenol and urea:

	Year									First Quarter 2004	Second Quarter 2004	Third Quarter 2004
Raw Material	1995	1996	1997	1998	1999	2000	2001	2002	2003
Methanol(1)	65.77	44.03	58.43	36.08	34.59	54.48	58.98	52.30	74.58	73.50	76.10	82.70
Phenol(2)	34.00	32.00	35.50	31.17	23.00	28.71	31.27	33.44	40.85	43.80	51.50	63.33
Urea(3)	200.16	182.65	137.96	113.05	91.63	140.38	133.85	115.08	172.17	184.61	174.70	217.39

(1)	Prices based on U.S. cents per gallon (Source: Chemical Market Associates, Inc.).
(2)	Prices based on U.S. cents per pound (Source: Chemical Market Associates, Inc.).
(3)	Prices based on U.S. dollars per short ton (Source: Blue, Johnson & Associates).

Customers

Our business does not depend on any single customer nor are any of our reporting segments limited to a particular group of customers, the loss of which would have a material adverse effect on the reporting segment. In 2003, our largest customer accounted for 5% of our net sales and our top ten customers accounted for 27% of our net sales. Our primary customers consist of manufacturers, and the demand for our products is generally not seasonal.

Patents and Trademarks

We own various patents, trademark registrations, patent and trademark applications and technology licenses in our reporting segments around the world which are held for use or currently used in our operations. We own two material trademarks, Borden® and Elsie®. We use Borden® in our operations and license both trademarks to third parties for use on non-chemical products. A majority of our patents relate to the development of new products and processes for manufacturing and use thereof and will expire at various times between 2005 and 2023. Other than the Borden® and Elsie® trademarks, no individual patent or trademark is considered to be material; however, our overall portfolios of patents and trademarks are valuable assets.

Environmental Regulations

Our operations involve the use, handling, processing, storage, transportation and disposal of hazardous materials and are subject to extensive environmental regulation at the Federal, state and international level and are exposed to the risk of claims for environmental remediation or restoration. In addition, our production facilities require operating permits that are subject to renewal or modification. Violations of environmental laws or permits may result in restrictions being imposed on operating activities, substantial fines, penalties, damages or other costs, any of which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Accruals for environmental matters are recorded in accordance with the guidelines of the AICPA Statement of Position 96-1, “Environmental Remediation Liabilities,” when it is probable that a liability has been incurred and the amount of the liability can be estimated. Although environmental policies and practices are designed to ensure compliance with international, supra national, federal and state laws and environmental regulations, future developments and increasingly stringent regulation could require us to make additional unforeseen environmental expenditures. In addition, our former operations, including our ink, wallcoverings, film, phosphate mining and processing, thermoplastics, food and dairy operations, pose additional uncertainties for claims relating to our period of ownership. We cannot assure you that, as a result of former, current or future operations, there will not be some future impact on us relating to new regulations or additional environmental remediation or restoration liabilities.

We are actively engaged in complying with environmental protection laws, including various federal, state and foreign statutes and regulations relating to manufacturing, processing and distributing our many products. We anticipate incurring future costs for capital improvements and general compliance under environmental laws, including costs to acquire, maintain and repair pollution control equipment. We incurred related capital expenditures of $5.2 million in 2003, $3.6 million in 2002 and $1.2 million in 2001. This estimate is based on current regulations and other requirements, but it is possible that material capital expenditures in addition to those currently anticipated could be required if regulations or other requirements change.

Research and Development

Our research and development and technical services expenditures were $18.0 million, $19.9 million and $21.2 million in 2003, 2002 and 2001, respectively. Development and marketing of new products are carried out by our reporting segments and are integrated with quality control for existing product lines. In addition, we have an agreement with a not-for-profit research center to assist in certain research projects and new product development initiatives.

Legal Proceedings

Environmental Proceedings. We have been notified that we are or may be responsible for environmental remediation at approximately 31 sites in the United States. We are actively investigating or remediating conditions at five of these sites as a result of proceedings brought under state or federal environmental laws: Geismar, Louisiana; Fairlawn, New Jersey; Fremont, California; Lakeland, Florida and Newark, California. The most significant of these sites is the site formerly owned by us in Geismar, Louisiana. While we cannot predict with certainty the total cost of such cleanups, we have recorded liabilities of approximately $23.1 million and $23.4 million at September 30, 2004 and December 31, 2003 respectively, for environmental remediation costs related to these five sites.

In addition to the five sites discussed above, with respect to 26 other sites (25 sites as of December 31, 2003), we have been notified that we are or may be a PRP under CERCLA or similar state “superfund” laws. While we cannot predict with certainty the total cost of such cleanup, we have recorded liabilities of approximately $8.1 million and $7.6 million at September 30, 2004 and December 31, 2003, respectively, for environmental remediation costs related to these 26 sites. We generally do not bear a significant level of responsibility for these sites and have little control over the costs and timing of cash flows. At 16 of the 26 sites, our share is less than 1%. At the remaining 10 sites, we have a share of up to 8.8% of the total liability. Our ultimate liability will depend on many factors including: our volumetric share of waste, the financial viability of other PRPs, the remediation methods and technology used, the amount of time necessary to accomplish remediation and the availability of insurance coverage. Our insurance provides very limited, if any, coverage for these environmental matters.

In addition to the 31 sites referenced above, we are conducting voluntary remediation at 24 other locations in the United States. We have recorded liabilities of approximately $8.2 million and $7.6 million at September 30, 2004 and December 31, 2003, respectively, for remediation and restoration liabilities at these locations. See Note 8 to our unaudited Condensed Consolidated Financial Statements and Note 22 to our audited Consolidated Financial Statements included elsewhere in this prospectus.

Imperial Home Décor Group. In 1998, pursuant to a merger and recapitalization transaction sponsored by Blackstone and financed by Chase, BDPH, one of our wholly owned subsidiaries, was acquired by Blackstone and subsequently merged with Imperial Wallcoverings to create Imperial Home Décor Group, or IHDG. Blackstone provided $84.5 million in equity, a syndicate of banks funded $198.0 million of senior secured financing and $125.0 million of senior subordinated notes were privately placed. We received approximately $309.0 million in cash and 11% of IHDG common stock for our interest in BDPH at the closing of the merger. On January 5, 2000, IHDG filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The IHDG Litigation Trust was created pursuant to the plan of reorganization in the IHDG bankruptcy to pursue preference and other avoidance claims on behalf of the unsecured creditors of IHDG. In November 2001, the Trust filed a lawsuit against us and certain of our affiliates in U.S. Bankruptcy Court in Delaware seeking to have the IHDG recapitalization transaction voided as a fraudulent conveyance and asking for a judgment to be entered against us for $314.4 million plus interest, costs and attorney fees. An effort to resolve this matter through non-binding mediation was unsuccessful in resolving the case and the parties are moving forward with discovery in preparation for trial.

We have accrued $6.0 million for legal defense costs related to this matter. We have not recorded a liability for any potential losses because a loss is not considered probable based on current information. We believe that we have strong defenses to the Trust’s allegations and we intend to defend the case vigorously. While it is reasonably possible the resolution of this matter may result in a loss due to the many variables involved, management is not able to estimate the range of possible outcomes at this time.

Brazilian Excise Tax Administrative Appeal. In 1992, the State of São Paolo Administrative Tax Bureau issued an assessment against our primary Brazilian subsidiary, Borden Quimica Industria e Comercio Ltda., claiming that excise taxes were owed on certain intercompany loans made for centralized cash management purposes, characterized by the Tax Bureau as intercompany sales. Since that time, management and the Tax Bureau have held discussions, and our subsidiary has filed an administrative appeal seeking cancellation of the assessment. In December 2001, the Administrative Court upheld the assessment currently valued at $58.6 million Brazilian Reals, or approximately $20.5 million at September 30, 2004 and 60.8 million Brazilian Reals, or approximately $22.9 million at December 31, 2004, an amount which includes tax, penalties, monetary correction and interest. In September 2002, our subsidiary filed a second appeal with the highest level administrative court, again seeking cancellation of the assessment. Argument was made to the court in September of 2004, and we are awaiting the court’s ruling. We believe that we have a strong defense against the assessment and we will pursue the appeal vigorously, including appealing to the judicial level; however, we cannot assure you that the assessment will not be upheld. At this time we do not believe a loss is probable; therefore, only related legal fees have been accrued. Reasonably possible losses resulting from the resolution of this matter range from zero to $20.5 million.

HAI Grand Jury Investigation. HAI, a joint venture in which we have a 70% interest, received a grand jury subpoena dated November 5, 2003 from the U.S. Department of Justice Antitrust Division relating to a foundry resins Grand Jury investigation. HAI has provided documentation in response to the subpoenas. As is frequently the case when such investigations are in progress, various antitrust lawsuits have been filed against us alleging that we and HAI, along with various other entities, engaged in a price fixing conspiracy.

CTA Acoustics. From the third quarter 2003 to first quarter 2004, six lawsuits have been filed against us in the 27th Judicial District, Laurel County Circuit Court, in Kentucky, arising from an explosion at a customer’s plant where seven plant workers were killed and over 40 other workers were injured. The lawsuits primarily seek recovery for wrongful death, emotional and personal injury, loss of consortium, property damage and indemnity.

We expect that a number of these suits will be consolidated. The litigation also includes claims by our customer against its insurer and us and a claim against a third party that performed services for us in connection with sales to our customers. We are pursuing a claim for indemnity against our customer, based on language in our contract with the customer, and a claim against a third party that performed services for us in connection with sales to the customer. The U.S. Chemical Safety and Hazard Investigation Board is expected to issue a report outlining the causes of the incident and is expected to reference perceived weaknesses in our product stewardship in its discussion of contributing causes. We have insurance coverage which will address any payments and legal fees in excess of the $5.0 million which has been accrued for as of September 30, 2004.

Other Legal Proceedings. We are involved in various product liability, commercial and employment litigation, personal injury, property damage and other legal proceedings which are considered to be in the ordinary course of our business. In large part, as a result of the bankruptcies of many asbestos producers, plaintiff’s attorneys are increasing their focus on peripheral defendants, including us, and asserting that even products that contained a small amount of asbestos caused injury. Plaintiffs’ are also focusing on alleged harm caused by other products we have made or used, including those containing silica and vinyl chloride monomer. We believe we have adequate reserves and insurance to cover currently pending and foreseeable future claims.

We have reserved approximately $23.3 million and $24.0 million at September 30, 2004 and December 31, 2003, respectively, relating to all non-environmental legal matters for legal defense and settlement costs that we believe are probable and estimable at this time.

Properties

As of September 30, 2004, we operated 27 domestic production, manufacturing and distribution facilities in 16 states, the most significant of which is a plant in Louisville, Kentucky. In addition, we operated 22 foreign production and manufacturing facilities primarily in Canada, Brazil, the United Kingdom, South America, Australia, Malaysia and China. Our production and manufacturing facilities are generally well maintained and effectively utilized. We believe our production and manufacturing facilities are adequate to operate our business.

Our executive and administrative offices, production, manufacturing and distribution facilities at September 30, 2004 are shown in the following table:

Location	Function	Nature of Ownership
Domestic

Alexandria, LA	Manufacturing	Owned
Aurora, IL	Manufacturing	Owned
Baytown, TX	Manufacturing	Owned
Bellevue, WA	Executive and Administration	Leased
Brady, TX	Manufacturing	Owned
Cincinnati, OH	Manufacturing	Owned
Columbus, GA	Manufacturing	Owned
Columbus, OH	Executive and Administration	Leased
Demopolis, AL	Manufacturing	Owned
Diboll, TX	Manufacturing	Owned
Dutchtown, LA	Storage Terminal	Owned
Fayetteville, NC	Manufacturing	Owned
Fremont, CA	Manufacturing	Owned
Geismar, LA	Manufacturing	Owned
Gonzales, LA	Manufacturing	Owned
High Point, NC	Manufacturing	Owned
Hope, AR	Manufacturing	Owned

Location	Function	Nature of Ownership
Houston, TX	Executive and Administration	Leased
Houston, TX	Laboratory	Leased
LaGrande, OR	Manufacturing	Owned
Louisville, KY	Manufacturing	Owned
Louisville, KY	Executive and Administration	Leased
Missoula, MT	Manufacturing	Owned
Moreau, NY	Manufacturing	Owned
Morganton, NC	Manufacturing	Owned
Mt. Jewett, PA	Manufacturing	Owned
Oregon, IL	Manufacturing	Owned
Portland, OR	Manufacturing	Owned
Sheboygan, WI	Manufacturing	Owned
Springfield, OR	Manufacturing	Owned
Toledo, OH	Manufacturing	Owned
Virginia, MN	Manufacturing	Owned

International

Brisbane, Queensland, Australia	Manufacturing	Owned
Laverton North, Victoria, Australia	Manufacturing	Owned
Somersby, New South Wales, Australia	Manufacturing	Owned
Boituva, Brazil	Manufacturing	Owned
Cotia, Brazil	Manufacturing	Owned
Curitiba, Brazil	Manufacturing	Owned
Edmonton, AB, Canada	Manufacturing	Owned
Laval, PQ, Canada	Manufacturing	Owned
St. Romuald, PQ, Canada	Manufacturing	Owned
Vancouver, BC, Canada	Manufacturing	Owned
Heyuan, People’s Republic of China	Manufacturing	Owned
Shanghai, People’s Republic of China	Executive, Administration and Manufacturing	Leased
Yumbo, Colombia	Manufacturing	Owned
Rouen, France	Distribution	Owned
Kedah, Malaysia	Manufacturing	Owned
Kuantan, Malaysia	Manufacturing	Owned
Prai, Malaysia	Manufacturing	Owned
Rotterdam, The Netherlands	Manufacturing	Owned
Barry, South Wales, United Kingdom	Manufacturing	Owned
Bury, England, United Kingdom	Manufacturing	Owned
Chandlers Ford, England, United Kingdom	Manufacturing	Owned
Cowie, Scotland, United Kingdom	Manufacturing	Owned
Peterlee, England, United Kingdom	Manufacturing	Owned

Employees

At December 31, 2003, we had approximately 2,400 employees. Approximately 17% of our employees are members of a labor union. BCI and HAI each have one domestic U.S. facility that employs union members. BCI’s facility, located in Demopolis, Alabama, employs approximately 20 members of the United Food and Commercial Workers Union International, and they are all subject to a collective bargaining agreement. HAI’s facility, located in Aurora, Illinois, employs approximately 9 members of the United Auto Workers union, all of whom are subject to a collective bargaining agreement in force through May 15, 2005. Borden Canada employs approximately 15 members of the Communications, Energy & Paperworks Union of Canada at its facility in British Columbia, Canada who are subject to a collective bargaining agreement which continues in force until

October 31, 2007. Borden Chemical UK Limited employs approximately 87 union employees at our Barry, Cowie and Chandlers Ford locations in the United Kingdom and 25 union employees at our Rouen, France location. Borden Chemical Australia PTY LTD, employs approximately 50 union employees at multiple locations throughout Australia. There is a collective bargaining agreement in force for the Laverton North Plant. Borden Quimica Industria e Comercio Ltda., employs approximately 35 union employees at two locations in Brazil and Alba Adesivos e Comercio Ltda. employs approximately 6 union employees in Boituva, Brazil. Borden Chemical (M.) Sdn. Bhd. employs approximately 143 union employees at two locations in Malaysia. There are collective bargaining agreements in place for each of these Brazilian subsidiaries. Certain of our European employees are represented by works councils. Relationships with our union and non-union employees are generally satisfactory.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information with respect to our directors and executive officers as of January 31, 2005. The respective terms of office of the directors extend until the next annual meeting of the board of directors or until their successors are elected.

Name	Position & Office	Age
Joseph P. Bevilaqua	Executive Vice President—Forest Products and Performance Resins	49
Nancy G. Brown	Vice President and General Counsel	63
William H. Carter	Director, Executive Vice President and Chief Financial Officer	51
Raymond H. Glaser	Vice President—Corporate Strategy and Development	44
Richard L. Monty	Vice President—Environmental Health and Safety	57
Craig O. Morrison	Director, President and Chief Executive Officer	49
Joshua J. Harris	Director	40
Scott M. Kleinman	Director	32
Robert V. Seminara	Director	32

Joseph P. Bevilaqua is Executive Vice President—Forest Products and Performance Resins, a position he has held since January 2004. Mr. Bevilaqua joined our Company in April 2002 as Vice President, Corporate Strategy and Development. From February 2000 to March 2002, he was the General Manager of Alcan’s global plastic packaging business. Prior to Alcan, Mr. Bevilaqua served in leadership positions with companies such as General Electric, Dartco Manufacturing, Monsanto and Russell-Stanley Corporation.

Nancy G. Brown was elected a Vice President and General Counsel effective June 11, 2003. She served as Vice President, General Counsel and Secretary of Borden Foods Corporation from January 1996 to December 2001.

William H. Carter was elected Executive Vice President and Chief Financial Officer effective April 3, 1995 and a director effective November 20, 2001. Throughout his tenure with us, Mr. Carter has been instrumental in the restructuring of our holdings, including serving as a director and interim President and Chief Executive Officer of one of our subsidiaries, BCP Management, from January to June 2000. Prior to joining our Company in 1995, Mr. Carter was a partner with PriceWaterhouse LLP, which he joined in 1975. In addition, Mr. Carter was a director of BCP Management, Inc. and WKI, both of which filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code in 2002.

Raymond H. Glaser was elected Vice President—Corporate Strategy & Development in August 2002. Prior to joining our Company he served as Director of Business Development for W.R. Grace & Co. from October 1999 to August 2002. Prior to that, he worked in several capacities from May 1996 to October 1999 for Allied Signal’s Performance Polymers division, including as Director of New Ventures.

Richard L. Monty was elected Vice President—Environmental Health & Safety effective January 26, 2004. Prior to joining our Company, he was employed by Huntsman Corporation from July 1992 to January 2004 in various Environmental Health and Safety positions, ultimately serving as Director of Global Environmental Health & Safety from 2001 to January 2004.

Craig O. Morrison was elected President and Chief Executive Officer effective March 25, 2002. Prior to joining our Company he served as President and General Manager of Alcan Packaging’s Pharmaceutical and

Cosmetic Packaging business from 1999 to 2002. From 1993 to 1998, he was President and General Manager for Van Leer Containers, Inc. Prior to joining Van Leer Containers, Mr. Morrison served in a number of management positions within General Electric’s Plastics division from March 1990 to November 1993, and as a consultant with Bain and Company from 1987 to 1990. He is a member of the Executive Committee of the Board of Directors.

Joshua J. Harris was elected a director of the Company on August 12, 2004. Mr. Harris is a founding Senior Partner at Apollo and has served as an officer of certain affiliates of Apollo since 1990. Prior to that time, Mr. Harris was a member of the Mergers and Acquisitions Department of Drexel Burnham Lambert Incorporated. Mr. Harris is also a director of Compass Minerals International, Inc., GNC Corporation, Nalco Holdings, Pacer International, Inc., Quality Distribution Inc., Resolution Performance Products LLC and United Agri Products, Inc. He is a member of the Executive Committee and Chair of the Compensation Committee of the Board of Directors.

Scott M. Kleinman was elected a director of the Company on August 12, 2004. Mr. Kleinman is a Partner at Apollo, where he has worked since February 1996. Prior to that time, Mr. Kleinman was employed by Smith Barney Inc. in its Investment Banking division. Mr. Kleinman is also a director of Resolution Performance Products LLC. He is a member of the Audit Committee of the Board of Directors.

Robert V. Seminara was elected a director of the Company on August 12, 2004. Mr. Seminara is a Partner at Apollo and has served as an officer of certain affiliates of Apollo since January 2003. From June 1996 to January 2003, Mr. Seminara served as an officer in the private equity investment group at Evercore Partners LLC, where he held the title Managing Director. He is a member of the Executive and Compensation Committees and is Chair of the Audit Committee of the Board of Directors.

Compensation of Directors

Non-employee directors are paid an annual retainer of $30,000, paid quarterly after each fiscal quarter of service. Each non-employee director also receives a fee of $2,000 per board meeting attended, $1,000 for each regularly scheduled committee meeting attended and lasting over 30 minutes and 50% of such amount for board meetings attended via teleconference.

Directors who served prior to March 15, 1995 and who were not employees of the Company are provided, upon attaining age 70, annual benefits through a funded grantor trust equal to their final annual retainer if they served in at least three plan years. Such benefits can continue for up to 15 years.

Committees of the Board of Directors

The Board of Directors has an executive committee, compensation committee and audit committee. The executive committee may exercise all powers expressly reserved to the Board of Directors under New Jersey law. The members of the executive committee are Messrs. Morrison, Harris and Seminara. The compensation committee reviews and makes recommendations regarding the compensation of our directors, officers and other employees and on our compensation policies, strategies, plans and programs, including, but not limited to, any long and short-term incentive plans, deferred compensation plans, stock option or equity award plans and change in control or other severance plans. The members of the compensation committee are Messrs. Harris and Seminara. Our Audit Committee recommends the firm to be appointed as independent accountants to audit financial statements and to perform services related to the audit, reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants our annual operating results, considers the adequacy of the internal accounting procedures, considers the effect of such procedures on the accountants’ independence and establishes policies for business values, ethics and employee relations. The Audit Committee consists of Messrs. Kleinman and Seminara, both of whom are “audit committee financial experts” as such term is defined in Item 401(h) of Regulation S-K.

Code of Ethics

We have a Code of Business Ethics that applies to all associates, including our Chief Executive Officer and senior financial officers. These standards are designed to deter wrongdoing and to promote the honest and ethical conduct of all employees. Excerpts from the Code of Business Ethics, which address the subject areas covered by the SEC’s rules, are posted on our website: www.bordenchem.com under “About Us.” Any substantive amendment to, or waiver from, any provision of the Code of Business Ethics with respect to any senior executive or financial officer shall be posted on this website. The information contained on our website is not part of this prospectus.

Executive Compensation

Summary Compensation Table

The following table sets forth information with respect to compensation earned by our Chief Executive Officer, our four next most highly compensated executive officers and one former executive officer for the periods indicated.

Name and Principal Position	Annual Compensation							Long-Term Compensation				All Other Compensation(1) ($)
	Year	Salary ($)		Bonus ($)		All Other Annual Compensation ($)		Awards			Payouts
								Restricted Stock Award(s) ($)		Securities Underlying Options (#)	LTIP Payouts ($)
Craig O. Morrison President and Chief Executive Officer	2003 2002	524,230 375,000		320,000 300,000		— —		— 2,380,952	(2)	— 1,386,667	— —	39,173 54,076

William H. Carter Executive Vice President and Chief Financial Officer	2003 2002 2001	525,300 506,154 486,250	(3)	627,100 670,363 215,890	(4) (4)	— — —		— — —		480,000 — —	— — —	56,584 825,449 34,907

Joseph P. Bevilaqua Executive Vice President	2003 2002	266,456 182,692		126,717 56,250		— 50,085		— 1,190,475	(2)	— 105,333	— —	15,719 61,016

Judith A. Sonnett(5) Vice President Human Resources	2003 2002	240,056 225,698		73,819 69,924		43,907 —	(6)	— —		131,250 —	— —	10,000 14,590

Raymond H. Glaser Vice President Strategy & Development	2003 2002	184,361 62,307		47,396 20,000		— 9,071		— —		157,000 —	— —	21,000 24,938

William F. Stoll, Jr.(7) Former Executive Vice President and General Counsel	2003 2002 2001	242,446 417,599 409,000		419,000 414,913 180,068	(4) (4)	— — —		— — —		— — —	— — —	195,687 449,205 19,571

(1)	Except as stated herein, amounts shown in this column for 2003 consist of matching Company contributions to the Retirement Savings Plan and the executive supplemental benefit plans. The amount for Mr. Stoll also includes severance pay of $174,307. The amount shown for Mr. Glaser includes $11,000 for reimbursed moving expenses.
(2)	Mr. Morrison’s restricted stock consists of 1,058,201 shares and Mr. Bevilaqua’s restricted stock consists of 529,100 shares. A portion of these shares were cancelled in exchange for a cash payment in connection with the Transaction. The balance was credited to accounts maintained in our deferred compensation plan.
(3)	100% of Mr. Carter’s 2002 salary was paid by Borden Capital, which is funded by fees paid by us.
(4)	A portion of the bonus payments made in 2002 to Messrs. Carter ($417,263) and Stoll ($225,000) relate to installments paid for a one-time retention bonus and were paid by Borden Capital, Inc., funded by fees paid by us. A portion of the bonus payment made in 2003 to Mr. Carter ($380,000) and all of Mr. Stoll’s 2003 bonus were funded by BHI and also relate to this retention bonus.
(5)	Resigned on January 10, 2005 from her position as Vice President but remains employed in our Human Resources department on a part time basis.
(6)	Tax gross-up.
(7)	Mr. Stoll was Executive Vice President and General Counsel through July 18, 2003.

Deferred Compensation Plan

In connection with the Transaction, BHI Acquisition adopted a deferred compensation plan for the benefit of certain of our executives. Under the plan, individual deferred compensation accounts were created for certain of our executives and credited with deferred shares of common stock. The accounts of our Chief Executive Officer and our four next most highly compensated executive officers have been credited with the number of deferred shares of common stock as set forth opposite such executive’s name below.

Name	Deferred Compensation Units
Craig O. Morrison	519,031
William H. Carter	415,311
Joseph P. Bevilaqua	173,010
Judith A. Sonnett(1)	—
Raymond H. Glaser	80,801

(1)	Resigned on January 10, 2005 from her position as Vice President but remains employed in our Human Resources department on a part-time basis.

The plan prohibits the assignment of the deferred shares except upon an executive’s death. The plan also provides for the forfeiture of an executive’s deferred shares upon such executive’s termination for cause or voluntary resignation at any time prior to either December 31, 2005 (for those executives who held shares of our restricted stock that were cancelled in connection with the Transaction) or December 10, 2004 (for all other executives). Plan participants will be entitled to receive distributions of BHI Acquisition’s common stock at the times described below. At the discretion of the administrator of the plan, certain distributions may be made in cash.

Unless otherwise forfeited as described above, and except as may otherwise be agreed by BHI Acquisition, each executive’s deferred shares will be distributed to such executive upon the earliest to occur of (i) the executive’s termination of employment or upon death or disability, (ii) the exercise by the executive of certain tag along or piggy back registration rights, or (iii) the occurrence of certain mergers, stock or asset sales or other change of control transactions. The deferred compensation plan described above is only available to our employees who earn at least $125,000.

Pursuant to a letter agreement entered into between BHI Investment, LLC and Mr. Morrison in connection with the Transaction, all of the shares of our restricted stock held by Mr. Morrison at the time of the Transaction were cancelled, and Mr. Morrison received in exchange a cash payment of $1,557,566 and an interest in a deferred stock account as described above. Mr. Morrison also received Tranche A Options and Tranche B Options pursuant to the 2004 option plan described below.

Pursuant to a letter agreement entered into between BHI Investment, LLC and Mr. Bevilaqua in connection with the Transaction, all of the shares of our restricted stock held by Mr. Bevilaqua at the time of the Transaction were cancelled, and Mr. Bevilaqua received in exchange a cash payment of $1,028,781 and an interest in a deferred stock account as described above. Mr. Bevilaqua also received Tranche A Options and Tranche B Options pursuant to the 2004 option plan described below.

2004 Stock Incentive Plan

In connection with the Transaction, BHI Acquisition adopted a stock incentive plan for the benefit of certain of our employees, which we refer to as the 2004 incentive plan. The purpose of the 2004 incentive plan is to further our growth and success, to enable our employees to acquire shares of BHI Acquisition’s common stock, thereby increasing their personal interest in our growth and success, and to provide a means of rewarding outstanding performance by such persons. Awards granted under the 2004 incentive plan may be not assigned or transferred, except upon the participant’s death. The 2004 incentive plan will terminate ten years after its adoption and no awards may be granted under the plan thereafter. The 2004 incentive plan allows for the issuance of non-qualified options and rights to purchase shares of common stock.

The employees participating in the 2004 incentive plan receive stock options under the 2004 stock incentive plan pursuant to individual stock option agreements, the terms and conditions of which will be substantially identical. Each agreement provides for the issuance of two tranches of options to purchase common stock of BHI Acquisition. The Tranche A Options will vest 20% on each of the first five anniversaries of the grant date or, to the extent not yet vested, on the first anniversary of the closing of the sale of our business. All of the Tranche B Options will vest in whole or in part upon the earlier to occur of the eighth anniversary of the grant date or the date occurring six months after the date on which the sale of our business has been completed in the event certain financial milestones are met. Certain employees will also be awarded the right to purchase shares of the Company.

The aggregate options authorized to be issued will amount to approximately 5.0% of the equity of BHI Acquisition on a fully diluted basis.

Option Grants

The following table sets forth options for shares of our common stock granted to each of our executive officers included in the Summary Compensation Table during fiscal year 2003.

	Individual Grants		Exercise Or Base Price ($/per share)	Expiration Date	Grant Date Present Value $(1)
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted To Employees In Fiscal Year
Craig O. Morrison	—	—	—	—	—
William H. Carter	480,000	13.88%	$2.00	10/1/2013	$129,123
Joseph P. Bevilaqua	—	—	—	—	—
Judith A. Sonnett(2)	131,250	3.80%	$2.00	10/1/2013	$35,307
Raymond H. Glaser	157,500	4.56%	$2.00	10/1/2013	$42,369
William F. Stoll, Jr.	—	—	—	—	—

(1)	The fair value of each option grant is estimated on the date of the option grant using the Black-Scholes option pricing model with risk free interest rates of 2.910%, dividend rates of 0.0%, expected volatility of 0.01% and expected life of five years.
(2)	Resigned on January 10, 2005 from her position as Vice President but remains employed in our Human Resources department on a part-time basis.

In 1999, 2003 and 2004, members of our management team were granted options to purchase shares of our common stock under our Amended and Restated 1996 Stock Purchase and Option Plan for Key Employees, which we refer to as the 1996 Equity Plan. As of September 30, 2004, no options remained under this plan.

In addition, in connection with their employment, Messrs. Morrison and Bevilaqua were granted (i) options to purchase 210,667 shares of common stock and 105,333 shares of common stock, respectively, each of which were granted with an exercise price of $2.25 per share and generally vest ratably over five years, and (ii) 1,058,201 and 529,100 shares of restricted common stock, respectively, that vest after three years of employment pursuant to the terms of the 1996 Equity Plan and applicable award agreements. A portion of these shares of restricted common stock were cancelled in exchange for a cash payment and the options were cash settled in connection with the Transaction. The value of any shares of restricted common stock not cancelled in connection with the Transaction was credited to accounts maintained in our deferred compensation plan. In addition, in connection with the foregoing, Mr. Morrison was granted performance options to purchase 1,176,000 shares of common stock with an exercise price of $2.25 per share, to vest at the earlier of five years or in 33% increments if we meet Segment EBITDA targets of $170 million, $190 million and $210 million. These options also were cash settled in connection with the Transaction.

The following table sets forth the number and value of securities underlying unexercised options held by each of our executive officers listed on the Summary Compensation Table as of December 31, 2003. None of our executive officers exercised any options in fiscal year 2003, and we do not have any stock appreciation rights.

	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-The-Money Options At Fiscal Year-End ($)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Craig O. Morrison	42,133	1,344,534	$4,635	$147,899
William H. Carter	—	480,000	—	$4,800
Joseph P. Bevilaqua	21,067	84,266	$2,317	$9,269
Judith A. Sonnett(1)	—	131,250	—	$1,312
Raymond H. Glaser	—	157,500	—	$1,575
William F. Stoll, Jr.	—	—	—	—

(1)	Resigned on January 10, 2005 from her position as Vice President but remains employed in our Human Resources department on a part-time basis.

As part of the Transaction, the 1996 Equity Plan was terminated and the holders of the options outstanding under the 1996 Equity Plan became entitled to receive an aggregate cash amount equal to approximately $3.9 million.

Employment Arrangements

In connection with the Transaction, BCI entered into employment agreements with Craig O. Morrison, Joseph P. Bevilaqua and William H. Carter. The new employment agreements contain terms which are substantially similar to those contained in their existing employment arrangements. Under the terms of each employment agreement, each employee has agreed not to disclose any confidential information concerning our business. In addition, the employee has agreed not to solicit or hire any of our employees or solicit any of our customers, suppliers, licensees or other business relations until one year after he ceases to receive any payments under the agreement. Furthermore, the employee has agreed not to engage in any business competing with our business or products anywhere in the world where we are doing business until after he ceases to receive any payments pursuant to the agreement (or in certain circumstances, the first anniversary of such date).

We incurred additional expense of $11.9 million associated with employee compensation as a result of certain compensation arrangements that were triggered as part of the Transaction. A portion of these amounts were allocated to our executive officers.

Mr. Morrison’s new employment arrangement entitles him to receive a perquisite payment in the amount of $40,000 annually, usual and customary health and pension benefits and a bonus opportunity and provides for eighteen months severance based on his monthly base salary in the event of termination of employment by us for reasons other than for cause, death or disability. Under his prior employment arrangement, Mr. Morrison was provided with a bonus opportunity, an equity investment opportunity as described above, and a 2001 incentive payment guarantee. Mr. Bevilaqua’s new employment arrangement entitles him to receive a perquisite payment in the amount of $30,000 annually, usual and customary health and pension benefits and a bonus opportunity and provides for twelve months severance based on his monthly base salary in the event of termination of employment by us for reasons other than for cause, death or disability. Under his prior employment arrangement, he was provided with relocation assistance, a bonus opportunity, an equity investment opportunity and a 2001 incentive payment guarantee. Mr. Carter’s new employment arrangement entitles him to receive a perquisite payment in the amount of $30,000 annually, usual and customary health and pension plan benefits and a bonus opportunity and provides for twenty-four months base salary in the event of termination of employment by us for reasons other than for cause, death or disability. Under his prior employment arrangement, he was provided with a bonus opportunity, an equity investment opportunity and a retention bonus.

Retirement Benefits

Our Employees Retirement Income Plan, or ERIP, for eligible employees was amended as of January 1, 1987 to provide benefit credits equal to 3% of earnings to the extent that such credit does not exceed the Social Security wage base for the year plus 6% of eligible earnings in excess of the wage base. Earnings include annual incentive awards paid currently, but exclude any long-term incentive awards. Benefits for service through December 31, 1986 are based on the plan formula then in effect and have been converted to opening balances under the plan. Both opening balances and benefit credits receive interest credits at one-year Treasury bill rates until the participant commences receiving benefit payments. For the year 2004, the interest rate as determined in accordance with the plan language was 1.35%. Benefits vest after completion of five years of employment for employees hired on or after July 1, 1990.

The pension benefit for employees represented by collective bargaining agreements is calculated using a formula based on the number of years of credited service multiplied by the fixed benefit multiplier amount established in the union contract.

As of December 31, 2003, the total projected annual benefits payable under the formulas of the ERIP at age 65 without regard to the Section 415 or 401(a)(17) limits and recognizing supplemental pensions, as described above, were as follows for the named executive officers in 2003: Craig O. Morrison, $82,142; William H. Carter, $120,266; Joseph P. Bevilaqua, $43,865; Judith A. Sonnett, $45,222; Raymond H. Glaser, $32,976 and William F. Stoll Jr., $57,263 (not including the special arrangement described below which is projected to be a one-time payment of $641,757).

In addition to the ERIP, all eligible full-time employees are offered participation in the Retirement Savings Plan, which is a multiple employer defined contribution plan. This plan allows pre-tax contributions from 1% to 15% of eligible earnings for highly compensated employees and 25% for all other employees. Employees are eligible to receive matching contributions from the Company ranging from 50% to 100% on contributions of up to 5% of eligible earnings. Employees who were hired prior to January 1, 1987 and have at least 120 months of service are eligible to receive company matching contributions on contributions of up to 7% of eligible earnings. Additional company contributions may be made when the Company achieves specified annual financial measures established at the beginning of the plan year.

The executive supplemental pension plan, which we refer to as the Supplemental Plan, provides an opportunity for employees whose compensation exceeds the limits under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”), whereby benefits are not permitted to be paid through a qualified plan and its related trust, to voluntarily elect to defer compensation. The Supplemental Plan provides for supplemental pension on eligible compensation above the defined Code limits and any deferred compensation using the same formula as the ERIP. The Supplemental Plan also provides other employees with an opportunity to elect a “make-up benefit” for the benefits under Section 415 of the Code as it relates to defined contribution plans using the same formula as the Retirement Savings Plan.

We have a special retirement arrangement with Mr. Stoll, former Executive Vice President and General Counsel. Under this arrangement, we will calculate the benefit Mr. Stoll would have received from his former employer, using predetermined assumptions, and deduct from this amount the retirement benefits accrued under certain Borden retirement programs. Any shortfall in benefits will be paid by us as a non-qualified benefit. Special provisions also apply in the event of death or disability. The pension payment will be paid to Mr. Stoll when he reaches age 58 in 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Borden Chemical Inc. owns 100% of the common stock of Borden U.S. Finance Corp. and Borden Nova Scotia Finance, ULC. BHI Acquisition Corp. owns 100% of the common stock of Borden Chemical, Inc. BHI Investment, LLC owns 100% of the common stock of BHI Acquisition Corp.

The following table sets forth information with respect to the ownership of BHI Investment, LLC as of January 1, 2005 for:

•	each person who owns beneficially more than a 5% equity interest in BHI Investment, LLC,

•	each member of our board of directors,

•	each of our named executive officers, and

•	all of our executive officers and directors as a group.

BHI Investment, LLC(1)

Name and Address of Owner	Equity Interest
Apollo Management V, L.P.(2)	100%
Craig O. Morrison	—
William H. Carter	—
Joseph P. Bevilaqua	—
Judith A. Sonnett	—
Raymond H. Glaser	—
Joshua J. Harris(2)	—
Scott M. Kleinman(2)	—
Robert V. Seminara(2)	—
All executive officers and directors as a group (10 persons)	—

(1)	The amounts and percentages of interests beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated ownership interests.
(2)	Represents all equity interests of BHI Investment, LLC held of record by Apollo Management V, L.P. BHI Investment, LLC is an affiliate of, and is controlled by Apollo through its 100% beneficial ownership of BHI Investment, LLC’s equity interests. Each of Messrs. Harris, Kleinman and Seminara may be deemed a beneficial owner of shares of BHI Investment, LLC due to his status as a partner or senior partner of Apollo. Apollo and each such person disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest. The address of Messrs. Harris, Kleinman and Seminara and Apollo is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transaction

On August 12, 2004, BHI Investment, LLC, an affiliate of Apollo, acquired all of the outstanding capital stock of our parent, Borden Holdings, for total consideration of approximately $1.2 billion, including debt assumed. In addition, all of the outstanding capital stock of BCI held by management was redeemed or otherwise cancelled. Immediately following the acquisition, BHI Investment, LLC reorganized our existing corporate structure so that BCI became directly owned by BHI Acquisition, a subsidiary of BHI Investment, LLC. Immediately following the acquisition of Borden Holdings, we also reorganized the ownership of BCI’s foreign subsidiaries.

The acquisition of Borden Holdings, and the payment of transaction fees and expenses, was financed by the net proceeds of the offering by Borden U.S. Finance Corp. and Borden Nova Scotia Finance, ULC of the old notes, and with certain equity contributions from Apollo. With a portion of the proceeds, we redeemed our 9.25% debentures on September 13, 2004 for total cash of $49.2 million, including accrued interest and a redemption premium totaling $2.0 million.

Arrangements in Connection with the Transaction

Investor Rights Agreement

All employees who own deferred stock and stock options of BHI Acquisition enter into an investor rights agreement with Apollo and BHI Acquisition (the “Investor Rights Agreement”), which governs certain aspects of BHI Acquisition’s relationship with its security holders. The Investor Rights Agreement, among other things:

•	allows security holders to join, and allows Apollo and its affiliates to require security holders to join, in any sale or transfer of shares of common stock to any third party prior to a qualified public offering of common stock, following which (when aggregated with all prior such sales or transfers) Apollo and its affiliates shall have disposed of at least 10% of the number of shares of common stock that Apollo and its affiliates owned as of the closing date of the Transaction; provided that Apollo may dispose of up to 25% of such number of shares of common stock during the first twelve months after consummation of the Transaction without triggering these co-sale rights;

•	restricts the ability of security holders, other than Apollo and its affiliates, to transfer, assign, sell, gift, pledge, hypothecate or encumber, or otherwise dispose of, common stock or of all or part of the voting power associated with common stock;

•	allows the Company and Apollo to repurchase all or any portion of the common stock held by employees of the Company upon the termination of their employment with the Company;

•	allows an employee of the Company to force the Company to acquire all (but not less than all) of the shares of common stock held by the employee upon the termination of their employment with the Company for certain specified reasons; and

•	contains a provision that at any meeting of the BHI Acquisition stockholders and in any action by written consent of BHI Acquisition’s stockholders, Apollo will have the ability to vote the shares of common stock.

The Investor Rights Agreement prohibits our employees who are parties to the agreement from soliciting or hiring any of our employees or soliciting any of our customers, suppliers, licensees or other business relations until one year after they cease to receive any payments from us or our affiliates. Furthermore, the Investor Rights Agreement prohibits our employees from competing with our business or products anywhere in the world where we are doing business until they cease to receive any payments from us or our affiliates (or, in certain cases, until the first anniversary of the date on which they cease to receive payments).

The Investor Rights Agreement will terminate upon the earliest to occur of the dissolution of BHI Acquisition, the determination of Apollo and the holders of a majority of shares of common stock not held by Apollo and the transfer to person or group other than Apollo and its affiliates of a number of shares of common stock having the power to elect a majority of BHI Acquisition’s Board of Directors.

Registration Rights Agreement

In connection with the Transaction, Apollo and its affiliates entered into a registration rights agreement with BHI Acquisition pursuant to which Apollo and its affiliates have certain demand rights and Apollo, its affiliates and all employees who receive deferred stock and stock options have certain incidental registration rights with respect to BHI Acquisition’s common stock. Under this agreement, BHI Acquisition has agreed to assume the fees and expenses associated with registration. The registration rights agreement also contains customary provisions with respect to registration proceedings, underwritten offerings and indemnity and contribution rights.

This registration rights agreement allows employees holding common stock to include their shares in a registration statement filed by the Company with respect to an offering of common stock (i) in connection with the exercise of any demand rights by Apollo and its affiliates, or (ii) in connection with which Apollo and its affiliates exercise “piggyback” registration rights.

Transaction Fee Agreement

In connection with the Transaction, we entered into a transaction fee agreement with Apollo and its affiliates for the provision of certain structuring and advisory services. The agreement allows Apollo and its affiliates to provide certain advisory services to us for a seven-year period, with an automatic extension of the term for a one-year period beginning on the fourth anniversary of the commencement of the agreement and at the end of each year thereafter, unless notice to the contrary is given by either party. The agreement, as later supplemented, provides for an annual fee of $2.5 million for each annual period after January 1, 2005. Upon closing of the Transaction, we paid $10.0 million of aggregate transaction and advisory fees under this agreement, and reimbursed expenses of $750,000. In the fourth quarter of 2004, we paid $950,000 of fees pursuant to the agreement. Under the agreement, we have also agreed to indemnify Apollo and its affiliates and their directors, officers and representatives for potential losses relating to the services contemplated under this agreement.

Other Arrangements

Financing and Investing Arrangements

We had a borrowing arrangement with BW Holdings, LLC (“BWHLLC”), a former affiliate, evidenced by a demand promissory note bearing interest at a variable rate, which terminated upon the completion of the Transaction. Interest expense under the BWHLLC arrangement totaled $138,000 for the nine months ended September 30, 2004.

In 2003, we, along with our subsidiary HAI, had similar arrangements with Borden Foods Holdings Corporation (“Foods”), a former affiliate, evidenced by demand promissory notes bearing interest at variable rates. The loans were reported as loans payable to affiliates on the Condensed Consolidated Balance Sheets and totaled $18.3 million at December 31, 2003. Of the total loans outstanding, HAI owed $6.0 million at December 31, 2003. Interest rates on these loans ranged from 1.0% to 4.75%. In early 2004, we entered into the arrangement with BWHLLC described above and terminated our affiliated borrowing relationship with Foods. In early 2004, HAI obtained a $20 million credit facility with an external bank and terminated its affiliated borrowing relationship with Foods. Interest expense under the Foods arrangement totaled $456,000 for the nine months ended September 30, 2004.

In addition, we hold a note receivable in an aggregate principal amount of $404.8 million and accrued interest of $143.7 million as of September 30, 2004 from BHI Acquisition, which has been accounted for as a reduction of equity. We accrued interest quarterly on the note receivable in paid-in capital. Historically, the interest payments were funded through common stock dividends that we paid to them; however, we have neither received quarterly interest nor declared an associated dividend since October 15, 2001 (see Note 14 to our audited Consolidated Financial Statements included elsewhere in this prospectus).

We also had net affiliate interest income relating to other affiliates of $500,000 for the year ended December 31, 2001.

Administrative Service, Management, Consulting Arrangements

Commencing in 2003, we assumed certain management, consulting and board services previously provided to us by Borden Capital, Inc. (“Capital”), as described below, while other such services were assumed by KKR. During the year ended December 31, 2003, we recorded $3.0 million for the fixed fee due to KKR under this arrangement. During 2002, Capital provided us management, consulting and board services, and we provided certain administrative services to Capital. Capital charged us an annual fee of $9.0 million, payable quarterly in arrears, which represented the net amount of the cost of Capital’s services less our fee for providing administrative services to Capital. During 2002, BHI made a decision to cease the operations of Capital by the end of the first quarter of 2003. Our services arrangements with KKR terminated in connection with the Transaction.

We have provided certain administrative services to BWHLLC and other affiliates under a service agreement, which commenced on January 1, 2003. During the year ended December 31, 2003, we charged BWHLLC $0.5 million for such services based on actual costs and time incurred. Our services arrangements with BWHLLC and such other affiliates terminated in connection with the Transaction.

We provide administrative services to Foods under an annual service agreement. Fees received for these services were based on actual costs and time incurred and totaled $50,000 for the year ended December 31, 2003. In addition, we paid certain costs on behalf of Foods and were reimbursed by Foods for 100% of these costs.

With respect to the above-described agreements, the fees charged were determined based upon factors including the nature of the services provided, total compensation and benefits of the employees involved in providing the services, the estimated percentage of time required to perform the services, the knowledge, expertise, experience and availability of the employees and the value of the services performed to the parties involved.

The agreement with Foods terminates upon the liquidation of all the Foods companies.

Other Transactions and Arrangements

Capital contributions to us from BHI and Foods totaled $26.3 million for the year ended December 31, 2003. See Note 14 to our audited Consolidated Financial Statements included elsewhere in this prospectus.

In 2001, we merged our North American foundry resins and coatings businesses with similar businesses of Delta to form HAI, in which, at the time of its formation, we had a 75% economic interest. The Limited Liability Agreement of HAI provides Delta the right to purchase between 3% and 5% of additional economic interest in HAI each year beginning in 2004. Pursuant to this provision, in 2004, Delta purchased an additional 5% interest, thereby reducing our economic interest to 70%. Delta’s purchase price of the interest was based on the enterprise value of HAI determined by applying a contractually agreed upon multiple to EBITDA, as defined in the agreement. Delta is limited to acquiring a maximum of 20% of additional interest in HAI under this arrangement.

From time to time, we sell finished goods to certain Apollo affiliates. These sales totaled $1.5 million from the date of the Transaction through September 30, 2004. Accounts receivable from these affiliates totaled $1.1 million at September 30, 2004.

DESCRIPTION OF SENIOR SECURED CREDIT FACILITY AND OTHER INDEBTEDNESS

Senior Secured Credit Facility

General

In connection with the Transaction, we and certain of our Canadian and U.K. subsidiaries entered into an amended and restated five-year $175.0 million revolving senior secured credit facility with Credit Suisse First Boston and J.P. Morgan Securities Inc. as joint bookrunners and joint lead arrangers, Credit Suisse First Boston, as Agent, affiliates or branches of Credit Suisse First Boston, as Canadian Agent and U.K. Agent, Fleet Capital Corporation, as U.S. Collateral Agent, Fleet Capital Global Finance Inc., as Canadian Collateral Agent, Fleet National Bank, London Branch, trading as FleetBoston Financial, as U.K. Collateral Agent, and J.P. Morgan Securities Inc. as Syndication Agent. The key terms of our senior secured credit facility are described below. Such description is not complete and is qualified in its entirety by reference to the complete text of the related loan and security agreement.

Our senior secured credit facility provides for a five-year $175.0 million asset-based revolving credit facility, which includes:

•	a $57.0 million revolving credit subfacility for our Canadian subsidiary;

•	a $30.0 million revolving credit subfacility for our U.K. subsidiary;

•	a letter of credit subfacility of at least $100.0 million; and

•	a $10.0 million swingline loan subfacility.

We and our Canadian and U.K. subsidiaries will use our senior secured credit facility for, among other things, our and our respective subsidiaries’ working capital and other general corporate purposes, including, without limitation, effecting certain permitted acquisitions and investments.

Consent to Bakelite Transaction

We have received a consent from the lenders under our senior secured credit facility permitting the Bakelite Acquisition, certain related financing options, as well as various intercompany loan and equity issuance transactions related to the foregoing. In addition, such lenders have agreed to allow Bakelite and its subsidiaries to change their fiscal year-end on one or more occasions in connection with the Bakelite Acquisition.

Borrowing Bases

Borrowings by us and our Canadian and U.K. subsidiaries are subject to borrowing availability under our senior secured credit facility. Our borrowing availability equals the lesser of:

•	the U.S. borrowing base; or

•	the maximum amount of the loan commitment;

in each case less the sum of the outstanding U.S. loans (including the outstanding amount of letter of credit obligations (excluding certain letters of credit for workers compensation benefits) and swingline loans).

The U.S. borrowing base is, at any date of determination, an amount equal to the sum of:

•	85% of the value, subject to reserves, of our and our wholly owned domestic subsidiaries eligible accounts receivable;

•	65% of the book value, subject to reserves, of our and our wholly owned domestic subsidiaries eligible inventory;

•	the lesser of (1) 60% of the net orderly liquidation value of eligible property, plant and equipment, and (2) an amount to be determined (but that, together with the caps in the analagous portions of the Canadian and U.K. borrowing bases, will not exceed $30.0 million) (subject to reduction based on straight line amortization over seven years); and

•	100% of cash (if in form acceptable to the Agent and the Collateral Agent).

Our Canadian subsidiary’s borrowing availability is equal to the lesser of:

•	the Canadian borrowing base; or

•	the maximum amount of the Canadian subfacility loan commitment;

in each case less the sum of the outstanding Canadian subfacility loans (including the outstanding amount of letter of credit obligations).

The Canadian borrowing base is calculated using a formula identical to the one used to calculate the U.S. borrowing base (except that it will be applied only to eligible Canadian accounts receivable, inventory, property, plant and equipment, and cash).

Our U.K. subsidiaries’ availability is equal to the lesser of:

•	the U.K. borrowing base; or

•	the maximum amount of the U.K. subfacility loan commitment;

in each case less the sum of the outstanding U.K. subfacility loans (including the outstanding amount of letter of credit obligations).

The U.K. borrowing base is calculated using a formula identical to the one used to calculate the U.S. borrowing base (except that it will be applied only to eligible U.K. accounts receivable, inventory, property, plant and equipment, and cash).

Reduction and Termination of Commitments

We are able to permanently reduce the loan commitment under our senior secured credit facility at any time without premium or penalty, subject to the payment of customary LIBOR breakage costs, if any. The loan commitment may not be reduced to less than the outstanding balance of loans and letter of credit obligations on the date of such reduction. In addition, we are able to terminate our senior secured credit facility without paying a premium or penalty upon prior written notice of at least three business days, and we will be able to revoke such notice under certain circumstances. Upon termination, we will be required to repay all obligations outstanding under our senior secured credit facility and to provide collateral for or otherwise satisfy all outstanding letter of credit obligations.

Interest and Applicable Margins

The interest rates with respect to loans to us under our senior secured credit facility are based, at our option, on (a) the higher of (i) the agent’s prime rate and (ii) the federal funds effective rate plus 1/2 of 1.0%; in each case plus an applicable base rate margin that ranges from 0.25% to 0.75%, based upon leverage ratios (currently, at 0.5%) or (b) LIBOR plus an applicable LIBOR margin that ranges from 1.75% to 2.25%, based upon leverage ratios (currently, at 2.0%). Loans to us shall be available in U.S. dollars.

The interest rates with respect to loans to our Canadian subsidiary under our senior secured credit facility are based, at our option, on (a) the Canadian agent’s reference rate plus an applicable margin that ranges from 0.25% to 0.75%, based upon leverage ratios (currently, at 0.5%); (b) LIBOR plus an applicable LIBOR margin that ranges from 1.75% to 2.25%, based upon leverage ratios (currently, at 2.0%) or (c) the Canadian agent’s quoted banker’s acceptance rate plus an applicable margin that ranges from 1.75% to 2.25%, based upon leverage ratios (currently, at 2.0%). Loans to our Canadian subsidiary are available in Canadian and U.S. dollars.

The interest rates with respect to loans to our U.K. subsidiaries under our senior secured credit facility are based, at our option, on (a) the U.K. agent’s base rate plus an applicable margin that ranges from 0.25% to 0.75%, based upon leverage ratios (currently, at 0.5%) or (b) LIBOR plus an applicable LIBOR margin that ranges from 1.75% to 2.25%, based upon leverage ratios (currently, at 2.0%). Loans to our U.K. subsidiaries are available in U.S. dollars, U.K. sterling and euros.

These applicable margins are, in each case, subject to prospective reduction on a quarterly basis if we reduce our ratio of secured debt to EBITDA (on a consolidated basis). Following and during the continuance of an event of default, overdue amounts owing under our senior secured credit facility will bear interest at a rate per annum equal to the rate otherwise applicable thereto plus an additional 2.0%.

We have the option of requesting that loans be made as LIBOR loans, converting any part of outstanding base rate loans (other than swingline loans) to LIBOR loans and converting any outstanding LIBOR loan to a base rate loan, subject to the payment of LIBOR breakage costs. With respect to LIBOR loans, interest will be payable in arrears at the end of each applicable interest period, but in any event at least every 3 months. With respect to base rate loans, interest will be payable on the first business day of each fiscal quarter. In each case, calculations of interest is based on a 360-day year (or 365 or 366 days, as the case may be, in the case of loans based on the agent’s prime or base rate, loans denominated in U.K. sterling and loans based on the Canadian banker’s acceptance rate) and actual days elapsed.

Fees

Our senior secured credit facility requires the payment of the following fees:

•	certain administrative and collateral fees specified in a fee letter entered into with Credit Suisse First Boston, J.P. Morgan Securities Inc., JP Morgan Chase Bank, Fleet Capital Corporation and Morgan Stanley Senior Funding, Inc. or as otherwise agreed to from time to time;

•	an unused line of credit fee in an amount equal to an applicable unused line fee margin that ranges from 0.375% to 0.50% (currently, at 0.375%) per annum (subject to prospective reduction on a quarterly basis if we reduce our ratio of secured debt to EBITDA (on a consolidated basis)) multiplied by the difference between the average daily amount by which the aggregate commitments exceed the outstanding loans and letter of credit obligations for the preceding quarter;

•	a per annum letter of credit fee equal to the applicable spread over Adjusted LIBOR under our senior secured credit facility on the face amount of all outstanding letters of credit (provided, however, that fees applicable to certain Cigna-related letters of credit will be the applicable per annum LIBOR spread less 0.50%), plus a fronting fee to each issuing bank of 0.125% of the aggregate face amount of outstanding letters of credit;

•	customary administrative and other fees and charges.

Guarantees and Collateral

Our obligations under our senior secured credit facility and under any interest rate protection or other hedging arranging entered into with a lender or any affiliate thereof are guaranteed by BHI Acquisition and each of our existing and future direct and indirect non-dormant material domestic subsidiaries, excluding HAI. The obligations of Borden Canada and Borden U.K. under the foreign subfacilities are unconditionally guaranteed by BHI Acquisition and each of our existing and future direct and indirect non-dormant material domestic subsidiaries, excluding HAI, and each of the foreign subsidiary borrowers and their material existing and future direct and indirect subsidiaries.

The U.S. obligations under our senior secured credit facility and the related documents are secured by a first-priority lien on or perfected security interest in, subject to certain exceptions, substantially all of BHI Acquisition’s, BCI’s and the U.S. guarantors’ properties (excluding Principal Property (as defined in “Description of the Notes”)) and assets, now owned or later acquired, including a pledge of all capital stock of material non-dormant subsidiaries owned by BHI Acquisition, us and our subsidiaries; provided that no more than 65% of the stock of our foreign subsidiaries will be required to be pledged in respect of such loans. The obligations of our Canadian and U.K. subsidiaries under the applicable subfacility and the related documents are secured by a first-priority lien on or perfected security interest in the assets described above (except that the pledge of capital stock shall be 100%, rather than 65%, of our foreign subsidiaries) and in certain property and assets owned or later acquired by the foreign guarantors.

Our bank accounts and those of our Canadian subsidiary are subject to a cash management system that provides for control by the applicable collateral agent, and, in the event the aggregate availability under our senior secured credit facility falls below $35.0 million, for daily sweeps of certain account balances to repay the obligations under our senior secured credit facility. The bank accounts of our U.K. subsidiary are subject to a cash management system that provides for daily sweeps of certain account balances to repay the obligations under our senior secured credit facility.

Representations, Warranties and Covenants

Our senior secured credit facility contains various restrictive covenants, including restrictions on:

•	additional indebtedness and liens;

•	investments;

•	restricted payments in respect of capital stock or subordinated debt;

•	mergers, acquisitions and other business combinations;

•	sale of assets or the stock of subsidiaries;

•	transactions with affiliates;

•	permitting certain releases of certain hazardous materials;

•	actions that could cause an “ERISA event” that could reasonably be expected to have a material adverse effect (as defined);

•	sale-leaseback and similar transactions; or

•	voluntarily purchasing, redeeming, defeasing or prepaying the notes or any subordinated debt.

In addition, the senior secured credit facility contains a financial covenant with respect to the maintenance by BCI and its subsidiaries of a fixed charge coverage ratio of not less than 1.1 to 1.0, measured as of the last day of each quarter for the trailing fiscal quarter period then ended if and for so long as the aggregate borrowing availability less than $50.0 million.

Events of Default

Events of default under our senior secured credit facility include customary events of default, including, without limitation, nonpayment, misrepresentations, breach of covenants, insolvency, bankruptcy, certain judgments, change of control (as defined in the agreement governing our senior secured credit facility) and cross-defaults.

International Credit Facilities

We also have international credit facilities that provide liquidity to our local businesses in local currencies, including Australia and Brazil. As of September 30, 2004, our international facilities provided for a maximum borrowing of approximately $39.2 million, based on exchange rates as of such date. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Senior Unsecured Debentures

General

We have sold, on four occasions, senior unsecured debentures, which we refer to collectively as the Debentures, each with separate maturity dates and interest rates. We redeemed our 9 1/4% Debentures concurrently with the closing of the Transaction. The following table sets forth certain information about the Debentures that remain outstanding:

Rate	Maturity Date	Original Face Value	Outstanding as of September 30, 2004	Sinking Fund Requirements
7 7/8%	February 15,2023	$250,000,000	$246,782,000	None
8 3/8%	April 15,2016	200,000,000	78,000,000	2007 to 2015 $20 million per year(1)
9 2/10%	March 15,2021	200,000,000	114,800,000	None

(1)	Previous buybacks of our Debentures will allow us to fulfill our sinking fund requirements through 2013 for our 8 3/8% Debentures.

Rankings

The Debentures rank equally in right of payment with all of our existing and future senior indebtedness and rank senior in right of payment to all of our existing and future subordinated indebtedness. These Debentures are not secured and, as such, have no underlying assets to secure the payment of principal or interest.

Optional Redemption

The 8 3/8% Debentures may not be redeemed prior to April 15, 2006. Thereafter the 8 3/8% Debentures may be redeemed at par, plus accrued and unpaid interest. The 9 2/10% Debentures and the 7 7/8% Debentures are not redeemable prior to their respective maturity dates.

Mandatory Redemption

Except as described above in “—General,” we are not required to make mandatory redemption or sinking fund payments with respect to the Debentures.

Change of Control

In the event of a Change in Control (as defined below), a holder has the right to require us to buy such holder’s 8 3/8% Debentures at 100% of their principal amount, plus accrued and unpaid interest.

“Change in Control” shall be deemed to have occurred at such time as any person is or becomes the beneficial owner of shares of our stock entitling such person to exercise 20% or more of the total voting power of all classes of our stock entitled to vote in elections of directors; provided, however, that a Change in Control shall not be deemed to have occurred if such event is approved by a majority of the continuing directors (as defined in the prospectus related to the 8 3/8% Debentures).

The 9 2/10% Debentures and the 7 7/8% Debentures do not contain provisions relating to a Change in Control.

Covenants

Under the terms of the indentures governing the Debentures, we are subject to certain customary covenants that, among other things, restrict our ability to create liens on our assets, incur debt at our subsidiaries or enter into sale leaseback transactions. These limitations are subject to a number of important qualifications and exceptions, as set forth in the prospectus used to sell the Debentures and indentures.

Events of Default

The Debentures specify certain events of default including failure to pay principal and interest on the Debentures, a failure to comply with covenants, subject to a 90-day grace period in certain instances, and certain bankruptcy, insolvency or reorganization events with respect to us.

Industrial Revenue Bonds

General

The Industrial Revenue Bonds, or IRBs, consist of a $34 million Parish of Ascension, State of Louisiana Pollution Control Revenue Refunding Bond issued in connection with the funding of certain environmental compliance equipment at one of our former facilities. The IRBs are due on December 1, 2009 and are tax exempt for as long as the equipment can be used for its original environmental compliance purpose.

Guaranty

Our obligations under the IRBs are unconditionally guaranteed by BCI and its U.K. and Canadian subsidiaries. The guarantee of the U.K. subsidiaries is limited to $30.0 million for each U.K. subsidiary.

Rankings

The IRBs rank equally in right of payment with all of BCI’s existing and future senior indebtedness and rank senior in right of payment to all of its existing and future subordinated indebtedness. The IRBs have no underlying assets to secure the payment of principal or interest related thereto.

Interest Rates

The IRBs bear interest at an annual rate of 10% and are intended to be tax exempt to the holder. Effective December 1, 2003, we entered into a $34,000 interest rate swap agreement structured for the IRBs. Under this agreement, we received a fixed rate of 10% and pay a variable rate equal to the 6-month LIBOR plus 630 basis points. At December 31, 2003, this equated to a rate of 7.6%. This swap was terminated in August of 2004, and a loss of $610,000 was recognized.

Optional Redemption

None.

Mandatory Redemption

The IRBs are subject to mandatory redemption at face amount plus accrued interest through the date of redemption, 180 days after a determination by a court as to a loss in tax exemption of the IRBs.

Change of Control

The change of control provisions with respect to the IRB guarantees are the same as the 8 3/8% Debentures, except certain provisions also apply to the guarantors of the IRBs.

In addition, in the event of both (a) a Designated Event (as defined below) and (b) a Rating Decline (as defined below), each holder has the right to require us to purchase such holder’s IRBs at 100% of the principal amount thereof, plus accrued interest.

“Designated Event” means (i) a person becomes the beneficial owner of more than 30% of our voting stock, (ii) during any period of two consecutive years, continuing directors cease to constitute a majority, (iii) consolidation, merger or transfer or lease of all or substantially all of our assets and our voting stock is changed into or exchanged for cash securities or other property, except for transaction with subsidiaries or involving exchange of our voting stock as consideration in the acquisition of another business without change of our outstanding voting stock into or for cash, securities or other property, (iv) we acquire 30% or more of our voting stock within any 12-month period, or (v) any distribution and the sum of the fair market value of such distribution, plus the fair market value of all other such distributions occurring during the preceding 12-month period, is at least 30% of the fair market value of our voting stock.

“Rating Decline” shall be deemed to have occurred if on any date within the 90-day period following public notice of the occurrence of a Designated Event, in the event the IRBs are (i) investment grade, the rating falls below investment grade, or (ii) below investment grade, falls at least one full rating category. The 90-day period would be extended so long as the IRBs were under publicly announced consideration for possible downgrade by a rating agency, if applicable.

Covenants

The IRB guarantees are subject to substantially the same covenants described above with respect to the 8 3/8% Debentures. There are also other covenants applicable to the guarantors, including restrictions with respect to mergers, consolidations and conveyances of all or substantially all of their assets, and limitations on the payment of intercompany obligations upon an event of default with respect to the guarantees. The IRB guarantees restrict the foreign guarantors from entering into guarantees of the debts or obligations of other entities.

Events of Default

The IRBs and the related guarantees specify certain events of default including failure to pay principal and interest on the IRBs, a failure to comply with covenants, subject to a 30-day grace period in certain instances, certain bankruptcy events, loss of tax exempt status and certain cross defaults.

DESCRIPTION OF THE NOTES

The old Notes were, and the Exchange Notes will be, issued under an Indenture (the “Indenture”) among Borden U.S. Finance Corp., Borden Nova Scotia Finance, ULC, BCI, certain of BCI’s subsidiaries and Wilmington Trust Company, as trustee (in such capacity, the “Trustee”).

Unless the context otherwise requires, references herein to the Notes include the Fixed Rate Notes and the Floating Rate Notes. However, the Fixed Rate Notes and the Floating Rate Notes are two separate series of Notes under the Indenture for purposes of, among other things, payments of principal and interest, rescinding certain Events of Default and consenting to certain amendments to the Indenture and the Notes. Copies of the Indenture may be obtained from BCI upon request, when available.

The following summary of certain provisions of the Indenture and the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture and the Registration Rights Agreement, including the definitions of certain terms therein and those terms made a part of the Indenture by the TIA. We urge you to read the Indenture and the Registration Rights Agreement because they, not this description, define your rights as holders of the Notes. Capitalized terms used in this “Description of the Notes” section and not otherwise defined have the meanings set forth under “—Certain Definitions.” As used in this “Description of the Notes” section, “we,” “us” and “our” refers to Borden Chemical, Inc. and its subsidiaries (or in the case of “—Additional Amounts,” the Issuers and the Guarantors; “Redemption for Changes in Withholding Tax” and “—Registered Exchange Offer; Registration Rights,” the Issuers), “BCI” refers only to Borden Chemical, Inc. and not to any of its subsidiaries and the “Issuers” refers to the U.S. Issuer and the Canadian Issuer, two newly formed finance subsidiaries of BCI. The U.S. Issuer is a Delaware corporation. The Canadian Issuer is a Nova Scotia unlimited liability company. Neither Issuer has any material assets other than advances to BCI and its affiliates.

Brief Description of the Notes

The old Notes are, and the Exchange Notes will be:

•	the joint and several obligations of the Issuers;

•	senior obligations of the Issuers;

•	secured by a second-priority lien in the Collateral;

•	guaranteed on a senior secured basis by BCI and each Subsidiary of BCI that is a Guarantor; and

•	subject to registration with the SEC pursuant to the Registration Rights Agreement.

Principal, Maturity and Interest

Floating Rate Notes

The Issuers will issue the exchange Floating Rate Notes in an aggregate principal amount up to $150 million. The exchange Floating Rate Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of the exchange Floating Rate Notes, but in certain circumstances the Issuers may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. The Floating Rate Notes will mature on July 15, 2010.

The Issuers may issue additional Floating Rate Notes from time to time after this offering. Any offering of additional Floating Rate Notes is subject to the covenant described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” The Floating Rate Notes, the exchange Floating Rate Notes and the additional Floating Rate Notes, if any, will be treated as a series of Notes for purposes of the Indenture. Holders of additional Floating Rate Notes actually issued will share equally and ratably in the Collateral. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Notes,” references to the Floating Rate Notes include any additional Floating Rate Notes actually issued.

Interest on the Floating Rate Notes and the exchange Floating Rate Notes will accrue at a rate per annum, reset quarterly, equal to LIBOR plus 4.75%, as determined by the calculation agent (the “Calculation Agent”), which shall initially be the Floating Rate Trustee. The Issuers will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest on the Floating Rate Notes and the exchange Floating Rate Notes will be payable quarterly in arrears on January 15, April 15, July 15 and October 15, commencing on October 15, 2004. The Issuers will make each interest payment to the Holders of record of the Floating Rate Notes on the immediately preceding January 1, April 1, July 1 and October 1. Interest on the Floating Rate Notes and the exchange Floating Rate Notes will accrue from the Issue Date.

The amount of interest for each day that the Floating Rate Notes and the exchange Floating Rate Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Floating Rate Notes and the exchange Floating Rate Notes. The amount of interest to be paid on the Floating Rate Notes and the exchange Floating Rate Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the Floating Rate Notes and the exchange Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

The Calculation Agent will, upon the request of any Holder of Floating Rate Notes or exchange Floating Rate Notes, provide the interest rate then in effect with respect to the Floating Rate Notes and the exchange Floating Rate Notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on the Issuers, the Guarantors and the holders of the Floating Rate Notes and the exchange Floating Rate Notes.

The Issuers will pay interest on overdue principal at 1% per annum in excess of the Daily Interest Amount and will pay interest on overdue installments at such higher rate to the extent lawful. Additional interest may accrue on the Floating Rate Notes in certain circumstances pursuant to the Registration Rights Agreement. See “—Registered Exchange Offer; Registration Rights.”

Fixed Rate Notes

The Issuers will issue the exchange Fixed Rate Notes in an aggregate principal amount up to $325 million. The exchange Fixed Rate Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of the Fixed Rate Notes and the exchange Fixed Rate Notes, but in certain circumstances the Issuers may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. The Fixed Rate Notes and the exchange Fixed Rate Notes will mature on July 15, 2014.

The Issuers may issue additional Fixed Rate Notes from time to time after this offering. Any offering of additional Fixed Rate Notes is subject to the covenant described below under the caption “—Certain

Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” The Fixed Rate Notes, the exchange Fixed Rate Notes and the additional Fixed Rate Notes, if any, will be treated as a series of Notes for purposes of the Indenture. Holders of additional Fixed Rate Notes and the exchange Fixed Rate Notes actually issued will share equally and ratably in the Collateral. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Notes,” references to the Fixed Rate Notes include any additional Fixed Rate Notes actually issued.

Interest on the Fixed Rate Notes will accrue at the rate of 9% per annum and will be payable semiannually in arrears on January 15 and July 15, commencing on January 15, 2005. The Issuers will make each interest payment to the Holders of record of the Fixed Rate Notes on the immediately preceding January 1 and July 1. The Issuers will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

Interest on the Fixed Rate Notes and the exchange Fixed Rate Notes will accrue from the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Additional interest may accrue on the Fixed Rate Notes in certain circumstances pursuant to the Registration Rights Agreement. See “—Registered Exchange Offer; Registration Rights.”

Optional Redemption

Floating Rate Notes

On and after July 15, 2006, the Issuers may redeem the Floating Rate Notes at their option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on July 15 of the years set forth below:

Period	Redemption Price
2006	102.00%
2007	101.00%
2008 and thereafter	100.00%

Notwithstanding the foregoing, at any time and from time to time on or prior to July 15, 2006, the Issuers may redeem, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, in the aggregate up to 35% of the original aggregate principal amount of the Floating Rate Notes (which includes additional Floating Rate Notes, if any) with the net cash proceeds of one or more Equity Offerings (1) by BCI or (2) by any direct or indirect parent of BCI to the extent the net cash proceeds thereof are contributed to the common equity capital of BCI or used to purchase Capital Stock (other than Disqualified Stock) of BCI from it, at a redemption price (expressed as a percentage of principal amount thereof) of 100% plus a premium equal to the interest rate per annum on the Floating Rate Notes applicable on the date on which notice of redemption is given, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the aggregate principal amount of the Floating Rate Notes (which includes additional Floating Rate Notes, if any), remains outstanding after each such redemption; provided further, however, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated and otherwise in accordance with the procedures set forth in the Indenture.

Fixed Rate Notes

On and after July 15, 2009, the Issuers may redeem the Fixed Rate Notes at their option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on July 15 of the years set forth below:

Period	Redemption Price
2009	104.50%
2010	103.00%
2011	101.50%
2012 and thereafter	100.00%

In addition, prior to July 15, 2009, the Issuers may redeem the Fixed Rate Notes at their option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Fixed Rate Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to July 15, 2007, the Issuers may redeem, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, in the aggregate up to 35% of the original aggregate principal amount of the Fixed Rate Notes (which includes additional Fixed Rate Notes, if any) with the net cash proceeds of one or more Equity Offerings (1) by BCI or (2) by any direct or indirect parent of BCI, to the extent the net cash proceeds thereof are contributed to the common equity capital of BCI or used to purchase Capital Stock (other than Disqualified Stock) of BCI from it, at a redemption price (expressed as a percentage of principal amount thereof) of 109% plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the aggregate principal amount of the Fixed Rate Notes (which includes additional Fixed Rate Notes, if any), remains outstanding after each such redemption; provided further, however, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated and otherwise in accordance with the procedures set forth in the Indenture.

Escrow of Proceeds; Special Mandatory Redemption

If the Issue Date occurs prior to the Acquisition Date, the gross proceeds of this offering will be placed in escrow pending consummation of the other Transactions. The terms of the escrow will be set forth in an escrow agreement (the “Escrow Agreement”) between us, BHI Investment, LLC and Wilmington Trust Company, as escrow agent (the “Escrow Agent”), pursuant to which we will deposit with the Escrow Agent the gross proceeds of this offering and affiliates of BHI Investment, LLC will deposit with the Escrow Agent additional amounts in cash or treasury securities such that the escrowed funds are in an amount sufficient to redeem, on the latest possible redemption date pursuant to the procedures described in this paragraph, in cash the Notes at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest on the Notes to such redemption date. The Notes will be subject to a special mandatory redemption in the event the other Transactions are not consummated on or prior to September 30, 2004 or the Stock Purchase Agreement is terminated in accordance with its terms at any time prior thereto. We will cause the notice of special mandatory redemption to be mailed no later than the next Business Day following September 30, 2004 or following the date the Stock Purchase Agreement is terminated, as applicable, and will redeem the Notes three Business Days following the date of notice of redemption.

BHI Investment, LLC will only be entitled to direct the Escrow Agent to release the escrowed funds in accordance with the Escrow Agreement. Pursuant to the Escrow Agreement, the Escrow Agent will release the escrowed funds upon satisfaction of certain conditions, including the presentation by BHI Investment, LLC of an officers’ certificate certifying that (1) the other Transactions will be consummated in substantially the manner described in the Offering Circular and (2) following the release of the escrowed funds, such funds will be applied by the Issuers substantially in the manner described under “Use of Proceeds” and (3) if the covenants described under “—Certain Covenants” which are applicable to BCI and its Subsidiaries on and after the Acquisition Date were applied to BCI and its Subsidiaries from and after the Issue Date, then as of the Acquisition Date, before and after giving effect to the other Transactions, no Default or Event of Default would have occurred and be continuing.

The Indenture will provide that to the extent BCI or any Restricted Subsidiary has Incurred Indebtedness, made any Restricted Payments, consummated any Asset Dispositions, entered into any Affiliate Transactions or otherwise taken any action or engaged in any activities during the period beginning on the Issue Date and ending on the Acquisition Date, such actions and activities shall be treated and classified under the Indenture (including but not limited to impacting relevant baskets) as if the Indenture and the covenants set forth therein had applied to BCI and the Restricted Subsidiaries during such period.

As long as the escrowed funds are deposited with the Escrow Agent, they will be invested by the Escrow Agent at the instruction of the Issuers in Treasury Securities and other Escrow Investments. “Treasury Securities” means any investment in obligations issued or guaranteed by the United States government or any agency thereof, in each case, maturing within 360 days of the date of acquisition thereof. “Escrow Investments” means (1) Treasury Securities, (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof, entitled to U.S. Federal deposit insurance for the full amount thereof or issued by a bank or trust company (including the Escrow Agent or an affiliate of the Escrow Agent) which is organized under the laws of the United States of America or any State thereof having capital, surplus and undivided profits aggregating in excess of $500.0 million, (3) repurchase obligations with a term of not more than 30 days entered into with a nationally recognized broker-dealer, with respect to which the purchased securities are obligations issued or guaranteed by the United States government or any agency thereof, which repurchase obligations shall be entered into pursuant to written agreements, (4) overnight deposits with entities whose unsecured commercial paper or other unsecured short-term debt obligations have, at the time of such investment, credit ratings of at least P-1 (or its equivalent) or higher from Moody’s and A-1 (or its equivalent) or higher from S&P, and (5) investments which trade at par on a daily basis in money market funds or money market mutual funds which have, at the time of such investment, credit ratings of at least P-1 (or its equivalent) or higher from Moody’s and A-1 (or its equivalent) or higher from S&P.

If the Escrow Agent receives a notice of special mandatory redemption pursuant to the terms of the Notes, the escrow agent will liquidate all escrowed funds then held by it not later than the last Business Day prior to the special mandatory redemption date. Concurrently with such release to the Paying Agent, the Escrow Agent will release any excess of escrowed funds over the mandatory redemption price to BHI Investment, LLC, and it will be permitted to use such funds at its discretion.

The provisions relating to the Issuers’ obligations to redeem the Notes in the special mandatory redemption description above may not be waived or modified without the written consent of each holder of Notes. Failure to make the special mandatory redemption, if required, in accordance with the terms described above will constitute an Event of Default with respect to the Notes.

Selection

In the case of any partial redemption of the Floating Rate Notes or the Fixed Rate Notes, selection of the Floating Rate Notes or the Fixed Rate Notes, as the case may be, for redemption will be made by the Trustee on a pro rata basis to the extent practicable; provided, however, that no Notes of $1,000 or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuers have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the Notes to be redeemed.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

Except as described above under the caption “—Escrow of Proceeds; Special Mandatory Redemption,” the Issuers are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuers may be required to offer to purchase Notes as described under the captions “—Change of Control” and “—Certain Covenants—Asset Sales.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Additional Amounts

We are required to make all our payments under or with respect to the Notes free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (hereinafter “Taxes”) imposed or levied by or on behalf of the government of Canada or any political subdivision or any authority or agency therein or thereof having power to tax, or within any other jurisdiction in which we are organized or are otherwise resident for tax purposes or any jurisdiction from or through which payment is made (each a “Relevant Taxing Jurisdiction”), unless we are required to withhold or deduct Taxes by law or by the interpretation or administration thereof.

If we are so required to withhold or deduct any amount for or on account of Taxes imposed by a Relevant Taxing Jurisdiction from any payment made under or with respect to the Notes, we will be required to pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by you (including Additional Amounts) after such withholding or deduction will not be less than the amount you would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to (1) any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant holder and the Relevant Taxing Jurisdiction (other than the mere receipt of such payment or the ownership or holding outside of Canada of such Note); (2) any estate, inheritance, gift, sales, excise, transfer, personal property tax or similar tax, assessment or governmental charge; (3) any Taxes imposed or withheld by reason of the failure to comply by the holder of a Note, or, if different, the beneficial owner of the interest payable on a Note with a timely request of the Issuer addressed to such holder or beneficial owner to provide information, documents or other evidence concerning the nationality, residence, identity or connection with a Relevant Taxing Jurisdiction that is required or imposed by a statute, treaty, regulation or administrative practice of such Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such Tax nor will we pay Additional Amounts (a) if the payment could have been made without such deduction or withholding if the beneficiary of the payment had presented the Note for payment within 30 days after the date on which such payment or such Note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period), or (b) with respect to any payment of principal of (or premium, if any, on) or interest on such Note to any holder who is a fiduciary or partnership or any person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settler with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of such Note.

Upon request, we will provide the Trustee with official receipts or other documentation satisfactory to the Trustee evidencing the payment of the Taxes with respect to which Additional Amounts are paid.

Whenever in the Indenture there is mentioned, in any context:

(1) the payment of principal;

(2) purchase prices in connection with a purchase of Notes;

(3) interest; or

(4) any other amount payable on or with respect to any of the Notes,

such reference shall be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

We will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery, enforcement or registration of the Notes, the Indenture, the Security Documents, the Intercreditor Agreement or any other document or instrument in relation thereof, or the receipt of any payments with respect to the Notes, excluding such taxes, charges or similar levies imposed by any jurisdiction outside of Canada, the jurisdiction of incorporation of any successor of the Canadian Issuer or any jurisdiction in which a paying agent is located, and we will agree to indemnify the Holders for any such taxes paid by such Holders.

The obligations described under this heading will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any jurisdiction in which any successor Person to the Canadian Issuer is organized or any political subdivision or taxing authority or agency thereof or therein.

For a discussion of Canadian withholding taxes applicable to payments under or with respect to the Notes, see “Certain Tax Consequences.”

Redemption for Changes in Withholding Taxes

We are entitled to redeem the Floating Rate Notes and/or the Fixed Rate Notes, at our option, at any time as a whole but not in part, upon not less than 30 nor more than 60 days’ notice, at 100% of the principal amount thereof, plus accrued and unpaid interest (if any) to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in the event we have become or would become obligated to pay, on the next date on which any amount would be payable with respect to such Notes, any Additional Amounts as a result of:

(1) a change in or an amendment to the laws (including any regulations promulgated thereunder) of Canada (or any political subdivision or taxing authority thereof or therein); or

(2) any change in or amendment to any official position regarding the application or interpretation of such laws or regulations,

which change or amendment is announced or becomes effective on or after the date of the Offering Circular and we cannot avoid such obligation by taking reasonable measures available to us.

Before we publish or mail notice of redemption of the Notes as described above, we will deliver to the Trustee an Officers’ Certificate to the effect that we cannot avoid our obligation to pay Additional Amounts by taking reasonable measures available to us. We will also deliver an opinion of independent legal counsel of recognized standing stating that we would be obligated to pay Additional Amounts as a result of a change in tax laws or regulations or the application or interpretation of such laws or regulations.

Ranking

The indebtedness evidenced by the old Notes and the Guarantees is and the Exchange Notes and the related Guarantees will be senior Indebtedness of the Issuers or the applicable Guarantor, as the case may be, ranks and will rank pari passu in right of payment with all existing and future senior Indebtedness of the Issuers and the Guarantors, as the case may be, has and will have the benefit of the second-priority security interest in the Collateral as described under “—Security for the Notes” and is and will be senior in right of payment to all existing and future Subordinated Indebtedness of the Issuers and the Guarantors, as the case may be. Pursuant to the Security Documents and the Intercreditor Agreement, the security interests securing the old Notes and the Guarantees are and the Exchange Notes and the related Guarantees will be second in priority (subject to Permitted Liens, including exceptions described under the caption “—Security for the Notes”) to all security interests at any time granted to secure First-Priority Lien Obligations.

At September 30, 2004,

(1) BCI and its Subsidiaries had $967.5 million aggregate principal amount of senior Indebtedness (including the Notes and the Guarantees) outstanding (excluding unused commitments), with no Secured Indebtedness under the senior secured credit facility; and

(2) BCI’s Subsidiaries that are not Guarantors had total Indebtedness of approximately $13.5 million (excluding intercompany liabilities of Subsidiaries that are not Guarantors).

Although the Indenture contains limitations on the amount of additional Indebtedness which BCI and its Subsidiaries may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, subject to certain limitations, such Indebtedness may be Secured Indebtedness constituting a First-Priority Lien Obligation. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens.”

A significant portion of the operations of BCI are conducted through its Subsidiaries. Unless the Subsidiary is a Guarantor or one of the Issuers, claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of BCI, including holders of the old Notes and the Exchange Notes. The old Notes are and the Exchange Notes will be effectively subordinated to holders of indebtedness and other creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of BCI that are not Guarantors or one of the Issuers. Although the Indenture will limit the Incurrence of Indebtedness by and the issuance of Disqualified Stock and Preferred Stock of certain of BCI’s Subsidiaries, such limitation is subject to a number of significant qualifications. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Security for the Notes

The old Notes and the Guarantees are and the Exchange Notes will be secured by second-priority security interests (subject to Permitted Liens) in the Collateral and the Floating Rate Notes and the Fixed Rate Notes will share in the benefit of such security interest based on the respective amounts of the Obligations thereunder. The Collateral consists of (i) 100% of the Capital Stock of certain existing and certain future Domestic Subsidiaries of BCI that are owned directly by BCI or any Guarantor (subject to the limitations described in the next paragraph and “—Limitations on Stock Collateral”), (ii) 65% of the Capital Stock of all existing and certain future Foreign Subsidiaries of BCI that are owned directly by BCI or any Guarantor (subject to the limitations described in the next paragraph and “—Limitations on Stock Collateral”) and (iii) substantially all of the other property and assets, in each case, that are held by BCI or any of the Subsidiary Guarantors, to the extent that such assets secure the First-Priority Lien Obligations and to the extent that a second-priority security interest is able to be granted or perfected therein.

In addition to the limitations described below under “—Limitations on Stock Collateral”, the initial Collateral does not include (i) any property or assets owned by any Foreign Subsidiaries, (ii) any real estate or Principal Property, (iii) any assets which, if included in the Collateral, would require the Existing Debentures to be ratably secured with the Notes pursuant to the terms of the indentures for the Existing Debentures and (iv)

proceeds and products from any and all of the foregoing excluded assets described in clauses (i) through (iv), unless such proceeds and products would otherwise constitute Collateral. Except for property and assets of Foreign Subsidiaries, the foregoing excluded property and assets do not secure the First-Priority Lien Obligations. The security interests securing the old Notes are and the Exchange Notes will be second in priority to any and all security interests at any time granted to secure the First-Priority Lien Obligations and will also be subject to all other Permitted Liens. The First-Priority Lien Obligations include Secured Bank Indebtedness and related obligations, as well as certain hedging obligations and certain other obligations in respect of cash management services. The Person holding such First-Priority Lien Obligations may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the Intercreditor Agent to realize or foreclose on the Collateral on behalf of holders of the Notes.

The Issuers, BCI and the Subsidiary Guarantors will be able to incur additional indebtedness in the future which could share in the Collateral, including additional First-Priority Lien Obligations and additional indebtedness which would be secured on a second-priority basis with the Notes. The amount of such First-Priority Lien Obligations will be limited by the covenant disclosed under “—Certain Covenants—Liens,” and the amount of all such additional indebtedness will be limited by the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuances of Disqualified Stock and Preferred Stock.” Under certain circumstances the amount of such First-Priority Lien Obligations and additional indebtedness could be significant.

Limitations on Stock Collateral

The Capital Stock and securities of a Subsidiary of BCI (other than the Borden Canada Entities) that are owned by BCI or any Guarantor constitute Collateral only to the extent that such Capital Stock and securities can secure the Notes without Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act (or any other law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the SEC (or any other governmental agency). In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary (other than the Borden Canada Entities) due to the fact that such Subsidiary’s Capital Stock and securities secure the Notes, then the Capital Stock and securities of such Subsidiary shall automatically be deemed not to be part of the Collateral (but only to the extent necessary to not be subject to such requirement). In such event, the Security Documents may be amended or modified, without the consent of any Holder of Notes, to the extent necessary to release the second-priority security interests on the shares of Capital Stock and securities that are so deemed to no longer constitute part of the Collateral.

In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulations adopted, which would permit) such Subsidiary’s Capital Stock and securities to secure the Notes in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock and securities of such Subsidiary shall automatically be deemed to be a part of the Collateral (but only to the extent necessary to not be subject to any such financial statement requirement). In such event, the Security Documents may be amended or modified, without the consent of any holder of Notes, to the extent necessary to subject to the Liens under the Security Documents such additional Capital Stock and securities.

In accordance with the limitations set forth in the two immediately preceding paragraphs, as of the Acquisition Date, other than with respect to Borden Canada whose shares of Capital Stock became a part of the Collateral without regard to such limits described above, the Collateral includes shares of Capital Stock of the Subsidiaries only to the extent that the applicable value of such Capital Stock (on a Subsidiary-by-Subsidiary basis) is less than 20% of the aggregate principal amount of the Notes outstanding. Following the Issue Date, however, the portion of the Capital Stock of Subsidiaries constituting Collateral may decrease or increase as described above.

After-Acquired Collateral

From and after August 12, 2004 and subject to certain limitations and exceptions, if BCI or any Guarantor creates any additional security interest upon any property or asset to secure any First-Priority Lien Obligations (which include Obligations in respect of the Credit Agreement), it must concurrently grant a second-priority security interest (subject to Permitted Liens, including the first-priority lien that secures obligations in respect of the First-Priority Lien Obligations) upon such property as security for the old Notes and the Exchange Notes. Also, if granting a security interest in such property requires the consent of a third party, BCI will use commercially reasonable efforts to obtain such consent with respect to the second-priority security interest for the benefit of the Trustee on behalf of the holders of the Notes. If such third party does not consent to the granting of the second-priority security interest after the use of such commercially reasonable efforts, the applicable entity will not be required to provide such security interest.

Security Documents and Intercreditor Agreement

The Issuers, the Guarantors and the Trustee entered into one or more Security Documents defining the terms of the security interests that secure the Notes and the Guarantees of the Notes. These security interests secure the payment and performance when due of all of the Obligations of the Issuers and the Guarantors under the Notes, the Indenture, the Guarantees and the Security Documents, as provided in the Security Documents. The Company and the Guarantors agreed to use their commercially reasonable efforts to complete on or prior to the Acquisition Date all filings and other similar actions required in connection with the perfection of such security interests. If they are not able to complete such actions on or prior to the Acquisition Date, they agreed to use their commercially reasonable efforts to complete such actions as soon as reasonably practicable after such date.

The Trustee and the Intercreditor Agent entered into the Intercreditor Agreement, which may be amended from time to time to add other parties holding Other Second-Lien Obligations and other First-Priority Lien Obligations permitted to be incurred under the Indenture. The Intercreditor Agent is initially the administrative agent under the Credit Agreement. Pursuant to the terms of the Intercreditor Agreement, at any time at which First-Priority Lien Obligations are outstanding (whether incurred prior to, on or after the Issue Date), the Intercreditor Agent will determine the time and method by which the security interests in the Collateral will be enforced. The Trustee will not be permitted to enforce the security interests even if any Event of Default under the Indenture has occurred and the Notes have been accelerated except (a) in any insolvency or liquidation proceeding, as necessary to file a claim or statement of interest with respect to such Notes or (b) as necessary to take any action in order to create, prove, preserve, perfect or protect (but not enforce) its rights in the second-priority Liens. See “Risk Factors—Risks Related to an Investment in the Notes—Holders of notes will not control decisions regarding collateral.” At any time at which all First-Priority Lien Obligations have been discharged in full, the Trustee in accordance with the provisions of the Indenture and the Security Documents will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration) of the Collateral received by it under the Security Documents for the ratable benefit of the holders of the Notes. The proceeds from the sale of the Collateral remaining after the satisfaction of all First-Priority Lien Obligations may not be sufficient to satisfy the obligations owed to the holders of the Notes. By its nature some or all of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, the Collateral may not be able to be sold in a short period of time, if salable. See “Risk Factors—Risks Related to an Investment in the Notes—There may not be sufficient collateral to pay all or any of the notes.”

In addition, the Security Documents and the Intercreditor Agreement provide that, so long as there are First-Priority Lien Obligations outstanding (whether incurred prior to, on or after the Issue Date), (1) the holders of First-Priority Lien Obligations may direct the Intercreditor Agent to take actions with respect to the Collateral

(including the release of Collateral and the manner of realization) without the consent of the holders of the Notes, (2) BCI and the Subsidiary Guarantors may require the Trustee to agree to modify the Security Documents or the Intercreditor Agreement, without the consent of the Trustee and the holders of the Notes, to secure additional extensions of credit and add additional secured creditors so long as such modifications do not expressly violate the provisions of the Credit Agreement or the Indenture and (3) the holders of the First-Priority Lien Obligations may change, waive, modify or vary the security documents without the consent of the holders of the notes, provided that any such change, waiver or modification does not materially adversely affect the rights of the holders of the notes and not the other secured creditors in a like or similar manner. Any provider of additional extensions of credit shall be entitled to rely on the determination of an Officer that such modifications do not expressly violate the provisions of the Credit Agreement or the Indenture if such determination is set forth in an Officer’s Certificate delivered to such provider; provided, however, that such determination will not affect whether or not BCI has complied with its undertakings in the Indenture, the Security Documents or the Intercreditor Agreement. See “Risk Factors—Risks Related to an Investment in the Notes—Holders of notes will not control decisions regarding Collateral.”

Subject to the terms of the Security Documents, the Issuers and the Guarantors have the right to remain in possession and retain exclusive control of the Collateral securing the Notes (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral and deposited with the Intercreditor Agent in accordance with the provisions of the Security Documents and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

See “Risk Factors—Risks Related to an Investment in the Notes—Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings.”

Release of Collateral

The Issuers and the Guarantors are entitled to the releases of property and other assets included in the Collateral from the Liens securing the Notes under any one or more of the following circumstances:

(1) if all other Liens on such property or assets securing First-Priority Lien Obligations (including all commitments and letters of credit thereunder) are released and there are no outstanding Receivables Financings (or commitments therefor); provided, however, that it (x) the Issuers or any Guarantor subsequently incurs First-Priority Lien Obligations that are secured by liens on property or assets of the Issuers or any Guarantor of the type constituting the Collateral and the related Liens are incurred in reliance on clause (8) of the definition of Permitted Liens or (y) BCI or any of its Restricted Subsidiaries subsequently enter into any Receivables Financing, then BCI and its Restricted Subsidiaries will be required to reinstitute the security arrangements with respect to the Collateral in favor of the Notes, which, in the case of any such subsequent First-Priority Lien Obligations, will be second priority Liens on the Collateral securing such First-Priority Lien Obligations to the same extent provided by the Security Documents and on the terms and conditions of the security documents relating to such First-Priority Lien Obligations, with the second-priority Lien held either by the administrative agent, collateral agent or other representative for such First-Priority Lien Obligations or by a collateral agent or other representative designated by BCI to hold the second-priority Liens for the benefit of the Holders of the Notes and subject to an intercreditor agreement that provides the administrative agent or collateral agent substantially the same rights and powers as afforded under the Intercreditor Agreement;

(2) to enable us to consummate the disposition of such property or assets to the extent not prohibited under the covenant described under “—Certain Covenants—Asset Sales;”

(3) in the case of a Guarantor that is released from its Guarantee with respect to the Notes, the release of the property and assets of such Guarantor; or

(4) as described under “—Amendments and Waivers” below.

If an Event of Default under the Indenture exists on the date on which the First-Priority Lien Obligations are repaid in full and terminated (including all commitments and letters of credit thereunder), the second-priority Liens on the Collateral securing the Notes will not be released, except to the extent the Collateral or any portion thereof was disposed of in order to repay the First-Priority Lien Obligations secured by the Collateral, and thereafter the Trustee (acting at the direction of the holders of a majority of outstanding principal amount of the Notes) will have the right to direct the Intercreditor Agent to foreclose upon the Collateral (but in such event, the Liens on the Collateral securing the Notes will be released when such Event of Default and all other Events of Default under the Indenture cease to exist).

The second-priority security interests in all Collateral securing the Notes also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest (including additional interest, if any) on, the Notes and all other Obligations under the Indenture, the Guarantees under the Indenture and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest (including additional interest, if any), are paid or (ii) a legal defeasance or covenant defeasance under the Indenture as described below under “—Defeasance;” provided, however, that, in the case of this clause (ii), no Floating Rate Notes are then outstanding.

Guarantees

BCI and each direct and indirect Restricted Subsidiary of BCI that was a Domestic Subsidiary on the Acquisition Date and that guarantees the obligations of BCI under the Credit Agreement jointly and severally irrevocably and unconditionally guarantee on a senior basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuers under the Indenture, the old Notes and the Exchange Notes, whether for payment of principal of, premium, if any, or interest or additional interest on the old Notes and the Exchange Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Guarantors being herein called the “Guaranteed Obligations”). The Guaranteed Obligations of all Guarantors is secured by second-priority security interests (subject to Permitted Liens) in the Collateral owned by such Guarantor. Such Guarantors agreed to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Guarantees.

Each Guarantee is limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering such Guarantee, as it relates to such Guarantor, voidable under applicable laws relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See “Risk Factors—Risks Related to an Investment in the Notes—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.” After the Acquisition Date, BCI will cause certain domestic Subsidiaries that Incur or guarantee certain Indebtedness or that issue certain shares of Disqualified Stock or Preferred Stock to execute and deliver to the Trustee supplemental indentures pursuant to which such Restricted Subsidiary will guarantee payment of the Notes on the same basis. See “—Certain Covenants—Future Guarantors.”

Each Guarantee is a continuing guarantee and, subject to the next succeeding paragraph, shall:

(1) remain in full force and effect until payment in full of all the Guaranteed Obligations;

(2) be binding upon each such Guarantor and its successors; and

(3) inure to the benefit of and be enforceable by the Trustee, the holders of the Notes and their successors, transferees and assigns.

A Guarantee of a Restricted Subsidiary will be automatically released upon:

(a) the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of the applicable Guarantor if such sale, disposition or other transfer is made in compliance with the Indenture, in each case other than to BCI or a Subsidiary of BCI; provided, however, that such Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreement and any other Indebtedness of BCI or any Restricted Subsidiary of BCI;

(b) BCI designating such Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary;”

(c) the release or discharge of all guarantees by such Restricted Subsidiary and the repayment of all Indebtedness and retirement of all Disqualified Stock of such Restricted Subsidiary which, if Incurred by such Restricted Subsidiary, would require such Restricted Subsidiary to guarantee the Notes under the covenant described under “—Certain Covenants—Future Guarantors;” and

(d) our exercise of our legal defeasance option or covenant defeasance option as described under “—Defeasance” with respect to the Fixed Rate Notes; provided, however, that no Floating Rate Notes are then outstanding, or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture; and

(e) such Restricted Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest in favor of First-Priority Lien Obligations, subject to, in each case, the application of the proceeds of such foreclosure in the manner described under “—Security for the Notes—Release of Collateral.”

Book-Entry, Delivery and Form

General

Except as set forth below, the Exchange Notes will initially be issued in the form of one or more fully registered notes in global form without coupons (a “Global Note”). Each Global Note shall be deposited with the Trustee, as custodian for, and registered in the name of DTC or a nominee thereof. The old Notes to the extent validly tendered and accepted and directed by their holders in their letters of transmittal, will be exchanged through book-entry electronic transfer for the global note.

Except as set forth below, the Global Note may be transferred, in whole but not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Note may not be exchanged for notes in certificated form except in the limited circumstances described below.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon issuance of the Global Notes, DTC will credit the principal amount of Notes of the individual beneficial interests represented by the Global Note to the respective accounts of persons who have accounts with such depositary; and

(2) ownership of these interests in the Global Note will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Note).

Investors in the Global Note who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Note who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in the Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in the Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a Person having beneficial interests in the Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Note will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on the Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuers and the Trustee will treat the Persons in whose names the Notes, including the Global Note, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuers, the Trustee nor any agent of the Issuers or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or the Issuers. Neither the Issuers nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the Notes, and the Issuers and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised the Issuers that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Note for legended Notes in certificated form, and to distribute such Notes to its participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither the Issuers nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of the Global Note for Certificated Notes

The Global Note is exchangeable for Certificated Notes if:

(1) DTC (A) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global Notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

(2) BCI, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default with respect to the Notes.

In addition, beneficial interests in the Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for the Global Note or beneficial interests in the Global Note will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Transfer Restrictions,” unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in the Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes. See “Transfer Restrictions.”

Same Day Settlement and Payment

The Issuers will make payments in respect of the Notes represented by the Global Note (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. The Issuers will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The Notes represented by the Global Note are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuers expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Registered Exchange Offer; Registration Rights

The following description is a summary of the material provisions of the Registration Rights Agreement. It does not restate that agreement in its entirety. We urge you to read the proposed form of Registration Rights Agreement in its entirety because it, and not this description, defines your registration rights as holders of the Notes.

The Issuers, the Guarantors and the Initial Purchasers entered into the Registration Rights Agreement on August 12, 2004. Pursuant to the Registration Rights Agreement, the Issuers and the Guarantors agreed to file with the SEC the Exchange Offer Registration Statement (as defined in the Registration Rights Agreement) on the appropriate form under the Securities Act with respect to the exchange Floating Rate Notes and exchange Fixed Rate Notes. Upon the effectiveness of the Exchange Offer Registration Statement of which this prospectus forms a part, the Issuers will offer to the holders of Transfer Restricted Securities pursuant to the Exchange Offer (as defined in the Registration Rights Agreement) who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for the relevant exchange Notes.

We agreed pursuant to the Registration Rights Agreement that we will, subject to certain exceptions,

(1) prepare and use commercially reasonable efforts to file a registration statement (the “Exchange Offer Registration Statement”) with the SEC with respect to a registered offer (the “Registered Exchange Offer”) to exchange the old Notes of each series for new Notes of the same series of the Issuers (the “Exchange Notes”) having terms substantially identical in all material respects to the old Notes being exchanged (except that the Exchange Notes will not contain terms with respect to transfer restrictions);

(2) use commercially reasonable efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act;

(3) as soon as practicable after the effectiveness of the Exchange Offer Registration Statement (the “Effectiveness Date”), offer the Exchange Notes of each series in exchange for surrender of the old Notes of the relevant series; and

(4) keep the Registered Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the Registered Exchange Offer is mailed to the holders of the old Notes.

For each old Note validly tendered to us and not withdrawn pursuant to the Registered Exchange Offer, we will issue to the holder of such old Note an Exchange Note of the relevant series having a principal amount equal to that of the surrendered Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the old Note surrendered in exchange therefor, or, if no interest has been paid on such Note, from the Issue Date.

Under existing SEC interpretations, the Exchange Notes will be freely transferable by holders other than our affiliates after the Registered Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes represents to us in the Registered Exchange Offer that it is acquiring the Exchange Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that it is not an affiliate of the Issuers, as such terms are interpreted by the SEC; provided, however, that broker dealers (“Participating Broker Dealers”) receiving Exchange Notes in the Registered Exchange Offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. The SEC has taken the position that Participating Broker Dealers may fulfill their prospectus delivery requirements with respect to Exchange Notes (other than a resale of an unsold allotment from the original sale of the Notes) with the prospectus contained in the Exchange Offer Registration Statement.

Under the Registration Rights Agreement, the Issuers are required to allow Participating Broker Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes for 180 days following the effective date of such Exchange Offer Registration Statement (or such shorter period during which Participating Broker-Dealers are required by law to deliver such prospectus).

A Holder of old Notes (other than certain specified holders) who wishes to exchange such old Notes for Exchange Notes in the Registered Exchange Offer will be required to represent that any Exchange Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Registered Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an “affiliate” of the Issuers, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

In the event that with respect to either or both of the Floating Rate Notes or the Fixed Rate Notes, as the case may be:

(1) applicable interpretations of the staff of the SEC do not permit us to effect such a Registered Exchange Offer;

(2) for any other reason we do not consummate the Registered Exchange Offer by June 8, 2005;

(3) an Initial Purchaser shall notify us on or before the 60th day following consummation of the Registered Exchange Offer that old Notes held by it are not eligible to be exchanged for Exchange Notes in the Registered Exchange Offer; or

(4) certain holders are prohibited by law or SEC policy from participating in the Registered Exchange Offer or may not resell the Exchange Notes acquired by them in the Registered Exchange Offer to the public without delivering a prospectus and such holders notify us in writing on or before the 60th day following consummation of the Registered Exchange Offer, then, we will with respect to either or both of the Floating Rate Notes or the Fixed Rate Notes, as the case may be, subject to certain exceptions and pursuant to the Registration Rights Agreement,

(1) (A) in the case of clause (1) above, use commercially reasonable efforts to cause a shelf registration statement (the “Shelf Registration Statement”) with the SEC covering resales of the old Notes or the Exchange Notes, as the case may be, to be declared effective under the Securities Act on or prior to June 8, 2005 and (B) in the case of clause (2), (3) or (4) above, use commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 60th day after the date on which the Shelf Registration Statement is required to be filed; and

(2) keep the Shelf Registration Statement effective until the earliest of (A) the time when the old Notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144, (B) two years from the Acquisition Date and (C) the date on which all Notes registered thereunder are disposed of in accordance therewith.

If pursuant to the Registration Rights Agreement, a Shelf Registration Statement is filed, we will, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the old Notes or the Exchange Notes, as the case may be. A holder selling such old Notes or Exchange Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such holder (including certain indemnification obligations).

We may require each holder requesting to be named as a selling security holder to furnish to us such information regarding the holder and the distribution of the old Notes or Exchange Notes by the holder as we may from time to time reasonably require for the inclusion of the holder in the Shelf Registration Statement, including requiring the holder to properly complete and execute such selling security holder notice and questionnaires, and any amendments or supplements thereto, as we may reasonably deem necessary or appropriate. We may refuse to name any holder as a selling security holder that fails to provide us with such information.

We will pay additional cash interest on the old Notes and Exchange Notes, subject to certain exceptions and pursuant to the Registration Rights Agreement,

(1) if the Issuers fail to file the Exchange Offer Registration Statement or a Shelf Registration Statement with the SEC on or prior to February 8, 2005;

(2) if the Exchange Offer is not consummated on or before June 8, 2005,

(3) if obligated to file a Shelf Registration Statement pursuant to clause 2(A) above, a Shelf Registration Statement is not declared effective by the SEC on or prior to June 8, 2005,

(4) if obligated to file the Shelf Registration Statement pursuant to clause 2(B) above, the Issuers fail to file the Shelf Registration Statement with the SEC on or prior to the 30th day (the “Shelf Filing Date”) after the date on which the obligation to file a Shelf Registration Statement arises,

(5) if obligated to file a Shelf Registration Statement pursuant to clause 2(B) above, the Shelf Registration Statement is not declared effective on or prior to the 60th day after the Shelf Filing Date, or

(6) after the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) (each such event referred to in the preceding clauses (1) through (5) a “Registration Default”);

from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured.

The rate of the additional interest will be 0.25% per annum for the first 90-day period immediately following the occurrence of a Registration Default, and such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 1.00% per annum. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the old Notes and the Exchange Notes.

All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the old Notes shall be deemed to include any additional interest payable pursuant to the Registration Rights Agreement.

If we effect the Registered Exchange Offer, we will be entitled to close the Registered Exchange Offer 20 business days after the commencement thereof provided that we have accepted all old Notes theretofore validly tendered in accordance with the terms of the Registered Exchange Offer.

Change of Control

The occurrence of any of the following events will constitute a “Change of Control:”

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of BCI and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2) BCI becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of BCI; or

(3) individuals who on the Acquisition Date following consummation of the Transactions constituted the Board of Directors of BCI (together with any new directors whose election by such Board of Directors of BCI or whose nomination for election by the shareholders of BCI was approved by (a) a vote of a majority of the directors of BCI then still in office who were either directors on the Acquisition Date or whose election or nomination for election was previously so approved or (b) the Permitted Holders) cease for any reason to constitute a majority of the Board of Directors of BCI then in office.

The occurrence of any Change of Control will constitute an Event of Default under the Indenture unless the Issuers (i)(A) make an offer within 30 days following such Change of Control to all holders of the Notes to purchase all the Notes properly tendered (a “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof, plus accrued and unpaid interest (if any) to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); and (B) purchase all the Notes properly tendered in accordance with the Change of Control Offer or (ii) exercise their right, within 30 days following such Change of Control, to redeem all the Notes as described under “—Optional Redemption.”

A “Change of Control Offer” means a notice mailed to each holder of the Notes with a copy to the Trustee stating:

(1) that a Change of Control has occurred and that such holder has the right to require the Issuers to purchase such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the Issuers, consistent with this covenant, that a holder must follow in order to have its Notes purchased.

The Issuers will be deemed to have made a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture applicable to a Change of Control Offer, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have failed to make a Change of Control Offer or purchase Notes pursuant thereto as described above by virtue thereof.

This Change of Control repurchase provision is a result of negotiations among BCI, the Issuers and the Initial Purchasers. BCI has no present intention to engage in a transaction involving a Change of Control, although it is possible that BCI could decide to do so in the future. Subject to the limitations discussed below, BCI could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect BCI’s capital structure or credit ratings.

The occurrence of events which would constitute a Change of Control would constitute a default under the Credit Agreement as in effect on the Acquisition Date. Future indebtedness of BCI may contain prohibitions on certain events which would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the purchase of the Notes pursuant to a Change of Control Offer could cause a default under such other indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuers, BCI and the other Guarantors. Finally, our ability to pay cash to the holders upon a repurchase may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any such repurchases.

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of BCI and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuers to repurchase such Notes as a result of a sale, lease or transfer of less than all of the assets of Issuers and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under the Indenture relative to a Change of Control Event of Default may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes, respectively until such time as tendered Notes must be purchased.

Certain Covenants

The Indenture contains covenants including, among others, the following; provided however, that prior to the Acquisition Date, BCI and its Restricted Subsidiaries will not be subject to these covenants (although the Issuers will be subject to the covenants applicable to them as described under “—Limitation on Issuers” and “—Merger, Consolidation or Sale of All or Substantially All Assets”):

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

BCI will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock and BCI will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that BCI and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of BCI for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(a) the Incurrence by BCI or its Restricted Subsidiaries of Indebtedness under any Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount then outstanding equal to the greater of (i) $175 million less the sum of (A) the amount of any such Indebtedness Incurred pursuant to this clause (a) that is permanently retired with the Net Proceeds from any Asset Sale applied from and after the Issue Date to reduce the outstanding amounts pursuant to the covenant described under “—Asset Sales” and (B) the aggregate Off-Balance Sheet Financing Amount attributable to all Qualified Receivables Financings then outstanding and (ii) 100% of the book value of the accounts receivables of BCI and its Restricted Subsidiaries (other than HAI);

(b) the Incurrence by the Issuers and the Guarantors of Indebtedness represented by the Notes (not including any additional Floating Rate Notes or additional Fixed Rate Notes) and the related Guarantees, as applicable;

(c) Indebtedness existing on both the Issue Date and the Acquisition Date (after giving effect to the Transactions) (other than Indebtedness described in clauses (a) and (b)), including the Existing Debentures;

(d) Indebtedness (including Capitalized Lease Obligations) Incurred by BCI or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets)) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding that was Incurred (or deemed Incurred as provided under clause (n) below) pursuant to this clause (d), does not exceed $75 million;

(e) Indebtedness Incurred by BCI or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(f) Indebtedness arising from agreements of BCI or any of its Restricted Subsidiaries providing for adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or a Subsidiary of BCI in accordance with the terms of the Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided, however, that, at the time of closing, the amount of such Indebtedness is not determinable and, to the extent such Indebtedness thereafter becomes fixed and determined, the Indebtedness is paid within 60 days thereafter;

(g) Indebtedness of BCI to a Restricted Subsidiary; provided, however, that any such Indebtedness is subordinated in right of payment to the obligations of BCI under its Guarantee; provided further, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to another Restricted Subsidiary) shall be deemed, in each case to be an Incurrence of such Indebtedness;

(h) shares of Preferred Stock of a Restricted Subsidiary issued to BCI or another Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to BCI or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i) Indebtedness of a Restricted Subsidiary to BCI or another Restricted Subsidiary; provided, however, that (i) any such Indebtedness is made pursuant to an intercompany note and (ii) if a Guarantor Subsidiary incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided further, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j) Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes): (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;

(k) obligations in respect of performance, bid and surety bonds, including surety bonds issued in respect of workers’ compensation claims, and completion guarantees provided by BCI or any Restricted Subsidiary in the ordinary course of business;

(l) Indebtedness or Disqualified Stock of BCI or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, as applicable, which when aggregated with the principal amount or liquidation preference of all other Indebtedness and Disqualified Stock then outstanding and Incurred pursuant to this clause (l), does not exceed $100 million at any one time outstanding (it being understood that any Indebtedness Incurred under this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which BCI, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));

(m) any guarantee by BCI or any of its Restricted Subsidiaries of Indebtedness or other obligations of BCI or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by BCI or such Restricted Subsidiary is permitted under the terms of the Indenture; provided, however, that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of any Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the Guarantee of such Guarantor, as applicable;

(n) the Incurrence by BCI or any of its Restricted Subsidiaries of Indebtedness which serves to refund, refinance or defease any Indebtedness Incurred under the first paragraph of this covenant or clause (b), (c), (d), (n), (o) or (s) of this paragraph (subject to the following proviso, “Refinancing Indebtedness”); provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness being refunded or refinanced that were due on or after the date one year following the last maturity date of any Notes then outstanding were instead due on such date one year following;

(2) has a Stated Maturity which is no earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced or (y) one year following the last maturity date of any Notes then outstanding;

(3) to the extent such Refinancing Indebtedness refinances Indebtedness junior to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the Notes or the Guarantee of such Restricted Subsidiary, as applicable;

(4) is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium and fees Incurred in connection with such refinancing;

(5) shall not include (x) Indebtedness of a Restricted Subsidiary of BCI that is not a Guarantor that refinances Indebtedness of BCI or another Guarantor (unless such Restricted Subsidiary is an obligor with respect to such Indebtedness being refinanced), or (y) Indebtedness of BCI or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(6) in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (d) or (s), shall be deemed to have been Incurred and to be outstanding under such clause (d) or (s), as applicable, and not this clause (n) for purposes of determining amounts outstanding under such clauses (d) and (s);

provided further, however, that subclauses (1), (2) and (3) of this clause (n) will not apply to any refunding or refinancing of (A) the Notes, (B) any Secured Indebtedness constituting a First-Priority Lien Obligation or (C) any Existing Debentures consisting of pollution control bonds;

(o) Indebtedness or Disqualified Stock of Persons that are acquired by BCI or any of its Restricted Subsidiaries or merged into BCI or a Restricted Subsidiary in accordance with the terms of the Indenture; provided, however, that such Indebtedness or Disqualified Stock is not Incurred in contemplation of such acquisition or merger or to provide all or a portion of the funds or credit support required to consummate such acquisition or merger; provided further, however, that after giving effect to such acquisition and the Incurrence of such Indebtedness either:

(1) BCI would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

(2) the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

(p) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to BCI or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(q) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of its Incurrence;

(r) Indebtedness of BCI or any Restricted Subsidiary supported by a letter of credit issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(s) Contribution Indebtedness;

(t) Indebtedness of Foreign Subsidiaries of BCI Incurred for working capital purposes; and

(u) Indebtedness of BCI or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take or pay obligations contained in supply arrangements, in each case, entered into in the ordinary course of business.

Notwithstanding the foregoing, BCI, the Issuers and the Guarantors may not Incur any Indebtedness pursuant to the immediately preceding paragraph if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Indebtedness unless such Indebtedness will be subordinated to the Notes or such Guarantor’s Guarantee, as applicable, to at least the same extent as such Subordinated Indebtedness. For purposes of determining compliance with this covenant, (A) Indebtedness need not be Incurred solely by reference to one category of permitted Indebtedness described in clauses (a) through (u) or pursuant to the first paragraph of this covenant but is permitted to be Incurred in part under any combination thereof and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness described in clauses (a) through (u) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, BCI shall, in its sole discretion, classify or reclassify such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such item of Indebtedness in one of the above clauses and such item of Indebtedness will be treated as having been Incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof; provided, however, that all Indebtedness under the Credit Agreement outstanding on the Acquisition Date shall be deemed to have been Incurred pursuant to clause (a) and BCI shall not be permitted to reclassify all or any portion of such Indebtedness. Accrual of interest, the accretion of accreted value, amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of BCI, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of “Indebtedness” will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided, however, that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

Notwithstanding the foregoing, the Issuers may not incur any Indebtedness or issue any shares of Disqualified Stock or Preferred Stock unless all of the Issuers’ obligations with respect thereto are fully and unconditionally guaranteed by BCI; provided, however, such guarantee will be deemed to be full and unconditional even if subject to the same kinds of limitations applicable to the Guarantee by BCI of the Notes.

Limitation on Restricted Payments

(a) BCI will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of BCI’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment with respect to such Equity Interests made in connection with any merger or consolidation (other than (A) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of BCI; or (B) dividends or distributions by a Restricted Subsidiary; provided, however, that, in the case of any dividend or distribution payable on or in respect of any Equity Interests issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, BCI or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its ownership percentage of such Equity Interests);

(2) purchase or otherwise acquire or retire for value any Equity Interests of BCI or any direct or indirect parent company of BCI;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of BCI or any Subsidiary Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(i) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(ii) immediately after giving effect to such transaction on a pro forma basis, BCI could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” and

(iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by BCI and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (4) (only to the extent of one-half of the amounts paid pursuant to such clause), (6) and (8) of paragraph (b) below, but excluding all other Restricted Payments permitted by paragraph (b) below), is less than the sum of, without duplication,

(1) 50% of the Consolidated Net Income of BCI for the period (taken as one accounting period) from June 30, 2004 to the end of BCI’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(2) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by BCI after the Acquisition Date from the issue or sale of Equity Interests of BCI (excluding Refunding Capital Stock, Designated Preferred Stock, Cash Contribution Amounts, Excluded Contributions and Disqualified Stock), including Equity Interests issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Subsidiary of BCI or an employee stock ownership plan or trust established by BCI or any of its Subsidiaries), plus

(3) 100% of the aggregate amount of cash contributions to the capital of BCI, and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received after the Acquisition Date (other than Refunding Capital Stock, Designated Preferred Stock, contributions from the issuance of Designated Preferred Stock, Cash Contribution Amounts, Excluded Contributions and Disqualified Stock), plus

(4) 100% of the aggregate amount received by BCI or any Restricted Subsidiary in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by BCI or any Restricted Subsidiary, in each case subsequent to the Acquisition Date, from:

(A) the sale or other disposition (other than to BCI or a Restricted Subsidiary of BCI) of Restricted Investments made by BCI and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from BCI and its Restricted Subsidiaries by any Person (other than BCI or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) or (10) of paragraph (b) below),

(B) the sale (other than to BCI or a Restricted Subsidiary of BCI) of the Capital Stock of an Unrestricted Subsidiary or

(C) a distribution or dividend from an Unrestricted Subsidiary, plus

(5) in the event any Unrestricted Subsidiary of BCI has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, BCI or a Restricted Subsidiary of BCI, in each case subsequent to the Acquisition Date, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investment of BCI in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) or (10) of paragraph (b) below or constituted a Permitted Investment).

The Fair Market Value of property other than cash covered by clauses (iii)(2), (3), (4) and (5) above shall be determined in good faith by BCI and

(A) in the event of property with a Fair Market Value in excess of $4 million, shall be set forth in an Officers’ Certificate or

(B) in the event of property with a Fair Market Value in excess of $15 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of BCI.

(b) The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2) (A) the repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of BCI or any direct or indirect parent company of BCI or Subordinated Indebtedness of BCI or any Subsidiary Guarantor in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of BCI or any direct or indirect parent company of BCI or contributions to the equity capital of BCI (other than Designated Preferred Stock, Cash Contribution Amounts, Excluded Contributions and Disqualified Stock or any Equity Interests sold to a Subsidiary of BCI or to an employee stock ownership plan or any trust established by BCI or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”) and

(B) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of BCI or to an employee stock ownership plan or any trust established by BCI or any of its Subsidiaries) of Refunding Capital Stock;

(3) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of BCI or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of new Indebtedness of Issuer or such Subsidiary Guarantor, respectively, which is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as

(A) the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired plus any fees incurred in connection therewith),

(B) such Indebtedness is subordinated to the Notes or the related Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

(C) such Indebtedness has a Stated Maturity which is no earlier than the earlier of (x) the Stated Maturity of the Subordinated Indebtedness being redeemed, repurchased, acquired or retired or (y) one year following the last maturity date of any Notes then outstanding; and

(D) such Indebtedness has a Weighted Average Life to Maturity which is not less than (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being redeemed, repurchased, acquired or retired and (y) the Weighted Average Life to Maturity that would result of all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, acquired or retired that were due on or after the date one year following the last maturity date of any Notes then outstanding were instead due on such date one year following;

(4) the repurchase, retirement or other acquisition (or dividends to any direct or indirect parent company of BCI to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of BCI or any direct or indirect parent company of BCI held by any future, present or former employee, director or consultant of BCI or any direct or indirect parent company of BCI or any Subsidiary of BCI pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, that the aggregate amounts paid under this clause (4) do not exceed $12.5 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the next succeeding calendar year); provided further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds received by BCI or any of its Restricted Subsidiaries from the sale of Equity Interests (excluding Refunding Capital Stock, Designated Preferred Stock, Cash Contribution Amounts, Excluded Contributions and Disqualified Stock) of BCI or any direct or indirect parent company of BCI (to the extent contributed to BCI) to members of management, directors or consultants of BCI and its Restricted Subsidiaries or any direct or indirect parent company of BCI that occurs after the Acquisition Date; provided, however, that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (iii) of paragraph (a) of this covenant); plus

(B) the cash proceeds of key man life insurance policies received by BCI or any direct or indirect parent company of BCI (to the extent contributed to BCI) and its Restricted Subsidiaries after the Acquisition Date;

(provided, however, that BCI may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year and, to the extent any payment described under this clause (4) is made by delivery of Indebtedness and not in cash, such payment shall be deemed to occur only when, and to the extent, the obligor on such Indebtedness makes payments with respect to such Indebtedness);

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of BCI or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(6) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Acquisition Date and the declaration and payment of dividends to any direct or indirect parent company of BCI, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent company of BCI issued after the Acquisition Date the proceeds of which were contributed to BCI; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, BCI would have had a Fixed Charge Coverage Ratio of at least 2.25 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by BCI from the issuance of Designated Preferred Stock (other than Disqualified Stock) issued after the Acquisition Date;

(7) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed $25 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) the payment of dividends on BCI’s common stock (or the payment of dividends to any direct or indirect parent of BCI to fund the payment by any direct or indirect parent of BCI of dividends on such entity’s common stock) of up to 6.0% per annum of the net proceeds received by BCI from any public offering of common stock or contributed to BCI by any direct or indirect parent of BCI from any public offering of common stock;

(9) Investments that are made with Excluded Contributions;

(10) other Restricted Payments in an aggregate amount not to exceed $30 million;

(11) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to BCI or a Restricted Subsidiary of BCI by, Unrestricted Subsidiaries;

(12) (A) with respect to each tax year or portion thereof that any direct or indirect parent of BCI qualifies as a Flow Through Entity, the distribution by BCI to the holders of Capital Stock of such direct or indirect parent of BCI of an amount equal to the product of (i) the amount of aggregate net taxable income of BCI allocated to the holders of Capital Stock of BCI for such period and (ii) the Presumed Tax Rate for such period; and

(B) with respect to any tax year or portion thereof that any direct or indirect parent of BCI does not qualify as a Flow Through Entity, the payment of dividends or other distributions to any direct or indirect parent company of BCI that files a consolidated U.S. federal tax return that includes BCI and its subsidiaries in an amount not to exceed the amount that BCI and its Restricted Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such year if BCI and its Restricted Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group);

(13) the payment of dividends, other distributions or other amounts by BCI:

(A) in amounts equal to the amounts required for any direct or indirect parent of BCI to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnity provided on behalf of, officers and employees of any direct or indirect parent of BCI, and general corporate overhead expenses of any direct or indirect parent of BCI, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of BCI and its respective Subsidiaries; provided, however, that any such dividends, distributions or other amounts are treated as an operating expense of BCI for purposes of determining the Consolidated Net Income of BCI; and

(B) in amounts equal to amounts required for any direct or indirect parent of BCI, to pay interest or principal on Indebtedness the proceeds of which have been contributed to BCI or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, BCI Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided, however, that any such contribution will not increase the amount available for Restricted Payments under clause (iii) of the immediately preceding paragraph or be used to incur Contribution Indebtedness or to make a Restricted Payment pursuant to paragraph (b) of this covenant (other than payments permitted by this clause (13); provided further, however, any such dividends, other distributions or other amounts used to pay interest are treated as interest payments of BCI for purposes of the Indenture;

(14) cash dividends or other distributions on BCI’s Capital Stock used to, or the making of loans to any direct or indirect parent of BCI to, fund the payment of fees and expenses incurred in connection with the Transactions or owed by BCI or any Restricted Subsidiary of BCI to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates;”

(15) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(16) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing;

(17) in the event of a Change of Control, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness or Disqualified Stock of BCI or Subordinated Indebtedness of any Guarantor or Disqualified Stock or Preferred Stock of any Restricted Subsidiary, in each case, at a purchase price not greater than 101% of the principal amount or liquidation preference, as applicable (or, if such Subordinated Indebtedness was issued with original issue discount, 101% of the accreted value), of such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, plus any accrued and unpaid interest or dividends thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, Issuers (or a third party to the extent permitted by the Indenture) have made a Change of Control Offer with respect to the Notes as a result of such Change of Control and have repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer; and

(18) in the event of an Asset Sale that requires the Issuers to offer to purchase Notes pursuant to the covenant described under “—Asset Sales,” the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness or Disqualified Stock of BCI or Subordinated Indebtedness of any Guarantor or Disqualified Stock or Preferred Stock of any Restricted Subsidiary, in each case, at a purchase price not greater than 100% of the principal amount or liquidation preference, as applicable (or, if such Subordinated Indebtedness was issued with original issue discount, 100% of the accreted value), of such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, plus any accrued and unpaid interest or dividends thereon; provided, however, that (i) prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Issuers (or a third party to the extent permitted by the Indenture) have made an Asset Sale Offer with respect to the Notes as a result of such Asset Sale and have repurchased all Notes validly tendered and not withdrawn in connection with such Asset Sale Offer and (ii) the aggregate amount of all such payments, purchases, redemptions, defeasances or other acquisitions or retirements of all such Subordinated Indebtedness, Disqualified Stock and Preferred Stock may not exceed the amount of the Excess Proceeds used to determine the aggregate purchase price of the Notes tendered for in such Asset Sale Offer less the aggregate amount applied in connection with such Asset Sale Offer;

(19) any Restricted Payments made in connection with the consummation of the Transactions, the redemption of BCI’s 9 1/4% Debentures Due 2019, the repayment or repurchase of the Parish of Ascension, Louisiana Industrial Revenue Bonds of BCI, the repayment of BCI’s senior secured credit facility in effect immediately prior to the Acquisition Date or as contemplated by the Stock Purchase Agreement, including any payments or loans made to any direct or indirect parent to enable it to make any such payments; and

(20) payments of cash, or dividends, distributions or advances by BCI or any Restricted Subsidiary to allow any such entity to make payments of cash, in lieu of the issuance of fractional shares upon the exercise of warrants or upon the conversion or exchange of Capital Stock of any such Person; provided, however, the aggregate amount of such payments, dividends, distributions or advances does not exceed $3 million;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6), (7), (10), (11), (17) and (18), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Acquisition Date, all of BCI’s Subsidiaries will be Restricted Subsidiaries, except that HAI will not be subject to the covenants described under “—Certain Covenants.” BCI will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by BCI and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Dividend and Other Payment Restrictions Affecting Subsidiaries

BCI will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to BCI or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or by, its profits or (ii) pay any Indebtedness owed to BCI or any of its Restricted Subsidiaries;

(b) make loans or advances to BCI or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to BCI or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date or the Acquisition Date, including pursuant to the Credit Agreement and the other Senior Credit Documents;

(2) the Indenture, the Notes, the Security Documents and the Intercreditor Agreement;

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument relating to Indebtedness of a Person acquired by BCI or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(6) Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9) purchase money obligations for property acquired in the ordinary course of business or Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(10) customary provisions contained in leases and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;

(11) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12) other Indebtedness

(i) of (A) BCI or (B) any Restricted Subsidiary of BCI, in each case that (x) is Incurred subsequent to the Acquisition Date pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (y) an Officer reasonably and in good faith determines at the time such Indebtedness is Incurred (and at the time of any modification of the terms of any such encumbrance or restriction) that any such encumbrance or restriction will not materially adversely affect BCI’s ability to honor its Guarantee of the Notes and any other Indebtedness that is an obligation of BCI and such determination is set forth in an Officer’s Certificate delivered to the Trustee, or

(ii) that is Incurred by a Foreign Subsidiary of BCI subsequent to the Acquisition Date pursuant to clauses (d), (l), (m) (but limited to guarantees of Indebtedness of other Foreign Subsidiaries described in this clause (12)(ii)), (n) (but only to the extent such Indebtedness refunds, refinances or decreases Indebtedness of such Foreign Subsidiary Incurred pursuant to clause (d) or (l)) or (t) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided, however, that such encumbrance or restriction applies only to Foreign Subsidiaries of BCI; or

(13) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided, however, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of BCI, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to BCI to other Indebtedness Incurred by BCI shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales

BCI will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) BCI or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by BCI) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by BCI or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided, however, that the amount of:

(a) any liabilities (as shown on BCI’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of BCI or any Restricted Subsidiary of BCI (other than liabilities that are by their terms subordinated to the Notes or the Guarantees of the Notes, as the case may be) that are assumed by the transferee of any such assets,

(b) any notes or other obligations or other securities or assets received by BCI or such Restricted Subsidiary from such transferee that are converted by BCI or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(c) any Designated Non-cash Consideration received by BCI or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 3% of Total Assets and $25 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value)

shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 365 days after BCI’s or any Restricted Subsidiary of BCI’s receipt of the Net Proceeds of any Asset Sale, BCI or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale at its option to any one or more of the following:

(1) to permanently reduce any Indebtedness constituting First-Priority Lien Obligations or Indebtedness of a Restricted Subsidiary that is not a Guarantor (and, in the case of revolving Obligations, to correspondingly reduce commitments with respect thereto) or any Pari Passu Indebtedness, in each case other than Indebtedness owed to BCI or an Affiliate of BCI; provided, however, that if the Issuers or any Guarantor shall so reduce any Pari Passu Indebtedness (other than any First-Priority Lien Obligation), the Issuers will equally and ratably reduce Indebtedness under the Notes by making an offer to all holders of

Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of the Notes) such offer to be conducted in accordance with the procedures set forth below for an Asset Sales Offer but without any further limitation in amount; or

(2) to an investment in any one or more businesses or capital expenditures, in each case used or useful in a Similar Business; provided, however, that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of BCI or, if such Person is a Restricted Subsidiary of BCI, in an increase in the percentage ownership of such Person by BCI or any Restricted Subsidiary of BCI; or

(3) to make an investment in any one or more businesses; provided, however, that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of BCI or, if such Person is a Restricted Subsidiary of BCI, in an increase in the percentage ownership of such Person by BCI or any Restricted Subsidiary of BCI).

Pending the final application of any such Net Proceeds, BCI or such Restricted Subsidiary of BCI may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents or Investment Grade Securities. The Indenture provides that any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first sentence of this paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15 million, the Issuers shall make an offer to all holders of Notes (and, at the option of the Issuers, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes (and such Pari Passu Indebtedness), that is an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceeds $15 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustees. To the extent that the aggregate amount of Notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes (and such Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustees shall select the Notes (and such Pari Passu Indebtedness) to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds which served as the basis for such Asset Sale Offer shall be reduced to zero.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the Indenture by virtue thereof.

If more Notes (and Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Issuers are required to purchase, the principal amount of the Notes (and Pari Passu Indebtedness) to be purchased will be determined pro rata based on the principal amounts so tendered and the selection of the actual Notes of each series for purchase will be made by the Trustee on a pro rata basis to the extent practicable; provided, however, that no Notes (or Pari Passu Indebtedness) of $1,000 or less shall be purchased in part.

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of Notes at such holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

A new Note in principal amount equal to the unpurchased portion of any Note purchased in part will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the purchase date, unless the Issuers default in payment of the purchase price, interest shall cease to accrue on Notes or portions thereof purchased.

Transactions with Affiliates

BCI will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of BCI (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $2.5 million, unless:

(a) such Affiliate Transaction is on terms that are not materially less favorable to BCI or the relevant Restricted Subsidiary than those that could reasonably have been obtained in a comparable transaction by BCI or such Restricted Subsidiary with an unaffiliated party; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20 million, BCI delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of BCI approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1) (a) transactions between or among BCI or any of its Restricted Subsidiaries and (b) any merger of BCI and any direct parent company of BCI; provided, however, that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of BCI and such merger is otherwise in compliance with the terms of the Indenture and effected for a bona fide business purpose;

(2) Restricted Payments permitted under the covenant “—Limitation on Restricted Payments;”

(3) the entering into of any agreement to pay, and the payment of, annual management, consulting, monitoring and advisory fees and expenses to the Sponsor in an aggregate amount in any fiscal year not to exceed the greater of (x) $3 million and (y) 2% of EBITDA of BCI and its Restricted Subsidiaries for the immediately preceding fiscal year; provided, however, any payment not made in any fiscal year may be carried forward and paid in the following fiscal year;

(4) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of BCI or any Restricted Subsidiary or any direct or indirect parent company of BCI;

(5) payments by BCI or any of its Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) approved by a majority of the Board of Directors of BCI in good faith or (y) made pursuant to any agreement described under the caption “Certain Relationships and Related Party Transactions” in the Offering Circular;

(6) transactions in which BCI or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to BCI or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7) payments or loans to employees or consultants in the ordinary course of business which are approved by a majority of the Board of Directors of BCI in good faith;

(8) the existence of, or the performance by BCI or any of its Restricted Subsidiaries under the terms of, any agreement or instrument (other than with the Sponsor, except to the extent the Sponsor includes BCI, any of its direct or indirect parents, Borden Holdings, Inc. or any Subsidiary of BCI) as in effect as of the Acquisition Date or any amendment thereto (so long as any such agreement or instrument together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the original agreement or instrument as in effect on the Acquisition Date) or any transaction contemplated thereby;

(9) the existence of, or the performance by BCI or any of its Restricted Subsidiaries of its obligations under the terms of, the Stock Purchase Agreement, any stockholders agreement or investor rights agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Acquisition Date and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by BCI or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Acquisition Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Acquisition Date;

(10) the payment of all fees and expenses related to the Transactions, including fees to the Sponsor, which are described in the Offering Circular;

(11) (a) transactions with customers, clients, suppliers, toll manufacturers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, on terms at least as favorable as could reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries for the purchase or sale of chemicals, equipment and services entered into in the ordinary course of business;

(12) any transaction effected as part of a Qualified Receivables Financing;

(13) the issuance of Equity Interests (other than Disqualified Stock) of BCI;

(14) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of BCI or of a Restricted Subsidiary, as appropriate, in good faith;

(15) the entering into of any tax sharing agreement or arrangement and any payments permitted by clause (b)(12)(a) of the covenant described under “—Limitations on Restricted Payments;” and

(16) any contribution to the capital of BCI.

Liens

BCI will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (the “Initial Lien”) on any asset or property of BCI or such Restricted Subsidiary of BCI, or any income or profits therefrom, or assign or convey any right to receive income therefrom, whether owned at the Issue Date or thereafter acquired, (i) that secures any Indebtedness of any Person (other than Permitted Liens) unless the Notes are equally and ratably secured with (or on a senior basis to, in the case of Subordinated Indebtedness) such Indebtedness so long as such Indebtedness is so secured and (ii) that secures any First-Priority Lien Obligation of BCI or any Subsidiary Guarantor without effectively providing that the Notes or the applicable Guarantee, as the case may be, shall be granted a second-priority security interest (subject to Permitted Liens) upon the assets or property constituting the collateral for such First-Priority Lien Obligations; provided, however, that if granting such second-priority security interest requires the consent of a third party, BCI will use commercially reasonable efforts to obtain such consent with respect to the second-priority security interest for the benefit of the Trustee on behalf of the holders of the Notes; provided further, however, that if such third party does not consent to the granting of such second-priority security interest after the use of commercially reasonable efforts, BCI will not be required to provide such security interest.

Any Lien created for the benefit of the Holders of the Notes pursuant to clause (i) of the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Reports and Other Information

Notwithstanding that BCI may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, BCI will file with the SEC (and provide the Trustee and holders of the Notes with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(1) within 90 days after the end of each fiscal year (or such shorter period as may be required by the SEC), annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such shorter period as may be required by the SEC), reports on Form 10-Q (or any successor or comparable form),

(3) promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified for filing current reports on Form 8-K by the SEC), such other reports on Form 8-K (or any successor or comparable form), and

(4) any other information, documents and other reports which BCI would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that BCI shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event BCI will post the reports specified in the first sentence of this paragraph on its website within the time periods that would apply if BCI were required to file those reports with the SEC. In addition, BCI will make available such information to prospective purchasers of Notes, in addition to providing such information to the Trustee and the holders of the Notes, in each case within 15 days after the time BCI would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

In the event that:

(a) the rules and regulations of the SEC permit BCI and any direct or indirect parent company of BCI to report at such parent entity’s level on a consolidated basis and

(b) such parent entity of BCI is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of BCI,

such consolidated reporting at such parent entity’s level in a manner consistent with that described in this covenant for BCI will satisfy this covenant.

Future Guarantors

On the Acquisition Date, each of our Restricted Subsidiaries that is a guarantor under the Credit Agreement will guarantee the Notes in the manner and on the terms set forth in the Indenture.

After the Acquisition Date, BCI will cause each of its Restricted Subsidiaries (other than (x) a Foreign Subsidiary or (y) a Receivables Subsidiary or (z) a Domestic Subsidiary that is wholly owned by one or more Foreign Subsidiaries, created to enhance the worldwide tax efficiency of BCI and its Subsidiaries) that

(a) guarantees any Indebtedness of BCI or any of its Restricted Subsidiaries; or

(b) Incurs any Indebtedness or issues any shares of Disqualified Stock permitted to be Incurred or issued pursuant to clause (a) or (l) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or not permitted to be Incurred by such covenant to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the Notes on the terms and conditions set forth in the Indenture. Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee by a Restricted Subsidiary may be released as described under “—Guarantees.”

Impairment of Security Interest

Subject to the rights of the holders of Permitted Liens, BCI will not, and will not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission would or could reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee and the Holders of the Notes, subject to limited exceptions. BCI shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the holders of the Notes in any material respect, except as described above under “—Security for the Notes” or as permitted under “—Amendments and Waivers.”

After-Acquired Property

Upon the acquisition by the Issuers, BCI or any Guarantor of any First-Priority After-Acquired Property, the Issuers, BCI or such Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary to vest in the Trustee a perfected security interest, subject only to Permitted Liens, in such First-Priority After-Acquired Property and to have such First-Priority After-Acquired Property (but subject to certain limitations, if applicable, including as described under “—Security for the Notes—Limitations on Stock Collateral”) added to the Collateral, and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such First-Priority After-Acquired Property to the same extent and with the same force and effect; provided, however, that if granting such second-priority security interest in such First-Priority After-Acquired Property requires the consent of a third party, BCI will use commercially reasonable efforts to obtain such consent with respect to the second-priority interest for the benefit of the Trustee on behalf of the Holders of the Notes; provided further, however, that if such third party does not consent to the granting of such second-priority security interest after the use of such commercially reasonable efforts, BCI or such Guarantor, as the case may be, will not be required to provide such security interest.

Limitation on Indenture Restricted Subsidiaries

BCI will not, and will not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take any action which action or omission could reasonably be expected to or would have the result of any Existing Debentures Subsidiary being an Indenture Restricted Subsidiary at any time when the negative covenants contained in the Existing Debentures are applicable to an Indenture Restricted Subsidiary unless such Subsidiary concurrently becomes a Subsidiary Guarantor and, after giving effect thereto, there is no default under the Existing Debentures.

Limitation on Issuers

BCI will not cease to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, 100% of the Voting Stock of the Issuers (except to the extent either of the Issuers is merged with and into BCI or a Guarantor in accordance with the terms of the Indenture). The Issuers will not own any material assets or other property, other than Indebtedness or other obligations owing to the Issuers by BCI and its Restricted Subsidiaries and Cash Equivalents, or engage in any trade or conduct any business other than treasury, cash management, hedging and cash pooling activities and activities incidental thereto. The Issuers will not Incur any material liabilities or obligations other than their obligations pursuant to the Notes, the Indenture, the Credit Agreement, the Security Documents and other Indebtedness permitted to be Incurred by the Issuers as described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and liabilities and obligations pursuant to business activities permitted by this covenant.

Merger, Consolidation or Sale of All or Substantially All Assets

(a) BCI will not consolidate or merge with or into or wind up into (whether or not BCI is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1) BCI is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than BCI) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (BCI or such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company (if other than BCI) expressly assumes all the obligations of BCI under the Indenture and its Guarantee of the Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction no Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), either

(A) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or

(B) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than the Fixed Charge Coverage Ratio for BCI and its Restricted Subsidiaries immediately prior to such transaction; and

(5) BCI shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with the Indenture.

The Successor Company will succeed to, and be substituted for, BCI under the Indenture and its Guarantee of the Notes. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to BCI or to another Restricted Subsidiary, and (b) BCI may merge with an Affiliate incorporated solely for the purpose of reincorporating BCI in another state of the United States so long as the amount of Indebtedness of BCI and its Restricted Subsidiaries is not increased thereby.

(b) An Issuer may not, and BCI will not permit an Issuer to, consolidate or merge with or into or wind up into (whether or not such Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1) such Issuer is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited liability company or unlimited liability company organized and existing under the laws of Canada or the laws of any political subdivision thereof or the laws of the United States of America, any state thereof or the District of Columbia, or any territory thereof (such Issuer or such Person, as the case may be, being herein called, a “Successor Issuer”);

(2) a Successor Issuer (if other than such Issuer) expressly assumes, all the obligations of such Issuer under the Indenture and the Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of a Successor Issuer as a result of such transaction as having been Incurred by such Successor Issuer at the time of such transaction), no Default shall have occurred and be continuing; and

(4) BCI shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

A Successor Issuer will be the successor to the predecessor Issuer and shall succeed to, and be substituted for, and may exercise every right and power of, the predecessor Issuer under the Indenture, and the predecessor Issuer, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes. Notwithstanding the foregoing clause (3), an Issuer may consolidate with, merge into or transfer all or part of its property and assets to BCI or a Restricted Subsidiary.

(c) BCI will not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1) such Subsidiary Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized and existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);

(2) the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantors’ Guarantee of the Notes pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction) no Default shall have occurred and be continuing; and

(4) the Successor Guarantor (if other than such Subsidiary Guarantor) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Subject to certain limitations described in the Indenture, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing clause (3), (1) a Guarantor may merge with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in another state of the United States, so long as the amount of Indebtedness of the Guarantor is not increased thereby and (2) a Guarantor may merge with another Guarantor or an Issuer.

Defaults

An Event of Default with respect to all the Notes will be defined in the Indenture as:

(1) a default in any payment of interest or any Additional Amounts on any Note when due continued for 30 days,

(2) a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

(3) the failure by BCI to comply with its obligations under the covenant described under “—Merger, Consolidation or Sale of All or Substantially All Assets” above, or the failure by the Issuers to comply with their obligations under the Escrow Agreement,

(4) the failure by BCI or any of its Restricted Subsidiaries to comply for 30 days after notice with any of its obligations under the covenants described under “—Certain Covenants” (in each case, other than a failure to purchase Notes when required under the covenant described under “—Asset Sales),

(5) the failure by BCI or any of its Restricted Subsidiaries to comply for 60 days after notice with its other agreements contained in the Notes or the Indenture (other than those referred to in (1), (2), (3) or (4) above),

(6) the failure by BCI or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to BCI or a Restricted Subsidiary of BCI) within any applicable grace period after final maturity or the acceleration of any such Indebtedness (or, with respect to the pollution control bonds constituting Existing Debentures, failure to pay under the guarantees of BCI and its applicable Restricted Subsidiaries related thereto) by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $20 million or its foreign currency equivalent (the “cross-acceleration provision”),

(7) certain events of bankruptcy, insolvency or reorganization of BCI, either Issuer or a Significant Subsidiary (the “bankruptcy provisions”),

(8) failure by BCI or any Significant Subsidiary to pay final judgments aggregating in excess of $20 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days following the entry thereof (the “judgment default provision”),

(9) the Guarantee of the Notes by a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof or by the Indenture) or any Guarantor denies or disaffirms its obligations under the Indenture or any Guarantee of any Notes and such Default continues for 10 days,

(10) unless all of the Collateral has been released from the second-priority Liens in accordance with the provisions of the Security Documents, BCI shall assert or any Subsidiary shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any such Subsidiary, BCI fails to cause such Subsidiary to rescind such assertions within 30 days after BCI has actual knowledge of such assertions,

(11) the failure by BCI, the Issuers or any Restricted Subsidiary to comply for 60 days after notice with its other agreements contained in the Security Documents except for a failure that would not be material to the holders of the Notes and would not materially affect the value of the Collateral taken as a whole (together with the defaults described in clauses (9) and (10) the “security default provisions”), or

(12) a Change of Control shall occur and the Issuers do not cure this event as permitted under the Indenture (the “change of control default provisions”).

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (4), (5) or (11) will not constitute an Event of Default until the Trustee notifies the Issuers or the holders of 25% in principal amount of outstanding Notes notify the Issuers of the default and the Issuers do not cure such default within the time specified in clauses (4), (5) and (11) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of either of the Issuers or BCI) occurs and is continuing, the Trustee by notice to the Issuers or the holders of at least 25% in principal amount of outstanding Notes by notice to the Issuers may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable; provided, however, in the case of an Event of Default described in clause (1) or (2) with respect to a series of Notes, such notice may be given by 25% in principal amount of the outstanding Notes of such series. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuers or BCI occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences; provided, however, that if the Notes of any series were accelerated as a result of an Event of Default described in clause (1) or (2) above with respect to a Note of such series, holders of a majority in principal amount of the outstanding Notes of such series must also agree to rescind such acceleration and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing,

(2) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy,

(3) such holders have offered the Trustee reasonable security or indemnity satisfactory to it against any loss, liability or expense,

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within the earlier of 90 days after it occurs or

30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Issuers are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuers also are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults with respect to the Notes, their status and what action the Issuers are taking or propose to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture and the related Security Documents may be amended with the consent of the holders of a majority in principal amount of the Notes, then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange for the Notes); provided, however, that if any such amendment or waiver disproportionately affects one series of the Notes, such amendment or waiver shall also require the consent of the holders of a majority in principal amount of such series of Notes; provided further, however, that, if any such amendment or waiver affects only one series of the Notes, the holders of the other series of Notes shall not be required to consent thereto (and, in such case, only the consent of at least a majority in principal amount of the affected series shall be required to consent thereto). Notwithstanding the foregoing, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

(1) reduce the amount of such Notes whose holders must consent to an amendment,

(2) reduce the rate of or extend the time for payment of interest on such Note,

(3) reduce the principal of or change the Stated Maturity of such Note,

(4) reduce the amount payable upon the redemption of such Note or change the time when any such Note may be redeemed as described under “—Optional Redemption” or “—Redemption for Changes in Withholding Taxes,”

(5) make such Note payable in money other than that stated in such Note,

(6) impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes,

(7) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions,

(8) expressly subordinate such Note or any Guarantee of such Note to any other Indebtedness of the Issuers or any Guarantor,

(9) modify the Guarantees in any manner adverse to the holders of such Note,

(10) make any change in the Escrow Agreement or the Intercreditor Agreement or the provisions in the Indenture dealing with the application of Trust proceeds of the Collateral that would adversely affect the Noteholders,

(11) make any change in the provisions described under “—Additional Amounts” that adversely affects the rights of any Noteholder or amend the terms of such Notes or the Indenture in a way that would result in the loss of an exemption from any of the Taxes described thereunder, or

(12) change the provisions applicable to the redemption of any Notes as described under “—Escrow of Proceeds; Special Mandatory Redemption.”

Without the consent of the holders of at least two-thirds in aggregate principal amount of the Notes then outstanding, no amendment or waiver may release from the Lien of the Indenture and the Security Documents all or substantially all of the Collateral; provided, however, that if any such amendment or waiver disproportionately adversely affects one series of Notes, such amendment or waiver shall also require the consent of the holders of at least two-thirds in aggregate principal amount of such adversely affected series of Notes.

Without the consent of any holder, the Issuers, the Guarantors and the Trustee may amend the Indenture, the Notes, any Security Document or the Intercreditor Agreement to cure any ambiguity, omission, defect, mistake or inconsistency, to provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of the Issuers or any Guarantor under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add Guarantees with respect to the Notes, to secure the Notes, to add additional assets as Collateral, to release Collateral from the Lien pursuant to the Indenture, the Security Documents and the Intercreditor Agreement when permitted or required by the Indenture or the Security Documents, to add to the covenants of BCI or any Restricted Subsidiaries for the benefit of the holders or to surrender any right or power conferred upon the Issuers or any Guarantor, to make any change that does not adversely affect the rights of any holder, to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA, to make certain changes to the Indenture to provide for the issuance of additional Floating Right Notes or additional Fixed Rate Notes, as the case may be, or to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer Notes. In addition, the Intercreditor Agreement will provide that, subject to certain exceptions, any amendment, waiver or consent to any of the collateral documents with respect to First-Priority Lien Obligations will also apply automatically to the comparable Security Documents with respect to the Notes.

The consent of the noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Issuers are required to mail to the respective Noteholders a notice briefly describing such amendment. However, the failure to give such notice to all Noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees and Stockholders

No affiliate, director, officer, employee, incorporator or holder of any equity interests in BCI, the Issuers or any direct or indirect parent corporation of BCI, as such, will have any liability for any obligations of the Issuers under the Notes or the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a noteholder to pay any taxes required by law or permitted by the Indenture. The Issuers are not required to transfer or exchange any Note, selected for redemption or to transfer or exchange any such Note for a period of 15 days prior to a selection of such Notes to be redeemed. The Notes will be issued in registered form and the registered holder of a will be treated as the owner of such Note for all purposes.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the Notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year (or, in the case of Floating Rate Notes, within the remaining term of the then current Interest Period) or (iii) if redeemable at the option of the Issuers, are to be called for redemption within one year (or, in the case of Floating Rate Notes, within the remaining term of the then current Interest Period) under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuers have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuers directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Issuers or the Guarantors have paid all other sums payable under the Indenture; and

(3) the Issuers have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Defeasance

The Issuers at any time may terminate all their obligations under the Fixed Rate Notes and their obligations under the Indenture with respect to the holders of the Fixed Rate Notes (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Fixed Rate Notes, to replace Fixed Rate Notes that have been mutilated, destroyed, lost or stolen and to maintain a registrar and paying agent in respect of the Notes. The Issuers at any time may terminate their obligations under the covenants described under “—Certain Covenants” for the benefit of the Fixed Rate Notes, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision, the security default provisions, and the change of control default provision described under “—Defaults” (but only to the extent that those provisions relate to the Defaults with respect to the Fixed Rate Notes) and certain provisions of the covenant described under “—Merger, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”) for the benefit of the Fixed Rate Notes. If the Issuers exercise their legal defeasance option or their covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Guarantee and the Security Documents so long as no Floating Rate Notes are then outstanding.

The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3), (4), (6), (7) with respect only to Significant Subsidiaries, (8) with respect only to Significant Subsidiaries, (9), (10), (11) or (12) under “—Defaults” or because of the failure of BCI to comply with clause (a)(4) under “—Merger, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise either defeasance option, the Issuers must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or Government Obligations for the payment of principal, premium (if any) and interest on the Fixed Rate Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Fixed Rate Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable Federal income tax law). Notwithstanding the foregoing, the Opinion of Counsel required with respect to a legal defeasance need not be delivered if all the Fixed Rate Notes, not theretofore delivered to the Trustee for cancelation have become due and payable.

Concerning the Trustee

Wilmington Trust Company is the Trustee under the Indenture and has been appointed by the Issuers as Registrar and a Paying Agent with regard to the Notes.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuers, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default with respect to any Notes occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

Governing Law

The Indenture, the Security Documents, the Intercreditor Agreement and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Enforceability of Judgments

Since a significant portion of our operating assets and the operating assets of our Subsidiaries are situated outside the United States, any judgment obtained in the United States against us or a Subsidiary, including judgments with respect to the payment of principal, interest, Additional Amounts, redemption price and any purchase price with respect to the Notes, may not be collectible within the United States.

The Canadian Issuer has been informed by its Nova Scotia counsel Stewart McElvey Stirling Scales, that in such counsel’s opinion the laws of the Province of Nova Scotia (the “Province”) and the federal laws of Canada applicable therein permit an action to be brought in a court of competent jurisdiction in the Province on a final and conclusive judgment in personam of a United States federal court or a court of the State of New York sitting in the Borough of Manhattan in The City of New York (a “New York Court”), respecting the enforcement of the Notes, the Indenture, the Registration Rights Agreement or the Security Documents, that is not impeachable as void or voidable under the laws of the State of New York and that is for a sum certain in money if:

(1) the New York Court that rendered such judgment has jurisdiction over the judgment debtor, as recognized by the courts of the Province and in accordance with its conflict of laws rules (and the enforceable submission by the Canadian Issuer in the Indenture to the jurisdiction of the New York Court will be sufficient for this purpose);

(2) such judgment was not obtained by fraud or in a manner contrary to natural justice or in contravention of fundamental principles of procedure and the enforcement thereof would not be inconsistent with public policy, as each of such terms is understood under the laws of the Province and the federal laws of Canada applicable therein;

(3) such judgment not obtained contrary to an order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada);

(4) the enforcement of such judgment does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory, public or penal laws or other laws of a public nature;

(5) the action to enforce such judgment is commenced within six years after the date of such judgment; and

(6) the judgment is not contrary to the final and conclusive judgment of any court in the Province or in any other jurisdiction.

Furthermore, we have been advised by such counsel, absent procedural concerns concerning the granting of such judgment or concerns representing particular laws of the State of New York or of federal United States’ laws (and although they have no knowledge of foreign laws they are not aware of any laws which would be expected to give rise to concerns), they do not know of any reason under present laws of the Province and the federal laws of Canada applicable therein for avoiding recognition of such judgment of a New York Court under the Registration Rights Agreement, the Security Documents, the Indenture or on the Notes based upon a reasonable interpretation of public policy.

Consent to Jurisdiction and Service

The Canadian Issuer has appointed Corporation Service Company, 521 Fifth Avenue, New York, New York 10175 as its agent for actions relating to the Notes, the Indenture, the Registration Rights Agreement or the Security Documents or brought under Federal or state securities laws brought in any Federal or state court located in the Borough of Manhattan in The City of New York and will submit to such jurisdiction.

Certain Definitions

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such Person, as applicable.

“Acquisition” means the acquisition directly or indirectly by BHI Investment, LLC, a Delaware limited liability company, of all of the outstanding capital stock of Borden Holdings, Inc. and all the shares of BCI held by certain individual stockholders of BCI, in each case pursuant to the Stock Purchase Agreement.

“Acquisition Date” means the date on which the Acquisition is consummated.

“Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Consolidated Interest Expense; provided, however, such amount will be included in Adjusted EBITDA notwithstanding that such amount was not deducted in calculating Consolidated Net Income; plus

(3) Consolidated Non-cash Charges; plus

(4) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsor or its predecessor (or any accruals relating to such fees and related expenses) during such period; provided, however, that such amount shall not exceed in any four-quarter period commencing after June 30, 2004 the amount determined in accordance with clause (3) of the covenant described under “—Certain Covenants—Transactions with Affiliates;”

(5) plant closure and severance costs and charges; plus

(6) impairment charges, including the write-down of Investments; plus

(7) non-operating expenses; plus

(8) restructuring expenses and charges; plus

(9) the cost (or amortization of prior service cost) of subsidizing coverage for persons affected by amendments to medical benefit plans implemented prior to the Issue Date; provided, however, such amount will be included in Adjusted EBITDA notwithstanding that such amount was not deducted in calculating Consolidate Net Income; plus

(10) the sum of (x) $1.625 million and (y) $925,000 for each of the six consecutive calendar quarters commencing with the calendar quarter ending September 30, 2003; provided, however, such sum will be included in Adjusted EBITDA for the referenced quarters notwithstanding that such amount was not deducted in calculating Consolidated Net Income; plus

(11) $1.0095 million for each of the two consecutive calendar quarters commencing with the calendar quarter ending March 31, 2004; provided, however, such amount will be included in Adjusted EBITDA for the referenced quarters notwithstanding that such amount was not deducted in calculating Consolidated Net Income; provided further, however, that the acquisitions of Fentak and SEACO are not given pro forma effect for purposes of determining the Fixed Charge Coverage Ratio;

less, without duplication,

(12) non-cash items increasing Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period, including the amortization of employee benefit plan prior service costs); minus

(13) non-operating income.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Fixed Rate Note on any applicable redemption date, the greater of:

(1) 1.0% of the then outstanding principal amount of such Fixed Rate Note; and

(2) the excess of:

(A) the present value at such redemption date of the sum of (i) the redemption price of such Fixed Rate Note at July 15, 2009 (such redemption price being set forth in the applicable table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on such Fixed Rate Note through July 15, 2009 (excluding accrued but unpaid interest), such present value to be computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(B) the then outstanding principal amount of such Fixed Rate Note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of assets (including by way of a Sale/Leaseback Transaction) of BCI or any Restricted Subsidiary of BCI other than in the ordinary course of business (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than to BCI or another Restricted Subsidiary of BCI other than directors’ or other legally required qualifying shares) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities;

(b) disposition of obsolete, damaged or worn out equipment or disposals of equipment in connection with reinvestment in or replacement of equipment, in each case, in the ordinary course of business;

(c) the disposition of all or substantially all of the assets of BCI in a manner permitted pursuant to paragraph (a) of the provisions described above under “—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(d) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments;”

(e) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, which disposition or issuance has an aggregate Fair Market Value of less than $5 million;

(f) any disposition or assets to BCI or any Restricted Subsidiary of BCI, including by way of merger;

(g) any exchange of assets for assets related to a Similar Business to the extent of comparable or better market value, as determined in good faith by BCI, which in the event of an exchange of assets with a Fair Market Value in excess of (1) $4 million shall be evidenced by an Officers’ Certificate, and (2) $15 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of BCI;

(h) any disposition of assets received by BCI or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(i) any disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(j) any disposition of inventory in the ordinary course of business;

(k) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(l) any disposition of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions;

(m) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(n) any agreement or arrangement involving, relating to or otherwise facilitating, (i) requirements contracts, (ii) tolling arrangements, (iii) the reservation or presale of production capacity of BCI or any of its Restricted Subsidiaries by one or more third parties;

(o) sales or grants of licenses or sublicenses to use BCI’s or any of its Restricted Subsidiaries patents, trade secrets, know-how and technology to the extent that such license does not prohibit the licensor from using the patent, trade secret, know-how or technology;

(p) any Sale/Leaseback Transaction pursuant to which BCI or any Restricted Subsidiaries receives with respect to such transaction aggregate consideration of less than $15 million;

(q) the disposition of the Brisbane facility owned by Borden Chemical Company (Australia) Pty. Ltd., BCI or any of its Affiliates; and

(r) the disposition by BCI or any of its Affiliates of up to one-third of the Capital Stock of Borden Chemical (M.) Sdn. Bhd. owned, in the aggregate, by BCI or any of its Affiliates as of the Acquisition Date.

“Bank Indebtedness” means any and all amounts payable under or in respect of any Credit Agreement or the other Senior Credit Documents, as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to BCI whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“BCI” means Borden Chemical, Inc., a New Jersey corporation, and any successor in interest thereto.

“Board of Directors” means as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Borden Canada” means Borden Chemical Canada, Inc., a Canadian corporation, and any successor in interest thereto.

“Borden Canada Entities” means (1) Borden Canada, (2) each Person that is a Subsidiary of Borden Canada after giving effect to the Transactions and (3) each Person that is a successor in interest, directly or indirectly, to any Person described in clause (2), including pursuant to any merger, consolidation, amalgamation or transfer of all or substantially all of its assets.

“Business Day” means each day which is not a Legal Holiday.

“Calculation Agent” means a financial institution appointed by the Issuers to calculate the interest rate payable on the Floating Rate Notes in respect of each Interest Period, which shall initially be the Trustee.

“Canadian Issuer” means Borden Nova Scotia Finance, ULC, a Nova Scotia unlimited liability company, and any successor in interest thereto.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of BCI described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) U.S. dollars, pounds sterling, euros, or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the government of, or any agency or instrumentality thereof, the United States of America, Australia, Great Britain, Canada, the Netherlands or any other member state of the European Union, in each case with maturities not exceeding two years after the date of acquisition;

(3) in the case of any Foreign Subsidiary, securities issued or directly and fully guaranteed or insured by the government of, or any agency or instrumentality thereof, Malaysia or Brazil, in each case with maturities not exceeding 270 days after the date of acquisition and held by it from time to time in the ordinary course of business;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits and demand deposits (in their respective local currencies), in each case with any commercial bank having capital and surplus in excess of $500 million or the foreign currency equivalent thereof and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or, in the case of an obligor domiciled outside of the United States, reasonably equivalent ratings of another internationally recognized credit rating agency);

(5) repurchase obligations for underlying securities of the types described in clauses (2) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper issued by a corporation (other than an Affiliate of BCI) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or, in the case of an obligor domiciled outside of the United States, reasonably equivalent ratings of another internationally recognized credit rating agency) and in each case maturing within one year after the date of acquisition;

(7) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P in each case with maturities not exceeding two years from the date of acquisition;

(8) Indebtedness issued by Persons (other than the Sponsor or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or, in the case of an obligor domiciled outside of the United States, reasonably equivalent ratings of another internationally recognized credit rating agency) in each case with maturities not exceeding two years from the date of acquisition; and

(9) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (8) above.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all the collateral described in the Security Documents.

“Collateral Agent” means the Trustee in its capacity as “Collateral Agent” under the Indenture and under the Security Documents and any successor thereto in such capacity.

“consolidated” means, with respect to any Person, such Person consolidated with its Restricted Subsidiaries and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary shall be accounted for as an Investment.

“Consolidated Interest Expense” means, with respect to any Person (the “Specified Person”) for any period, the sum, without duplication, of:

(1) consolidated interest expense of the Specified Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees);

(2) consolidated capitalized interest of the Specified Person and its Restricted Subsidiaries for such period, whether paid or accrued;

(3) commissions, discounts, yield and other fees and charges Incurred for such period in connection with any Receivables Financing of the Specified Person or any of its Restricted Subsidiaries which are payable to Persons other than BCI and its Restricted Subsidiaries;

(4) dividends accrued for such period in respect of all Disqualified Stock of the Specified Person and any of its Restricted Subsidiaries and all Preferred Stock (including Designated Preferred Stock) of any such Restricted Subsidiaries, in each case held by Persons other than BCI or a Wholly Owned Subsidiary (in each such case other than (x) dividends payable solely in Capital Stock (other than Disqualified Stock) of BCI and (y) dividends that are payable only at such time as there are no Notes outstanding); and

(5) interest accruing for such period on any Indebtedness of any other Person to the extent such Indebtedness is guaranteed by (or secured by the assets of) the Specified Person or any of its Restricted Subsidiaries;

less

(6) interest income of the Specified Person and its Restricted Subsidiaries for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1) any net after-tax extraordinary or nonrecurring gains or losses or income or expenses, including any severance expenses and fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition or Indebtedness permitted to be Incurred by the Indenture (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments related to the Transactions, in each case, shall be excluded; provided, however, that with respect to each nonrecurring item, BCI shall have delivered to the Trustee an Officers’ Certificate specifying and quantifying such item and stating that such item is a nonrecurring item;

(2) any increase in amortization or depreciation or any one-time non-cash charges (such as purchased in-process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting in connection with any acquisition that is consummated after the Acquisition shall be excluded;

(3) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(5) any net after-tax gains or losses, or any subsequent charges or expenses, attributable to business dispositions or asset dispositions having occurred at any time other than in the ordinary course of business (as determined in good faith by the Board of Directors of BCI) shall be excluded;

(6) any net after-tax gains or losses attributable to the early extinguishment of indebtedness shall be excluded;

(7) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8) solely for the purpose of determining the amount available for Restricted Payments under clause (a)(iii)(1) of the first paragraph of “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided, however, that the net loss of any such Restricted Subsidiary for such period shall be included;

(9) an amount equal to the amount of Tax Distributions actually made to the holders of Capital Stock of such Person or any parent company of such Person in respect of such period in accordance with clause (b)(12) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” shall be included, to the extent not otherwise deducted, as though such amounts had been paid as income taxes directly by such Person for such period;

(10) any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142 shall be excluded;

(11) any non-cash compensation expense realized from any deferred stock compensation plan or grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(12) solely for purposes of calculating Adjusted EBITDA, (a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-wholly-owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(13) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 shall be excluded;

(14) accruals and reserves that are established within twelve months after the Acquisition Date and that are so required to be established in accordance with GAAP shall be excluded; and

(15) non-cash charges for deferred tax asset valuation allowances shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of BCI or a Restricted Subsidiary of BCI to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (iii)(4) and (5) of paragraph (a) thereof.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness of BCI and its Restricted Subsidiaries on the date of determination that constitutes First-Priority Lien Obligations to (b) the aggregate amount of Adjusted EBITDA for the then most recent four fiscal quarters for which internal financial statements of BCI and its Restricted Subsidiaries are available in each case with such pro forma adjustments to Consolidated Total Indebtedness and Adjusted EBITDA as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio; provided, however, that solely for purposes of the calculation of the Consolidated Secured Debt Ratio, in connection with the incurrence of any Lien pursuant to clause (8) of the definition of “Permitted Liens,” BCI or its Restricted Subsidiaries may elect, pursuant to an Officer’s Certificate delivered to the Trustee, to treat all or any portion of the commitment under any Indebtedness (including any Bank Indebtedness) which is to be secured by such Lien as being Incurred at such time and any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

“Consolidated Taxes” means provision for taxes based on income, profits or capital, including state, franchise and similar taxes and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of BCI and its Restricted Subsidiaries (excluding any undrawn letters of credit issued in the ordinary course of business) and (2) the aggregate amount of all outstanding Disqualified Stock of BCI and its Restricted Subsidiaries and all Preferred Stock of Restricted Subsidiaries of BCI, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences, in each case determined on a consolidated basis in accordance with GAAP.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of BCI or any of its Restricted Subsidiaries that is a Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of BCI by any stockholder of BCI (other than a Restricted Subsidiary) after the Acquisition Date; provided, however, that:

(1) if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contributions to the capital of BCI the amount in excess shall be Indebtedness (other than Secured Indebtedness) with a Stated Maturity later than the Stated Maturity of any Notes then outstanding,

(2) such Contribution Indebtedness (a) is Incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the Incurrence date thereof; and

(3) such cash contribution is not and has not been included in the calculation of permitted Restricted Payments under the covenant described in “—Certain Covenants—Limitation on Restricted Payments.”

“Credit Agreement” means (i) the amended and restated credit agreement among BCI, certain Subsidiaries of BCI, the financial institutions named therein, and Credit Suisse First Boston, as Administrative Agent, and Fleet Capital Corporation, as Collateral Agent entered into in connection with, and on or prior to, the consummation of the Acquisition, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original agents, lenders or otherwise), renewed, restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture or multiple agreements and indentures extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof and adding Restricted Subsidiaries as additional borrowers, issuers or guarantors thereunder or (ii) whether of not the credit agreement referred to in clause (i) remains outstanding, if designated by BCI to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments), or (C) instruments or agreements evidencing any other Indebtedness in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by BCI or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of BCI or any direct or indirect parent company of BCI, as applicable (other than Disqualified Stock), that is issued for cash (other than to BCI or any of its Subsidiaries or an employee stock ownership plan or trust established by BCI or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (a)(iii) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“Determination Date” with respect to an Interest Period will be the second London Banking Day preceding the first day of such Interest Period.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided, however, that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the Notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the Notes (including the purchase of any Notes tendered pursuant thereto)),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the maturity date of the Notes;

provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of BCI or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by BCI in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided further, however, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means Adjusted EBITDA but without giving effect to clauses (9), (10) and (11) contained therein.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Acquisition Date of common stock or Preferred Stock of BCI or any direct or indirect parent company of BCI, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to BCI’s or such direct or indirect parent company’s common stock registered on Form S-8;

(2) any such public or private sale that constitutes an Excluded Contribution; and

(3) any Cash Contribution Amount.

“Escrow Agent” means the party so designated in the Escrow Agreement.

“Escrow Agreement” means the escrow agreement between the Issuers, BHI Investment, LLC and the Escrow Agent.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the net cash proceeds received by BCI after the Acquisition Date from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of BCI or to any BCI or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of BCI,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an Officer of BCI, the cash proceeds of which are excluded from the calculation set forth in clause (a)(iii) of “—Certain Covenants—Limitation on Restricted Payments.”

“Existing Debentures” means BCI’s 7.875% Debentures due 2023, 8.375% Sinking Fund Debentures due 2016 and 9.2% Debentures due 2021 and the Parish of Ascension, State of Louisiana Pollution Control Revenue Refunding Bonds (Borden, Inc. Project Series 1992) (and the related guarantees of such Refunding Bonds).

“Existing Debentures Subsidiary” means each corporation of which BCI, or BCI and one or more Existing Debentures Subsidiaries, or any one or more Existing Debentures Subsidiaries, directly or indirectly own securities entitling the holders thereof to elect a majority of the directors, either at all times or so long as there is no default or contingency which permits the holders of any other class or classes of securities to vote for the election of one or more directors.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“First-Priority After-Acquired Property” means any property (other than the initial collateral) of BCI, the Issuer or any Subsidiary Guarantor that secures any Secured Bank Indebtedness.

“First-Priority Lien Obligations” means (i) all Secured Bank Indebtedness, (ii) all other Obligations (not constituting Indebtedness) of the Issuers, BCI and its Subsidiaries under the agreements governing Secured Bank Indebtedness and (iii) all other Obligations of the Issuers BCI or any of its Subsidiaries in respect of Hedging Obligations or Obligations in respect of cash management services in connection with Indebtedness described in clause (i) or Obligations described in clause (ii).

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of Adjusted EBITDA of such Person for such period to the Consolidated Interest Expense of such Person for such period. In the event that BCI or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions or dispositions of operating units of a business, mergers, consolidations, discontinued operations (as determined in accordance with GAAP), and business realignment projects and initiatives, restructurings and reorganizations (each a “pro forma event”) that BCI or any of its Restricted Subsidiaries has both determined to make and made after the Acquisition Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions or dispositions of an operating unit of a business, mergers, consolidations, discontinued operations and business realignment projects and initiatives, restructurings and reorganizations (and the change of any associated fixed charge obligations, consolidated interest expense and the change in Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If, since the beginning of such period any Person that subsequently became a Restricted Subsidiary of BCI or was merged with or into BCI or any Restricted Subsidiary of BCI since the beginning of such period shall have made any Investment, acquisition or disposition of an operating unit of a business, merger, consolidation, discontinued operation or business realignment project or initiative, restructuring or reorganization, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, consolidation, business realignment project or initiative, restructuring, or reorganization had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of BCI. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of BCI as set forth in an Officers’ Certificate, to reflect (i) operating expense reductions, other operating improvements or synergies reasonably expected to result from the applicable pro forma event (including, to the extent applicable, from the Transactions) and (ii) all adjustments used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote (3) to the “Summary—Summary Historical, Pro Forma and Other Financial Data” in Offering Circular, to the extent such adjustments, without duplication, continue to be applicable to such four quarter period.

“Fixed Rate Notes” means the 9% Second-Priority Senior Secured Notes Due 2014 of the Issuers.

“Floating Rate Notes” means the Second-Priority Senior Secured Notes Due 2010 of the Issuers.

“Flow Through Entity” means an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board and (iii) in such other statements by such other entity as have been approved by a significant segment of the accounting profession, in each case which are in effect on the Issue Date. For the purposes of the Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the obligations of the Issuers under the Indenture and the Notes by any Person in accordance with the provisions of the Indenture.

“Guarantor” means any Person that Incurs a Guarantee with respect to the Notes; provided, however, that upon the release or discharge of such Person from its Guarantee in accordance with the Indenture, such Person ceases to be a Guarantor.

“HAI” means HA-International, LLC, a Delaware limited liability company, and any successor in interest thereto.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“holder”, “Holder”, “noteholder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, Notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a trade payable or similar obligation to a trade creditor due within six months from the date on which it is Incurred, in each case Incurred in the ordinary course of business, which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; and

(4) to the extent not otherwise included, with respect to BCI and its Restricted Subsidiaries, the amount then outstanding (including amounts advanced, and received by, and available for use by, BCI or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of BCI or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing); provided, however, that Contingent Obligations incurred in the ordinary course of business shall be deemed not to constitute Indebtedness.

“Indenture Restricted Subsidiary” means any Existing Debenture Subsidiary which owns, operates or leases one or more Principal Properties and shall not include any other Existing Debenture Subsidiary.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Similar Business, in each case of nationally recognized standing that is, in the good faith determination of BCI, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated.

“Intercreditor Agent” has the meaning given to such term in the Intercreditor Agreement.

“Intercreditor Agreement” means the intercreditor agreement among Fleet Capital Corporation, as agent under the Senior Credit Documents, the Trustee, the Issuers, BCI and each Subsidiary Guarantor, as it may be amended from time to time in accordance with the Indenture.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include October 14, 2004.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition,

(2) investments in any fund that invests exclusively in investments of the type described in clause (1) which fund may also hold immaterial amounts of cash pending investment or distribution, and

(3) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of BCI in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments:”

(1) “Investments” shall include the portion (proportionate to BCI’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of BCI at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, BCI shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(A) BCI’s “Investment” in such Subsidiary at the time of such redesignation less

(B) the portion (proportionate to BCI’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of BCI.

“Issue Date” means August 12, 2004, the date on which the Notes are originally issued.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“LIBOR,” with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, the rate for the Interest Period will be arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, the rate for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for the Interest Period will be the rate in effect with respect to the immediately preceding Interest Period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any other agreement to give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided, however, that in no event shall an operating lease be deemed to constitute a Lien.

“London Banking Day” is any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Management Group” means all of the individuals consisting of the directors, executive officers and other management personnel of BCI or any direct or indirect parent company of BCI, as the case may be, on the Acquisition Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of BCI or any direct or indirect parent company of BCI, as the case may be, as applicable, was approved by (x) a vote of a majority of the directors of BCI or any direct or indirect parent of BCI as applicable, then still in office who were either directors on the Acquisition Date or whose election or nomination was previously so approved or (y) the Permitted Holders and (2) executive officers and other management personnel of BCI or any direct or indirect parent company of BCI, as the case may be, as applicable, hired at a time when the directors on the Acquisition Date together with the directors so approved constituted a majority of the directors of BCI or any direct or indirect parent company of BCI, as the case may be, as applicable.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by BCI or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received in respect of or upon the sale or other disposition of any

Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof, amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by BCI as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by BCI after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided, however, that Obligations with respect to the Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of such Notes.

“Off-Balance Sheet Financing Amount” means, at any date, with respect to any Qualified Receivables Financing, the face or notional amount of any interest in assets of the type described in the definition of the term Qualified Receivables Financing transferred to a Receivables Subsidiary in connection with such Qualified Receivables Financing by or on behalf of BCI or any of its Subsidiaries.

“Offering Circular” means the Offering Circular dated August 4, 2004 with respect to the Notes.

“Officer” means the Chairman of the Board, Chief Executive Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of BCI.

“Officers’ Certificate” means a certificate signed on behalf of BCI by two Officers of BCI, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of BCI that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to BCI or the Trustee.

“Other Second-Lien Obligations” means other Indebtedness of the Company and the Restricted Subsidiaries that is equally and ratably secured with the Notes and is designated by BCI as an Other Second-Lien Obligation.

“Pari Passu Indebtedness” means:

(1) with respect to the Issuers, the Notes and any Indebtedness which ranks pari passu in right of payment to the Notes; and

(2) with respect to any Guarantor, its Guarantee and any Indebtedness which ranks pari passu in right of payment to such Guarantor’s Guarantee.

“Permitted Holders” means, at any time, each of (i) the Sponsor and (ii) the Management Group. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in BCI or any Restricted Subsidiary of BCI;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by BCI or any Restricted Subsidiary of BCI in a Person that is primarily engaged, directly or indirectly, in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of BCI, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, BCI or a Restricted Subsidiary of BCI;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date;

(6) advances to employees not in excess of $15 million outstanding at any one time in the aggregate;

(7) any Investment acquired by BCI or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable or claims held by BCI or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by BCI or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (j) of the “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covenant;

(9) any Investment by BCI or any of its Restricted Subsidiaries in a Similar Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9), not to exceed $75 million (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of BCI at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of BCI after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10) additional Investments by BCI or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10), not to exceed the greater of (a) $75 million and (b) 7.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(12) Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of BCI or any direct or indirect parent company of BCI, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (a)(iii) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments;”

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6), (7) and (11) of such paragraph);

(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) guarantees issued in accordance with the covenants described under “—Certain Covenants— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Future Guarantors;”

(16) any Investment by Restricted Subsidiaries of BCI in other Restricted Subsidiaries of BCI and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries of BCI;

(17) Investments consisting of purchases and acquisitions of real estate, inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(18) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(19) Investments resulting from the receipt of non-cash consideration in an Asset Sale received in compliance with the covenant described under “—Certain Covenants—Asset Sales;” and

(20) additional Investments in joint ventures of BCI or any of its Restricted Subsidiaries existing on the Issue Date in an aggregate amount not to exceed $15 million.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit (or deposits to secure letters of credit or surety bonds for the same purpose) issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness (including Capitalized Lease Obligations) Incurred to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or Capital Stock of any Person owning such assets, where such Person has no other material assets) of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto and except for customary cross collateral arrangements with respect to property or equipment financed by the same financing source pursuant to the same financing scheme), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the latest of the (i) acquisition of the property subject to the Lien, (ii) completion of construction, repair, improvement or addition of the property subject to the Lien and (iii) commencement of full operation of the property subject to the Lien;

(7) Liens securing Indebtedness of a Foreign Subsidiary Incurred pursuant to the first paragraph of, or clause (a), (l) or (t) (or (m) to the extent it guarantees any such Indebtedness) of the second paragraph of, the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided, however, that such Liens do not extend to the property or assets of BCI or any Domestic Subsidiary (other than a Domestic Subsidiary that is wholly owned by one or more Foreign Subsidiaries created to enhance the worldwide tax efficiency of BCI and its Subsidiaries);

(8) Liens incurred to secure Indebtedness Incurred pursuant to the first paragraph of, or clause (a) or (l) (or (m) to the extent it guarantees any such Indebtedness) of the second paragraph of, the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such Lien is incurred pursuant to this clause (8) as designated by BCI; provided, however, that, at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 2.75 to 1.0; provided further, however, that the immediately preceding proviso shall not apply to any Lien which is deemed to be incurred under this clause (8) by reason of the second proviso to clause (20) of this definition of “Permitted Liens” (except to the extent such Lien also secures Indebtedness in addition to the Indebtedness permitted to be secured thereby under clause (20));

(9) Liens existing on the Acquisition Date (other than Liens described in clause (8) above);

(10) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by BCI or any Restricted Subsidiary of BCI;

(11) Liens on property at the time BCI or a Restricted Subsidiary of BCI acquired the property, including any acquisition by means of a merger or consolidation with or into BCI or any Restricted Subsidiary of BCI; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by BCI or any Restricted Subsidiary of BCI;

(12) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to BCI or a Restricted Subsidiary of BCI permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(13) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(14) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(15) licenses, sublicenses, leases and subleases which do not materially interfere with the ordinary conduct of the business of BCI or any of its Restricted Subsidiaries;

(16) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by BCI and its Restricted Subsidiaries in the ordinary course of business;

(17) Liens in favor of the Issuers or any Guarantor or Liens on assets of a Restricted Subsidiary of BCI that is not a guarantor in favor solely of another Restricted Subsidiary of BCI that is not a Guarantor;

(18) Liens on equipment of BCI or any Restricted Subsidiary granted in the ordinary course of business to BCI’s or such Restricted Subsidiary’s client at which such equipment is located;

(19) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(20) Liens to secure any refinancing, refunding, extension or renewal (or successive refinancings, refundings, extensions or renewals) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10) and (11); provided, however, that (x) such new Lien shall be limited to all or part of the same property (including any after acquired property to the extent it would have been subject to the original Lien) that was subject to the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10) and (11) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension or renewal; provided further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (8), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (8) and not this clause (20) for purposes of determining the principal amount of Indebtedness outstanding under clause (8) and for purposes of the definition of Secured Bank Indebtedness;

(21) judgment Liens not giving rise to an Event of Default, so long as such Lien is adequately bonded any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall have expired;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods;

(23) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by BCI or any of its Restricted Subsidiaries in the ordinary course of business;

(24) Liens securing insurance premium financing arrangements; provided that such Lien is limited to the applicable insurance carriers;

(25) Liens incurred to secure cash management services in the ordinary course of business; and

(26) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $15 million at any one time outstanding.

Any provider of additional extensions of credit shall be entitled to rely on the determination of an Officer that Liens incurred satisfy clause (8) above if such determination is set forth in an Officer’s Certificate delivered to such provider; provided, however, that such determination will not affect whether such Lien actually was incurred as permitted by clause (8).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Presumed Tax Rate” means the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual residing in New York City (taking into account (i) the deductibility of state and local income taxes for U.S. federal income tax purposes, assuming the limitation of Section 68(a)(2) of the Code applies and taking into account any impact of Section 68(f) of the Code, and (ii) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income).

“Principal Property” means any single manufacturing or processing plant or warehouse owned or leased by BCI or any Existing Debenture Subsidiary of BCI and located within the United States of America (excluding its territories and possessions and the Commonwealth of Puerto Rico) other than any such plant or warehouse or portion thereof which the Board of Directors of BCI reasonably determines not to be a Principal Property after due consideration of the materiality of such property to the business of BCI and its Subsidiaries as a whole.

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from BCI or any Subsidiary of BCI to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of BCI shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to BCI and the Receivables Subsidiary,

(2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by BCI), and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by BCI) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of BCI or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness shall not be deemed a Qualified Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by BCI or any of its Subsidiaries pursuant to which BCI or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by BCI or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of BCI or any of its Subsidiaries, and any assets related thereto including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by BCI or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of BCI (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with BCI in which BCI or any Subsidiary of BCI makes an Investment and to which BCI or any Subsidiary of BCI transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of BCI and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of BCI (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by BCI or any other Subsidiary of BCI (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates BCI or any other Subsidiary of BCI in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of BCI or any other Subsidiary of BCI, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b) with which neither BCI nor any other Subsidiary of BCI has any material contract, agreement, arrangement or understanding other than on terms which BCI reasonably believes to be no less favorable to BCI or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of BCI, and

(c) to which neither BCI nor any other Subsidiary of BCI has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of BCI shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of BCI giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Registration Rights Agreement” means the Registration Rights Agreement dated August 12, 2004, among BCI, the Issuers and the Initial Purchasers.

“Representative Amount” means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person; provided, however, that, unless HAI would be a Subsidiary without giving effect to the specific 50% test for HAI as set forth in the definition of “Subsidiary,” HAI will not be treated as a Restricted Subsidiary that is subject to the covenants described under “—Certain Covenants.” Unless otherwise indicated in this “Description of the Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of BCI.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by BCI or a Restricted Subsidiary whereby BCI or a Restricted Subsidiary transfers such property to a Person and BCI or such Restricted Subsidiary leases it from such Person, other than leases between BCI and a Restricted Subsidiary of BCI or between Restricted Subsidiaries of BCI.

“SEC” means the Securities and Exchange Commission.

“Secured Bank Indebtedness” means any Bank Indebtedness that is secured by a Permitted Lien incurred or deemed incurred pursuant to clause (8) of the definition of Permitted Lien.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means the security agreements, pledge agreements, collateral assignments and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security intents in the Collateral as contemplated by the Indenture.

“Senior Credit Documents” means the collective reference to the Credit Agreement, the notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of BCI within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means a business, the majority of whose revenues are derived from the activities of BCI and its Subsidiaries as of the Acquisition Date or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Sponsor” means Apollo Management, L.P., one or more investment funds controlled by Apollo Management, L.P. and any of their respective Affiliates.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by BCI or any Subsidiary of BCI which BCI has determined in good faith to be customary in a Receivables Financing including those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Stock Purchase Agreement” means the Stock Purchase Agreement dated as of July 5, 2004, among BHI Investment, LLC, a Delaware limited liability company, BW Holdings LLC, a Delaware limited liability company, Borden Holdings, Inc., BCI, Craig O. Morrison and Joseph P. Bevilaqua, as amended up to and including the Issue Date.

“Subordinated Indebtedness” means (a) with respect to the Issuers, any Indebtedness of such Issuer which is by its terms subordinated in right of payment to the Notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee.

“Subsidiary” means, with respect to any Person (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% (or in the case of HAI, 50% or more) of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity (or, in the case of HAI, such Person or any Restricted Subsidiary of such Person has the right to designate at least 50% of the members of the board of directors of such entity).

“Subsidiary Guarantor” means any Restricted Subsidiary that Incurs a Guarantee; provided, however, that upon the release or discharge of such Restricted Subsidiary from its Guarantee in accordance with the Indenture, such Restricted Subsidiary will cease to be a Subsidiary Guarantor.

“Tax Distributions” means any dividends and distributions described in clause (b)(12) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Section 77aaa-77bbbb) as in effect on the date of the Indenture.

“Total Assets” means the total consolidated assets of BCI and its Restricted Subsidiaries, as shown on the most recent balance sheet of BCI.

“Transactions” means the “Transactions” as defined in the Offering Circular.

“Treasury Rate” means with respect to the Fixed Rate Notes, as of the applicable redemption date, the yield to maturity as of such redemption date of constant maturity United States Treasury securities (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to July 15, 2009; provided, however, that if no published maturity exactly corresponds with such date, then the Treasury Rate shall be interpolated or extrapolated on a straight-line basis from the arithmetic mean of the yields for the next shortest and next longest published maturities; provided further, however, that if the period from such redemption date to July 15, 2009 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means:

(1) any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and

(2) who shall have direct responsibility for the administration of the Indenture.

“Trustee” means the respective party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of BCI that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of BCI in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of BCI may designate any Subsidiary of BCI (including any newly acquired or newly formed Subsidiary of BCI but excluding the Issuers) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, BCI or any other Subsidiary of BCI that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of BCI or any of its Restricted Subsidiaries; provided further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors of BCI may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)(1) BCI could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Fixed Charge Coverage Ratio for BCI and its Restricted Subsidiaries would be greater than such ratio for BCI and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of BCI shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of BCI giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Issuer” means Borden U.S. Finance Corp., a Delaware corporation, and any successor in interest thereto.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

CERTAIN TAX CONSEQUENCES

General

The following is a summary of material U.S. federal income tax consequences of the exchange of old notes for exchange notes pursuant to the exchange offer, but does not address any other aspects of U.S. federal income tax consequences to holders of old notes or exchange notes. This summary is based upon the Internal Revenue Code of 1986, as amended, existing and proposed regulations thereunder, and published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive. This summary is not binding on the Internal Revenue Service or on the courts, and no ruling will be requested from the Internal Revenue Service on any issues described below. There can be no assurance that the Internal Revenue Service will not take a different position concerning the matters discussed below and that such positions of the Internal Revenue Service would not be sustained.

Except as expressly stated otherwise, this summary applies only to U.S. holders that exchange old notes for exchange notes in the exchange offer and who hold the old notes as capital assets. It does not address the tax consequences to taxpayers who are subject to special rules (such as financial institutions, tax-exempt organizations and insurance companies). A “U.S. holder” means a beneficial owner of a note who purchased the notes pursuant to the offering and is, for U.S. federal income tax purposes

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity created or organized in or under the laws of the United States or

•	any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if

•	a court within the United States is able to exercise primary supervision over the administration of the trust and

•	one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

Persons considering the exchange of old notes for exchange notes should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

Exchange of an old note for an exchange note pursuant to the exchange offer

The exchange by any holder of an old note for an exchange note should not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, no gain or loss will be recognized by holders that exchange old notes for exchange notes pursuant to the exchange offer. For purposes of determining gain or loss upon the subsequent sale or exchange of exchange notes, a holder’s tax basis in an exchange will be the same as such holder’s tax basis in the old note exchanged therefor. Holders will be considered to have held the exchange notes from the time of their acquisition of the old notes.

Certain Canadian Tax Consequences to Non-Canadian Holders

The following is a general summary of the principal Canadian federal income tax considerations pursuant to the Income Tax Act (Canada) (the “Tax Act”) generally applicable to the purchase, ownership, and disposition of a new note acquired at the initial issue price in the offering. This summary is applicable to a beneficial owner of a new note who deals at arms length with the issuers and holds (or will hold) the new notes as capital property. The new notes will generally be considered to constitute capital property to a holder provided the holder does not hold the new notes in the course of carrying on a business and has not acquired them in one or more transactions considered to be an adventure in the nature of trade. This summary is applicable only to a holder who, at all relevant times, for the purposes of the Tax Act and any applicable income tax convention, is neither resident nor deemed to be resident in Canada and who does not use or hold and is not deemed to use or hold the new notes in carrying on a business in Canada. Special rules, which are not discussed in this summary, may apply to a non-resident that is an insurer carrying on business in Canada and elsewhere.

This summary is based on the current provisions of the Tax Act and the regulations thereunder, specific proposals to amend the Tax Act and regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and the current published administrative and assessing practices and policies of the Canada Revenue Agency. This summary does not take into account or anticipate any changes in law other than the Proposed Amendments, whether by legislative, regulatory, administrative or judicial action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations which may differ significantly from those discussed herein.

This summary is of a general nature only and is not a complete analysis of the tax considerations that may be applicable to a prospective investor. It is not intended to be, nor should it be construed to be, legal or tax advice to any particular investor. Therefore, prospective investors should consult their own tax advisors with respect to their particular circumstances.

Under the Tax Act, provided that the exchange of notes pursuant to the registered exchange offer does not constitute a repayment under the commercial laws of the jurisdiction which governs the notes, the payment of interest, principal and premium in respect of the new notes will be exempt from Canadian withholding tax.

No other taxes on income (including taxable capital gains) will be payable under the Tax Act in respect of the acquisition, holding, redemption or disposition of the new notes or the receipt of interest, principal and premium thereon solely as a consequence of such acquisition, holding redemption or disposition.

PLAN OF DISTRIBUTION

Until 90 days after the date of this prospectus, all dealers effecting transactions in the exchange notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes only where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days from the date on which the exchange offer is consummated, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                     , 2005, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days from the date on which the exchange offer is consummated, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker-dealers and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes will be passed upon for us by O’Melveny & Myers LLP, New York, New York.

EXPERTS

The Consolidated Financial Statements of BCI and the combined financial statements of Borden Chemical Canada, Inc. and Affiliates as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, included in this prospectus and the related financial statement schedules of Borden Chemical, Inc. included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement (which reports express an unqualified opinion and include an explanatory paragraph referring to the adoption in 2002 of Statement of Financial Accounting Standards No. 142), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We will be required to file annual and quarterly reports and other information with the SEC after the registration statement described below is declared effective by the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, NW, Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

We have filed a registration statement on Form S-4 to register with the SEC the exchange notes to be issued in exchange for the old notes. This prospectus is part of that registration statement. As allowed by the SEC’s rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You should note that where we summarize in this prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in the prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits filed to the registration statement for copies of the actual contract, agreement or document.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law.

GLOSSARY

Engineered wood	Includes a range of derivative wood products which are manufactured by binding together wood strands, fibers, or veneers with adhesives to form composite materials. These products are engineered to precise design specifications which are tested to meet national or international standards. Engineered wood products include plywood, MDF, OSB, particleboard, laminated veneer lumber, and structural I-beams.

Feedstocks	Raw material required for any industrial process.

Foundry resins	Heat activated resins used as binders for sand in foundry operations.

MDF	Medium density fiberboard is an engineered wood product formed by breaking down softwood into wood fibers, combining it with wax and resin and forming panels by applying high temperatures and pressure.

OSB	Oriented strand board is an engineered wood product formed by layering strands or flakes of wood in specific orientations, combining it with wax and resin and placing it in a thermal press.

PF resins	Phenol formaldehyde resins are waterproof resins that tend to be more flexible and expensive than UF resins. Primarily used in OSB, plywood and other wood-based products intended for exterior use.

Proppant	Particles used in the oilfield hydraulic fracturing process to improve the efficiency of the flow of the well by maintaining the fracture.

Resins	A polymer used as an adhesive in reinforcement materials.

Six Sigma	A structured, statistical-based quality management and process optimization methodology utilized to identify, quantify and capture cost savings and product performance improvements. The Six Sigma methodology originated at Motorola in the early 1980s.

Thermoset-based resins	A resin that polymerizes to a permanently solid and infusible state upon the application of heat.

UF resins	Urea formaldehyde resins are rigid resins that provide products with superior hardness and are less expensive than PF resins. Primarily used in MDF, particleboard and other wood-based products intended for indoor use.

G-1

INDEX TO FINANCIAL STATEMENTS

Unaudited Condensed Consolidated Financial Statements of Borden Chemical, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income:
For the three months ended September 30, 2004 and 2003	F-2
For the nine months ended September 30, 2004 and 2003	F-3

Condensed Consolidated Balance Sheets:
As of September 30, 2004 and December 31, 2003	F-4

Condensed Consolidated Statements of Cash Flows:
For the nine months ended September 30, 2004 and 2003	F-6

Condensed Consolidated Statement of Shareholders’ Deficit:
For the nine months ended September 30, 2004	F-7

Notes to Condensed Consolidated Financial Statements:
For nine months ended September 30, 2004 and 2003	F-8

Audited Consolidated Financial Statements of Borden Chemical, Inc.

Report of Independent Registered Public Accounting Firm	F-38

Consolidated Statements of Operations:
For the years ended December 31, 2003, 2002 and 2001	F-39

Consolidated Balance Sheets:
As of December 31, 2003 and 2002	F-40

Consolidated Statements of Cash Flows:
For the years ended December 31, 2003, 2002 and 2001	F-42

Consolidated Statements of Shareholders’ Deficit:
For the years ended December 31, 2003, 2002 and 2001	F-43

Notes to Consolidated Financial Statements:
For the years ended December 31, 2003, 2002, and 2001	F-45

Combined Financial Statements of Borden Chemical Canada, Inc. and Affiliates

Report of Independent Registered Public Accounting Firm	F-101

Combined Statements of Operations:
For the years ended December 31, 2003, 2002 and 2001	F-102

Combined Balance Sheets:
As of December 31, 2003 and 2002	F-103

Combined Statements of Cash Flows:
For the years ended December 31, 2003, 2002 and 2001	F-105

Combined Statements of Shareholder’s Equity:
For the years ended December 31, 2003, 2002 and 2001	F-106

Notes to Combined Financial Statements:
For the years ended December 31, 2003, 2002 and 2001	F-107

BORDEN CHEMICAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (UNAUDITED)

	Three Months ended September 30,
	2004	2003
	(In thousands, except per share data)
Net sales	$432,872	$358,281
Cost of goods sold	350,203	283,891

Gross margin	82,669	74,390

Distribution expense	19,471	16,000
Marketing expense	11,844	10,515
General & administrative expense (see Notes 1 and 8)	49,249	23,817
Business realignment expense (income) and impairments	2,870	(8,806)
Other operating income	(1,173)	(1,559)

Operating income	408	34,423

Interest expense	18,867	11,275
Affiliated interest expense	39	133
Transaction related costs (see Note 1)	33,501	—
Other non-operating expense (income)	1,814	(513)

(Loss) income before income tax	(53,813)	23,528
Income tax expense	5,232	12,475

Net (loss) income	$(59,045)	$11,053

Comprehensive (loss) income	$(48,172)	$11,456

Basic and Diluted Per Share Data
Net (loss) income—basic and diluted	$(0.40)	$0.06

Average number of common shares outstanding during the period—basic and diluted	148,901	200,896

See Notes to Condensed Consolidated Financial Statements

BORDEN CHEMICAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (UNAUDITED)

	Nine Months ended September 30,
	2004	2003
	(In thousands, except per share data)
Net sales	$1,231,273	$1,078,332
Cost of goods sold	987,464	865,359

Gross margin	243,809	212,973

Distribution expense	55,811	49,385
Marketing expense	35,241	31,674
General & administrative expense (see Notes 1 and 8)	97,251	75,606
Business realignment expense (income) and impairments	3,131	(7,385)
Other operating expense	1,668	2,107

Operating income	50,707	61,586

Interest expense	42,563	34,114
Affiliated interest expense	138	456
Transaction related costs (see Note 1)	40,737	—
Other non-operating expense	2,385	489

(Loss) income before income tax	(35,116)	26,527
Income tax expense (benefit)	151,029	(1,271)

Net (loss) income	$(186,145)	$27,798

Comprehensive (loss) income	$(181,205)	$51,214

Basic and Diluted Per Share Data
Net (loss) income—basic and diluted	$(1.03)	$0.14

Average number of common shares outstanding during the period—basic and diluted	180,098	200,898

See Notes to Condensed Consolidated Financial Statements

BORDEN CHEMICAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited) September 30, 2004	December 31, 2003
	(In thousands)
ASSETS
Current Assets
Cash and equivalents	$84,640	$28,162
Accounts receivable (less allowance for doubtful accounts of $12,413 in 2004 and $14,459 in 2003)	224,709	196,093
Accounts receivable from affiliates	466	354
Inventories:
Finished and in-process goods	51,162	42,292
Raw materials and supplies	48,347	38,819
Deferred income taxes	22,449	27,085
Other current assets	21,726	13,551

	453,499	346,356

Investments and Other Assets
Deferred income taxes	2,400	113,434
Other assets	40,917	21,725

	43,317	135,159

Property and Equipment
Land	32,054	32,585
Buildings	101,450	103,774
Machinery and equipment	714,061	691,249

	847,565	827,608
Less accumulated depreciation	(406,153)	(378,724)

	441,412	448,884
Goodwill	56,878	57,516
Other Intangible Assets	4,673	5,951

Total Assets	$999,779	$993,866

See Notes to Condensed Consolidated Financial Statements

BORDEN CHEMICAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS—(Continued)

	(Unaudited) September 30, 2004	December 31, 2003
	(In thousands, except per share data)
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accounts and drafts payable	$190,319	$127,174
Debt payable within one year	11,604	8,167
Loans payable to affiliates	—	18,260
Other current liabilities	93,180	103,247

	295,103	256,848

Other Liabilities
Long-term debt	955,847	529,966
Non-pension post-employment benefit obligations	118,369	128,723
Other long-term liabilities	203,846	174,522

	1,278,062	833,211

Commitments and Contingencies (See Note 8)

Shareholders’ Deficit
Common stock—$0.01 par value: authorized 300,000,000 shares, Issued 200,167,297, treasury 103,261,361, outstanding 96,905,936 in 2004; Issued 201,754,598, treasury 858,970, outstanding 200,895,628 in 2003	969	2,009
Paid-in capital	1,259,889	1,224,011
Treasury stock	(295,881)	—
Receivable from parent	(548,527)	(512,094)
Deferred compensation	—	(1,488)
Accumulated other comprehensive loss	(123,253)	(128,193)
Accumulated deficit	(866,583)	(680,438)

	(573,386)	(96,193)

Total Liabilities and Shareholders’ Deficit	$999,779	$993,866

See Notes to Condensed Consolidated Financial Statements

BORDEN CHEMICAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine months ended September 30,
	2004	2003
	(In thousands)
Cash Flows (used in) from Operating Activities
Net (loss) income	$(186,145)	$27,798
Adjustments to reconcile net (loss) income to net cash from (used in) operating activities:
Deferred tax provision (benefit)	136,444	(10,088)
Depreciation and amortization	36,533	34,676
Business realignment expense (income) and impairments	3,131	(7,385)
Loss (gain) on the sale of assets	1,212	(1,183)
Gain on the sale of venture interest	(842)	—
Minority interest expense (income)	742	(85)
Deferred compensation expense	(107)	893
Other non-cash adjustments	(390)	434
Net change in assets and liabilities:
Accounts receivable	(33,855)	(15,590)
Inventories	(17,915)	9,277
Accounts and drafts payable	62,061	(431)
Income taxes	582	(7,402)
Other assets	19,046	2,387
Other liabilities	(40,916)	(27,206)

	(20,419)	6,095

Cash Flows (used in) from Investing Activities
Capital expenditures	(29,848)	(24,684)
Proceeds from the sale of assets	12,038	13,422
Proceeds from the sale of venture interest	1,956	—

	(15,854)	(11,262)

Cash Flows from (used in) Financing Activities
Net short-term debt borrowings	3,437	3,028
Borrowings of long-term debt	478,233	255
Repayments of long-term debt	(52,352)	(1,084)
Debt financing fees capitalized	(22,426)	—
Purchase of treasury stock	(294,918)	—
Affiliated loan repayments	(18,260)	(51,560)
Decrease in restricted cash	—	67,049
Repurchases of common stock from management	(963)	(286)

	92,751	17,402

Increase in cash and equivalents	56,478	12,235
Cash and equivalents at beginning of year	28,162	14,740

Cash and equivalents at end of period	$84,640	$26,975

Supplemental Disclosures of Cash Flow Information
Cash paid:
Interest, net	$42,677	$38,700
Income taxes, net	14,264	16,219
Non-cash activity:
Capital contribution by parent	12,752	12,752

See Notes to Condensed Consolidated Financial Statements

BORDEN CHEMICAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT AND

COMPREHENSIVE INCOME (UNAUDITED)

(In thousands)

	Common Stock	Paid-in Capital	Treasury Stock	Receivable from Parent	Deferred Compensation	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
Balance, December 31, 2003	$2,009	$1,224,011	—	$(512,094)	$(1,488)	$(128,193)	$(680,438)	$(96,193)

Net loss							(186,145)	(186,145)
Translation adjustments						4,940		4,940

Comprehensive loss								(181,205)

Redemption of shares from parent	(1,021)	1,021	(294,918)					(294,918)
Interest accrued on notes from parent		36,433		(36,433)				—
Repurchases of common stock from management	(3)	3	(963)					(963)
Compensation expense on restricted stock prior to cancellation					694			694
Cancellation of restricted stock	(16)	(3,555)			794			(2,777)
Compensation expense under BHI Acquisition deferred compensation plan		1,976						1,976

Balance, September 30, 2004	$969	$1,259,889	$(295,881)	$(548,527)	$—	$(123,253)	$(866,583)	$(573,386)

See Notes to Condensed Consolidated Financial Statements

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands except per share amounts and as otherwise indicated)

1. Background and Nature of Operations

Borden Chemical, Inc. (the “Company”) was incorporated on April 24, 1899. The Company is engaged primarily in manufacturing, processing, purchasing and distributing forest products and industrial resins, formaldehyde, oilfield products and other specialty and industrial chemicals worldwide. Production facilities are located throughout the U.S. and in many foreign countries. The Company’s three reportable segments are Forest Products, Performance Resins and International. See Note 6.

On May 7, 2004, the Company filed a registration statement with the U.S. Securities and Exchange Commission for a proposed initial public offering (“IPO”) of its common stock. On July 6, 2004, Apollo Management, L.P. (“Apollo”) announced that it had signed a definitive agreement to acquire the Company, thus suspending the planned IPO.

On August 12, 2004, BHI Investment, LLC, an affiliate of Apollo acquired all of the outstanding capital stock of Borden Holdings, Inc. (“BHI”), the Company’s parent at that time, for total consideration of approximately $1.2 billion, including assumption of debt. In conjunction with this transaction, all of the outstanding capital stock of the Company held by management was redeemed and non-vested restricted stock was cancelled. In addition, the Company redeemed approximately 102,069 shares from BHI for cash totaling $294,918.

Immediately following the acquisition of BHI, BHI Investment, LLC reorganized the existing corporate structure of the Company so that the Company became directly owned by BHI Acquisition Corporation (“BHI Acquisition”), a subsidiary of BHI Investment, LLC. Following the acquisition of BHI by Apollo, the Company reorganized its foreign subsidiaries.

The acquisition of BHI, and the payment of transaction fees and expenses, was financed with the net proceeds of a $475 million second-priority senior secured private debt offering (the “Second Priority Notes”) by two newly formed, wholly owned subsidiaries of the Company and certain equity contributions from Apollo. With a portion of the proceeds, the Company redeemed its 9.25% debentures on September 13, 2004 for total cash of $49,249, including accrued interest and a redemption premium totaling $1,954. See Note 10.

Collectively, the transactions described above are referred to as the “Transaction.”

The Second Priority Notes are guaranteed by the Company and certain of its domestic subsidiaries (the “Guarantors”). The Second Priority Notes and the related guarantees are senior obligations secured by a second-priority lien (subject to certain exceptions and permitted liens) on certain of the Guarantors’ existing and future domestic assets, including the stock of the Company’s Canadian subsidiary.

As a result of the suspended IPO and the subsequent acquisition by Apollo, the Company incurred expenses of $45,442 and $52,678 for the third quarter of 2004 and first three quarters of 2004, respectively. These amounts included charges for accounting and legal fees, fees paid to Apollo, payments for cancellation of restricted stock, exercises of stock options, and management bonuses pertaining to the activity. Of this amount, $11,941 is included within General & administrative expense for the three and nine month periods and the remainder is included within Transaction related costs.

Prior to the Transaction, the Company was controlled by an affiliate of Kohlberg Kravis Roberts & Co. (“KKR”) since 1995. The Company’s immediate parent, BHI, was a wholly owned subsidiary of BW Holdings, LLC (“BWHLLC”), an entity controlled by KKR.

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

2. Basis of Presentation

The accompanying unaudited Condensed Consolidated Financial Statements include the accounts of Borden Chemical, Inc. and its subsidiaries, after elimination of intercompany accounts and transactions. These financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Form 10-K for the fiscal year ended December 31, 2003. The condensed financial information as of September 30, 2004 and for the three and nine months ended September 30, 2004 and 2003 is unaudited, and contains all normal, recurring adjustments, which in the opinion of management are necessary for a fair presentation of the results for the interim periods. The Condensed Consolidated balance sheet as of December 31, 2003 was derived from the Company’s audited balance sheet as of its same date. Results for the interim periods are not necessarily indicative of results for the full year.

The Company is a public reporting registrant as a result of public debt that was outstanding prior to the Transaction. As the public debt remains outstanding, the Company has elected not to apply push-down accounting in its Condensed Consolidated Financial Statements.

Stock-Based Compensation

The Company accounts for stock-based compensation under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (“APB No. 25”) and has adopted the disclosure-only provision of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” and SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment to SFAS No. 123.” The following table sets forth the required reconciliation of reported and pro forma net (loss) income and earnings per share (“EPS”) under SFAS No. 148:

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Net (loss) income applicable to common stock	$(59,045)	$11,053	$(186,145)	$27,798
Add: Stock-based employee compensation expense included in reported net income, net of related tax benefit (0% in 2004, 36% in 2003)	5,600	205	6,195	653
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards granted, net of related tax effects	(2,999)	(214)	(3,746)	(642)

Pro forma net (loss) income	$(56,444)	$11,044	$(183,696)	$27,809

Average shares outstanding—basic and diluted (in thousands)	148,901	200,896	180,098	200,898
Per share as reported (basic and diluted)	$(0.40)	$0.06	$(1.03)	$0.14
Per share pro forma (basic and diluted)	$(0.38)	$0.05	$(1.02)	$0.14

There were no options to purchase the Company’s stock outstanding at September 30, 2004. At September 30, 2003, 1,492,000 options to purchase common shares of the Company were outstanding and considered dilutive but had no impact on the Company’s EPS.

As a result of the Transaction, all 4,968,250 of the Company’s in-the-money options were exercised, resulting in the recognition of $3,716 for option expense, which is included in General and administrative expense. The actual and pro forma expense in the table above are not tax-effected in 2004, as the

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

Company currently places a 100% valuation allowance against deferred income tax assets. All remaining options to purchase the Company’s stock were terminated without payment, and the Company’s stock option plan was terminated.

Also as a result of the Transaction, 1,587,301 shares of restricted stock granted to certain key employees, which were not vested, were cancelled, and a cash payment of $2,587 was made to the holders relating to the cancellation. The Company reversed expense previously recorded relating to the restricted stock totaling $2,777 upon the cancellation of the non-vested shares. These amounts are recorded in General and administrative expense.

BHI Acquisition formed a new stock option plan under which key employees of the Company have been granted options to purchase the common stock of BHI Acquisition. The options were granted at fair value, and under APB No. 25, the Company has not recorded any expense related to these options subsequent to the grant date. The Company granted 2,711,642 options to purchase BHI Acquisition stock that vest ratably over a five-year period. In addition, the Company granted 2,711,642 options to purchase BHI Acquisition stock (the “performance options”) that vest after the eighth anniversary of the grant date. The performance options provide for accelerated vesting upon the sale of the Company and the achievement of certain financial targets. As of September 30, 2004, the targets were not achieved.

To determine pro forma compensation expense for the BHI Acquisition Option Plan in accordance with SFAS No. 123, the fair value of each option grant is estimated at the date of grant using the minimum value method and the Black-Scholes options pricing model with a risk-free weighted average interest rate of 3.55%, an expected life of five years and a dividend rate of zero.

In addition, key employees of the Company have been granted 2,169,314 deferred units under the BHI Acquisition Corp. 2004 Deferred Compensation Plan (“the Deferred Compensation Plan”), which is an unfunded plan. Each unit gives the grantee the right to one share of common stock of BHI Acquisition following the completion of the forfeiture period, upon the earlier of termination of employment or upon certain other events triggered by a registration of BHI Acquisition common stock for sale to the public. The forfeiture period for 1,477,272 of the deferred units expires on December 10, 2004. The remaining 692,042 deferred units are subject to forfeiture until December 31, 2005. The Company recorded $1,976 of expense related to the Deferred Compensation Plan during the third quarter of 2004, and the related credit is in Paid-in capital.

Reclassification

Second quarter 2004 costs associated with KKR’s divestiture of the Company of $7,236 have been reclassified to Transaction related costs from General and administrative expense.

3. Business Realignment

In June 2003, the Company initiated a realignment program (the “2003 realignment program”) designed to reduce operating expenses and increase organizational efficiency. The components of this program include reducing headcount, streamlining processes, consolidating manufacturing facilities and reducing general and administrative expenses. We expect to complete this program in the first quarter of 2005 and will incur additional expenses through its completion. In addition, we have certain additional long-term realignment programs initiated prior to 2003, which primarily relate to the consolidation of plant facilities.

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

Nine months ended September 30, 2004

In the first nine months of 2004, the Company recorded Business realignment expense and impairments of $3,131. This amount includes plant closure costs (which include plant employee severance and plant asset impairments) of $3,072, offset by gains of $1,442 from the sale of three former U.S. plant sites. The expense also includes other severance and employee costs of $441 and an asset impairment charge of $1,060.

Provided below is a roll forward of the business realignment reserves for the first nine months of 2004.

	December 31, 2003	2004 Expenses	2004 Charges	September 30, 2004
Plant closure costs
2003 realignment program	$3,488	$1,411	$(4,749)	$150
Other programs	4,741	1,661	(1,510)	4,892

Other severance and employee costs
2003 realignment program	2,784	441	(2,153)	1,072
Other programs	1,151	—	(1,151)	—

	$12,164	$3,513	$(9,563)	$6,114

Plant Closure Costs

Expenses for plant closures for the first nine months of 2004 of $3,072 relate primarily to additional costs relating to the conversion of the French manufacturing facility into a distribution center and the transition of the related production to the U.K. ($793), environmental remediation for previously closed sites in Brazil ($1,396) and in Europe ($718) and other plant closure costs at various sites ($165).

Other Severance and Employee Costs

Year-to-date Business realignment expense includes additional net severance costs incurred during the first three quarters of 2004 totaling $441 related to the 2003 realignment program.

Gain on the Sale of Assets

During the first nine months of 2004, the Company sold two U.S. plants previously closed under a prior year realignment program for a gain of $1,214 and a U.S. plant closed under the 2003 realignment program for a gain of $228. These gains are recorded in Business realignment expense.

Asset Impairment

The asset impairment of $1,060 relates to production assets that were written-down due to certain changes in the Company’s manufacturing footprint.

Nine months ended September 30, 2003

In the first nine months of 2003, the Company recorded Business realignment income net of impairments of $7,385, consisting of net plant closure expenses (which includes plant employee severance and plant asset impairments) of $267, other severance and employee costs of $4,431, gains on the sale of the Company’s melamine crystal business (“Melamine”) and land associated with a closed plant in the UK of $12,260, and non-cash asset impairment charges of $177.

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

Provided below is a roll forward of business realignment reserve activity for the first nine months of 2003.

	December 31, 2002	2003 Expenses	2003 Charges	September 30, 2003
Plant closure costs
2003 realignment program	$—	$200	$(200)	$—
Other programs	9,568	67	(4,492)	5,143

Other severance and employee costs
2003 realignment program	—	2,896	(1,498)	1,398
Other programs	3,996	1,535	(3,581)	1,950

	$13,564	$4,698	$(9,771)	$8,491

Plant Closure Costs

Plant closure costs of $267 in the first nine months of 2003 consisted of environmental remediation costs of $962 for closed plants in Brazil and other net costs of $879 for plant closures and consolidations, partially offset by a net reduction in reserves no longer required due to the sale of Melamine of $1,574.

Other Severance and Employee Costs

The Company recorded severance costs of $4,431 in the first nine months of 2003. Of this amount, $2,896 related to the 2003 realignment program and $1,535 related to other administrative workforce reduction programs.

Gain on the Sale of Assets

During the second quarter 2003, the Company sold Melamine, resulting in a gain of $568. During the third quarter of 2003, the Company sold land associated with a closed plant in the United Kingdom resulting in a gain of $11,692. These gains are included in Business realignment income because these actions were taken as part of a prior year realignment program.

Asset Impairment

The Company recorded asset impairments of $177 related to its French and Colombian operations in the first nine months of 2003.

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

4. Pension and Postretirement Expense

Following are the components of net pension and postretirement expense (income) recognized by the Company in General and administrative expense for the periods ended September 30, 2004 and 2003:

	Pension Three months ended September 30,		Postretirement Three months ended September 30,
	2004	2003	2004	2003
Service cost	$747	$563	$19	$18
Interest cost	3,483	3,747	384	447
Expected return on plan assets	(4,159)	(3,871)	—	—
Amortization of prior service cost	109	102	(2,644)	(2,921)
Recognized net actuarial loss (income)	1,609	1,760	—	(46)

	$1,789	$2,301	$(2,241)	$(2,502)

	Pension Nine months ended September 30,		Postretirement Nine months ended September 30,
	2004	2003	2004	2003
Service cost	$2,241	$1,690	$57	$54
Interest cost	10,446	11,240	1,151	3,493
Expected return on plan assets	(12,477)	(11,611)	—	—
Amortization of prior service cost	328	305	(7,931)	(5,730)
Recognized net actuarial loss (income)	4,828	5,281	—	(77)

	$5,366	$6,905	$(6,723)	$(2,260)

The amortization of prior service cost in postretirement expense relates to the plan amendment made in the second quarter of 2003.

The Company did not make any pension contributions during the nine months ended September 30, 2004 and 2003.

5. Comprehensive (Loss) Income

Comprehensive (loss) income is computed as follows:

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Net (loss) income	$(59,045)	$11,053	$(186,145)	$27,798
Foreign currency translation adjustments	10,873	403	4,940	23,416

	$(48,172)	$11,456	$(181,205)	$51,214

The foreign currency translation adjustments in 2004 relate primarily to favorable changes in exchange rates in Canada. The foreign currency translation adjustments in 2003 relate primarily to favorable changes in exchange rates in Canada and Brazil.

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

6. Segment Data

The Company has three reportable segments: Forest Products, Performance Resins and International. Consolidated results also include general corporate and administrative expenses disclosed as “Corporate and Other” and activities related to Melamine, which was shut down in 2002, sold in 2003 and is disclosed as “Divested Business.” These are presented to provide a complete picture of the Company’s results.

Forest Products includes the North American forest product resins and formaldehyde product lines. The key business drivers for Forest Products are housing starts, furniture demand, panel production capacity and chemical intermediates sector operating conditions.

Performance Resins includes the North American specialty resins, foundry resins and oilfield product lines. Performance Resins’ key business drivers are housing starts, auto builds, active gas drilling rigs and the general industrial sector performance.

International includes production operations in Europe, Latin America and Asia Pacific. Principal countries of operation are the U.K., Brazil, Australia and Malaysia. Product lines include formaldehyde, forest product and performance resins and consumer products. The key business drivers for International are export levels, panel production capacity, housing starts, furniture demand and the local political and general economic environments.

Corporate and Other represents general and administrative expenses and income and expenses related to liabilities retained from legacy businesses.

Operating Results by Segment:

Following is a comparison of net sales and Segment EBITDA. Segment EBITDA is equal to net income before depreciation and amortization, interest expense, other non-operating expenses or income, income taxes and other adjustments (which include costs included in operating income associated with the Transaction, business realignment activities, certain costs primarily related to legacy businesses, dispositions and pension settlement charges, if any). Segment EBITDA is presented by reportable segment and for Corporate and Other and Divested Business of the Company for the three and nine months ended September 30, 2004 and 2003. Segment EBITDA information is presented with the Company’s segment disclosures because it is the measure used by the Company’s management in the evaluation of operating results and in determining allocations of capital resources among the business segments. It is also the metric used by the Company to set management and executive incentive compensation.

Net Sales

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Forest Products	$234,219	$192,212	$652,071	$571,947
Performance Resins	106,917	87,641	314,635	276,578
International	91,736	78,428	264,567	229,801
Divested Business	—	—	—	6

	$432,872	$358,281	$1,231,273	$1,078,332

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

Segment EBITDA

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Forest Products	$29,634	$26,890	$82,737	$69,512
Performance Resins	12,350	11,369	36,619	35,664
International	6,119	7,411	23,020	23,396
Corporate and Other	(9,690)	(8,053)	(28,087)	(36,272)

	$38,413	$37,617	$114,289	$92,300

The table below reconciles Segment EBITDA to net (loss) income, which management believes to be the most directly comparable GAAP financial measure.

Reconciliation of Segment EBITDA to Net (Loss) Income

	Three months ended September 30,		Nine months ended September 30,
Segment EBITDA:	2004	2003	2004	2003
Forest Products	$29,634	$26,890	$82,737	$69,512
Performance Resins	12,350	11,369	36,619	35,664
International	6,119	7,411	23,020	23,396
Corporate and Other	(9,690)	(8,053)	(28,087)	(36,272)

Reconciliation
Depreciation and amortization	(12,504)	(11,770)	(36,533)	(34,676)
Adjustments to Segment EBITDA (described below)	(25,501)	8,576	(27,049)	3,962
Interest expense	(18,867)	(11,275)	(42,563)	(34,114)
Affiliated interest expense	(39)	(133)	(138)	(456)
Transaction related costs	(33,501)	—	(40,737)	—
Other non-operating (expense) income	(1,814)	513	(2,385)	(489)
Income tax (expense) benefit	(5,232)	(12,475)	(151,029)	1,271

Net (loss) income	$(59,045)	$11,053	$(186,145)	$27,798

Adjustments to Segment EBITDA

The following items are not included in Segment EBITDA:

Three months ended September 30, 2004	(1)Plant Closure	Severance	(2)Impairment	(3)Other	Total
Forest Products	$(50)	$—	$—	$6	$(44)
Performance Resins	—	—	(1,060)	(122)	(1,182)
International	(2,228)	—	—	—	(2,228)
Corporate and Other	—	51	—	(22,098)	(22,047)

Total	$(2,278)	$51	$(1,060)	$(22,214)	$(25,501)

(1)	Plant closure costs of $2,278 in the third quarter of 2004 relate to the conversion of the Company’s French manufacturing facility into a distribution center ($507), environmental remediation in Brazil ($1,365) and Europe ($356) and other plant closure costs at various sites ($50).

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

(2)	The impairment of $1,060 relates to the Company’s manufacturing assets written-down due to certain changes in the Company’s manufacturing footprint.
(3)	Other expenses of $22,214 not included in Segment EBITDA in the third quarter of 2004 relate primarily to compensation costs of approximately $11,900 related to the Transaction and legal costs of approximately $10,300 related primarily to legacy-related legal proceedings, which are included in General and administrative expense.

Three months ended September 30, 2003	(1)Plant Closure	Severance	Impairment	(2)Other	Total
Forest Products	$(141)	$(606)	$—	$—	$(747)
Performance Resins	121	(97)	—	—	24
International	(635)	(403)	(26)	11,692	10,628
Corporate and Other	—	(1,212)	—	(221)	(1,433)
Divested Business	113	—	—	(9)	104

Total	$(542)	$(2,318)	$(26)	$11,462	$8,576

(1)	Plant closure costs of $542 in the third quarter of 2003 relate to environmental remediation costs of $68 for closed plants in Brazil and other net costs of $474 relating to plant closures and consolidations.
(2)	Other income of $11,462 not included in Segment EBITDA in the third quarter of 2003 primarily represent a gain of $11,692 on the sale of land associated with a closed plant in the United Kingdom.

Nine months ended September 30, 2004	(1)Plant Closure	Severance	(2)Impairment	(3)Other	Total
Forest Products	$139	$(334)	$—	$(451)	$(646)
Performance Resins	(64)	—	(1,060)	857	(267)
International	(3,160)	(119)	—	(25)	(3,304)
Corporate and Other	13	12	—	(22,857)	(22,832)

Total	$(3,072)	$(441)	$(1,060)	$(22,476)	$(27,049)

(1)	Plant closure costs of $3,072 in the first nine months of 2004 relate to the conversion of the Company’s French manufacturing facility into a distribution center ($793), environmental remediation in Brazil ($1,396) and Europe ($718) and other plant closure costs at various sites ($165).
(2)	The impairment of $1,060 relates to the Company’s manufacturing assets written-down due to certain changes in the Company’s manufacturing footprint.
(3)	Other expenses of $22,476 not included in Segment EBITDA for the first nine months of 2004 relate primarily to compensation costs of approximately $11,900 related to the Transaction and legal costs of approximately $10,300 related primarily to legacy-related legal proceedings, which are included in General and administrative expense.

Nine months ended September 30, 2003	(1)Plant Closure	(2)Severance	Impairment	(3)Other	Total
Forest Products	$557	$(540)	$—	$(570)	$(553)
Performance Resins	(42)	(407)	—	—	(449)
International	(2,325)	(574)	(177)	11,692	8,616
Corporate and Other	(146)	(2,910)	—	(2,538)	(5,594)
Divested Business	1,689	—	—	253	1,942

Total	$(267)	$(4,431)	$(177)	$8,837	$3,962

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

(1)	Plant closure costs of $267 in the first three quarters of 2003 related to environmental remediation costs of $962 for closed plants in Brazil and other net costs of $879 for plant closures and consolidations. These costs were partially offset by the sale of Melamine in the second quarter, which resulted in a net reduction in related reserves of $1,574.
(2)	The Company recorded severance costs of $4,431 in the first nine months of 2003. Of this amount, $2,896 is related to the 2003 realignment program, and $1,535 related to other administrative workforce reduction programs.
(3)	Other income of $8,837 not included in Segment EBITDA for the first nine months of 2003 primarily represents a gain of $11,692 on the sale of land associated with a closed plant in the United Kingdom and a gain of $568 on the sale of Melamine, partially offset by severance expense incurred by the Company for positions to be replaced, which is included in General and administrative expense.

7. Guarantees and Indemnifications

Standard Guarantees / Indemnifications

In the ordinary course of business, the Company enters into numerous agreements that contain standard guarantees and indemnities whereby the Company indemnifies another party for, among other things, breaches of representations and warranties. Such guarantees or indemnifications are granted under various agreements, including those governing (i) purchases and sales of assets or businesses, (ii) leases of real property, (iii) licenses of intellectual property and (iv) long-term supply agreements. The guarantees or indemnifications issued are for the benefit of the (i) buyers in sale agreements and sellers in purchase agreements, (ii) landlords or lessors in lease contracts, (iii) licensors or licensees in license agreements and (iv) vendors or customers in long-term supply agreements.

These parties may also be indemnified against any third party claim resulting from the transaction that is contemplated in the underlying agreement. Additionally, in connection with the sale of assets and the divestiture of businesses, the Company may agree to indemnify the buyer with respect to liabilities related to the pre-closing operations of the assets or businesses sold. Indemnities related to pre-closing operations generally include tax liabilities, environmental liabilities and employee benefit liabilities not assumed by the buyer in the transaction.

Indemnities related to the pre-closing operations of sold assets normally do not represent additional liabilities to the Company, but simply serve to protect the buyer from potential liability associated with the Company’s existing obligations at the time of sale. As with any liability, the Company has accrued for those pre-closing obligations that are considered probable and reasonably estimable. Amounts recorded are not significant at September 30, 2004.

While some of these guarantees extend only for the duration of the underlying agreement, many survive the expiration of the term of the agreement or extend into perpetuity (unless subject to a legal statute of limitations). There are no specific limitations on the maximum potential amount of future payments that the Company could be required to make under its guarantees nor is the Company able to develop an estimate of the maximum potential amount of future payments to be made under these guarantees as the triggering events are not predictable. With respect to certain of the aforementioned guarantees, the Company maintains limited insurance coverage that mitigates potential payments to be made. The Company had limited reimbursement agreements from affiliates that were terminated as a result of the Transaction, and as a result, the Company accrued $620 for environmental obligations previously covered by an affiliate reimbursement agreement.

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

In connection with the Transaction, the Company entered into a transaction fee agreement with Apollo and its affiliates for the provision of certain structuring and advisory services. The Company has agreed to indemnify Apollo and its affiliates and their directors, officers and representatives for potential losses relating to the services contemplated under this agreement.

In addition, the Company had previously agreed to indemnify KKR for any claims resulting from its services to the Company and its affiliates. The indemnification was terminated as a result of the Transaction.

The Company has not entered into any significant agreement subsequent to January 1, 2003 that would require it, as a guarantor, to recognize a liability for the fair value of obligations it has undertaken in issuing the guarantee.

Subsidiary Guarantees

The Company and certain of its subsidiaries guarantee the debt of its two finance subsidiaries totaling $475 million. See Note 11.

The Company guarantees the bank debt of one of its Brazilian subsidiaries up to a maximum U.S. equivalent of $6,700.

In connection with the conversion in 2003 of the $34,000 Parish of Ascension Industrial Revenue Bonds (“IRBs”) to a fixed rate, the Company’s Canadian and U.K. subsidiaries have guaranteed its IRBs.

Warranties

The Company does not make express warranties on its products, other than that they comply with the Company’s specifications; therefore, the Company does not record a warranty liability. Adjustments for product quality claims are not material and are charged against sales revenues.

8. Commitments and Contingencies

Environmental Matters

Because the Company’s operations involve the use, handling, processing, storage, transportation and disposal of hazardous materials, the Company is subject to extensive environmental regulation at the Federal, international and state level and is exposed to the risk of claims for environmental remediation or restoration. In addition, violations of environmental laws or permits may result in restrictions being imposed on operating activities, substantial fines, penalties, damages or other costs, any of which could have a material adverse effect on the Company’s business, financial condition, results of operations or cash flows.

Accruals for environmental matters are recorded following the guidelines of Statement of Position 96-1, “Environmental Remediation Liabilities,” when it is probable that a liability has been incurred and the amount of the liability can be estimated. Environmental accruals are reviewed on an interim basis and as events and developments warrant. Based on management’s estimates, which are determined through historical experience and consultation with outside experts, the Company has recorded liabilities, of approximately $39,400 relating to 55 locations and $38,600 relating to 54 locations at September 30, 2004 and December 31, 2003, respectively, for all probable environmental remediation, indemnification and restoration liabilities. These amounts include

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

estimates of unasserted claims the Company believes are probable of loss and reasonably estimable. Based on the factors discussed below and currently available information and analysis, the Company believes that it is reasonably possible that costs associated with such sites may fall within a range of $23,100 to $78,100, in the aggregate, at September 30, 2004. This estimate of the range of reasonably possible costs is less certain than the estimates upon which the liabilities are based, and in order to establish the upper end of such range, assumptions less favorable to the Company among the range of reasonably possible outcomes were used. As with any estimate, if facts or circumstances change, the final outcome could differ materially from these estimates. The Company has not taken into consideration insurance coverage or any anticipated recoveries from other third parties in determining the liability or range of possible outcomes. The Company’s current insurance coverage provides very limited, if any, coverage for environmental matters.

Following is a more detailed discussion of the Company’s environmental liabilities and related assumptions:

BCP Geismar Site—The Company formerly owned a basic chemicals and polyvinyl chloride business which was taken public as Borden Chemicals and Plastics Operating Limited Partnership (“BCPOLP”) in 1987. The Company retained a 1% interest and the general partner interest, which were held by its subsidiary, BCP Management, Inc. (“BCPM”). The Company also retained the liability for certain environmental matters after BCPOLP’s formation. Under a Settlement Agreement approved by the United States Bankruptcy Court for the District of Delaware among the Company, BCPOLP, BCPM, the United States Environmental Protection Agency and the Louisiana Department of Environmental Quality, the Company agreed to perform certain of BCPOLP’s obligations with respect to environmental conditions at BCPOLP’s Geismar, Louisiana site. These obligations are related to soil and groundwater contamination at the Geismar site. The Company bears the sole responsibility for these obligations, as there are no other potentially responsible parties (“PRPs”) or third parties from which the Company can seek reimbursement, and no additional insurance recoveries are expected.

A groundwater pump and treat system for the removal of contaminants is operational, and preliminary natural attenuation studies are proceeding. The Company has performed extensive soil and groundwater testing. Regulatory agencies are reviewing the current findings and remediation efforts. If closure procedures and remediation systems prove inadequate, or if additional contamination is discovered, this could result in the costs approaching the higher end of the range of possible outcomes discussed below.

The Company has recorded a liability of approximately $21,400 and $21,600 at September 30, 2004 and December 31, 2003, respectively, related to the BCP Geismar site. Based on currently available information and analysis, the Company believes that it is reasonably possible that costs associated with this site may fall within a range of $13,300 to $33,300, depending upon the factors discussed above. Due to the long-term nature of the project, the reliability of timing and estimability of remediation payments, this liability was recorded at its net present value, assuming a 3% discount rate and a time period of thirty years, and the range of possible outcomes is discounted similarly. The undiscounted liability is approximately $32,700 over thirty years.

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

Following are expected payments for each of the next five years and a reconciliation of the expected aggregate payments to the liability reflected at September 30, 2004:

2004	$200
2005	1,800
2006	1,700
2007	1,500
2008	700
Remaining aggregate payments	26,800

Total undiscounted liability	32,700
Less: discount to net present value	(11,300)

Liability per Condensed Consolidated Balance Sheet	$21,400

Superfund Sites / Offsite Landfills—The Company is currently involved in environmental remediation activities at 26 sites where it has been notified that it is, or may be, a PRP under the United States Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or similar state “superfund” laws. The Company has recorded liabilities of approximately $8,100 and $7,600 at September 30, 2004 and December 31, 2003, respectively, for environmental remediation costs related to these sites. The Company anticipates approximately 60% of this liability will be paid within the next five years, with the remaining payments occurring over the next twenty-five years. The Company generally does not bear a significant level of responsibility for these sites and has little control over the costs and timing of cash flows. At 16 of the 26 sites, the Company’s share is less than 1%. At the remaining 10 sites, the Company has a share of up to 8.8% of the total liability which accounts for approximately $6,800 and $6,400 of the total amount reserved for superfund / offsite landfill sites at September 30, 2004 and December 31, 2003, respectively. Based on currently available information and analysis, the Company believes that it is reasonably possible that costs associated with the superfund / offsite landfill sites may be as low as $4,200 or as high as $17,200, in the aggregate. In estimating both its current reserves for environmental remediation at these sites and the possible range of additional costs, the Company has not assumed that it will bear the entire cost of remediation of every site to the exclusion of other known PRPs who may be jointly and severally liable. The Company has limited information to assess the viability of other PRPs and their probable contribution on a per site basis. The range of possible outcomes also takes into account the maturity of each project, which results in a more narrow range as the project progresses. The Company’s ultimate liability will depend on many factors including its volumetric share of waste, the financial viability of other PRPs, the remediation methods and technology used, the amount of time necessary to accomplish remediation, and the availability of insurance coverage. The Company’s insurance provides very limited, if any, coverage for these environmental matters.

Sites Under Current Ownership—The Company is conducting environmental remediation at 7 locations currently owned by the Company, of which 4 sites are no longer operating. There are no other parties responsible for remediation at these sites. Much of the remediation is being performed by the Company on a voluntary basis; therefore, the Company has greater control over the costs to be incurred and the timing of cash flows. The Company has accrued approximately $6,000 and $5,200 at September 30, 2004 and December 31, 2003, respectively, for remediation and restoration liabilities at these locations. The Company anticipates approximately $4,000 of these liabilities will be paid within the next three years, with the remaining amounts being paid over the next ten years.

Approximately $4,300 of these reserves is included in the Company’s business realignment reserve, as the environmental clean up is being handled in conjunction with planned closure of the location (see Note 3). Based

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

on currently available information and analysis, the Company believes that it is reasonably possible that costs associated with such sites may fall within a range of $3,100 to $14,100, in the aggregate. The factors influencing the ultimate outcome include the methods of remediation to be elected, the conclusions and assessment of site studies remaining to be completed and the time period required to complete the work.

Other Sites—The Company is conducting environmental remediation at 9 locations (10 locations as of December 31, 2003) formerly owned by the Company. The Company has accrued approximately $2,500 and $2,400 at September 30, 2004 and December 31, 2003, respectively, for remediation and restoration liabilities at these locations. The Company anticipates cash outflows of approximately $1,500 within the next three years, with the remainder occurring over the next ten years. Based on currently available information and analysis, the Company believes that it is reasonably possible that costs associated with such sites may fall within a range of $1,800 to $11,300, in the aggregate. The primary drivers in determining the final costs to the Company on these matters are the method of remediation selected and the level of participation of third parties.

In addition, the Company is responsible for 11 sites that require monitoring where no additional remediation is expected and has also established accruals for other related costs, such as fines and penalties. The Company has accrued approximately $1,300 and $1,800 at September 30, 2004 and December 31, 2003, respectively, related to these sites. Payment of these liabilities is anticipated to occur over the next ten years. Based on currently available information and analysis, the Company believes that it is reasonably possible that costs associated with such sites may fall within a range of $700 and $2,200, in the aggregate. The ultimate cost to the Company will be influenced by any variations in projected monitoring periods or by findings that are better or worse than anticipated findings.

The Company formerly operated the Smith Douglass fertilizer business which included a phosphate processing operation in Manatee County, Florida and an animal food processing operation in Hillsborough County, Florida. Both operations were sold in 1980. The EPA has sent the Company and another former owner of the Manatee County facility a request for $112 relating to oversight costs incurred when the site was abandoned by its current owner. The Company is disputing the charge. The Company is aware that state and Federal environmental agencies have taken measures to prevent the off-site release of water from rainfall that accumulated in the drainage ditches and lagoons surrounding the gypsum piles located on this site. The Company is aware that the current owner of the Hillsborough County site ceased operations in March of 2004 and is working with governmental agencies to effect closure of that site. At this time, the Company has not received any demands from any governmental agencies or others regarding the closure and environmental cleanup at this site, which the Company believes is the responsibility of the current owner. While it is reasonably possible some costs could be incurred related to these sites, the Company has inadequate information to enable it to estimate a potential range of liability, if any. During the third quarter of 2004, the Company accrued a reserve of $63 relating to these matters.

Non-Environmental Legal Matters

Following is a discussion of non-environmental legal proceedings that are not in the ordinary course of business:

Subsidiary Bankruptcy—The Company’s former subsidiary, BCPM, filed for protection under Chapter 11 of the United States Bankruptcy Code, in the United States Bankruptcy Court for the District of Delaware on March 22, 2002. BCPM served as the general partner and held a 1% interest in BCPOLP, which was created in November 1987 and operated as a commodity chemicals producer. On April 3, 2001, BCPOLP filed for protection under Chapter 11 of the United States Bankruptcy Code, in the United States Bankruptcy Court for the

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

District of Delaware. On February 5, 2003, the U.S. Bankruptcy Court approved a Joint Plan of Liquidation for BCPOLP and BCPM which provided for the transfer of the remaining assets of both entities, including preference, avoidance and other claims against third parties (including the Company) to separate liquidating entities for liquidation and distribution to their creditors. The transfer of the remaining assets of both entities to the liquidating agents was effective March 13, 2003, and the Company’s ownership interest in BCPM was extinguished.

In June 2004, the bankruptcy court approved a proposed settlement of all of the claims of BCP Liquidating LLC, the successor in interest to BCPOLP and BCPM Liquidating LLC, the successor in interest to BCPM, for payments by the Company totaling $7,050, which were paid during the second quarter of 2004.

Imperial Home Décor Group—In 1998, pursuant to a merger and recapitalization transaction sponsored by The Blackstone Group (“Blackstone”) and financed by The Chase Manhattan Bank (“Chase”), Borden Decorative Products Holdings, Inc. (“BDPH”), a wholly owned subsidiary of the Company, was acquired by Blackstone and subsequently merged with Imperial Wallcoverings to create Imperial Home Décor Group (“IHDG”). Blackstone provided $84,500 in equity, a syndicate of banks funded $198,000 of senior secured financing and $125,000 of senior subordinated notes were privately placed. The Company received approximately $314,400 in cash and 11% of IHDG common stock for its interest in BDPH. On January 5, 2000, IHDG filed for reorganization under Chapter 11 of the U. S. Bankruptcy Code. The IHDG Litigation Trust (the “Trust”) was created pursuant to the plan of reorganization in the IHDG bankruptcy to pursue preference and other avoidance claims on behalf of the unsecured creditors of IHDG. In November 2001, the Trust filed a lawsuit against the Company and certain of its affiliates in U.S. Bankruptcy Court in Delaware seeking to have the IHDG recapitalization transaction voided as a fraudulent conveyance and asking for a judgment to be entered against the Company for $314,400 plus interest, costs and attorney fees. An effort to resolve this matter through non-binding mediation was unsuccessful in resolving the case and the parties are preparing for trial.

The Company has an accrual of $6,025 for legal defense costs related to this matter. The Company has not recorded a liability for any potential losses because a loss is not considered probable based on current information. The Company believes it has strong defenses to the Trust’s allegations and intends to defend the case vigorously. While it is reasonably possible the resolution of this matter may result in a loss due to the many variables involved, the Company is not able to estimate the range of possible outcomes at this time.

Brazil Tax Claim—In 1992, the State of Sao Paolo Administrative Tax Bureau issued an assessment against the Company’s primary Brazilian subsidiary claiming that excise taxes were owed on certain intercompany loans made for centralized cash management purposes, characterized by the Tax Bureau as intercompany sales. Since that time, management and the Tax Bureau have held discussions, and the subsidiary has filed an administrative appeal seeking cancellation of the assessment. In December 2001, the Administrative Court upheld the assessment in the amount of 58.6 million Brazilian Reals, or approximately $20,500, an amount that includes tax, penalties, monetary correction and interest. In 2002, the subsidiary filed a second appeal with the highest-level administrative court, again seeking cancellation of the assessment. Argument was made to the court in September 2004 and the Company is awaiting its ruling. The Company believes it has a strong defense against the assessment and will pursue the appeal vigorously, including appealing to the judicial level; however, there is no assurance that the assessment will not be upheld. At this time the Company does not believe a loss is probable; therefore, only related legal fees have been accrued. Reasonably possible losses to the Company resulting from the resolution of this matter range from zero to $20,500.

HAI Grand Jury Investigation—HA-International, LLC (“HAI”), a consolidated venture in which the Company has a 70% interest, received a grand jury subpoena dated November 5, 2003 from the U.S. Department

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

of Justice Antitrust Division relating to a foundry resins Grand Jury investigation. HAI has provided documentation in response to the subpoena. As is frequently the case when such investigations are in progress, various antitrust lawsuits have been brought against the Company alleging that the Company and HAI, along with various other entities, engaged in a price fixing conspiracy. At this time the Company does not believe a loss is probable; therefore, only related legal fees have been accrued. The Company does not have sufficient information to determine a range of possible outcomes for this matter at this time.

CTA Acoustics—From the third quarter 2003 to the first quarter 2004, six lawsuits were filed against the Company in the 27th Judicial District, Laurel County Circuit Court, in Kentucky, arising from an explosion at a customer’s plant where seven plant workers were killed and over 40 other workers were injured. The lawsuits primarily seek recovery for wrongful death, emotional and personal injury, loss of consortium, property damage and indemnity. The Company expects that a number of these suits will be consolidated. The litigation also includes claims by its customer against its insurer and the Company. The Company is pursuing a claim for indemnity against its customer, based on language in its contract with the customer, and a claim against a third party that performed services for the Company in connection with sales to the customer. The Company has accrued $5,000, the amount of its insurance deductible, relating to these actions and has insurance coverage to address any payments and legal fees in excess of this amount.

Other Legal Matters—The Company is involved in various product liability, commercial and employment litigation, personal injury, property damage and other legal proceedings which are considered to be in the ordinary course of business. There has been increased publicity about asbestos liabilities faced by manufacturing companies. In large part, as a result of the bankruptcies of many asbestos producers, plaintiff’s attorneys are increasing their focus on peripheral defendants, including the Company, and asserting that even products that contained a small amount of asbestos caused injury. Plaintiffs are also focusing on alleged harm caused by other products we have made or used, including those containing silica and vinyl chloride monomer. The Company does not believe that it has a material exposure relating to these claims and believes it has adequate reserves and insurance to cover currently pending and foreseeable future claims.

The Company has been served in two lawsuits filed in Hillsborough County, Florida Circuit Court which name the Company and several other parties, relating to an animal feed supplement processing site formerly operated by the Company and sold in 1980. The lawsuits are filed on behalf of multiple residents of Hillsborough County living near the site and alleges various injuries related to exposure to toxic chemicals. At this time, the Company has inadequate information from which to estimate a potential range of liability, if any.

The Company has reserved approximately $23,300 and $24,000 at September 30, 2004 and December 31, 2003, respectively, relating to all non-environmental legal matters for legal defense and settlement costs that it believes are probable and estimable at this time. The Company recorded legal expenses of $11,100 and $6,500 for the three months ended September 30, 2004 and 2003, respectively. For the nine months ended September 30, 2004 and 2003, the Company recorded expenses, in General and administrative expense, of approximately $16,000 and $11,000, respectively, related to the non-environmental legal matters described above.

Other Commitments and Contingencies

The Limited Liability Agreement of HAI provides Delta-HA, Inc. (“Delta”), the Company’s partner in HAI, the right to purchase between 3-5% of additional interest in HAI each year, beginning in 2004. Delta is limited to acquiring a maximum of 25% of additional interest in HAI under this arrangement. Pursuant to this provision, in the first quarter of 2004, Delta provided the Company with written notice of its intention to exercise its option to

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

purchase an additional 5% interest in 2004, and the purchase was completed in the third quarter of 2004 (see Note 9). Delta’s purchase price of the interest is based on the enterprise value of HAI determined by applying a contractually agreed upon multiple to EBITDA, as defined in the agreement.

The Fentak Pty. Ltd. acquisition agreement includes a contingent purchase consideration provision based on achievement of certain targeted earnings before interest and taxes. Maximum annual payments are AU$600 for the period 2004-2006.

In connection with the acquisition of assets from Southeastern Adhesives Company, the Company agreed to pay a royalty fee to the seller based on sales levels to existing regular customers of the business as of the closing date. To the extent that annual sales exceed targeted levels, the Company is obligated to pay up to $300 per year, for a five-year period.

9. Sale of Venture Interest

On September 30, 2004, the Company sold a 5% interest in HAI to Delta, pursuant to the Limited Liability Agreement of HAI (see Note 8). The Company received cash proceeds of $1,956, as determined by the agreement, and recorded a gain of $842 related to the sale.

10. Long-Term Debt

The Company entered into a three-year asset based revolving credit facility in the third quarter of 2002 (the “Credit Facility”), which provides for a maximum borrowing of $175,000, including letters of credit (“LOC”). The Company amended this Credit Facility (the “Amended Credit Facility”) on August 12, 2004 as part of the Transaction. The Amended Credit Facility is a five-year asset based revolving credit facility with the same borrowing capacity as the Credit Facility.

The Amended Credit Facility is secured with inventory and accounts receivable in the U. S., Canada and the U.K., a portion of property and equipment in Canada and the U. K. and the stock of certain subsidiaries. The maximum borrowing allowable under the Amended Credit Facility is calculated monthly, quarterly if availability is greater than $100,000, and is based upon specific percentages of eligible accounts receivable, inventory and fixed assets. The Amended Credit Facility contains restrictions on dividends, capital expenditures ($37,500 from August 12, 2004 to December 31, 2004; $75,000 in 2005) and payment of management fees ($3,000 per year or 2% of Segment EBITDA). It also includes a minimum trailing twelve-month fixed charge coverage ratio of 1.1 to 1.0 if aggregate availability is less than $50,000. The trailing twelve-month fixed charge coverage ratio requirement does not apply when aggregate availability exceeds $50,000. At September 30, 2004, the maximum borrowing allowable under the Amended Credit Facility was $162,588, of which $115,627, after outstanding LOCs, was unused and available. As a result, the Company has no fixed charge coverage ratio requirements at the end of the third quarter of 2004.

As discussed in Notes 1 and 7, in conjunction with the Transaction, the Company formed two wholly owned finance subsidiaries that borrowed a total of $475 million through a private debt offering. Of the debt, $325 million is second-priority senior security secured notes due 2014 (“the Fixed Rate Notes”), which bear an interest rate of 9%. The remaining $150 million of debt is second-priority senior secured floating rate notes due 2010 (“the Floating Rate Notes”).

Interest on the Floating Rate Notes will be paid each January 15, April 15, July 15 and October 15. Interest on the Floating Rate Notes accrues at an annual rate, reset quarterly, equal to LIBOR plus 475 basis points. At September 30, 2004, the interest rate on the Floating Rate Notes was 6.43%. The notes mature July 15, 2010.

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

These notes may be redeemed at any time on or after July 15, 2006 at the applicable redemption price set forth in the indenture for the notes. In addition, up to 35% of these notes may be redeemed prior to July 15, 2006 with cash proceeds from certain equity offerings at the applicable redemption price set forth in the indenture for the notes. The Floating Rate Notes may also be redeemed upon certain changes in tax laws. There is no sinking fund for the Floating Rate Notes.

Interest on the Fixed Rate Notes will be paid each January 15 and July 15. The notes mature July 15, 2014. These notes may be redeemed at any time on or after July 15, 2009 at the applicable redemption price set forth in the indenture for the notes. In addition, up to 35% of these notes may be redeemed prior to July 15, 2007 with cash proceeds from certain equity offerings at the applicable redemption price set forth in the indenture for the notes. Prior to July 15, 2009, the Fixed Rate Notes may be redeemed at a price equal to 100% of the principal amount plus accrued interest plus the “make-whole” premium as defined in the indenture for the notes. The Fixed Rate Notes may also be redeemed upon certain changes in tax laws. There is no sinking fund for the Fixed Rate Notes.

The $34,000 Ascension Parish IRBs have a put option that was triggered with the change in control of the Company upon the closing of the Transaction. The put option expired November 12, 2004 and was not exercised.

In addition, the Company redeemed its 9.25% debentures on September 13, 2004 for total cash of $49,249, including accrued interest and a redemption premium totaling $1,954. The redemption was funded with cash received from the debt offering discussed above.

Debt outstanding at September 30, 2004 and December 31, 2003 is as follows:

	September 30, 2004		December 31, 2003
	Long-Term	Due Within One Year	Long-Term	Due Within One Year
9.2% debentures due 2021	$114,800		$114,800
7.875% debentures 2023	246,782		246,782
Sinking fund debentures:
8 3/8% due 2016	78,000		78,000
9 1/4% due 2019	—		47,295
9% second-priority senior security secured notes due 2014	325,000		—
Floating rate second-priority senior secured notes due 2010 (at a rate of 6.43% in 2004)	150,000		—
Industrial Revenue Bonds (at an average rate of 10% in 2004 and 3.1% in 2003)	34,000		34,000
Other (at an average rate of 7.7% in 2004 and 8.1% in 2003)	7,265	$2,202	9,089	$2,221

Total current maturities of long-term debt		2,202		2,221
Short-term debt (primarily foreign bank loans at an average rate of 4.0% in 2004 and 4.8% in 2003)	—	9,402	—	5,946

Total debt	$955,847	$11,604	$529,966	$8,167

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

11. Guarantor/Non-Guarantor Subsidiary Financial Information

As part of the Transaction, the Company formed two wholly owned finance subsidiaries to borrow $475 million to help fund the acquisition through a private debt offering. The Company and certain of its subsidiaries guarantee this debt. The following information, voluntarily provided by the Company for the benefit of the debt holders, contains the condensed consolidating financial information for the Company, the issuers (Borden U.S. Finance Corporation and Borden Nova Scotia, ULC), the subsidiary guarantors (BDS Two, Inc., Borden Chemical Investments, Inc., Borden Chemical Foundry, Inc., and Borden Services Company) and the combined non-guarantor subsidiaries.

This information includes allocations of Corporate overhead to the combined non-guarantor subsidiaries based on Net trade sales. Income tax expense has been provided on the combined non-guarantor subsidiaries based on actual effective tax rates. All other tax expense is reflected in the parent, Borden Chemical, Inc.

THREE MONTHS ENDING SEPTEMBER 30, 2004

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

AND COMPREHENSIVE (LOSS) INCOME

	Borden Chemical, Inc.	Subsidiary Issuers	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$238,183	$—	$—	$203,988	$(9,299)	$432,872
Cost of goods sold	190,457	—	—	169,045	(9,299)	350,203

Gross margin	47,726	—	—	34,943	—	82,669

Distribution expense	11,955	—	—	7,516	—	19,471
Marketing expense	5,892	—	—	5,952	—	11,844
General & administrative expense	30,009	—	4	19,236	—	49,249
Business realignment expense (income) and impairments	(3,779)	—	—	6,649	—	2,870
Affiliate royalty expense (income)	5,659	—	(5,659)	—	—	—
Other operating income	(424)	(66)	(280)	(403)	—	(1,173)

Operating income (loss)	(1,586)	66	5,935	(4,007)	—	408

Interest expense	12,669	5,636	—	562	—	18,867
Affiliated interest expense	39	—	—	—	—	39
Intracompany interest expense (income)	35,959	(5,836)	(33,600)	3,477	—	—
Transaction related costs	33,501	—	—	—	—	33,501
Equity in (earnings) losses of investees, net	(27,861)	—	—	—	27,861	—
Other non-operating expense (income)	(171)	—	13	1,972	—	1,814

(Loss) income before income tax	(55,722)	266	39,522	(10,018)	(27,861)	(53,813)
Income tax expense	3,323	—	—	1,909	—	5,232

Net (loss) income	$(59,045)	$266	$39,522	$(11,927)	$(27,861)	$(59,045)

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

THREE MONTHS ENDING SEPTEMBER 30, 2003

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

	Borden Chemical, Inc.	Subsidiary Issuers	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$198,930	$—	$—	$166,636	$(7,285)	$358,281
Cost of goods sold	156,977	—	—	134,199	(7,285)	283,891

Gross margin	41,953	—	—	32,437	—	74,390

Distribution expense	10,076	—	—	5,924	—	16,000
Marketing expense	5,041	—	—	5,474	—	10,515
General & administrative expense	7,076	—	41	16,700	—	23,817
Business realignment (income) expense and impairments	1,360	—	—	(10,166)	—	(8,806)
Affiliate royalty expense (income)	5,170	—	(5,170)	—	—	—
Other operating (income) expense	(1,375)	—	124	(308)	—	(1,559)

Operating income (loss)	14,605	—	5,005	14,813	—	34,423

Interest expense	11,062	—	—	213	—	11,275
Affiliated interest expense	63	—	—	70	—	133
Intracompany interest expense (income)	25,204	—	(25,439)	235	—	—
Equity in (earnings) losses of investees, net	(44,628)	—	—	—	44,628	—
Other non-operating (income) expense	482	—	81	(1,076)	—	(513)

Income (loss) before income tax	22,422	—	30,363	15,371	(44,628)	23,528
Income tax expense (benefit)	11,369	—	(3,232)	4,338	—	12,475

Net income (loss)	$11,053	$—	$33,595	$11,033	$(44,628)	$11,053

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

NINE MONTHS ENDING SEPTEMBER 30, 2004

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

AND COMPREHENSIVE (LOSS) INCOME

	Borden Chemical, Inc.	Subsidiary Issuers	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$675,584	$—	$—	$579,615	$(23,926)	$1,231,273
Cost of goods sold	538,821	—	—	472,569	(23,926)	987,464

Gross margin	136,763	—		107,046	—	243,809

Distribution expense	33,682	—	—	22,129	—	55,811
Marketing expense	17,628	—	—	17,613	—	35,241
General & administrative expense	52,399	—	236	44,616	—	97,251
Business realignment expense (income) and impairments	(3,518)	—	—	6,649	—	3,131
Affiliate royalty expense (income)	15,428	—	(15,428)	—	—	—
Other operating expense (income)	1,752	(66)	639	(657)	—	1,668

Operating income (loss)	19,392	66	14,553	16,696	—	50,707

Interest expense	35,643	5,636	—	1,284	—	42,563
Affiliated interest expense	120	—	—	18	—	138
Intracompany interest expense (income)	87,418	(5,836)	(85,661)	4,079	—	—
Transaction related costs	40,737	—	—	—	—	40,737
Equity in (earnings) losses of investees, net	(95,072)	—	—	—	95,072	—
Other non-operating expense (income)	(3,104)	—	—	5,489	—	2,385

(Loss) income before income tax	(46,350)	266	100,214	5,826	(95,072)	(35,116)
Income tax expense	139,795	—	—	11,234	—	151,029

Net (loss) income	$(186,145)	$266	$100,214	$(5,408)	$(95,072)	$(186,145)

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

NINE MONTHS ENDING SEPTEMBER 30, 2003

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

	Borden Chemical, Inc.	Subsidiary Issuers	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$606,973	$—	$—	$494,274	$(22,915)	$1,078,332
Cost of goods sold	483,660	—	—	404,614	(22,915)	865,359

Gross margin	123,313	—	—	89,660	—	212,973

Distribution expense	30,886	—	—	18,499	—	49,385
Marketing expense	15,474	—	—	16,200	—	31,674
General & administrative expense	40,582	—	147	34,877	—	75,606
Business realignment (income) expense and impairments	2,630	—	—	(10,015)	—	(7,385)
Affiliate royalty expense (income)	14,286	—	(14,286)	—	—	—
Other operating expense (income)	3,695	—	(110)	(1,478)	—	2,107

Operating income (loss)	15,760	—	14,249	31,577	—	61,586

Interest expense	33,199	—	—	915	—	34,114
Affiliated interest expense	364	—	—	92	—	456
Intracompany interest expense (income)	81,263	—	(82,087)	824	—	—
Equity in (earnings) losses of investees, net	(111,634)	—	—	—	111,634	—
Other non-operating expense (income)	(761)	—	219	1,031	—	489

Income (loss) before income tax	13,329	—	96,117	28,715	(111,634)	26,527
Income tax (benefit) expense	(14,469)	—	—	13,198	—	(1,271)

Net income (loss)	$27,798	$—	$96,117	$15,517	$(111,634)	$27,798

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

SEPTEMBER 30, 2004

CONDENSED CONSOLIDATING BALANCE SHEET

	Borden Chemical, Inc.	Subsidiary Issuers	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets
Cash and equivalents	$41,694	$—	$274	$42,672	$—	$84,640
Accounts receivable	106,964	—	120	117,625	—	224,709
Accounts receivable from affiliates	448	—	18	—	—	466
Inventories:
Finished & in-process goods	30,491	—	—	20,671	—	51,162
Raw materials and supplies	29,401	—	—	18,946	—	48,347
Deferred income taxes	22,106	—	—	343	—	22,449
Other current assets	14,500	1,898	13	5,315	—	21,726

	245,604	1,898	425	205,572	—	453,499

Investments and Other Assets
Investment in subsidiaries	6,192,690	—	15,733	—	(6,208,423)	—
Deferred income taxes	(6,101)	—	—	8,501	—	2,400
Loans receivable from affiliates	—	—	6,123,073	41,152	(6,164,225)	—
Other assets	15,289	16,674	—	8,003	951	40,917

	6,201,878	16,674	6,138,806	57,656	(12,371,697)	43,317

Property and Equipment
Land	23,734	—	—	8,320	—	32,054
Buildings	65,376	—	—	36,074	—	101,450
Machinery and equipment	417,014	—	531	296,516	—	714,061

	506,124	—	531	340,910	—	847,565

Less accumulated depreciation	(262,174)	—	(450)	(143,529)	—	(406,153)

	243,950	—	81	197,381	—	441,412

Goodwill	36,467	—	—	20,411	—	56,878
Other intangible assets	3,900	—	—	773	—	4,673

Total Assets	$6,731,799	$18,572	$6,139,312	$481,793	$(12,371,697)	$999,779

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

SEPTEMBER 30, 2004

CONDENSED CONSOLIDATING BALANCE SHEET—(Continued)

	Borden Chemical, Inc.	Subsidiary Issuers	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accounts and drafts payable	$109,455	$—	$—	$80,864	$—	$190,319
Accounts payable to affiliate	(23,223)	1,381	(24)	21,887	(21)	—
Debt payable within one year	5,383	—	—	6,221	—	11,604
Loans payable to affiliates	—	—	—	—	—	—
Other affiliated payables	7,567	(5,901)	(7,188)	5,522	—	—
Other current liabilities	66,721	5,320	405	20,713	21	93,180

	165,903	800	(6,807)	135,207	—	295,103

Other Liabilities
Long-term debt	473,582	475,000	—	7,265	—	955,847
Long-term loans payable to affiliates	6,361,439	(468,553)	—	271,339	(6,164,225)	—
Non-pension postemployment benefit obligations	117,348	—	—	1,021	—	118,369
Other long-term liabilities	186,913	—	5,936	10,997	—	203,846

	7,139,282	6,447	5,936	290,622	(6,164,225)	1,278,062

Shareholders’ (Deficit) Equity	(573,386)	11,325	6,140,183	55,964	(6,207,472)	(573,386)

Total Liabilities & Shareholders’ (Deficit) Equity	$6,731,799	$18,572	$6,139,312	$481,793	$(12,371,697)	$999,779

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

DECEMBER 31, 2003

CONDENSED CONSOLIDATING BALANCE SHEET

	Borden Chemical, Inc.	Subsidiary Issuers	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets
Cash and equivalents	$1,370	$—	$151	$26,641	$—	$28,162
Accounts receivable	85,524	—	67	110,502	—	196,093
Accounts receivable from affiliates	302	—	52	—	—	354
Inventories:
Finished & in-process goods	25,173	—	—	17,119	—	42,292
Raw materials and supplies	22,395	—	—	16,424	—	38,819
Deferred income taxes	26,744	—	—	341	—	27,085
Other current assets	9,800	—	21	3,730	—	13,551

	171,308	—	291	174,757	—	346,356

Investments and Other Assets
Investment in subsidiaries	6,315,510	—	16,610	—	(6,332,120)	—
Deferred income taxes	105,682	—	—	7,752	—	113,434
Loans receivable from affiliates	—	—	6,037,074	(420)	(6,037,074)	—
Other assets	14,410	—	—	7,315	—	21,725

	6,435,602	—	6,053,684	14,647	(12,319,194)	135,159

Property and Equipment
Land	24,389	—	—	8,196	—	32,585
Buildings	67,365	—	—	36,409	—	103,774
Machinery and equipment	407,587	—	480	283,182	—	691,249

	499,341	—	480	327,787	—	827,608

Less accumulated depreciation	(244,120)	—	(355)	(134,249)	—	(378,724)

	255,221	—	125	193,538	—	448,884

Goodwill	36,593	—	—	20,923	—	57,516
Other intangible assets	4,822	—	—	1,129	—	5,951

Total Assets	$6,903,546	$—	$6,054,100	$404,994	$(12,369,194)	$993,866

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

DECEMBER 31, 2003

CONDENSED CONSOLIDATING BALANCE SHEET—(Continued)

	Borden Chemical, Inc.	Subsidiary Issuers	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accounts and drafts payable	$63,707	$—	$12	$63,455	$—	$127,174
Accounts payable to affiliate	12,095	—	(6)	12,105	—	16
Debt payable within one year	2,548	—	—	5,619	—	8,167
Loans payable to affiliates	12,260	—	—	6,000	—	18,260
Other current liabilities	88,099	—	(6,534)	21,666	—	103,231

	154,519	—	(6,516)	108,845	—	256,848

Other Liabilities
Long-term debt	520,877	—	—	9,089	—	529,966
Long-term loans payable to affiliates	6,032,348	—	—	4,726	(6,037,074)	—
Non-pension postemployment benefit obligations	127,768	—	—	955	—	128,723
Other long-term liabilities	164,227	—	—	10,295	—	174,522

	6,845,220	—	—	25,065	(6,037,074)	833,211

Shareholders’ (Deficit) Equity	(96,193)	—	6,060,616	271,504	(6,332,120)	(96,193)

Total Liabilities & Shareholders’ (Deficit) Equity	$6,903,546	$—	$6,054,100	$405,414	$(12,369,194)	$993,866

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

NINE MONTHS ENDED SEPTEMBER 30, 2004

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Borden Chemical, Inc.	Subsidiary Issuers	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows (used in) from Operating Activities
Net (loss) income	$(186,145)	$266	$100,214	$(5,408)	$(95,072)	$(186,145)
Adjustments to reconcile net (loss) income to net cash (used in) from operating activities:
Non-cash affiliated interest(1)	85,149	—	(85,149)	—	—	—
Depreciation and amortization	22,296	—	95	14,142	—	36,533
Deferred tax provision (benefit)	136,869	—	—	(425)	—	136,444
Minority interest expense	—	—	742	—	—	742
Deferred compensation expense	(107)	—	—	—	—	(107)
Business realignment expense (income) and impairments	(3,518)	—	—	6,649	—	3,131
Loss on sale of assets	937	—	—	275	—	1,212
Gain on sale of partial interest in venture	—	—	(842)	—	—	(842)
Other non-cash adjustments	(457)	—	—	67	—	(390)
Net change in assets & liabilities:
Accounts receivable	(20,113)	—	34	(13,776)	—	(33,855)
Inventories	(12,324)	—	—	(5,591)	—	(17,915)
Accounts and drafts payable	38,487	1,381	(42)	22,235	—	62,061
Income taxes	1,607	—	—	(1,025)	—	582
Other assets	132,918	(5,586)	(932)	(202,426)	95,072	19,046
Other liabilities	(54,933)	16,379	1,504	(3,866)	—	(40,916)

	140,666	12,440	15,624	(189,149)	—	(20,419)

Cash Flows (used in) from Investing Activities
Capital expenditures	(14,422)	—	(51)	(15,375)	—	(29,848)
Proceeds from sale of venture interest	—	—	1,956	—	—	1,956
Proceeds from sale of assets	4,008	—	—	8,030	—	12,038

	(10,414)	—	1,905	(7,345)	—	(15,854)

Cash flows from (used in) Financing Activities
Net short-term debt borrowings	2,835	—	—	602	—	3,437
Borrowings of long-term debt	—	475,000	—	3,233	—	478,233
Repayments of long-term debt	(47,295)	—	—	(5,057)	—	(52,352)
Affiliated loan (repayments) borrowings	231,682	(468,553)	(850)	219,461	—	(18,260)
Purchase of treasury stock	(294,918)	—	—	—	—	(294,918)
Debt and credit facility financing fees	(1,702)	(18,887)	—	(1,837)	—	(22,426)
Dividends received (paid)	20,433	—	(16,556)	(3,877)	—	—
Management equity repurchases, net	(963)	—	—	—	—	(963)

	(89,928)	(12,440)	(17,406)	212,525	—	92,751

Increase in cash and equivalents	40,324	—	123	16,031	—	56,478
Cash & equivalents beginning year	1,370	—	151	26,641	—	28,162

Cash & equivalents at end of period	$41,694	$—	$274	$42,672	$—	$84,640

(1)	Interest on affiliated debt to certain guarantor subsidiaries is settled by increasing the loan principal.

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

NINE MONTHS ENDED SEPTEMBER 30, 2003

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Borden Chemical, Inc.	Subsidiary Issuers	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows from (used in) Operating Activities
Net income (loss)	$27,798	$—	$96,117	$15,517	$(111,634)	$27,798
Adjustments to reconcile net income (loss) to net cash from (used in) operating activities:
Non-cash affiliated interest(1)	81,794	—	(81,794)	—	—	—
Depreciation and amortization	21,897	—	112	12,667	—	34,676
Deferred tax (benefit) provision	(12,559)	—	(832)	3,303	—	(10,088)
Minority interest income	—	—	(85)	—	—	(85)
Deferred compensation expense	893	—	—	—	—	893
Business realignment (income) expense and impairments	(9,062)	—	—	1,677	—	(7,385)
(Gain) loss on sale of assets	(1,320)	—	—	137	—	(1,183)
Other non-cash adjustments	436	—	—	(2)	—	434
Net change in assets and liabilities:
Accounts receivable	(2,263)	—	63	(13,390)	—	(15,590)
Inventories	3,736	—	—	5,541	—	9,277
Accounts and drafts payable	(5,459)	—	(123)	5,151	—	(431)
Income taxes	(5,438)	—	—	(1,964)	—	(7,402)
Other assets	(98,670)	—	1,054	(11,631)	111,634	2,387
Other liabilities	(24,951)	—	(838)	(1,417)	—	(27,206)

	(23,168)	—	13,674	15,589	—	6,095

Cash Flows (used in) from Investing Activities
Capital expenditures	(16,402)	—	—	(8,282)	—	(24,684)
Proceeds from the sale of assets	7,585	—	—	5,837	—	13,422

	(8,817)	—	—	(2,445)	—	(11,262)

Cash flows from (used in) Financing Activities
Net short-term debt borrowings (repayments)	3,932	—	—	(904)	—	3,028
Borrowings of long-term debt	255	—	—	—	—	255
Repayments of long-term debt	(1,084)	—	—	—	—	(1,084)
Affiliated loan (repayments) borrowings	(49,937)	—	(4,290)	2,667	—	(51,560)
Decrease in restricted cash	67,049	—	—	—	—	67,049
Dividends received (paid)	12,000	—	(9,389)	(2,611)	—	—
Management equity repurchases, net	(286)	—	—	—	—	(286)

	31,929	—	(13,679)	(848)	—	17,402

Increase (decrease) in cash and equivalents	(56)	—	(5)	12,296	—	12,235
Cash and equivalents at beginning of year	1,838	—	116	12,786	—	14,740

Cash and equivalents at end of period	$1,782	$—	$111	$25,082	$—	$26,975

(1)	Interest on affiliated debt to certain guarantor subsidiaries is settled by increasing the loan principal.

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

12. Related Party Transactions

Financing and Investing Arrangements

The Company had a borrowing arrangement with BWHLLC, evidenced by a demand promissory note bearing interest at a variable rate, which was terminated upon completion of the Transaction. Interest expense totaled $39 and $138 for the three and nine months ended September 30, 2004, respectively.

In 2003, the Company and HAI had separate borrowing arrangements with Borden Foods Holdings Corporation (“Foods”), a former affiliate, evidenced by demand promissory notes bearing interest at variable rates. The loans were reported as Loans payable to affiliates on the Consolidated Balance Sheet and totaled $18,260 at December 31, 2003. Of the total loans outstanding, the Company owed $12,260 and HAI owed $6,000 at December 31, 2003. Interest rates on these loans ranged from 1.0% to 4.75%. In early 2004, the Company entered into the arrangement with BWHLLC and canceled its arrangement with Foods. In early 2004, HAI obtained a $20,000 credit facility with an external bank and terminated its affiliated borrowing arrangement with Foods. Interest expense, related to the Foods loans, totaled $133 and $456 for the three and nine months ended September 30, 2003, respectively.

Administrative Service, Management and Consulting Arrangements

In connection with the Transaction, the Company entered into a transaction fee agreement with Apollo and its affiliates for the provision of certain structuring and advisory services. The agreement allows Apollo and its affiliates to provide certain advisory services to the Company for as long as the Company is controlled by Apollo. The annual fee for and scope of these services is under negotiation. Upon closing the Transaction, the Company paid $10,000 of aggregate transaction and advisory fees, under this agreement, and reimbursed expenses of $750, all of which is included in Transaction related costs. Under the agreement, the Company has also agreed to indemnify Apollo and its affiliates and their directors, officers and representatives for potential losses relating to the services contemplated under this agreement.

Prior to the Transaction, KKR provided certain management, consulting and board services to the Company for an annual fixed fee. In 2003 and through April 2004, the fixed fee was $3,000 annually. Beginning in May 2004, the fee was reduced to $1,000. For the three and nine months ended September 30, 2004, the Company recorded $117 and $1,284, respectively, for amounts due to KKR under this arrangement. In the three and nine months ended September 30, 2003, the management fee, recorded in Other operating expense, was $750 and $2,250, respectively.

Prior to the Transaction, the Company provided certain administrative services to BWHLLC and other affiliates under a service agreement. Fees charged under this agreement were based on the projected cost to the Company to provide these services, primarily based on employee costs. For the three and nine months ended September 30, 2004, the Company charged these affiliates $62 and $294, respectively, for these services. During the three and nine months ended September 30, 2003, the Company charged these affiliates $173 and $495, respectively.

Other Affiliated Transactions

The Company sells finished goods to certain Apollo affiliates. These sales totaled $1,464 from the date of the Transaction through September 30, 2004. Accounts receivable from these affiliates totaled $1,134 at September 30, 2004.

BORDEN CHEMICAL, INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share amounts and as otherwise indicated)

13. Income Tax

The Company has recorded income tax expense of $151,029 for the nine months ending September 30, 2004. This tax expense reflects a $13,263 benefit for the Company’s nine month loss and other benefits of $765 offset by additional expense of $3,838 for foreign tax rate differentials, $5,169 for non-deductible losses and expenses, and $4,908 for additional state taxes related to the settlement of IRS audits. In addition, $151,142 of expense was recorded for valuation allowances to offset deferred income tax assets that are not expected to be fully realized.

The Company’s tax accounts, as reflected in the Condensed Consolidated Balance Sheet at September 30, 2004, include a net current domestic deferred tax asset of $22,449 and a net long-term foreign deferred tax asset of $2,400. A net current foreign deferred tax liability of $3,955 is included in Other current liabilities and a net long-term domestic deferred tax liability of $48,626 is included in Other long-term liabilities. A current tax liability of $13,277 is included in Other current liabilities and a long-term tax liability of $25,284 is included in Other long-term liabilities.

14. Subsequent Event

On October 6, 2004, the Company entered into a share purchase agreement with RÜTGERS AG and RÜTGERS Bakelite Projekt GmbH (collectively, the “Sellers”). Pursuant to the terms of the share purchase agreement, the Company agreed to purchase from the Sellers all outstanding shares of capital stock of Bakelite Aktiengesellschaft (“Bakelite”) for a net purchase price ranging from approximately €175 million to €200 million, or $215 million to $245 million, subject to certain adjustments. Based in Iserlohn-Letmathe, Germany, Bakelite is a leading source of phenolic and epoxy thermosetting resins and molding compounds with 13 manufacturing facilities and 1,700 employees in Europe and Asia. In 2003, Bakelite generated sales of $610 million.

The share purchase agreement contains customary representations, warranties and covenants, including non-compete, non-solicitation and confidentiality agreements by the Sellers. The Sellers have also agreed, subject to various provisions set forth in the share purchase agreement, to indemnify the Company for breaches of the representations and warranties contained in the share purchase agreement and in connection with various tax, environmental, certain pension and other matters. Until the closing date, the Sellers have agreed to operate the business of Bakelite in the ordinary course. Completion of the share purchase is subject to regulatory and other customary closing conditions. The Company intends to finance this transaction through a combination of available cash and debt financing. There is no material relationship between the Company or its affiliates and any of the Sellers other than in respect of the share purchase agreement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

and Shareholder of Borden Chemical, Inc.

We have audited the accompanying consolidated balance sheets of Borden Chemical, Inc. (effective August 12, 2004, a wholly-owned subsidiary of BHI Acquisition Corp., which is a majority-owned subsidiary of BHI Investment, LLC; previously a majority-owned subsidiary of Borden Holdings, Inc.) and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ deficit and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Borden Chemical, Inc. and subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 4 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets in 2002 to conform to Statement of Financial Accounting Standard No. 142.

DELOITTE & TOUCHE LLP

Columbus, Ohio

March 19, 2004, except for Note 24, as to which the date is August 5, 2004.

BORDEN CHEMICAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2003	2002	2001
	(In thousands, except per share data)
Net sales	$1,434,813	$1,247,885	$1,372,141
Cost of goods sold	1,148,519	968,657	1,060,642

Gross margin	286,294	279,228	311,499

Distribution expense	66,383	61,927	63,929
Marketing expense	42,398	42,503	42,046
General & administrative expense	100,021	109,237	127,967
(Gain) loss on sale of assets	(746)	282	(3,772)
Loss on divestiture of business	—	—	2,303
Business realignment expense and impairments	4,748	19,699	126,408
Other operating expense	6,948	11,872	28,113

Operating income (loss)	66,542	33,708	(75,495)

Interest expense	46,138	47,315	51,613
Affiliated interest expense, net	558	1,402	11,488
Other non-operating expense (income)	1,529	(5,989)	1,841
Investment write-downs	—	—	27,000

Income (loss) from continuing operations before income tax	18,317	(9,020)	(167,437)
Income tax benefit	(4,659)	(2,262)	(30,833)

Income (loss) from continuing operations	22,976	(6,758)	(136,604)
Income from discontinued operations, net of tax	—	—	11,804

Income (loss) before cumulative effect of change in accounting principle	22,976	(6,758)	(124,800)
Cumulative effect of change in accounting principle	—	(29,825)	—

Net income (loss)	22,976	(36,583)	(124,800)
Preferred stock dividends	—	—	(61,846)

Net income (loss) applicable to common stock	$22,976	$(36,583)	$(186,646)

Comprehensive income	$60,420	$(67,784)	$(198,959)

Basic and Diluted Per Share Data
Income (loss) from continuing operations	$0.11	$(0.03)	$(0.69)
Income from discontinued operations, net of tax	—	—	0.06

Income (loss) before cumulative effect of change in accounting principle	0.11	(0.03)	(0.63)
Cumulative effect of change in accounting principle	—	(0.15)	—

Net income (loss)	0.11	(0.18)	(0.63)
Preferred stock dividends	—	—	(0.31)

Net income (loss) applicable to common stock—basic	$0.11	$(0.18)	$(0.94)

Net income (loss) applicable to common stock—dilutive	$0.11	$(0.18)	$(0.94)

Average number of common shares outstanding during the period—basic	200,898	200,458	198,997
Average number of common shares outstanding during the period—dilutive	200,924	200,458	198,997

See Notes to Consolidated Financial Statements

BORDEN CHEMICAL, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2003	December 31, 2002
	(In thousands)
ASSETS
Current Assets
Cash and equivalents	$28,162	$14,740
Restricted cash	—	67,049
Accounts receivable (less allowance for doubtful accounts of $14,459 in 2003 and $12,219 in 2002)	196,093	170,822
Accounts receivable from affiliates	354	5,840
Inventories:
Finished and in-process goods	42,292	45,178
Raw materials and supplies	38,819	41,079
Deferred income taxes	27,085	28,869
Other current assets	13,551	13,232

	346,356	386,809

Investments and Other Assets
Deferred income taxes	113,434	118,368
Other assets	21,725	19,615

	135,159	137,983

Property and Equipment
Land	32,585	31,964
Buildings	103,774	98,313
Machinery and equipment	691,249	649,782

	827,608	780,059
Less accumulated depreciation	(378,724)	(340,321)

	448,884	439,738
Goodwill	57,516	39,640
Other Intangible Assets	5,951	7,610

Total Assets	$993,866	$1,011,780

See Notes to Consolidated Financial Statements

BORDEN CHEMICAL, INC.

CONSOLIDATED BALANCE SHEETS—(Continued)

	December 31, 2003	December 31, 2002
	(In thousands except per share data)
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accounts and drafts payable	$127,174	$113,549
Accounts payable to affiliates	16	2,580
Debt payable within one year	8,167	2,779
Loans payable to affiliates	18,260	84,680
Other current liabilities	103,231	97,932

	256,848	301,520

Other Liabilities
Long-term debt	529,966	523,287
Non-pension postemployment benefit obligations	128,723	145,384
Other long-term liabilities	174,522	202,482

	833,211	871,153

Commitments and Contingencies (See Note 22)

Shareholders’ Deficit
Common stock—$0.01 par value: authorized 300,000,000 shares, Issued 201,754,598, treasury 858,970, outstanding 200,895,628 in 2003 and Issued 201,782,598, treasury 858,970, outstanding 200,923,628 shares in 2002	2,009	2,009
Paid-in capital	1,224,011	1,172,344
Receivable from parent	(512,094)	(463,516)
Deferred compensation	(1,488)	(2,679)
Accumulated other comprehensive income	(128,193)	(165,637)
Accumulated deficit	(680,438)	(703,414)

	(96,193)	(160,893)

Total Liabilities and Shareholders’ Deficit	$993,866	$1,011,780

See Notes to Consolidated Financial Statements

BORDEN CHEMICAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2003	2002	2001
	(In thousands)
Cash Flows from (used in) Operating Activities
Net income (loss)	$22,976	$(36,583)	$(124,800)
Adjustments to reconcile net income (loss) to net cash from (used in) operating activities:
Loss on divestiture of businesses	—	—	2,303
(Gain) loss on the sale of assets	(746)	282	(3,772)
Deferred tax provision (benefit)	6,223	16,023	(25,883)
Depreciation and amortization	47,319	47,947	59,361
Deferred compensation expense	1,191	892	—
Business realignment expense and impairments	4,748	19,699	126,408
Cumulative effect of change in accounting principle	—	29,825	—
Investment write-downs and other charges	—	—	27,000
Other non-cash adjustments	1,070	(822)	3,063
Net change in assets and liabilities:
Accounts receivable	(3,217)	(12,596)	31,698
Inventories	10,731	2,552	14,679
Accounts and drafts payable	2,492	(8,303)	(20,230)
Income taxes	(30,291)	(21,780)	44,130
Other assets	3,581	(2,571)	(72,388)
Other liabilities	(32,051)	(24,205)	33,551

	34,026	10,360	95,120

Cash Flows (used in) from Investing Activities
Capital expenditures	(41,820)	(38,773)	(47,408)
(Purchase) proceeds from sale of businesses	(14,691)	—	96,977
Proceeds from the sale of assets	14,197	10,237	160,888
Proceeds from sale of note receivable to an affiliate	—	110,000	—
Other, net	—	—	524

	(42,314)	81,464	210,981

Cash Flows from (used in) Financing Activities
Net short-term debt borrowings (repayments)	5,388	1,255	(41,763)
Borrowings of long-term debt	7,925	—	57,400
Repayments of long-term debt	(1,246)	(10,764)	(54,000)
Affiliated (repayments) borrowings	(66,420)	6,130	(212,432)
Payment of note payable to unconsolidated subsidiary	—	(31,581)	—
Decrease (increase) in restricted cash	67,049	(66,165)	(884)
Interest received from parent	—	—	48,578
Common stock dividends paid	—	—	(48,578)
Preferred stock dividends paid	—	—	(73,724)
Repurchases, net of sale, of common stock from / to management	(286)	(591)	—
Capital contribution from affiliates	9,300	—	17,000

	21,710	(101,716)	(308,403)

Increase (decrease) in cash and equivalents	$13,422	$(9,892)	$(2,302)
Cash and equivalents at beginning of year	14,740	24,632	26,934

Cash and equivalents at end of year	$28,162	$14,740	$24,632

Supplemental Disclosures of Cash Flow Information
Cash paid (received):
Interest, net	$45,466	$46,928	$70,258
Income taxes, net	19,368	978	(36,186)
Non-cash activity:
Capital contribution by parent	17,002	24,440	21,038
Contribution of preferred stock and accrued dividend by parent	—	—	620,922
Reclassification of minimum pension liability adjustment from (to) shareholders’ equity	5,830	(17,075)	(66,580)

See Notes to Consolidated Financial Statements

BORDEN CHEMICAL, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT

(In thousands)

	Preferred Stock	Common Stock	Paid-in Capital	Receivable from Parent	Deferred Compensation	Accumulated Other Comprehensive Income	Accumulated Deficit	Total
Balance, December 31, 2000	$614,369	$1,990	$353,309	$(414,937)	$—	$(60,277)	$(480,185)	$14,269

Net income							(124,800)	(124,800)
Translation adjustments and other						(6,849)		(6,849)
Cumulative effect of change in accounting principle (net of $1,900 tax)						(3,300)		(3,300)
Derivative activity (net of $1,300 tax)						2,570		2,570
Minimum pension liability (net of $36,090 tax)						(66,580)		(66,580)

Comprehensive income								(198,959)

Preferred stock dividends							(61,846)	(61,846)
Common stock dividends			(36,434)					(36,434)
Interest accrued on notes from parent (net of $13,784 tax)			24,674	10,120				34,794
Gain on Consumer Adhesives Sale to affiliate (net of $37,428 tax)			94,847					94,847
Gain on sale of common stock equity investment to affiliate (net of $5,600 tax)			10,197					10,197
Common stock and warrants issued to management			1,236					1,236
Capital contribution from parent of preferred stock and accrued dividend	(614,369)		620,922					6,553
Capital contribution from parent			38,038					38,038

Balance, December 31, 2001	$—	$1,990	$1,106,789	$(404,817)	$—	$(134,436)	$(666,831)	$(97,305)

BORDEN CHEMICAL, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT—(Continued)

(In thousands)

	Common Stock	Paid-in Capital	Receivable from Parent	Deferred Compensation	Accumulated Other Comprehensive Income	Accumulated Deficit	Total
Balance, December 31, 2001	$1,990	$1,106,789	$(404,817)	$—	$(134,436)	$(666,831)	$(97,305)

Net income						(36,583)	(36,583)
Translation adjustments					(14,856)		(14,856)
Derivative activity (net of $401 tax)					730		730
Minimum pension liability (net of $9,194 tax)					(17,075)		(17,075)

Comprehensive income							(67,784)

Repurchases of common stock from management	(1)	(1,341)					(1,342)
Restricted stock issued to management	16	3,555		(3,571)			—
Interest accrued on notes from parent (net of $20,545 tax)		38,154	(58,699)				(20,545)
Compensation expense on restricted stock				892			892
Common stock issued management	4	747					751
Capital contribution from parent		24,440					24,440

Balance, December 31, 2002	$2,009	$1,172,344	$(463,516)	$(2,679)	$(165,637)	$(703,414)	$(160,893)

Net income						22,976	22,976
Translation adjustments					31,614		31,614
Minimum pension liability (net of $3,139 tax)					5,830		5,830

Comprehensive income							60,420

Repurchases of common stock from management		(286)					(286)
Income tax on sale to affiliate of Consumer Adhesives not receivable		(5,925)					(5,925)
Interest accrued on notes from parent (net of tax of $17,002)		31,576	(48,578)				(17,002)
Capital contribution from parent		26,302					26,302
Compensation expense on restricted stock				1,191			1,191

Balance, December 31, 2003	$2,009	$1,224,011	$(512,094)	$(1,488)	$(128,193)	$(680,438)	$(96,193)

See Notes to Consolidated Financial Statements

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements

(Dollars in thousands except per share data)

1. Background and Nature of Operations

Borden Chemical, Inc. (the “Company”) was incorporated on April 24, 1899. The Company is engaged primarily in manufacturing, processing, purchasing and distributing forest products and industrial resins, formaldehyde, oilfield products and other specialty and industrial chemicals worldwide. In 2001, the Company sold its Consumer Adhesives business. The Company’s executive and administrative offices are located in Columbus, Ohio. Production facilities are located throughout the U.S. and in many foreign countries.

Domestic products are sold by the Company’s sales force throughout the U.S. to industrial users. To the extent practicable, international distribution techniques parallel those used in the U.S. and are concentrated in Canada, Western Europe, Latin America, Australia and Malaysia.

At December 31, 2003, 27 of a total 48 manufacturing and processing facilities are located in the U.S., and in 2003, approximately 63% of the Company’s sales were generated in the U.S.

The Company has three reportable segments: North American Forest Products, North American Performance Resins Group and International. See Note 19.

The Company has been controlled by affiliates of Kohlberg Kravis Roberts & Co., L.P. (“KKR”), since 1995. The Company’s immediate parent is Borden Holdings, Inc. (“BHI”), a wholly owned subsidiary of BW Holdings, LLC (“BWHLLC”), an entity controlled by KKR.

In the fourth quarter of 2001, the Company (then known as Borden, Inc.) merged with its subsidiaries Borden Chemical, Inc. (“BCI”) and Borden Chemical Holdings, Inc. (“BCHI”), executed certain financial transactions with its parent and changed its name to Borden Chemical, Inc. (the “Corporate Reorganization”). See Note 3.

In 2001, through a series of transactions with affiliates, the Company sold Consumer Adhesives (the “Consumer Adhesives Sale”) for total proceeds of $94,120. As a result of the Consumer Adhesives Sale, this segment is reflected as a discontinued operation in the Consolidated Financial Statements in 2001. The Company retained continuing investments in Consumer Adhesives in the form of preferred stock and notes receivable. The notes receivable were sold to BHI in the fourth quarter of 2001 for their carrying value of $57,691. The preferred stock, with a carrying value of $110,000, was redeemed during the first quarter of 2002 for a $110,000 note receivable from Consumer Adhesives, which was subsequently sold to BHI in 2002 for face value plus accrued interest. In 2001, a pre-tax gain of $132,275 was recognized in Paid-in capital due to the affiliated nature of the transaction. In 2003, the Company recorded an adjustment of $5,925 in Paid-in capital to reflect additional tax expense associated with the sale of the $110,000 note receivable.

2. Summary of Significant Accounting Policies

Significant accounting policies followed by the Company, as summarized below, are in conformity with generally accepted accounting principles.

Principles of Consolidation—The Consolidated Financial Statements include the accounts of the Company and its subsidiaries, after elimination of intercompany accounts and transactions.

Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. The most significant estimates reflected in the financial statements include environmental remediation, legal liabilities, deferred tax assets and liabilities and related valuation allowances, income tax accruals, pension and postretirement assets and liabilities, valuation allowances for accounts receivable and inventories, general insurance liabilities, asset impairments and related party transactions. Actual results could differ from estimated amounts.

Cash and Cash Equivalents—The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Included in the Company’s cash equivalents and restricted cash are interest bearing time deposits of $70,133 in 2002. At December 31, 2003, the Company had no material investments in cash equivalent instruments. The effect of exchange rate changes on cash is not material.

Inventories—Inventories are stated at lower of cost or market. Cost is determined using the first-in, first-out method.

Property and Equipment—Land, buildings, and machinery and equipment are carried at cost. Depreciation is recorded on the straight-line basis by charges to expense at rates based on estimated useful lives of properties (average rates for buildings 3%; machinery and equipment 7%). Major renewals and betterments are capitalized. Maintenance, repairs and minor renewals are expensed as incurred.

Goodwill and Intangibles—The excess of purchase price over net tangible and identifiable intangible assets of businesses acquired is carried as Goodwill on the Consolidated Balance Sheet. As of January 1, 2002, the Company no longer amortizes goodwill. Prior to January 1, 2002, goodwill was amortized on a straight-line basis over not more than 40 years.

Certain trademarks, patents and other intangible assets used in the operations of the business are carried as Other Intangible Assets on the Consolidated Balance Sheet. These intangible assets are amortized on a straight-line basis over the shorter of the legal or useful life of the asset. See Note 4.

Impairment—As events warrant but at least annually, the Company evaluates the recoverability of long-lived assets by assessing whether the carrying value can be recovered over their remaining useful lives through the expected future undiscounted operating cash flows of the underlying business. Any impairment loss required is determined by comparing the carrying value of the assets to operating cash flows on a discounted basis.

The Company performs an annual impairment test for goodwill and other intangibles. See Note 4.

General Insurance—The Company is generally self-insured for losses and liabilities relating to workers’ compensation, health and welfare claims, physical damage to property, business interruption and comprehensive general, product and vehicle liability. The Company maintains insurance policies for certain items exceeding deductible limits. Losses are accrued for the estimated aggregate liability for claims using certain actuarial assumptions followed in the insurance industry and the Company’s experience.

Legal Costs—The Company accrues for legal costs in the period in which a claim is made or an event becomes known, if the amounts are probable and reasonably estimable. Each claim is assigned a range of potential liability, with the most likely amount being accrued. The amount accrued includes all costs associated with a claim, including settlements, assessments, judgments, fines and legal fees.

Revenue Recognition—Revenue for product sales is recognized as risk and title to the product transfer to the customer, which usually occurs at the time shipment is made. Substantially all of the Company’s products are

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

sold FOB (“free on board”) shipping point. Other terms include sales where risk and title passes upon delivery (FOB destination point). In situations where our product is delivered by pipeline, risk and title transfers when our product moves across an agreed transfer point, which is typically the customers’ property line. Product sales delivered by pipeline are measured based on daily flow meter readings. The Company’s standard terms of delivery are included in its contracts of sales and invoices.

Shipping and Handling—The Company records freight billed to customers in net sales. Shipping costs are incurred to move the Company’s products from production and storage facilities to the customers. Handling costs are incurred from the point the product is removed from inventory until it is provided to the shipper and generally include costs to store, move and prepare the products for shipment. The Company incurred shipping costs of $66,383 in 2003, $61,927 in 2002 and $63,929 in 2001. These costs are classified as Distribution expense in the Consolidated Statements of Operations. Due to the nature of the Company’s business, handling costs incurred prior to shipment are not significant.

Foreign Currency Translations—Assets and liabilities of foreign affiliates are translated at the exchange rates in effect at the balance sheet date, and income and expenses are translated at average exchange rates prevailing during the year. The effect of translation is accounted for as an adjustment to shareholders’ equity and is included in other comprehensive income.

In addition, the Company incurred realized and unrealized net foreign transaction gains (losses) aggregating $438 in 2003, $1,307 in 2002 and $(912) in 2001.

Income Taxes—The Company files a consolidated U.S. Federal Income Tax return with BHI. Income tax expense is based on reported results of operations before income taxes. Deferred income taxes represent the tax effect of temporary differences between amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. Deferred tax balances are adjusted to reflect tax rates, based on current tax laws, that will be in effect in the years in which temporary differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Derivative Financial Instruments—The Company primarily uses three types of derivatives: interest rate swaps to effectively convert a portion of the Company’s fixed rate obligations to variable, forward exchange contracts and options to reduce the Company’s cash flow exposure to changes in foreign exchange rates and natural gas futures to reduce the Company’s cash flow exposure to changes in natural gas prices. The Company does not hold or issue derivative financial instruments for trading purposes. The Company’s $34,000 interest rate swap agreement is accounted for as a hedge. All other derivatives are not accounted for using hedge accounting but are measured at fair value and recorded on the balance sheet as an asset or liability, depending upon the Company’s underlying rights or obligations. See Notes 16 and 17.

Stock-Based Compensation—The Company accounts for stock-based compensation under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”) and has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation” and SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of SFAS No. 123.”

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

The following table sets forth the required annual reconciliation of reported and pro-forma net income and earnings per share (“EPS”) under SFAS No. 148:

	2003	2002	2001
Net income (loss) applicable to common stock	$22,976	$(36,583)	$(186,646)
Add: Stock-based employee compensation expense included in reported net income, net of related tax benefit	147	9	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards granted since January 1, 1996, net of related tax effects	(211)	(94)	(382)

Pro-forma net income	$22,912	$(36,668)	$(187,028)

Average shares (in thousands) outstanding—basic	200,898	200,458	198,997
Average share (in thousands) outstanding—diluted	200,924	200,458	198,997
Per share as reported (basic and diluted)	$0.11	$(0.18)	$(0.94)
Per share pro forma (basic and diluted)	$0.11	$(0.18)	$(0.94)

Earnings Per Share—Basic and diluted net income attributable to common stock is computed by dividing net income by the weighted average number of common shares outstanding during the period including the effect of dilutive options, when applicable. At December 31, 2003, options to purchase 5,532,360 common shares of the Company were outstanding, of which 4,882,000 are considered dilutive. At December 31, 2002, 198,400 warrants and options to purchase 3,426,040 common shares of the Company were outstanding and not considered dilutive. At December 31, 2001, 1,039,864 warrants and options to purchase 6,871,380 common shares of the Company were outstanding and not considered dilutive. See Note 15.

The Company’s diluted EPS is calculated as follows:

	2003	2002	2001
Net income (loss) applicable to common stock	$22,976	$(36,583)	$(186,646)
Effect of dilutive options	—	—	—

Diluted EPS—Numerator	22,976	(36,583)	(186,646)

Average share outstanding (in thousands)—basic	200,898	200,458	198,997
Effect of dilutive options (in thousands)	26	—	—

Diluted EPS—Denominator (in thousands)	200,924	200,458	198,997

Diluted EPS	$0.11	$(0.18)	$(0.94)

Concentrations of Credit Risk—Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and accounts receivable. The Company places its temporary cash investments with high quality institutions and, by policy, limits the amount of credit exposure to any one institution. Concentrations of credit risk with respect to accounts receivable are limited, due to the large number of customers comprising the Company’s customer base and their dispersion across many different industries and geographies. The Company generally does not require collateral or other security to support customer receivables.

Recently Issued Accounting Standards

In November 2002, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Indebtedness of Others” (“FIN 45”). FIN 45 requires a guarantor to recognize a liability, at the inception of the guarantee, for the fair value of obligations it has undertaken in issuing the guarantee and also include more detailed disclosures with respect to guarantees. FIN 45 is effective for guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for financial statements for interim or annual periods ending after December 15, 2002. The Company has adopted FIN 45 and included the additional requirements with respect to guarantees in Note 21 to the Consolidated Financial Statements.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”) to expand upon and strengthen existing accounting guidance that addresses when a company should include in its financial statements, the assets, liabilities and activities of another entity. FIN 46 requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. In December 2003, the FASB issued a revision of FIN 46 deferring the effective date for implementation. The Company has no variable interest entities; therefore, the implementation of FIN 46 will not have an impact on its results of operations and financial condition.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The clarification provisions of this statement require that contracts with comparable characteristics be accounted for similarly. This statement is effective for any new derivative instruments entered into after June 30, 2003. The Company adopted SFAS No. 149 on July 1, 2003, and the adoption did not have an impact on the Company’s financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This statement addresses the accounting for certain financial instruments that, under previous guidance, could be accounted for as equity. SFAS No. 150 requires that those instruments be classified as liabilities in the statement of financial position. This statement is effective for financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of SFAS No. 150 on July 1, 2003 did not have a material impact on the Company’s financial statements.

In December 2003, the FASB issued SFAS No. 132 (as revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits, an amendment of FASB Statements No. 87, 88 and 106, and a revision of FASB Statement No. 132.” The new rules require additional disclosures about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. This Statement is effective for the Company for fiscal years ending after December 15, 2003, except for certain disclosures on foreign plans, which are effective for fiscal years ending after June 15, 2004. The Company has adopted SFAS No. 132 (as revised 2003) and included the additional disclosures in Notes 12 and 13 to the Consolidated Financial Statements. The Company elected to include the disclosures for its foreign plans in 2003.

3. Corporate Reorganization

In the fourth quarter of 2001, the Company merged with its subsidiaries BCHI and BCI, executed certain financial transactions with BHI and changed its name to Borden Chemical, Inc., from Borden, Inc., reflecting the fact that the only remaining segment of the Company was the chemical business. The Corporate Reorganization was undertaken to simplify the legal structure and strengthen the capital structure of the Company, and to reduce costs. As part of the Corporate Reorganization, certain functions were downsized, eliminated or transferred to a separate legal entity, Borden Capital, Inc. (“Capital”), also owned by BHI.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Subsequent to the Corporate Reorganization, Capital provided certain management, consulting and board services to the Company, as well as other entities owned by KKR, and charged fees to the Company and other affiliates for these services. The Company provided certain administrative services to Capital. The Company was charged a management fee of $9,000 in 2002, payable quarterly in arrears, for the net cost of Capital’s services.

The following transactions occurred as part of the Corporate Reorganization and are included in the 2001 results:

•	BHI contributed all of the outstanding Series A Cumulative Preferred Stock plus accumulated dividends of $6,553 to the Company as a capital contribution. The significant impact of this transaction was to eliminate required annual future preferred dividend payments of $73,724.

•	The Company recorded severance costs of $1,501 for workforce reductions and additional costs of $2,044 related to the Corporate Reorganization. These amounts are classified as Business realignment expense and impairments in the 2001 Consolidated Statement of Operations.

•	The Company sold certain assets to BHI for cash. The Company sold a common stock equity investment for its estimated fair value of $55,187 resulting in a pre-tax gain of $15,797 that is recorded as an increase to Paid-in capital due to the affiliated nature of the transaction. Notes receivable from Consumer Adhesives were sold for their carrying amount of $57,691, and a loan receivable from WKI Holding Company, Inc. (“WKI”), an affiliate of the Company, of $25,056 was sold for its fair value of $18,056. Prior to the sale in 2001, the Company recorded a $7,000 charge that is included in investment write-downs and other charges to reflect the decline in fair value of the WKI loan receivable.

•	The Company paid Capital $8,741 to assume certain liabilities, the estimated fair value at the date of sale, net of certain assets transferred, including accounts receivable from WKI of $3,594. These liabilities were for accrued compensation, certain employee benefit obligations and accrued liabilities associated with the transferred employees and functions.

•	Outstanding stock options on the stock of BCHI held by its management became options of the Company (see Note 15).

•	In addition, the Company settled the minority interest liability related to managements’ ownership of shares in BCHI by exchanging shares of the Company’s stock and common stock warrants for the BCHI shares held by management. This resulted in an increase to Paid-in capital for 2001 of $1,236, the approximate fair value of the liability.

In 2002, BHI decided to cease Capital’s operations during the first half of 2003. Certain management, consulting and board services previously provided to the Company by Capital were assumed by the Company, while other such services were provided to the Company by KKR for an annual fee of $3,000. The Company recorded a charge, funded by BHI, of $5,500 in 2002 related to costs allocable to the Company in connection with the cessation of Capital’s operations.

4. Goodwill and Intangible Assets

At December 31, 2003, the Company’s management performed the annual goodwill impairment test. As required by SFAS No. 142, “Goodwill and Other Intangible Assets,” the Company identified the appropriate reporting units and identified the assets and liabilities (including goodwill) of the reporting units. The Company determined estimated fair values of the reporting units and assessed whether the estimated fair value of each reporting unit was more or less than the carrying amount of the assets and liabilities assigned to the units.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Valuations were performed using a standard methodology based largely on comparable company analysis. Comparable company analysis ascribes a value to an entity by comparing certain operating metrics of the entity to those of a set of comparable companies in the same industry. Using this method, market multiples and ratios based on operating, financial and stock market performance are compared across different companies and to the entity being valued. The Company employed a comparable analysis technique commonly used in the investment banking and private equity industries to estimate the values of its reporting units—the EBITDA (earnings before interest, taxes, depreciation and amortization) multiple technique. Under this technique, estimated values are the result of an EBITDA multiple derived from this process applied to an appropriate historical EBITDA amount.

As a result of this test at December 31, 2003, the fair value of each reporting unit exceeded the carrying amount of assets and liabilities, except for the Company’s Malaysian reporting unit. Based on the excess of the carrying value over the estimated fair value of its Malaysian reporting unit, the Company recorded a goodwill impairment charge of $762 that represented 100% of the carrying amount. This impairment charge is reflected in the 2003 Consolidated Statement of Operations as Business realignment expense and impairments.

At December 31, 2002, the Company’s management performed the goodwill impairment test using the same methodology described above. No impairment charge was necessary as of December 31, 2002, as the fair values of all reporting units exceeded the carrying amount of the assets and liabilities assigned to the units.

Upon the adoption of SFAS No. 142, on January 1, 2002, fair values of the Company’s reporting units as of December 31, 2001 were determined employing the same methodology used by the Company, as described above. As a result of the initial test, the fair value of each reporting unit exceeded the carrying amount of assets and liabilities assigned, except for the Company’s European reporting unit. Based on the excess of the carrying value over the estimated fair value of its European reporting unit, the Company recorded a goodwill impairment charge of $29,825 that represented 100% of the December 31, 2001 carrying amount. This impairment charge is reported as Cumulative effect of change in accounting principle in the 2002 Consolidated Statement of Operations.

The following table provides a comparison of 2003, 2002 and 2001 as if the new accounting principle were applied in 2001:

	Year Ended December 31,
	2003	2002	2001
Reported net income (loss)	$22,976	$(36,583)	$(124,800)
Add back goodwill amortization	—	—	3,712

Adjusted net income (loss)	22,976	(36,583)	(121,088)
Add back cumulative effect of change in accounting principle	—	29,825	—

Adjusted net income (loss) before cumulative effect of change in accounting principle	$22,976	$(6,758)	$(121,088)

Basic and diluted per share data:
Reported net income (loss)	$0.11	$(0.18)	$(0.63)
Add back goodwill amortization	—	—	0.02

Adjusted net income (loss)	0.11	(0.18)	(0.61)
Add back cumulative effect of change in accounting principle	—	0.15	—

Adjusted net income (loss) before cumulative effect of change in accounting principle	$0.11	$(0.03)	$(0.61)

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

The changes in the carrying amount of goodwill for the year ended December 31, 2003 and 2002 are as follows:

	N.A. Forest Products	N.A. Performance Resins	International	Total
Goodwill balance at December 31, 2001	$20,713	$19,487	$31,199	$71,399
Less goodwill impairment recognized upon adoption of SFAS No. 142	—	—	(29,825)	(29,825)
Acquisitions/divestitures	—	(1,343)	—	(1,343)
Foreign currency translation	6	—	(597)	(591)

Goodwill balance at December 31, 2002	$20,719	$18,144	$777	$39,640
Acquisitions/divestitures	4,068	—	14,387	18,455
Impairment	—	—	(762)	(762)
Foreign currency translation	167	—	16	183

Goodwill balance at December 31, 2003	$24,954	$18,144	$14,418	$57,516

Intangible assets with identifiable useful lives, which continue to be amortized, consist of the following:

	At December 31, 2003		At December 31, 2002
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Intangible assets:
Customer list and contracts	$7,559	$4,619	$6,559	$3,736
Formulas and technology	6,524	4,925	6,524	4,331
Unrecognized prior service cost	2,657	1,309	2,657	153
Other	744	680	744	654

	$17,484	$11,533	$16,484	$8,874

The impact of foreign currency translation adjustments is included in accumulated amortization.

Total intangible amortization expense for the year ended December 31, 2003, 2002 and 2001 was $1,508, $1,555 and $1,653, respectively.

Estimated annual intangible amortization expense for 2004 through 2008 is as follows:

2004	$1,700
2005	970
2006	350
2007	180
2008	150

5. Business Acquisitions and Divestitures

Acquisitions

All of the Company’s acquisitions described below have been accounted for using the purchase method of accounting. Accordingly, results of operations of the acquired entities have been included from the date of

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

acquisition, and any excess of purchase price over the sum of amounts assigned to identified assets and liabilities has been recorded as goodwill. The pro forma effects of the acquisitions are not material.

During 2003, the Company acquired Fentak Pty. Ltd. (“Fentak”), an international manufacturer of specialty chemical products for engineered wood, laminating and paper impregnation markets, and the business and technology assets of Southeastern Adhesives Company (“SEACO”), a domestic producer of specialty adhesives, for total cash of $14,691. Fentak was acquired in November, 2003 and SEACO was acquired on December 31, 2003. The Company is required to make additional deferred payments for these acquisitions of approximately $3,050 and contingent future payments of $1,500. The Company recorded goodwill totaling $18,455 for these acquisitions.

In the second quarter of 2001, the Company and Delta-HA, Inc. (“Delta”) merged their North American foundry resins and coatings businesses forming HA-International, LLC (“HAI”). In conjunction with the merger, the Company recorded an accrual of approximately $7,000 to restructure operations of the acquired entity, a minority interest liability of $4,500 to recognize the 25% minority interest and goodwill of approximately $9,000.

The Limited Liability Agreement of HAI provides Delta the right to purchase between 3-5% of additional interest in HAI each year, beginning in 2004. Delta is limited to acquiring a maximum of 25% of additional interest in HAI under this arrangement. Pursuant to this provision, in the first quarter of 2004, Delta provided the Company with written notice of their intention to exercise their option to purchase an additional 5% interest in 2004. Delta’s purchase price of the interest is based on the enterprise value of HAI determined by applying a contractually agreed upon multiple to EBITDA, as defined in the agreement.

Divestitures

In 2003, the Company sold its idled melamine crystal business (“Melamine”). The gain from the sale was recorded as business realignment income. See Note 6.

In 2001, the Company divested its chemical operation in Ecuador. Proceeds from the sale of the Ecuador chemical business were $5,275, which resulted in a pre-tax loss of $2,303.

6. Business Realignment and Asset Impairments

In June 2003, the Company initiated a realignment program designed to reduce operating expenses and increase organizational efficiency. To achieve these goals, the Company is reducing headcount, streamlining processes, consolidating manufacturing processes and reducing general and administrative expenses. The Company is combining jobs where practical and has eliminated over 200 positions as of the end of 2003 related to this program. To further reduce future general and administrative expenses, the Company has reduced contract work, consolidated and eliminated positions and streamlined the administration of medical and other postretirement benefits. The Company anticipates this program will be completed in 2004. The Company expects to incur additional costs in 2004 related to this program.

In addition to the June 2003 realignment program, the Company has realignment activities from programs initiated in previous years, primarily related to plant consolidations and reorganization of certain administrative functions. Following is a discussion of realignment activities and impairments recognized during the past three years.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Year Ended December 31, 2003

During 2003, the Company recorded net business realignment expense and impairments of $4,748, consisting of plant closure costs (which include plant employee severance and plant asset impairments) and other severance and employee costs of $13,825, gains on the sale of assets of $12,260 and other non-cash asset impairment charges of $3,183.

Provided below is a rollforward of the business realignment reserves for 2003:

	Reserves 12/31/02	2003 Expense	2003 Settlements/ Payments	Reserves 12/31/03
Plant closure costs
Prior years’ programs	$9,568	$144	$(4,971)	$4,741
June 2003 program	—	6,844	(3,356)	3,488
Other severance costs
Prior years’ programs	3,996	3,670	(6,515)	1,151
June 2003 program	—	3,167	(2,020)	1,147

Total reserve activity	$13,564	$13,825	$(16,862)	$10,527

Plant Closure Costs

Plant closure costs in 2003 include $144 for prior years’ programs and $6,844 for 2003 programs.

Costs relating to prior years’ programs include environmental remediation of approximately $800 for closed plants in Brazil and other plant closure costs of approximately $900. Partially offsetting these costs was a reduction of reserves of approximately $1,600 for Melamine, which was sold in the second quarter of 2003.

The $6,844 of charges relating to the 2003 realignment program included costs associated with two plant consolidation programs. As a result of consolidating manufacturing processes, the Company’s facility in France has been converted into a distribution center, and the manufacturing has transitioned to the U.K., resulting in plant closure costs of $5,414, including plant employee severance of approximately $3,600, asset impairment charges of $1,427 and other costs of approximately $400. Additionally, manufacturing was transitioned from the Company’s North Bay, Ontario plant to another facility, and the North Bay site was idled as of the end of 2003, resulting in asset impairment charges of $1,430.

Other Severance Costs

Other severance costs for 2003 include $3,167 relating to the 2003 program and $3,670 relating to prior years’ programs. The 2003 severance related to the elimination of 200 positions under the June 2003 realignment program, as discussed above.

Gain on the Sale of Assets

In 2003, the Company sold Melamine and land associated with a closed plant in the U.K. for gains of $12,260. The gains related to these sales were recorded as business realignment income because the facilities were closed in conjunction with prior years’ realignment programs.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Asset Impairment

The Company recorded other asset impairment charges of $3,183 in 2003. Of the total, $1,421 was for the write-down of assets at various international manufacturing facilities, $1,000 was for a facility held for sale and the remaining $762 related to the write-down of goodwill carried by the Company’s Malaysian operations.

Year Ended December 31, 2002

During 2002, the Company recorded net business realignment expense and impairments of $19,699, consisting of plant closure costs of $12,584, other severance and employee costs of $3,265, a gain on the sale of assets of $2,465 and non-cash impairment charges of $6,315.

Plant Closure and Other Severance and Employee Costs

Provided below is a roll forward of the business realignment reserve activity for 2002:

	Reserves 12/31/01	2002 Expense	2002 Settlements/ Payments	Reserves 12/31/02
Plant closure costs	$14,067	$12,584	$(17,083)	$9,568
Other severance costs	8,360	3,265	(7,629)	3,996

Total reserve activity	$22,427	$15,849	$(24,712)	$13,564

Plant closure costs in 2002 of $12,584 consist of plant employee severance of $2,721, demolition, environmental and other costs of $8,764 and a $1,099 increase to the reserve related to revised estimates of environmental clean-up and demolition for several locations closed in previous years.

Gain on the Sale of Assets

In 2002, the Company sold land associated with a closed plant in Spain and recorded a gain of $2,465. The gain related to this sale was recorded as business realignment income because the facility was closed in conjunction with prior years’ realignment programs.

Asset Impairment

The Company recorded asset impairment charges of $6,315 in 2002. Of the total, $5,275 related to the write-down of fixed assets at various international manufacturing facilities and $1,040 was for a facility held for sale.

Year Ended December 31, 2001

During 2001, the Company recorded net business realignment expense and impairments of $126,408, consisting of plant closure costs of $23,285, other severance and employee costs of $12,582, a gain on the sale of assets of $10,507 and non-cash impairment charges of $101,048.

Plant Closure and Other Severance and Employee Costs

Plant closure costs in 2001 of $23,285 consist of fixed asset write-offs of $11,863, plant employee severance of $1,862 and demolition, environmental and other costs of $9,560.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Gain on the Sale of Assets

In 2001, the Company sold land associated with a closed domestic plant and recorded a gain of $10,507. The gain related to this sale was recorded as business realignment income because the facility was closed in conjunction with prior years’ realignment programs.

Asset Impairment

In the fourth quarter of 2001, the Company decided to cease operations at Melamine and to offer it for sale. As of the end of 2001, no sale had been negotiated, and in January 2002, the plant was shut-down. Under SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” the Company recorded a 2001 impairment charge of $98,163 for the fixed assets ($62,527), goodwill ($32,701) and spare parts ($2,935) of Melamine.

Also, in the fourth quarter of 2001, the Company discontinued construction of a new plant facility and recorded an impairment charge of $2,885 to write-down the engineering, construction and other costs incurred to the estimated net realizable value of the land and building.

7. Discontinued Operations

The summary of discontinued operations below includes Consumer Adhesives’ results through August 2001, the date of the Consumer Adhesives Sale:

2001
Net sales	$106,307

Income before income taxes	17,404
Income tax expense	5,600

Income from discontinued operations	$11,804

Proceeds from the Consumer Adhesives sale were $94,120, net of cash sold with the business, resulting in a pre-tax gain of $132,275, which was recorded in Paid-in capital due to the affiliated nature of the transaction. See Note 1.

8. Comprehensive Income

Comprehensive income includes the following items:

	2003	2002	2001
Net income (loss)	$22,976	$(36,583)	$(124,800)
Foreign currency translation adjustments	31,614	(14,856)	(12,649)
Reclassification adjustments	—	—	5,800
Cumulative effect of change in accounting principle	—	—	(3,300)
Derivative activity	—	730	2,570
Minimum pension liability (see Note 12)	5,830	(17,075)	(66,580)

	$60,420	$(67,784)	$(198,959)

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

The foreign currency translation adjustments in 2003 primarily relate to favorable exchange rates in Canada, Latin America and Australia. In 2002, the foreign currency translation adjustments primarily relate to unfavorable exchange rates in Latin America. The 2001 foreign currency translation adjustments primarily relate to unfavorable exchange rates in Latin America and Canada.

The 2001 reclassification adjustment reflects the accumulated translation adjustment recognized on the sale of the Company’s operations in Ecuador.

The cumulative effect of change in accounting principle and derivative activity represents the impact of the adoption of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” on January 1, 2001. The Company recorded a pre-tax initial transition adjustment to Accumulated other comprehensive income of $5,200 of which $1,330 and $3,870 was reclassified into earnings for the year ended December 31, 2002 and 2001, respectively.

The components of Accumulated other comprehensive income as of December 31, 2003 and 2002 are as follows:

	2003	2002
Cumulative foreign currency translation adjustments	$(49,923)	$(81,537)
Minimum pension liability, net of tax	(78,270)	(84,100)

	$(128,193)	$(165,637)

9. Investments in Affiliates

The Company had no continuing investments in affiliates at December 31, 2003 and 2002.

The Company sold a common stock equity investment in 2001 for $64,141. Of the total proceeds, $55,187 was received from BHI as part of the Corporate Reorganization (see Note 3), and the related pre-tax gain of $15,797 was recorded in Paid-in capital due to the affiliated nature of the transaction. The remaining $8,954 was received from sales to third parties, and a related gain of $4,400 was reflected in the 2001 Consolidated Statement of Operations as Gain on the sale of assets.

In 2001, the Company wrote-off its $10,000 investment in WKI preferred stock, $7,000 of a loan receivable from WKI and its remaining $10,000 investment in BCP Management, Inc. (“BCPM”), a former subsidiary of the Company. The write-offs are reflected in Investment write-downs and other charges in the 2001 Consolidated Statement of Operations.

BCPM filed for protection under Chapter 11 of the United States Bankruptcy Code, in the United States Bankruptcy Court for the District of Delaware on March 22, 2002. As a result of the bankruptcy of BCPM, the Company no longer consolidated BCPM in its Consolidated Financial Statements. There was no impact on previously reported amounts of net (loss) income as a result of the deconsolidation. The Company’s investment in BCPM was written-off in 2001, as described above. In the first quarter of 2003, the assets of BCPM were transferred to a liquidating agent, and the Company’s ownership interest was extinguished.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

10. Debt and Lease Obligations

Debt outstanding at December 31, 2003 and 2002 is as follows:

	2003		2002
	Long-Term	Due Within One Year	Long-Term	Due Within One Year
9.2% debentures due 2021	$114,800		$114,800
7.875% debentures 2023	246,782		246,782
Sinking fund debentures:
8 3/8% due 2016	78,000		78,000
9 1/4% due 2019	47,295		47,295
Industrial Revenue Bonds (at an average rate of 3.1% in 2003 and 1.6% in 2002)	34,000		34,885
Other (at an average rate of 8.1% in 2003 and 13.8% in 2002)	9,089	$2,221	1,525

Total current maturities of long-term debt		2,221

Short-term debt (primarily foreign bank loans at an average rate of 4.8% in 2003 and 10.7% in 2002)	—	5,946	—	$2,779

Total debt	$529,966	$8,167	$523,287	$2,779

The Company entered into a three-year asset based revolving credit facility dated September 23, 2002 (the “Credit Facility”) which provides for a maximum borrowing of $175,000, including letters of credit (“LOC”). The Credit Facility replaced an uncommitted LOC facility (discussed below) and the prior $250,000 credit facility that expired on July 13, 2002.

The Credit Facility is secured with inventory and accounts receivable in the United States, Canada and the U.K., a portion of property and equipment in Canada and the U.K. and the stock of certain subsidiaries. Maximum borrowing allowable under the Credit Facility is determined monthly and is based upon specified percentages of eligible accounts receivable, inventory and fixed assets. The Credit Facility contains restrictions on dividends, limitations on borrowings from affiliates ($30,000), capital expenditures ($68,000 in 2004) and payment of management fees ($5,000 per year). It also has a minimum trailing EBITDA twelve-month fixed charge coverage ratio requirement (as defined) of 1.5 to 1.0 if aggregate availability is less than $25,000, 1.25 to 1.0 if aggregate availability is between $25,000 and $50,000 and 1.1 to 1.0 if aggregate availability is between $50,000 and $75,000. There are no fixed coverage ratio requirements when aggregate availability exceeds $75,000. As of December 31, 2003, the maximum borrowing allowable under the Credit Facility was approximately $144,000, of which approximately $98,000, net of LOCs, was unused and available; therefore, the Company had no fixed charge coverage ratio requirements.

Under the terms of the Credit Facility the Company has the ability to borrow funds at either the prime rate plus an applicable margin (“the prime rate option”) or at LIBOR plus an applicable margin. The Company must designate which option it chooses at the time of the borrowing. Currently the applicable margin for any prime rate borrowing is 75 basis points and for any LIBOR borrowing is 225 basis points. As of December 31, 2003 there were borrowings of $220 outstanding under the prime rate option, equivalent to 6.0%. For LOCs issued under the Credit Facility, the Company pays a per annum fee equal to the LIBOR applicable margin, or 2.25%, plus a fronting fee of .125%. In addition, the Company pays a .50% per annum fee on the amount of the revolving loan commitment less any borrowings or outstanding LOCs. The Company incurred commitment fees of $557 in 2003 related to the Credit Facility.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Under an uncommitted LOC facility, the Company provided cash collateral equivalent to 101% of LOCs outstanding which was classified as Restricted cash on the Consolidated Balance Sheet as of December 31, 2002. In early July 2003, the Company completed the process of transferring all the LOCs under this facility to the Credit Facility.

The Company’s Australian subsidiary entered into a five-year asset-backed credit facility in the fourth quarter of 2003 (the “Australian facility”), which provides for a maximum borrowing of AUD$19,900, or approximately $15,000. At December 31, 2003, outstanding debt under this facility was $12,178, of which $7,670 is classified as long-term. In addition, there were approximately $400 of outstanding LOCs under the facility. The Australian facility provided the funding for the Fentak acquisition made in the fourth quarter of 2003 (see Note 5) and is secured by mortgages on the fixed assets of the Australian business and the stock of Australian subsidiaries. This facility includes a fixed rate facility used for the acquisition, as well as a revolver. The Australian facility contains restrictions relative to the Australian businesses on dividends, the sale of assets and additional borrowings. The Australian facility also contains financial covenants applying to the Australian subsidiaries including current ratio, interest coverage, debt service coverage and leverage. The fixed portion of the Australian facility requires minimum quarterly principal reductions totaling AUD$450 (approximately $330). The Australian facility requires semi-annual principal reductions based on a portion of excess cash as defined in the agreement. As of December 31, 2003, of the maximum borrowing allowable under the Australian Facility, AUD$3,178 (approximately $2,400) was unused and available.

Additional international credit facilities provide availability totaling approximately $29,900. Of this amount, approximately $15,900 (net of LOCs and other guarantees of approximately $7,700 and $2,300 of other draws) was available to fund working capital needs and capital expenditures at December 31, 2003. Of the total $2,310 of outstanding debt, $1,419 was classified as long-term. There is an additional $4,000 available for which usage is restricted to capital investments and for foreign currency hedging. While these facilities are primarily unsecured, portions of the lines are secured by equipment and with $1,442 of cash. The Company guarantees up to $6,700 of the debt of one of its Brazilian subsidiaries, included in these facilities.

The Company and HAI had affiliated borrowing arrangements with Borden Foods Holding Corporation (“Foods”) during 2003. See Note 20.

HAI entered into a three-year asset based revolving credit facility on January 28, 2004, which provides for a maximum borrowing of $20,000 (the “HAI facility”). The HAI facility replaced the affiliated loan agreement with Foods. The HAI facility is secured with inventory, accounts receivable and property and equipment of HAI. Maximum borrowing allowable under the HAI facility is based upon specific percentages of eligible accounts receivable and inventory. The HAI facility provides up to $2,000 for LOCs. The HAI facility contains restrictions relative to HAI on dividends, affiliate transactions, minimum availability ($2,000), additional debt and capital expenditures ($2,000 in 2004). In addition, HAI is required to maintain a minimum trailing twelve-month debt coverage ratio of 1.5 to 1.0.

The Company finances certain insurance premiums outside of the Credit Facility. Short-term borrowings include $2,548 and $975 related to this arrangement at December 31, 2003 and 2002, respectively.

On October 1, 2003, the Company exercised its option to redeem, at par, the remaining $885 of County of Maricopa Industrial Revenue Bonds (“IRBs”). In October 2003, the Company converted the $34,000 Parish of Ascension IRBs to a fixed interest rate and, by doing so, eliminated the requirement to maintain a backup letter of credit of approximately $34,500. The elimination of this LOC increased availability under the Credit Facility.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

During the fourth quarter of 2002, the Company repurchased $7,368 of the outstanding publicly held bonds for $4,510 plus fees. A $2,741 gain on the extinguishment of the bonds was recognized in 2002 and is included in Other non-operating income.

Aggregate maturities of total debt and minimum annual rentals under operating leases at December 31, 2003, for the Company are as follows:

Year	Debt	Minimum Rentals Under Operating Leases
2004	$8,167	$12,120
2005	2,219	10,205
2006	1,841	7,882
2007	1,420	5,961
2008	3,609	4,302
2009 and beyond	520,877	3,789

	$538,133	$44,259

Rental expense amounted to $14,595, $14,399 and $19,566 in 2003, 2002 and 2001, respectively.

11. Income Taxes

Comparative analysis of the Company’s income tax benefit related to continuing operations follows:

	Current			Deferred
	2003	2002	2001	2003	2002	2001
Federal	$(9,899)	$(29,479)	$(363)	$4,662	$12,040	$(25,800)
State & Local	(737)	(380)	(4,365)	566	187	(805)
Foreign	(246)	11,574	(222)	995	3,796	722

	$(10,882)	$(18,285)	$(4,950)	$6,223	$16,023	$(25,883)

In 2001, the Company’s income tax expense related to discontinued operations was $5,600 (see Note 7). The Company’s income tax expense from the gain on disposal of discontinued operations was $37,428 in 2001, which is reflected as a reduction to shareholders’ equity due to the affiliated nature of the transaction (see Note 1).

A reconciliation of the Company’s difference between income taxes related to continuing operations computed at Federal statutory tax rates and provisions for income taxes is as follows:

	2003	2002	2001
Income taxes computed at Federal statutory tax rate	$6,411	$(3,157)	$(58,602)
State tax provision, net of Federal benefits	(111)	(193)	(5,842)
Foreign tax differentials	(813)	3,502	1,187
Foreign source income also subject to U.S. taxation	9,324	1,777	12,397
Losses and other expenses not deductible for tax	373	(863)	2,723
Impairment of non-deductible goodwill	—	—	31,692
Valuation allowance	5,401	16,672	—
Elimination of deferred tax liabilities of BCPM	(1,624)	—	—
Capital loss on sale of Melamine	(19,936)	—	—
Adjustment of prior estimates and other	(3,684)	(20,000)	(14,388)

Income tax benefit	$(4,659)	$(2,262)	$(30,833)

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

The 2003 consolidated rate reflects a benefit of $19,936 from the sale of the stock of Melamine in 2003. The tax basis of the stock exceeded the tax basis of the assets and this additional basis was not recognized until the stock sale was completed in 2003. This benefit is a capital loss carryforward that can only be used against capital gains; therefore, a valuation reserve was established for the full amount of this benefit. The 2003 consolidated rate also reflects a reduction of the deferred tax valuation reserve in the amount of $14,534 related to benefits which the Company now believes are more likely than not to be realized. The 2003 tax rate also reflects the elimination of $1,624 of deferred tax liabilities associated with the BCPM bankruptcy. In addition, reserves for prior years’ Canadian and U.S. tax audits were reduced by $3,997 as a result of preliminary settlements of certain matters in the fourth quarter of 2003. The effective rate also reflects additional income tax expense of $9,324 on foreign dividend income and on deemed dividend income related to loans and guarantees from foreign subsidiaries.

The 2002 consolidated tax rate reflects a valuation allowance in the amount of $16,672 recorded against the benefit of certain deferred interest expense deductions, which are subject to usage limitations by the Internal Revenue Service (“IRS”), that are no longer more likely than not to be used. This expense is offset by the reduction of a $20,000 reserve for U.S. Federal income tax audits reflecting preliminary settlement of certain matters for the years 1998 and 1999 that were resolved in 2002.

The 2001 consolidated tax rate includes a $31,692 effect of the non-deductible impairment of the fixed assets and goodwill related to the 2001 shutdown of Melamine. Additionally, tax expense of $12,397 is reflected in the tax rate for the impact of earnings related to the expected sale of foreign businesses that are no longer expected to be permanently reinvested in foreign locations, as well as the inability to use foreign tax credits associated with those earnings due to usage limitations. Offsetting this charge was a tax benefit of $14,388 relating to the settlement of U.S. Federal income tax audits for the years 1987 to 1991 that were finalized in 2001.

The domestic and foreign components of the Company’s Income (loss) from continuing operations before income taxes are as follows:

	2003	2002	2001
Domestic	$(30,706)	$(42,929)	$(165,478)
Foreign	49,023	33,909	(1,959)

	$18,317	$(9,020)	$(167,437)

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

The tax effects of the Company’s significant temporary differences, and loss and credit carryforwards, which comprise the deferred tax assets and liabilities at December 31, 2003 and 2002, are as follows:

	2003	2002
Assets
Non-pension postemployment benefit obligations	$46,261	$52,411
Accrued and other expenses	75,493	91,332
Loss and credit carryforwards	162,308	169,302
Pension liability	23,448	23,071

Gross deferred tax assets	307,510	336,116
Valuation allowance	(81,992)	(89,321)

	225,518	246,795
Liabilities
Property, plant, equipment and intangibles	77,558	76,107
Foreign property, plant, equipment and other	9,338	5,975
Prepaid pension	2,404	293
Deferred gain on sale of a partnership interest	—	17,264
Other prepaids and intangibles	(277)	1,300

Gross deferred tax liabilities	89,023	100,939

Net deferred tax asset	$136,495	$145,856

The Company’s net deferred tax asset at December 31, 2003 was $136,495, which is the net of $140,519 of deferred tax assets and a $4,024 current deferred tax liability. Of this amount, $139,336 represents net domestic deferred tax assets related to future tax benefits. The Company’s deferred tax asset related to loss and credit carryforwards, net of valuation allowance is $80,316. This $80,316 includes net operating loss carryforwards and future deductions of $43,369 for U.S. federal tax purposes, which will begin expiring in 2021. This amount also includes minimum tax credits of $33,132, which do not expire, and other available carryforwards of $3,815, with various expiration dates.

The Company regularly assesses the realizability of the deferred tax assets to determine whether it is more likely than not that some portion of the deferred tax assets will not be realized. Valuation reserves are adjusted to reflect this assessment. The Company considers projected future taxable income, the length of the period during which the deferred tax asset can be utilized and tax planning strategies in making this assessment.

In 2003 the Company reduced its deferred tax valuation reserve by $14,534. This change in our estimate was mainly based on the 2003 amendment to the Total Family Protection Plan which eliminated $88,200 of future obligations. Deferred tax assets of approximately $30,000 will be absorbed as the benefit associated with this decrease in future obligations is amortized over the next 9 years. In addition, $34,000 of additional taxable income will be generated by the guarantees from foreign subsidiaries discussed above. Management believes this additional future taxable income provides the capacity to reduce the deferred tax valuation reserve accordingly. In management’s judgment, the net deferred tax assets at December 31, 2003 are more likely than not to be realized.

Credit carryforwards and valuation allowances both decreased from 2002 principally due to the expiration of foreign tax credits and the valuation allowances previously established against those credits. Loss carryforwards increased from 2002 due to the generation of additional net operating loss carryforwards in 2003.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

At December 31, 2003, the Company has approximately $66,000 accrued for probable tax liabilities, of which $19,800 is recorded in other current liabilities and $46,200 is recorded in other long-term liabilities. Of the $66,000, approximately $35,000 relates to the provision for taxes on foreign unrepatriated earnings, and the balance of $31,000 relates to U.S. Federal, state and local and Canadian taxes.

The IRS has substantially completed audits of all years through 1999, and unresolved issues for the years 1994-1999 are currently under discussion with the Appeals Office of the IRS and the Competent Authority group of the U.S. Treasury Department. These unresolved issues generally include appropriateness of: expense allocations and royalty charges between U.S. and foreign jurisdictions, compensation excise tax assessments, certain carryback claims filed by the Company and the treatment of various business sale transactions undertaken by the Company during the period. The IRS has substantially completed the audit of tax years 2000-2001, and the results have been discussed and agreed upon by the Company. The years 2002 and 2003 remain open for examination.

The 2003 consolidated tax rate reflects the reversal of $3,997 of the aforementioned tax reserves. This reversal reflects the settlement of potential U.S. Federal, state and local tax matters, an adjustment of foreign tax credits available for future use, Canadian audit issues related to the divestiture of operating businesses in prior years and the settlement of other audit related tax issues offset by the utilization of available tax assets.

The Canada Revenue Agency is currently auditing the Company’s Canadian subsidiary for the period 1993-1994. The years 1995-2003 remain open for inspection and examination by various Canadian taxing authorities. Deposits have been made to offset any probable additional taxes related to the divestiture of Canadian operating businesses. Since 1995, the Company has divested its Foods, Consumer Adhesives, and wallcoverings businesses, all of which had operations in Canada.

The Company and some of its affiliates have historically operated in over forty states across the U.S. Since 1995, the Company has divested a significant number of its businesses and generated significant taxable gains from these sales and divestitures. The Company has also utilized certain affiliated legal entities for the purposes of licensing its intellectual properties to related and unrelated parties and for providing loans and other financing for operations. Reserves have been established to provide for probable additional tax liabilities related to these transactions. As the various state and city taxing jurisdictions continue with their audit/examination programs, and as the corresponding audit years are finalized at the U.S. federal audit level, the Company will adjust its reserves to reflect these settlements.

The Company has not recorded income taxes applicable to undistributed earnings of foreign subsidiaries that are permanently reinvested in foreign operations. Undistributed earnings permanently reinvested amounted to approximately $173,400 at December 31, 2003.

12. Pension and Retirement Savings Plans

Most U.S. employees of the Company are covered under a non-contributory defined benefit plan (the “U.S. Plan”). The U.S. Plan provides benefits for salaried employees based on eligible compensation and years of credited service and for hourly employees based on years of credited service. Certain employees in other countries are covered under other contributory and non-contributory foreign defined benefit plans that, in the aggregate, are insignificant and are included in the data presented herein.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Following is a rollforward of the assets and benefit obligations of the Company’s defined benefit plans. The Company uses a September 30 measurement date for its plans.

	2003	2002
Change in Benefit Obligation
Benefit obligation at beginning of year	$263,364	$288,107

Service cost	2,316	3,844
Interest cost	15,228	19,148
Actuarial losses	12,038	4,693
Foreign currency exchange rate changes	1,165	84
Benefits paid	(34,403)	(28,942)
Plan amendments	—	330
Acquisitions/divestitures	(325)	—
Settlements/curtailments	(304)	(23,900)

	259,079	263,364

Change in Plan Assets
Fair value of plan assets at beginning of year	190,831	260,540
Actual return on plan assets	30,683	(18,000)
Foreign currency exchange rate changes	805	34
Employer contribution	1,770	1,099
Benefits paid	(34,403)	(28,942)
Settlements/curtailments	—	(23,900)

Fair value of plan assets at end of year	189,686	190,831

Plan assets less than benefit obligation	(69,393)	(72,533)
Unrecognized net actuarial loss	122,261	131,658
Unrecognized initial transition gain	21	13
Unrecognized prior service cost	1,348	2,534

Net amount recognized	$54,237	$61,672

Amounts recognized in the balance sheets, after reclassification of the prepaid pension asset to reflect a minimum pension liability adjustment, consist of:

	2003	2002
Accrued benefit liability	$(67,526)	$(70,216)
Intangible asset	1,348	2,504
Accumulated other comprehensive income	120,415	129,384

Net amount recognized	$54,237	$61,672

The weighted average rates used to determine benefit obligations for the Company were as follows:

	2003	2002
Discount rate	5.8%	6.5%
Rate of increase in future compensation levels	4.0%	4.2%

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

The following summarizes defined benefit pension plans with an accumulated benefit obligation in excess of plan assets:

	2003	2002
Projected benefit obligation	$259,079	$263,364
Accumulated benefit obligation	256,972	259,655
Fair value of plan assets	189,686	190,831

While the Company reports the entire liability for the U.S. Plan, which is sponsored by the Company, its participants also include certain Foods’ former associates and Consumer Adhesives’ associates. Foods and Consumer Adhesives reimbursed the Company for the expense associated with their respective participants in the U.S. plan. Therefore, the tables summarizing the pension activities for the Company’s defined benefit pension plans include the liabilities and assets relating to these businesses. However, the expense table excludes the expense relating to Foods and Consumer Adhesives. Expense reimbursements received by the Company from Foods and Consumer Adhesives totaled $1,061, $1,012 and $952 for 2003, 2002 and 2001, respectively. The Company does not anticipate any future reimbursements from either Foods or Consumer Adhesives.

Following are the components of net pension expense recognized by the Company for the years ended December 31:

	2003	2002	2001
Service cost	$2,101	$3,602	$3,352
Interest cost on projected benefit obligation	14,803	16,727	18,701
Expected return on assets	(15,481)	(19,386)	(22,925)
Amortization of prior service cost	386	395	436
Amortization of initial transition asset	10	12	(122)
Recognized actuarial loss	7,116	4,102	3,706
Settlement/curtailment loss	411	13,600	16,300

Net pension expense	$9,346	$19,052	$19,448

The weighted average rates used to determine net pension expense for the Company were as follows:

	2003	2002	2001
Discount rate	6.5%	7.2%	7.7%
Rate of increase in future compensation levels	4.2%	4.5%	4.7%
Expected long-term rate of return on plan assets	8.2%	8.3%	8.7%

The 2003 curtailment loss includes a $710 charge for the U.S. Plan, partially offset by a curtailment gain of $299 on an international plan. During 2002, the Company recognized a settlement charge of $13,600 related to lump sum payments made by the U.S. Plan. During 2001, the Company recorded settlement and curtailment charges of $10,700 relating to the partial settlement of U.S. Plan liabilities for Foods and an additional $5,600 settlement for other lump sum payments made by the U.S. Plan.

In determining the expected overall long-term rate of return on assets, the Company takes into account the rates on long-term debt investments held within the portfolio, as well as expected trends in the equity markets. Peer data and historical returns are reviewed, and the Company consults with actuarial experts to confirm that the Company’s assumptions are reasonable.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

The Company’s investment strategy for defined benefit pension plan assets is to maximize the long-term return on plan assets using a mix of equities and fixed income investments and accepting a prudent level of risk. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and expected timing of future cash flow requirements. The investment portfolio contains a diversified blend of equity and fixed-income investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks, as well as growth, value and small and large capital investments. Investment risk and performance is measured and monitored on an ongoing basis through quarterly investment portfolio reviews, annual liability measurements and periodic asset/liability studies.

Following is a summary of actual 2003 and 2002, at the measurement date, and target 2004 allocations of Plan assets by investment type:

	Actual		Target
	2003	2002	2004
Fixed income securities	49%	43%	40%
Equity securities	31%	32%	60%
Cash and short-term investments	20%	25%	—

	100%	100%	100%

The Company recently reviewed its target allocation of plan assets based on projections and expected timing of future benefit payments. Based on this review the Company has set a new allocation target in 2004 of 60% equities and 40% debt. The re-allocation process is expected to be completed by the end of the second quarter of 2004. The Company’s pension portfolio does not include any significant holdings in real estate.

The Company expects to make contributions totaling $870 to its defined benefit plans in 2004.

The Company has been informed by the IRS that cash balance plans may be required to be amended because of recent ERISA rulings that found some cash balance plans to be discriminatory. The IRS indicated that the U.S. Plan should continue to operate as currently designed until new guidance is available. There is insufficient information to assess any potential impact to the Company of the ERISA ruling at this time.

Most employees not covered by the Company’s U.S. and foreign defined benefit pension plans are covered by collective bargaining agreements, which are generally effective for five years. Under Federal pension law, there would be continuing liability to these pension trusts if the Company ceased all or most participation in any such trust, and under certain other specified conditions. The Consolidated Statements of Operations include charges of $472, $504 and $367 in 2003, 2002 and 2001, respectively, for payments to pension trusts on behalf of employees not covered by the Company’s plans.

The Company also provides a defined contribution plan to its U.S. employees (the “Retirement Savings Plan”). Eligible salaried and hourly employees may contribute up to 5% of their pay (7% for certain longer service salaried employees), as basic contributions to the plan. The Company contributes monthly to the plan an amount equal to at least 50% and up to 100% of basic contributions. The Company has the option to make additional contributions based upon financial performance. Charges to operations for matching contributions under the Retirement Savings Plan in 2003, 2002 and 2001 totaled $6,560, $5,647 and $5,289 respectively.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

13. Non-Pension Postretirement Benefit

The Company provides certain health and life insurance benefits for eligible domestic and Canadian retirees and their dependents. The cost of postretirement benefits is accrued during employees’ working careers. Domestic participants who are not eligible for Medicare are generally provided with the same medical benefits as active employees. Until September 2003, participants who were eligible for Medicare were provided with supplemental benefits. In September 2003, the plan was amended, as is discussed below. Canadian participants are provided with supplemental benefits to the national healthcare plan in Canada. The domestic postretirement medical benefits are contributory; the Canadian medical benefits are non-contributory. The domestic and Canadian postretirement life insurance benefits are non-contributory. Benefits are funded on a pay-as-you-go basis.

In 2003, the Company amended its Total Family Protection Plan such that, effective September 1, 2003, medical benefits are no longer provided to the Company’s retirees and their dependents who are over age 65. The Company has made an arrangement with a major benefits provider to offer affected retirees and their dependents continued access to medical and prescription drug coverage, including coverage for pre-existing conditions. The Company is subsidizing a portion of the cost of coverage for affected retirees and dependents through December 2004 to assist retirees’ transition to alternative medical coverage. The Company has reserved the right to continue, terminate or reduce the subsidy provided to affected retirees and dependents in the future. This subsidy will be reviewed for periods after December 2004. As a result of these actions, based on current actuarial estimates and assumptions, the Company’s liability related to providing post retirement medical benefits has been reduced by approximately $88,000. The Company’s unrecognized prior service cost has been adjusted for the impact of the amendment, and the adjustment is being amortized over the estimated remaining years of service of approximately nine years.

On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was signed into law. The Act introduces a prescription drug benefit under Medicare (Medicare Part D) that provides several options for Medicare eligible participants and employers, including a federal subsidy to companies that elect to provide a retiree prescription drug benefit which is at least actuarially equivalent to Medicare Part D. The Act provides for a two-year transitional period to allow for, among other items, the possibility that companies may amend existing plans. There are significant uncertainties regarding the eventual regulations required to implement the Act, as well as the Act’s overall affect on plan participant’s coverage choices and the related impact on their health care costs. As such, the effects of the Act are not reflected in the accumulated postretirement benefit obligation as of December 31, 2003 or in the 2003 net periodic postretirement benefit cost. Once the regulations regarding the implementation of the Act and FASB’s authoritative guidance on the accounting for the federal subsidy is issued, the Company may be required to change its previously reported information. The Company is currently evaluating the provisions of the Act and its potential impact to the Company’s postretirement medical plans.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Following is a rollforward of the changes in the non-pension postretirement benefit obligations of the Company for the years ended December 31. The Company uses a measurement date of September 30.

	2003	2002
Change in Benefit Obligation
Benefit obligation at beginning of year	$131,609	$128,499
Service cost	72	64
Interest cost	3,938	8,822
Contributions by plan participants	2,176	2,797
Actuarial (gains) losses	(4,683)	5,240
Plan amendments	(88,168)	—
Benefits paid	(12,889)	(13,818)
Foreign Exchange	150	5

Benefits obligation at end of year	32,205	131,609

Unrecognized net actuarial gain	3,809	496
Unrecognized prior service benefit	86,830	7,214

Accrued postretirement obligation at end of year	$122,844	$139,319

The weighted average rates used to determine benefit obligations for the Company were as follows:

	2003	2002
Discount rate	5.8%	6.5%

The net postretirement (benefit) expense table excludes the expense related to Foods for 2002, as Foods reimbursed the Company $509 for the expense related to Foods’ participants in that year. Foods reimbursed the Company in 2001 to assume their remaining postretirement liability following the sale of its businesses.

Following are the components of net postretirement (benefit) expense recognized by the Company for 2003, 2002 and 2001:

	2003	2002	2001
Service cost	$72	$64	$44
Interest cost on projected benefit obligation	3,938	8,249	7,884
Amortization of prior service cost	(8,552)	(3,294)	(8,923)
Recognized actuarial gain	(122)	(1)	(523)
Settlement/curtailment gain	—	—	(487)

Net postretirement (benefit) expense	$(4,664)	$5,018	$(2,005)

The weighted average rates used to determine net postretirement (benefit) expense for the Company were as follows:

	2003	2002	2001
Discount rate	6.5%	7.3%	7.7%

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Following are the assumed health care cost trend rates at December 31, which are no longer significant due to the 2003 plan amendment.

	2003	2002
Health care cost trend rate assumed for next year—pre-age 65	5.25%	5.25%
Health care cost trend rate assumed for next year—post-age 65	7.75%	8.25%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.25%	5.25%
Year that the rate reaches the ultimate trend rate	2008	2008

A one-percentage-point change in the assumed health care cost trend rates would not have a material impact on the Company.

	1% increase	1% decrease
Effect on total service cost and interest cost components	$9	$(10)
Effect on postretirement benefit obligation	145	(150)

Also included in the Consolidated Balance Sheets at December 31, 2003 and 2002 are other postemployment benefit obligations of $5,879 and $6,065, respectively.

14. Shareholders’ Deficit

Common Stock and Warrants

The Company has 200,895,628 shares of $0.01 par value common stock issued and outstanding and 300,000,000 shares authorized. At December 31, 2003, management held a total of 1,920,634 common shares of the Company, including 1,587,301 shares of restricted stock granted during 2002, which become unrestricted on the third anniversary of the grant date. During 2002, the Company sold 333,333 shares to management at the estimated fair value of $2.25 per share. In 2002, the Company repurchased shares and retired warrants at amounts greater than fair market value and recognized compensation expense of $487.

Preferred Stock

The Company is authorized to issue up to 100,000,000 shares of Series A Preferred Stock. There were no shares outstanding in 2003 or 2002, and the Company currently has no plans to issue Preferred shares. In 2001, the Company had 24,574,751 shares of Preferred Stock issued to BHI. Each share had a liquidation preference of $25.00 and was entitled to cumulative dividends at an annual rate of 12% payable quarterly in arrears. BHI contributed all of the outstanding Preferred Stock of $620,922, including accumulated dividends of $6,553 to the Company as a capital contribution in 2001 (see Note 3). During 2001, the Company declared preferred stock cash dividends of $61,846.

Other Shareholders’ Equity

There were no common stock dividends declared in 2003 and 2002. The Company declared common stock cash dividends of $36,434 in 2001. The dividends were recorded as a charge to Paid-in capital to reflect a return of capital to BHI.

At December 31, 2003, the Company held $404,817 of notes receivable from BHI, which accrue interest at 12% per year, payable quarterly, and mature on September 29, 2005. The notes were received from affiliates as

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

proceeds from the 1996 sales of businesses and options to purchase businesses formerly owned by the Company. The Receivable from parent, reflected as a reduction in the Consolidated Statements of Shareholders’ Deficit, includes accrued interest of $107,277, $58,699 and $0 related to these notes receivable at December 31, 2003, 2002 and 2001. Paid-in capital includes the related net of tax interest income of $31,576, $38,154 and $24,674 for the years ended December 31, 2003, 2002 and 2001. In the Company’s 2001 Annual Report on Form 10-K, the Company expressed its intention to cancel this note receivable; therefore; a valuation allowance was placed on the accrued interest at that date. During 2002, the Company decided to defer canceling the note, reversed this valuation allowance and resumed accruing the related interest. Historically, BHI funded the payment of the interest on the note through common dividends received from the Company. BHI has not made a payment on the accrued interest, nor has the Company paid an associated dividend, since October 15, 2001.

Deferred compensation expense of $3,571, related to the restricted shares granted in 2002, is being amortized over the three-year vesting period. At December 31, 2003, the unamortized deferred compensation was $1,488.

Capital Contributions

Following is a summary of capital contributions received by the Company during 2003, 2002 and 2001:

	2003	2002	2001
Income tax benefits	$17,002	$20,890	$21,038
Non-compete agreement	5,000	—	—
Foods pension liability payment	4,300	—	—
Capital wind-down costs	—	3,550	—
Preferred stock and accumulated dividends	—	—	620,922
Cash contributions	—	—	17,000

	$26,302	$24,440	$658,960

BHI contributed tax benefits to the Company of $17,002, $20,890 and $21,038 during 2003, 2002 and 2001, respectively. The Company is included in BHI’s tax return, and the deductible interest expense on BHI’s notes payable reduces the Company’s tax liability.

BHI also made a $5,000 payment to the Company in 2003, relating to a non-compete agreement entered into by BHI with the third party purchaser of Consumer Adhesives, which was sold by BWHLLC in the fourth quarter of 2003. The Company does not currently market the product line disallowed under the agreement and has no plans to market such a product; therefore, there is no impact on the Company’s operations resulting from the non-compete agreement. This amount is reflected in Paid-in capital because BHI is a related party.

In the fourth quarter of 2003, Foods made a $4,300 payment to the Company related to the U.S. pension obligation retained upon the sale of Foods’ operations. This payment is reflected as a credit to Paid-in capital because it is a related party transaction.

During 2002, the Company also recorded a capital contribution from BHI of $3,550 (net of tax) related to the allocation of Capital wind-down costs to the Company, which the Company had no responsibility to fund. See Note 3.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Other Equity Transactions

In 2001, the Company recorded a pre-tax gain on the Consumer Adhesives Sale of $132,275, which was recorded in Paid-in capital. In 2002, the Company sold its remaining investment of a $110,000 note receivable from Consumer Adhesives for face value plus accrued interest. In 2003, the Company recorded an adjustment of $5,925 in Paid-in capital to reflect additional tax expense associated with the sale of the $110,000 note receivable. See Note 1.

The Corporate Reorganization resulted in the issuance of shares of common stock of the Company and warrants to purchase common stock to certain management members, in exchange for the shares they held in BCHI. This resulted in an increase to Paid-in capital of $1,236 in 2001, the value of the minority interest liability that represented their previous interest in BCHI.

The Company recorded net of tax minimum pension liability adjustments of $5,830, $(17,075) and $(66,580) for 2003, 2002 and 2001, respectively, relating to underfunded pension plans, which is included in accumulated other comprehensive income.

15. Stock Option Plans and Other Stock Based Compensation

Stock Options

The Company accounts for stock-based compensation under APB No. 25 and has adopted the disclosure-only provisions of SFAS No. 123 “Accounting for Stock-Based Compensation.” The Company has granted options under its Amended and Restated 1996 Stock Purchase and Option Plan for Key Employees (the “Option Plan”).

Following is a summary of option activity for the three years ended December 31, 2003:

	2003		2002		2001
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Options outstanding beginning of year	3,426,040	$3.59	6,871,380	$4.38	4,382,500	$5.43
Options exercised	—	—	—	—	—	—
Options granted	3,457,500	2.00	1,492,000	2.25	—	—
Option conversion	—	—	—	—	4,451,880	4.38
Options forfeited	(1,351,180)	4.30	(4,937,340)	4.28	(1,963,000)	5.09

Options outstanding end of year	5,532,360	$2.42	3,426,040	$3.59	6,871,380	$4.85

During the fourth quarter of 2003, options to purchase 3,457,500 shares, in the aggregate, were granted to key employees. The options generally ratably vest over five years, have an exercise price of $2.00 and were granted at their estimated fair value.

During 2002, options to purchase 1,492,000 shares, in the aggregate, were granted to key employees, including performance options to purchase 1,176,000 shares. The 2002 grants have an exercise price of $2.25 per share, based on estimated fair value. The performance options vest after the fifth anniversary of the grant date; however, vesting is accelerated upon the achievement of certain financial targets. As of December 31, 2003, none of these targets were achieved. The remaining options generally vest ratably over five years.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

From 1996 through 1999, BCHI issued stock options and sold equity to key management under the Option Plan (the “BCHI option grants”). The BCHI option grants had exercise prices between $5.00 and $7.50, the estimated fair values at the grant dates, and vested over five years. The outstanding BCHI option grants became options of the Company effective with the Corporate Reorganization in 2001 (see Note 3). The conversion of the BCHI option grant provided BCHI management with equivalent intrinsic value in the Company at the new measurement date; therefore no compensation expense was recorded. The strike prices of the converted options ranged from $4.13 to $5.00, which exceeds estimated fair market value. During 2003, all of the $4.13 options were cancelled upon the repurchase of the related shares from management. There are options to purchase 650,360 shares, in the aggregate, outstanding from the converted BCHI option grant, all with a $5.00 exercise price.

In accordance with FASB Interpretation No. 44, “Accounting for Certain Transactions involving Stock Compensation,” options granted under the Option Plan after July 1, 2001 require variable accounting. The expense relating to these options for 2003 and 2002 was $230 and $14, respectively.

To determine proforma compensation cost for the Option Plan according to SFAS No. 123 (see Note 2), the fair value of each option grant is estimated on the date of grant using the Black-Scholes options pricing model with a risk-free weighted average interest rate of 2.91% for 2003 grants and 5.0% for 2002 grants and expected lives of five years for all grants. To determine compensation cost according to SFAS No. 123, the fair value of each option was estimated as of the measurement date using the Black-Scholes option-pricing model with a risk free weighted average interest rate of 4.37% and expected lives of five years.

As of December 31, 2003, there were 4,017,639 shares available for future grants.

At December 31, 2003, there were options to purchase 583,488 shares, in the aggregate, exercisable, with a range of exercise prices of $2.25 to $5.00, a weighted average exercise price of $4.70 and a weighted average remaining life of 3 years. At December 31, 2002, there were options to purchase 1,472,824 shares, in the aggregate, exercisable, with a range of exercise prices of $4.13 to $5.00, a weighted average exercise price of $4.51 and a weighted average remaining life of 4 years.

Unit Appreciation Rights

Certain current and former employees of the Company hold unit appreciation rights (“UARs”) in BWHLLC granted by the Company during the years 1996—2000. The UARs have a ten-year life, and all outstanding UARs are fully vested. The UARs are accounted for under the liability method as prescribed by APB No. 25, and any compensation expense incurred in conjunction with the UARs will be reflected in the Statements of Operations for the Company. In 2003, 2002 and 2001, the Company did not record any compensation expense attributable to the UARs. There were 1,157,732 UARs outstanding at December 31, 2003 and no UARs available for future grants.

16. Derivative Financial Instruments

At December 31, 2003, the Company had derivative liabilities of $664 classified as other current liabilities and derivative gains of $341 classified as other assets. As of December 31, 2002, the Company had derivative liabilities of $402 classified as other current liabilities and derivative gains of $16 classified as other assets. On January 1, 2001, the Company adopted SFAS No. 133 resulting in a pre-tax charge of $5,200 to accumulated other comprehensive income, as discussed in Note 8.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Interest Rate Swaps

The Company uses interest rate swaps to alter interest rate exposures between fixed and floating rates on certain long-term debt. Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed notional principal amount.

Effective December 1, 2003, the Company entered into a $34,000 interest rate swap agreement structured for the Parish of Ascension IRBs (see Note 10). Under this agreement, the Company receives a fixed rate of 10% and pays a variable rate equal to the 6-month LIBOR plus 630 basis points. This was the Company’s only outstanding interest rate swap at December 31, 2003. The $24,286 swap outstanding at December 31, 2001 matured on December 1, 2002, and the Company realized a gain on the settlement of $1,722. The net impact of interest rate swaps was a decrease in the Company’s interest expense of $62 in 2003 and an increase in interest expense of $2,566 and $2,215 in 2002 and 2001, respectively. The 2003 year-end fair value of the $34,000 interest rate swap was a loss of $483.

The following table summarizes the weighted average interest rates for the swaps used by the Company. Variable rates change with market conditions and may vary significantly in the future.

	2003	2002	2001
Average rate paid	7.6%	13.7%	13.7%
Average rate received	10.0%	1.9%	4.5%

Foreign Exchange

International operations account for a significant portion of the Company’s revenue and operating income. It is the policy of the Company to reduce foreign currency cash flow exposure due to exchange rate fluctuations by hedging anticipated and firmly committed transactions wherever economically feasible. The Company enters into forward and option contracts to buy and sell foreign currencies only to reduce foreign exchange exposure and protect the U.S. dollar value of such transactions to the extent of the amount under contract. These contracts are designed to minimize the impact from foreign currency exchange on operating income and on certain balance sheet exposures.

Gains and losses arising from contracts are recognized on a quarterly basis through the Consolidated Statement of Operations (see Note 2). The Company does not hold or issue derivative financial instruments for trading purposes.

At December 31, 2003 and 2002, the Company had $44,300 and $60,079, respectively, of notional value of foreign currency exchange forward contracts outstanding. At December 31, 2003, the Company recorded a loss of $323 related to its foreign currency exchange forward contract outstanding. At December 31, 2002, the Company recorded a loss of $402 related to its foreign currency exchange forward contracts outstanding.

At December 31, 2003, the Company’s forward position of $44,300 was to sell British Pounds for U.S. Dollars at a rate of 1.7710. At December 31, 2002, the Company had forward positions to sell British Pounds for U.S. Dollars ($36,916) and Canadian Dollars ($23,163). The unsecured contracts mature within three months and are placed with financial institutions with investment grade credit ratings. The Company is exposed to credit loss in the event of non-performance by the other parties to the contracts. The Company evaluates the credit worthiness of the counterparties’ financial condition and does not expect default by the counterparties.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

At December 31, 2003, the Company had put options totaling $12,000 to buy Canadian Dollars with U.S. Dollars. The options expire within three months at varying dates and have a contract rate of 1.3600. The Company also is a party to call options held by financial institutions totaling $12,000 to sell Canadian Dollars for U.S. Dollars. The options expire within three months at varying dates and have contract rates that vary from 1.3040 to 1.3095. At December 31, 2003, the Company recorded a loss of $163 related to these options.

Option and Commodity Future Contracts

The Company is exposed to price fluctuations associated with raw materials purchases, most significantly with methanol, phenol and urea. For these commodity raw materials, the Company has purchase contracts, with periodic price adjustment provisions. The Company also adds to customer contracts selling price provisions that are indexed to publicly available indices for these commodity raw materials. The Board of Directors approves all commodity futures and commodity commitments.

Natural Gas Futures—The Company hedges a portion of natural gas purchases for North America. In March 2003, the Company entered into futures contracts with varying settlement dates through June 2004. The Company used futures contracts to hedge 69% of its 2003 North American natural gas usage. The contracts are settled for cash each month based on the closing market price on the last day the contract trades on the New York Mercantile Exchange. Obligations settled under these contracts totaled $4,866 and related losses were $224 in 2003. Remaining obligations outstanding under these contracts were $1,359 as of December 31, 2003.

The Company entered into similar futures contracts to hedge portions of its natural gas purchases in June 2001 with varying settlement dates through November 2002. Commitments settled under these contracts totaled $1,210 and $1,716 in 2002 and 2001, respectively, and related losses were $264 and $610 in 2002 and 2001, respectively. There were no remaining obligations under these contracts at December 31, 2002.

Gains and losses on commodity futures contracts are recognized each month as gas is used. Remaining obligations are marked to market on a quarterly basis. The Company recorded a gain of $11 at December 31, 2003 related to its natural gas futures contracts.

Natural Gas Commitments—In 2000, the Company entered into fixed rate, fixed quantity contracts to secure a portion of anticipated natural gas usage at certain of the Company’s facilities. The contracts were entered into to partially hedge the Company’s risk associated with natural gas price fluctuations in peak usage months through March 2003. Gas purchases under these contracts totaled $402, $671 and $853 in 2003, 2002 and 2001, respectively. These contracts covered approximately 75% of 2003 and 86% of 2002 natural gas usage during the periods of the contracts at those facilities. The Company had no natural gas commitments outstanding at December 31, 2003. The Company recorded a gain of $16 at December 31, 2002 for the difference between the fair value and carrying value of its remaining natural gas commitments.

17. Fair Value of Financial Instruments

The following table presents the carrying or notional amounts and fair values of the Company’s financial instruments at December 31, 2003 and 2002. The fair value of a financial instrument is the estimated amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair values are determined from quoted market prices where available or based on other similar financial instruments.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and other accruals are considered reasonable estimates of their fair values. The carrying value of the loans payable to affiliates approximates fair values, as management believes the loans bear interest at market interest rates.

The following table includes the carrying and fair values of the Company’s financial instruments.

	2003		2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Nonderivatives
Liabilities
Debt	$538,133	$503,630	$526,066	$345,048

	Notional Amount	Fair Value Gain (Loss)	Notional Amount	Fair Value (Loss) Gain
Derivatives relating to:
Foreign currency contracts	$44,300	$(323)	$60,079	$(402)
Interest rate swaps	34,000	(483)	—	—
Call options	12,000	(181)	—	—
Put options	12,000	18	—	—
Natural gas futures	1,359	11	—	—
Natural gas commitments	—	—	402	16

18. Supplemental Information

	2003	2002	2001
Depreciation	$45,811	$46,392	$53,996
Amortization	1,508	1,555	5,365
Research and Development	17,998	19,879	21,210

19. Segment and Geographic Data

In previous documents filed with the SEC Adjusted EBITDA was the description used in our segment footnote to describe our segment performance measure. For purposes of this document we have described our segment performance measure as “Segment EBITDA.” We intend to use the term Segment EBITDA to measure segment performance in future SEC documents.

The Company consists of three reportable segments: North American Forest Products, North American Performance Resins Group and International. Consolidated results also include Corporate and other and Divested business, which are reported separately. The product lines included in the North American Forest Products segment are formaldehyde and forest product resins. The key business drivers in the North American Forest Products segment are housing starts, furniture demand, panel production capacity and chemical sector operating conditions. The North American Performance Resins Group includes oilfield, foundry and specialty resins. In the North American Performance Resins Group segment, the key business drivers are housing starts, auto builds, active gas drilling rigs and the general industrial sector. The International segment consists of operations in Europe, Latin America and Asia Pacific. Principal countries of operation are the U.K., Brazil, Australia and Malaysia. Product lines include formaldehyde, forest product and performance resins and consumer products. In the International segment, the key business drivers are export levels, panel production capacity, housing starts,

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

furniture demand and the local political environment. Corporate and other represents general and administrative expenses and income and expenses related to liabilities retained from businesses sold in previous years. Divested business includes Melamine, which was impaired in 2001, closed in early 2002 and subsequently sold in 2003. Operating results subsequent to the closure date represent revenue from the sale of inventory.

Operating Segments:

Following is a comparison of net sales; sales by product line; depreciation and amortization; earnings before interest, taxes, depreciation and amortization adjusted for business realignment, impairments, non-operating income (expense) and certain other operating income (expense) items (“Segment EBITDA”); total assets and capital expenditures for the reportable business segments, Corporate and other and Divested business of the Company for the years ended December 31, 2003, 2002 and 2001. Segment EBITDA information is presented with the Company’s segment disclosures because it is the measure used by the Company’s chief operating decision maker to evaluate operating results and allocate capital resources:

Sales to Unaffiliated Customers:

	2003	2002	2001
North American Forest Products	$755,767	$634,619	$656,694
North American Performance Resins	364,347	340,791	409,081
International	314,693	264,541	282,629
Divested business	6	7,934	23,737

Total	$1,434,813	$1,247,885	$1,372,141

Sales by Product Line:

	2003	2002	2001
Forest products resins	$692,463	$586,852	$612,638
Formaldehyde	242,774	185,102	189,111
Specialty resins	229,773	213,972	268,087
Foundry resins	137,481	143,419	140,088
Oilfield products	86,487	60,598	85,224
International consumer products	39,905	44,201	46,252
Melamine	6	7,934	23,737
Other	5,924	5,807	7,004

Total	$1,434,813	$1,247,885	$1,372,141

Depreciation and Amortization Expense:

	2003	2002	2001
North American Forest Products	$19,953	$19,259	$19,950
North American Performance Resins	10,209	9,929	11,314
International	11,089	10,305	11,766
Corporate and other	6,068	8,454	9,021
Divested business	—	—	7,310

Total	$47,319	$47,947	$59,361

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Segment EBITDA:

	2003	2002	2001
North American Forest Products	$92,548	$92,918	$101,655
North American Performance Resins	46,661	45,127	74,321
International	32,250	28,630	17,595
Corporate and other	(43,713)	(44,949)	(54,356)

Total	$127,746	$121,726	$139,215

Total Assets at Year End:

	2003	2002	2001
North American Forest Products	$400,950	$329,574	$319,846
North American Performance Resins	202,482	205,385	211,477
International	252,303	204,777	247,380
Corporate and other	138,131	271,811	329,280
Divested business	—	233	15,295

Total	$993,866	$1,011,780	$1,123,278

Capital Expenditures:

	2003	2002	2001
North American Forest Products	$21,726	$17,322	$9,791
North American Performance Resins	9,830	13,744	11,577
International	8,708	5,691	15,660
Corporate and other	1,556	2,016	5,016
Divested business	—	—	604
Discontinued operations	—	—	4,760

Total	$41,820	$38,773	$47,408

The Company reports and manages its business through three operating segments which do cross geographic boundaries. The following tables reflect sales and long-lived assets by major geographic area:

Sales to Unaffiliated Customers:(1)

	2003	2002	2001
United States	$901,018	$812,667	$908,427
Canada	219,102	170,677	181,085
United Kingdom	121,893	105,595	114,641
Other International	192,800	158,946	167,988

Total	$1,434,813	$1,247,885	$1,372,141

(1)	For purposes of geographic disclosures, sales are attributed to the country in which individual business locations reside.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Long-Lived Assets:(2)

	2003	2002	2001
United States	$258,555	$276,514	$283,423
Canada	63,109	51,042	60,744
United Kingdom	79,040	76,377	73,460
Other International	48,180	35,805	39,930

Total	$448,884	$439,738	$457,557

(2)	Long-lived assets include property, plant and equipment, net of accumulated depreciation.

Reconciliation of Segment EBITDA to Income (Loss) from Continuing Operations Before Income Tax:

Segment EBITDA:

	2003	2002	2001
North American Forest Products	$92,548	$92,918	$101,655
North American Performance Resins	46,661	45,127	74,321
International	32,250	28,630	17,595
Corporate and other	(43,713)	(44,949)	(54,356)

Reconciliation:

Depreciation and Amortization	(47,319)	(47,947)	(59,361)
Adjustments to Segment EBITDA (described below)	(13,885)	(40,071)	(155,349)
Interest expense	(46,138)	(47,315)	(51,613)
Affiliated interest expense, net	(558)	(1,402)	(11,488)
Other non-operating (expense) income	(1,529)	5,989	(1,841)
Investment write-down and other charges	—	—	(27,000)

Income (loss) from continuing operations before income tax	$18,317	$(9,020)	$(167,437)

Adjustments To Segment EBITDA

The following items are not included in Segment EBITDA reviewed by the Company’s chief operating decision maker to evaluate operating results and allocate capital resources:

Year Ended December 31, 2003	Plant Closure(1)	Severance	Impairment		Other		Total
North American Forest Products	$(932)	$(1,125)	$—		$(90	)(2)	$(2,147)
North American Performance Resins	94	(397)	(1,000	)(3)	—		(1,303)
International	(7,720)	(643)	(2,183	)(4)	11,692	(5)	1,146
Corporate and other	(146)	(4,672)	—		(8,732	)(2)	(13,550)
Divested business(6)	1,716	—	—		253		1,969

Total	$(6,988)	$(6,837)	$(3,183)		$3,123		$(13,885)

(1)	Plant closure costs include fixed asset write-offs, plant employee severance and demolition, environmental and other related costs.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

(2)	Primarily represents a charge of $5,929 related to tentative legal settlements with BCPM Liquidating and BCP Liquidating (see Note 22) and severance expense included in general and administrative expense, incurred by the Company for positions to be replaced.
(3)	Represents a reduction in estimated net realizable value of a facility held for sale.
(4)	Represents fixed asset and goodwill impairments related to various international locations.
(5)	Represents a gain on the sale of land associated with a closed plant in the U.K.
(6)	Represents gains recognized related to the closure and subsequent sale of Melamine.

Year Ended December 31, 2002	Plant Closure(1)	Severance	Impairment		Other		Total
North American Forest Products	$(1,107)	$(250)	$—		$—		$(1,357)
North American Performance Resins	(1,950)	(102)	(1,040	)(2)	—		(3,092)
International	(2,844)	(795)	(5,275	)(3)	2,465	(4)	(6,449)
Corporate and other	—	(2,118)	—		(19,850	)(5)	(21,968)
Divested business(6)	(6,683)	—	—		(522)		(7,205)

Total	$(12,584)	$(3,265)	$(6,315)		$(17,907)		$(40,071)

(1)	Plant closure costs include fixed asset write-offs, plant employee severance and demolition, environmental and other related costs.
(2)	Represents a reduction in estimated net realizable value of a facility held for sale.
(3)	Represents fixed asset impairments at various international manufacturing facilities.
(4)	Represents a gain on the sale of land associated with a closed plant in Spain.
(5)	Primarily represents a pension settlement charge of $13,600, included in general and administrative expense, and an additional management fee of $5,500 related to the wind down of Capital, included in other operating expense.
(6)	Represents expenses incurred related to the closure of Melamine.

Year Ended December 31, 2001	Plant Closure(1)	Severance	Impairment		Other		Total
North American Forest Products	$(6,573)	$(2,080)	$—		$10,507	(2)	$1,854
North American Performance Resins	2,433	(2,632)	(2,885	)(3)	—		(3,084)
International	(20,020)	(179)	—		(2,303	)(4)	(22,502)
Corporate and other	875	(7,691)	—		(37,202	)(5)	(44,018)
Divested business	—	—	(98,163	)(6)	10,564	(7)	(87,599)

Total	$(23,285)	$(12,582)	$(101,048)		$(18,434)		$(155,349)

(1)	Plant closure costs include fixed asset write-offs, plant employee severance and demolition, environmental, and other related costs.
(2)	Represents a gain on the sale of land associated with a closed domestic plant.
(3)	Represents a charge related to a plant facility for which construction was discontinued in 2001.
(4)	Represents a loss incurred on the divestiture of the Company’s operations in Ecuador.
(5)	Primarily represents a charge for environmental remediation of $19,028 related to a formerly owned business and a pension settlement charge of $15,813.
(6)	Represents a charge related to the shut-down of Melamine including the write-down of fixed assets ($62,527), spare parts ($2,935) and goodwill ($32,701).
(7)	Represents earnings generated by Melamine, which was closed in 2002.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

20. Related Party Transactions

Financing and Investing Arrangements

The Company and HAI had separate borrowing arrangements with Foods, evidenced by demand promissory notes bearing interest at variable rates. These loans are reported as Loans payable to affiliates on the Consolidated Balance Sheets and totaled $18,260 and $84,680 at December 31, 2003 and 2002, respectively. Following the termination of the Company’s uncommitted LOC facility in 2003 (see Note 10), the Company (excluding HAI) is limited to borrowing up to $30,000 from affiliates. Of the total loans outstanding, $12,260 and $84,680 was owed by the Company at each respective year-end. HAI owed $6,000 at December 31, 2003 and had $4,000 available for additional borrowings. Interest rates ranged from 1.0% to 4.75%, and interest expense totaled $558, $1,857 and $9,460 for the years ended December 31, 2003, 2002 and 2001, respectively. In early 2004, the Company entered into a similar borrowing agreement with BWHLLC and cancelled its arrangement with Foods. In early 2004, HAI obtained a $20,000 credit facility with an external bank and terminated its affiliated borrowing arrangement (see Note 10).

The Company holds a $404,817 note receivable ($512,094 including accrued interest) from BHI, which is accounted for as a reduction of equity. The Company accrues interest quarterly on the note receivable in Paid-in capital. Historically, BHI funded the interest due on the note through common dividends received from the Company. However, quarterly interest has not been paid, nor an associated dividend declared, since October 15, 2001. See Note 14.

The Company had a note payable to BCPM for $34,181 that was settled in the first quarter of 2002. The Company accrued $151 and $2,502 of interest expense for the years ended December 31, 2002 and 2001, respectively, related to this note. The Company settled in full this note payable by making cash payments of $31,581 and $2,600 of certain set-offs asserted by the Company against amounts due under this note. BCPM acknowledged the validity and enforceability of the set-offs. The Company waived the right to assert other set-offs, and BCPM and the Company exchanged mutual releases with respect to this note. A committee comprised solely of independent directors of BCPM, represented and advised by separate and independent counsel, reviewed and agreed to the above provisions.

At December 31, 2001, the Company had a $110,000 preferred stock investment in Consumer Adhesives. The preferred stock was redeemed in 2002 for a $110,000 note receivable from Consumer Adhesives which was subsequently sold to BHI for cash proceeds of $110,000 plus accrued interest of $455. In 2003, the Company recognized an income tax charge of $5,925 related to the sale of the note receivable to BHI. Consistent with the gain on the Consumer Adhesives Sale, this income tax charge was recorded in Paid-in capital due to the affiliated nature of the transaction.

As a guarantor of the Company’s debt, Foods received an annual fee from the Company of $1,050 in 2001. Under the terms of the guarantee agreement between Foods and the Company, Foods was automatically released from its obligation to guarantee the payment of the Company’s outstanding publicly-held debt upon Foods being released from its obligation to guarantee the payment of amounts due under the Company’s $250,000 Credit Agreement that expired in 2002.

The Company also had net affiliate interest income relating to other affiliates of $474 for the year ended December 31, 2001.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Administrative Service, Management and Consulting Arrangements

Commencing in 2003, certain management, consulting and board services previously provided to the Company by Capital (see below) were assumed by the Company, while other such services were assumed by KKR. During the year ended December 31, 2003, the Company recorded $3,000 for the fixed fee due to KKR under this arrangement. During the year ended December 31, 2002, the Company recorded $9,000 for the management fee to Capital.

During 2002, Capital provided management, consulting and board services to the Company, and the Company provided certain administrative services to Capital. Capital charged the Company an annual fee of $9,000, payable quarterly in arrears, which represented the net amount of Capital’s services less the Company’s fee for providing administrative services to Capital. During 2002, BHI made a decision to cease the operations of Capital by the end of the first quarter of 2003. This decision resulted in the immediate recognition by Capital of incremental expenses and liabilities related primarily to severance and rent obligations. These incremental expenses are the legal obligation of Capital and will be funded by Capital. The Company’s share of Capital’s incremental costs was $5,500 and was recognized by the Company as an additional management fee in 2002. Since the Company was not responsible for settling these liabilities, the offset to the charge was recorded as a capital contribution of $3,550 (the liability net of tax) to the Company from BHI.

Prior to the Corporate Reorganization in 2001, KKR rendered management, consulting and board services to the Company for an annual fee of $10,000, payable quarterly in arrears. The 2001 fee through the date of the Corporate Reorganization was $9,167. Effective with the Corporate Reorganization, Capital began providing services to the Company, as described above. Charges incurred for these services in 2001, subsequent to the Corporate Reorganization, were $750.

The Company incurred certain costs on Capital’s behalf and was reimbursed by Capital for 100% of these costs. Included in accounts receivable from affiliates at December 31, 2002 was $2,298 for these expenses.

The Company provides administrative services to Foods. Fees received for these services totaled $50, $120 and $1,000 for the years ended December 31, 2003, 2002 and 2001, respectively. In addition, the Company pays certain costs on behalf of Foods and is reimbursed by Foods for 100% of these costs. Included in accounts receivable from affiliates at December 31, 2002 was $1,375 related to these costs.

The Company provides certain administrative services to BWHLLC and other affiliates under a service agreement commencing on January 1, 2003. During the year ended December 31, 2003, the Company charged BWHLLC $540 for such services.

In 2001, the Company rendered management, consulting and financial services to WKI for an annual fee of $2,500 based on WKI reaching certain operating criteria. In addition, WKI also reimbursed the Company for certain expenses paid on its behalf. In November 2001, Capital purchased the management fee receivable of $1,667 from the Company plus receivables for expenses paid on WKI’s behalf in the amount of $1,927. Total fees received under this arrangement were $0 for 2001.

Other Transactions and Arrangements

The Company utilizes Willis Group Holdings, Ltd. (“Willis”), an entity controlled by KKR, as its insurance broker. As of December 31, 2003, and 2002, the Company had paid $429 and $241, respectively, to Willis for their services.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Capital contributions to the Company totaled $26,302, $24,440 and $658,960 for the years ended December 31, 2003, 2002 and 2001, respectively (see Note 14).

The Company and Consumer Adhesives were parties to a tax sharing agreement for periods prior to the Consumer Adhesives Sale. Under this agreement, Consumer Adhesives paid income taxes to the Company as if Consumer Adhesives filed stand-alone Federal and state income tax returns. At December 31, 2002, Consumer Adhesives had no remaining liability to the Company for any unpaid Federal or state income tax.

During 2001, the Company received payment of $11,802 from Foods for its calculated portion of the Company’s net pension liability. In the fourth quarter of 2001, the Company received $12,302 from Foods to assume the liability for payment of claims made under essentially all of Foods’ employee benefit plans.

The Corporate Reorganization included certain financial transactions between the Company and BHI (see Note 3).

21. Guarantees and Indemnifications

Standard Guarantees / Indemnifications

In the ordinary course of business, the Company enters into numerous agreements that contain standard guarantees and indemnities whereby the Company indemnifies another party for, among other things, breaches of representations and warranties. Such guarantees or indemnifications are granted under various agreements, including those governing (i) purchases and sales of assets or businesses, (ii) leases of real property, (iii) licenses of intellectual property and (iv) long-term supply agreements. The guarantees or indemnifications issued are for the benefit of the (i) buyers in sale agreements and sellers in purchase agreements, (ii) landlords or lessors in lease contracts, (iii) licensors or licensees in license agreements and (iv) vendors or customers in long-term supply agreements.

These parties may also be indemnified against any third party claim resulting from the transaction that is contemplated in the underlying agreement. Additionally, in connection with the sale of assets and the divestiture of businesses, the Company may agree to indemnify the buyer with respect to liabilities related to the pre-closing operations of the assets or businesses sold. Indemnities related to pre-closing operations generally include tax liabilities, environmental liabilities and employee benefit liabilities not assumed by the buyer in the transaction.

Indemnities related to the pre-closing operations of sold assets normally do not represent additional liabilities to the Company, but simply serve to protect the buyer from potential liability associated with the Company’s existing obligations at the time of sale. As with any liability, the Company has accrued for those pre-closing obligations that are considered probable and reasonably estimable. Amounts recorded are not significant at December 31, 2003.

While some of these guarantees extend only for the duration of the underlying agreement, many survive the expiration of the term of the agreement or extend into perpetuity (unless subject to a legal statute of limitations). With respect to certain of the aforementioned guarantees, the Company has limited reimbursement agreements from affiliates or maintains limited insurance coverage that mitigates potential payments to be made. There are no specific limitations on the maximum potential amount of future payments that the Company could be required to make under these guarantees nor is the Company able to develop an estimate of the maximum potential amount of future payments to be made under these guarantees as the triggering events are not predictable.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

In addition the Company has agreed to indemnify KKR for any claims resulting from its services to the Company and its affiliates. The indemnification does not expire and the Company is not able to determine a maximum exposure under the agreement. However, the Company does have an indemnification agreement from BHI for any amounts that it must pay under the KKR indemnity relating to WKI.

The Company has not entered into any significant agreement subsequent to January 1, 2003 that would require it, as a guarantor, to recognize a liability for the fair value of obligations it has undertaken in issuing the guarantee.

Subsidiary Guarantees

The Company guarantees the bank debt of one of its Brazilian subsidiaries at Banco Itau S.A. up to a maximum U.S. equivalent of $6,700. In addition, the Company guarantees the open payables of certain subsidiaries related to the purchase of raw materials.

In connection with the conversion of the $34,000 Parish of Ascension IRBs to a fixed rate, the Company’s Canadian and U.K. subsidiaries have guaranteed the Company’s IRBs.

Contingent Purchase Consideration

The Fentak acquisition agreement includes a contingent purchase consideration provision based on achievement of certain targeted earnings before interest and taxes. Maximum annual payments are AU$600 for the period 2004-2006.

In connection with the acquisition of assets from SEACO, the Company agreed to pay a royalty fee to the seller based on sales levels to existing regular customers of the business as of the closing date. To the extent that annual sales exceed targeted levels, the Company is obligated to pay up to $300 per year, for a five-year period.

Warranties

The Company does not make express warranties on its products, other than that they comply with the Company’s specifications; therefore, the Company does not record a warranty liability. Adjustments for product quality claims are not material and are charged against sales revenues.

22. Commitments and Contingencies

Environmental Matters

Because the Company’s operations involve the use, handling, processing, storage, transportation and disposal of hazardous materials, the Company is subject to extensive environmental regulation at the Federal and state level and is exposed to the risk of claims for environmental remediation or restoration. In addition, violations of environmental laws or permits may result in restrictions being imposed on operating activities, substantial fines, penalties, damages or other costs, any of which could have a material adverse effect on the Company’s business, financial condition, results of operations or cash flows.

Accruals for environmental matters are recorded following the guidelines of Statement of Position 96-1, “Environmental Remediation Liabilities,” when it is probable that a liability has been incurred and the amount of the liability can be estimated. Environmental accruals are reviewed on an interim basis and as events and

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

developments warrant. Based on management’s estimates, which are determined through historical experience and consultation with outside experts, the Company has recorded liabilities, relating to 55 locations, of approximately $38,600 and $44,000 at December 31, 2003 and 2002, respectively, for all probable environmental remediation, indemnification and restoration liabilities. These amounts include estimates of unasserted claims the Company believes are probable of loss and reasonably estimable. Based on the factors discussed below and currently available information and analysis, the Company believes that it is reasonably possible that costs associated with such sites may fall within a range of $24,200 to $73,600, in the aggregate, at December 31, 2003. This estimate of the range of reasonably possible costs is less certain than the estimates upon which the liabilities are based, and in order to establish the upper end of such range, assumptions less favorable to the Company among the range of reasonably possible outcomes were used. As with any estimate, if facts or circumstances change, the final outcome could differ materially from these estimates. The Company has not taken into consideration insurance coverage or any anticipated recoveries from other third parties in determining the liability or range of possible outcomes. The Company’s current insurance coverage provides very limited, if any, coverage for environmental matters.

Following is a more detailed discussion of the Company’s environmental liabilities and related assumptions:

BCP Geismar Site—The Company formerly owned a basic chemicals and polyvinyl chloride business which was taken public as Borden Chemicals and Plastics Operating Limited Partnership (“BCPOLP”) in 1987. The Company retained a 1% interest and the general partner interest, which were held by its subsidiary, BCPM. The Company also retained the liability for certain environmental matters after BCPOLP’s formation. Under a Settlement Agreement approved by the United States Bankruptcy Court for the District of Delaware among the Company, BCPOLP, BCPM, the United States Environmental Protection Agency and the Louisiana Department of Environmental Quality, the Company agreed to perform certain of BCPOLP’s obligations with respect to environmental conditions at BCPOLP’s Geismar, Louisiana site. These obligations are related to soil and groundwater contamination at the Geismar site. The Company bears the sole responsibility for these obligations, as there are no other potentially responsible parties (“PRPs”) or third parties from which the Company can seek reimbursement, and no additional insurance recoveries are expected.

A groundwater pump and treat system for the removal of contaminants is operational, and preliminary natural attenuation studies are proceeding. The Company has performed extensive soil and groundwater testing. Regulatory agencies are reviewing the current findings and remediation efforts. If closure procedures and remediation systems prove inadequate, or if additional contamination is discovered, this could result in the costs approaching the higher end of the range of possible outcomes discussed below.

The Company has recorded a liability of approximately $21,600 and $25,300 at December 31, 2003 and 2002, respectively, related to the BCP Geismar site. Based on currently available information and analysis, the Company believes that it is reasonably possible that costs associated with this site may fall within a range of $13,500 to $33,100, depending upon the factors discussed above. Due to the long-term nature of the project, the reliability of timing and estimability of remediation payments, this liability was recorded at its net present value, assuming a 3% discount rate and a time period of thirty years and the range of possible outcomes is discounted similarly. The undiscounted liability is approximately $33,400 over thirty years.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Following are expected payments for each of the next five years, and a reconciliation of the expected aggregate payments to the liability reflected at December 31, 2003:

2004	$2,500
2005	1,100
2006	1,700
2007	1,500
2008	700
Remaining aggregate payments	25,900

Total undiscounted liability	33,400
Less: discount to net present value	(11,800)

Liability per Consolidated Balance Sheet	$21,600

Superfund Sites / Offsite Landfills—The Company is currently involved in environmental remediation activities at 25 sites in which it has been notified that it is, or may be, a PRP under the United States Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or similar state “superfund” laws. The Company has recorded liabilities of approximately $7,600 and $7,000 at December 31, 2003 and 2002, respectively, related to these sites. The Company anticipates approximately half of this liability will be paid within the next five years, with the remaining payments occurring over the next twenty-five years. The Company generally does not bear a significant level of responsibility for these sites, and therefore, has little control over the costs and timing of cash flows. At 16 sites, the Company’s share is less than 1%. At the remaining 9 sites, the Company has a share of up to 8.8% of the total liability which accounts for $6,400 and $5,700 of the total amount reserved for superfund / offsite landfill sites at December 31, 2003 and 2002, respectively. Based on currently available information and analysis, the Company believes that it is reasonably possible that costs associated with such sites may be as low as $4,700 or as high as $15,600, in the aggregate. In estimating both its current reserves for environmental remediation at these sites and the possible range of additional costs, the Company has not assumed that it will bear the entire cost of remediation of every site to the exclusion of other known PRPs who may be jointly and severally liable. The Company has limited information to assess the viability of other PRPs and their probable contribution on a per site basis. The range of possible outcomes also takes into account the maturity of each project, which results in a more narrow range as the project progresses. The Company’s ultimate liability will depend on many factors including its volumetric share of waste, the financial viability of other PRPs, the remediation methods and technology used and the amount of time necessary to accomplish remediation.

Sites Under Current Ownership—The Company is conducting environmental remediation at 7 locations currently owned by the Company, of which 4 sites are no longer operating. There are no other parties responsible for remediation at these sites. Much of the remediation is being performed by the Company on a voluntary basis; therefore, the Company has greater control over the costs to be incurred and the timing of cash flows. The Company has accrued approximately $5,200 and $4,700 at December 31, 2003 and 2002, respectively, for remediation and restoration liabilities at these locations. The Company anticipates approximately $3,100 of these liabilities will be paid within the next three years, with the remaining amounts being paid over the next ten years. Approximately $3,500 of these reserves is included in the Company’s business realignment reserve, as the environmental clean up is being handled in conjunction with planned closure of the location (see Note 6). Based on currently available information and analysis, the Company believes that it is reasonably possible that costs associated with such sites may fall within a range of $3,500 to $13,500, in the aggregate. The factors influencing the ultimate outcome include

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

the methods of remediation to be elected, the conclusions and assessment of site studies remaining to be completed and the time period required to complete the work.

Other Sites—The Company is conducting environmental remediation at 10 locations formerly owned by the Company. The Company has accrued approximately $2,400 and $5,300 at December 31, 2003 and 2002, respectively, for remediation and restoration liabilities at these locations. The Company anticipates cash outflows of approximately $2,000 within the next three years, with the remainder occurring over the next ten years. Based on currently available information and analysis, the Company believes that it is reasonably possible that costs associated with such sites may fall within a range of $1,700 to $9,100, in the aggregate. The primary drivers in determining the final costs to the Company on these matters are the method of remediation selected and the level of participation of third parties.

In addition, the Company is responsible for 11 sites that require monitoring where no additional remediation is expected and has also established accruals for other related costs, such as fines and penalties. The Company has accrued approximately $1,800 and $1,700 at December 31, 2003 and 2002, respectively, related to these sites. Payment of these liabilities is anticipated to occur over the next ten years. Based on currently available information and analysis, the Company believes that it is reasonably possible that costs associated with such sites may fall within a range of $800 and $2,300, in the aggregate. The ultimate cost to the Company will be influenced by any variations in projected monitoring periods or by findings that are better or worse than anticipated findings.

From the late 1960’s until 1980, the Company operated a phosphate processing site on leased property in Manatee County, Florida. In 1980, the Company sold these operations. The Company and another former owner have each received a demand for $112 from the U.S. Environmental Protection Agency relating to oversight costs incurred when the site was abandoned by its current owner, and the Company is disputing the charge. The Company is aware that state and Federal environmental agencies have taken measures to prevent the off-site release of water from rainfall that accumulated in the drainage ditches and lagoons surrounding the gypsum piles located on the site. At this time, although it is reasonably possible some costs could be incurred related to this site, the Company has inadequate information to enable it to estimate a potential range of liability relating to this site.

Non-Environmental Legal Matters

Following is a discussion of non-environmental legal proceedings that are not in the ordinary course of business:

Imperial Home Décor Group—In 1998, pursuant to a merger and recapitalization transaction sponsored by The Blackstone Group (“Blackstone”) and financed by Chase Manhattan Bank (“Chase”), Borden Decorative Products Holdings, Inc. (“BDPH”), a wholly owned subsidiary of the Company, was acquired by Blackstone and subsequently merged with Imperial Wallcoverings to create Imperial Home Décor Group (“IHDG”). Blackstone provided $84,500 in equity, and Chase provided $295,000 in senior financing. The Company received approximately $314,400 in cash and 11% of IHDG common stock for its interest in BDPH. On January 5, 2000, IHDG filed for reorganization under Chapter 11 of the U. S. Bankruptcy Code. The IHDG Litigation Trust (the “Trust”) was created pursuant to the plan of reorganization in the IHDG bankruptcy to pursue preference and other avoidance claims on behalf of the unsecured creditors of IHDG. In November 2001, the Trust filed a lawsuit against the Company and certain of its affiliates seeking to have the IHDG recapitalization transaction voided as a fraudulent conveyance and asking for a judgment to be entered against the Company for $314,400 plus interest, costs and attorney fees. Discovery is proceeding in the case with a cut-off currently scheduled for November 2004. The parties are discussing alternatives to litigation.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

The Company has accrued legal expenses for scheduled depositions related to this matter. To the extent that additional depositions or legal work is required, legal defense costs will increase. The Company has not recorded a liability for any potential losses because a loss is not considered probable based on current information. The Company believes it has strong defenses to the Trust’s allegations and intends to defend the case vigorously if a satisfactory alternative to litigation is not reached. While it is reasonably possible the resolution of this matter may result in a loss to the Company, due to the many variables involved, management is not able to estimate the range of possible outcomes at this time.

Subsidiary Bankruptcy—The Company’s former subsidiary, BCPM, filed for protection under Chapter 11 of the United States Bankruptcy Code, in the United States Bankruptcy Court for the District of Delaware on March 22, 2002. BCPM served as the general partner and held a 1% interest in BCPOLP, which was created in November 1987 and operated as a commodity chemicals producer. On April 3, 2001, BCPOLP filed for protection under Chapter 11 of the United States Bankruptcy Code, in the United States Bankruptcy Court for the District of Delaware. On February 5, 2003, the U.S. Bankruptcy Court approved a Joint Plan of Liquidation for BCPOLP and BCPM which provided for the transfer of the remaining assets of both entities, including preference, avoidance and other claims against third parties (including the Company) to separate liquidating entities for liquidation and distribution to their creditors. The transfer of the remaining assets of both entities to the liquidating agents was effective March 13, 2003. The Company’s ownership interest in BCPM was extinguished, and no distributions from BCPM to the Company are anticipated.

On March 19, 2004, BCPM Liquidating LLC (“BCPM Liquidating”), the successor in interest to BCPM, and the Company reached a tentative agreement providing for the settlement of all claims for a payment by the Company of $6,000. The Company has entered into an Agreement with BCPM Liquidating extending the period within which either party may file claims against the other until May 14, 2004, during which period the terms of the settlement agreement will be finalized and submitted to the bankruptcy court for approval.

In addition, on March 19, 2004, the Company and BCP Liquidating LLC (“BCP Liquidating”), the successor in interest to BCP, also reached a tentative agreement providing for the settlement of all claims for a payment by the Company of $1,050. The Company has entered into an Agreement with BCP Liquidating extending the period within which either party may file claims against the other until June 15, 2004, during which period the terms of the settlement agreement will be finalized and submitted to the bankruptcy court for approval.

The Company recorded expense of $5,929 in other operating expense at December 31, 2003 relating to these settlements. No assurance can be given that these settlements will be finalized and approved, and absent such approval, these and other claims could be filed against the Company.

Brazil Tax Claim—In 1992, the State of Sao Paolo Tax Bureau issued an assessment against the Company’s primary Brazilian subsidiary claiming that excise taxes were owed on certain intercompany loans made for centralized cash management purposes, characterized by the Tax Bureau as intercompany sales. Since that time, management and the Tax Bureau have held discussions, and the subsidiary has filed an administrative appeal seeking cancellation of the assessment. In December 2001, the Administrative Court upheld the assessment in the amount of R$52,000, or approximately US$18,000, including tax, penalties, monetary correction and interest. In September 2002, the subsidiary filed a second appeal with the highest level administrative court, again seeking cancellation of the assessment. The Company believes it has a strong defense against the assessment and will pursue the appeal vigorously; however, no assurance can be given that the assessment will not be upheld. At this time the Company does not believe a loss is probable; therefore, only related legal fees have been accrued. Reasonably possible losses to the Company on the resolution of this matter range from zero to $18,000.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

HAI Grand Jury Investigation—HAI, a joint venture in which the Company has a 75% interest, received a grand jury subpoena dated November 5, 2003 from the U.S. Department of Justice Antitrust Division relating to a Foundry Resins Grand Jury investigation. HAI has provided documentation in response to the subpoena, is cooperating with the Department of Justice and has heard nothing further.

In addition to this discussion of specific non-environmental legal matters, the Company is involved in various product liability, commercial and employment litigation and other legal proceedings which are considered to be in the ordinary course of the Company’s business. There has been increased publicity about asbestos liabilities faced by manufacturing companies. As a result of the bankruptcies of many asbestos producers, plaintiff’s attorneys are increasing their focus on peripheral defendants, including the Company. The Company does not believe it has a material asbestos exposure and believes it has adequate reserves and insurance. The Company has reserved approximately $24,000 and $10,800 at December 31, 2003 and 2002, respectively, relating to all non-environmental legal matters for legal defense and settlement costs that it believes are probable and estimable at this time.

23. Quarterly Financial Data (Unaudited)

The following represents Quarterly Financial Data for the Company:

2003 Quarters	First	Second	Third	Fourth
Net sales	$349,288	$370,763	$358,281	$356,481
Gross margin	65,834	72,749	74,390	73,321
Business realignment expense (income) & impairments	1,296	125	(8,806)	12,133
(Loss) income from continuing operations	(3,405)	20,150	11,053	(4,822)
Net (loss) income	(3,405)	20,150	11,053	(4,822)
Net (loss) income applicable to common stock	(3,405)	20,150	11,053	(4,822)

Basic and diluted, per share of common stock:
(Loss) income from continuing operations	$(0.02)	$0.10	$0.06	$(0.02)
Net (loss) income applicable to common stock—basic and dilutive	$(0.02)	$0.10	$0.06	$(0.02)
Average number of common shares outstanding—basic	200,903	200,896	200,896	200,896
Average number of common shares outstanding—dilutive	200,903	200,896	200,947	200,973

2003 Quarters	First(1)	Second	Third	Fourth
Net sales	$296,091	$309,567	$327,187	$315,040
Gross margin	73,620	73,177	69,854	62,577
Business realignment expense and impairments	4,659	5,401	2,082	7,557
(Loss) income from continuing operations	(1,887)	2,698	3,234	(10,803)
Net (loss) income	(31,712)	2,698	3,234	(10,803)
Net (loss) income applicable to common stock	(31,712)	2,698	3,234	(10,803)

Basic and diluted, per share of common stock:
(Loss) income from continuing operations	$(0.01)	$0.01	$0.02	$(0.05)
Net (loss) income applicable to common stock—basic and dilutive	$(0.16)	$0.01	$0.02	$(0.05)
Average number of common shares outstanding—basic	199,422	200,684	201,004	200,973
Average number of common shares outstanding—dilutive	199,422	200,687	201,017	200,973

(1)	As described in Note 6, the Company recorded an impairment charge of $29,825 in the first quarter to write-off the carrying amount of its European business unit’s goodwill as of January 1, 2002. There was no tax benefit recognized in conjunction with the impairment charge.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

24. Subsequent Events

Sale of the Business and Pending Capital Market Transaction

On July 5, 2004 an affiliate of Apollo Management LP (“Apollo”) entered into a stock purchase agreement with BWHLLC, BHI, the Company and certain members of Company’s management. Pursuant to this agreement, Apollo will acquire (the “Acquisition”) all of the outstanding capital stock of BHI, and all of the outstanding capital stock of the Company not otherwise owned by BHI will be redeemed. Completion of the Acquisition is subject to customary closing conditions. The Company and BHI will continue to operate independently until those conditions are satisfied and closing occurs.

The Acquisition, and the payment of estimated transaction fees and expenses will be financed with the net proceeds of a $475 million second-priority senior secured private debt offering by certain subsidiaries of the Company (the “Notes”) and certain equity contributions from Apollo. The Company may refinance certain existing debt with a portion of this funding. The Acquisition is expected to be completed in the third quarter of 2004. The closing of the Notes is conditioned upon the closing of the Acquisition.

The Notes will be guaranteed by the Company and certain of its existing and future domestic restricted subsidiaries (the “Guarantors”). The Notes and the related guarantees will be senior obligations secured by a second-priority lien (subject to certain exceptions and permitted liens) on certain of the Guarantors’ existing and future domestic assets.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Supplemental financial information for the Company and the combined non-guarantor subsidiaries and the combined subsidiary guarantors for the Notes are presented below:

FOR THE YEAR ENDED DECEMBER 31, 2003

INCOME STATEMENT

	Borden Chemical Inc.	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net Sales	$796,981	—	$666,754	$(28,922)	$1,434,813
Cost of Goods Sold	633,648	—	543,793	(28,922)	1,148,519

Gross Margin	163,333	—	122,961	—	286,294

Distribution expense	40,903	—	25,480	—	66,383
Marketing expense	20,845	—	21,553	—	42,398
General & administrative expense	54,262	$273	45,486	—	100,021
(Gain) Loss on sale of assets	(1,061)	—	315	—	(746)
Business realignment expense and impairments	5,644	—	(896)	—	4,748
Other operating expense	9,389	(20)	(2,421)	—	6,948

Operating Income (loss)	33,351	(253)	33,444	—	66,542

Interest expense	44,825	—	1,313	—	46,138
Affiliated interest expense, net	394	—	164	—	558
Intracompany interest expense, net	107,452	(108,273)	821	—	—
Affiliate royalty expense (income)	19,193	(19,193)	—	—	—
Other non-operating expense	8,038	105	(6,614)	—	1,529
Equity in (earnings) losses of investees, net	(164,062)	(2,453)	—	$(166,515)	—
Investment write-downs	—	—	—	—	—

Income (loss) before income tax	17,511	129,561	37,760	(166,515)	18,317

Income tax (benefit) expense(1)	(5,465)	—	806	—	(4,659)

Net income (loss)	$22,976	$129,561	$36,954	$(166,515)	$22,976

(1)	Income tax expense has been provided on the Combined Non-Guarantor subsidiaries using actual effective rates. All other tax expense is reflected in the parent Borden Chemical, Inc.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

FOR THE YEAR ENDED DECEMBER 31, 2002

INCOME STATEMENT

	Borden Chemical Inc.	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$692,814	—	$584,704	$(29,633)	$1,247,885
Cost of goods sold	531,018	—	467,272	(29,633)	968,657

Gross margin	161,796	—	117,432	—	279,228

Distribution expense	38,223	—	23,704	—	61,927
Marketing expense	21,535	—	20,968	—	42,503
General & administrative expense	60,500	$233	48,504	—	109,237
(Gain) loss on sale of assets	217	—	65	—	282
Business realignment expense and impairments	5,316	—	14,383	—	19,699
Other operating expense	15,766	(6)	(3,888)	—	11,872

Operating income (loss)	20,239	(227)	13,696	—	33,708

Interest expense	46,220	—	1,095	—	47,315
Affiliated interest expense, net	1,402	—	—	—	1,402
Intracompany interest expense, net	143,639	(144,977)	1,338	—	—
Affiliate royalty expense (income)	16,976	(16,976)	—	—	—
Other non-operating expense	(9,871)	23	3,859	—	(5,989)
Equity in (earnings) losses of investees, net	(102,441)	(1,396)	—	$103,837	—
Investment write-downs	—	—	—	—	—

Income (loss) before income tax	(75,686)	163,099	7,404	(103,837)	(9,020)

Income tax (benefit) expense(1)	(39,103)	—	36,841	—	(2,262)

Income (loss) before cumulative effect of change in accounting principle	(36,583)	163,099	(29,437)	(103,837)	(6,758)

Cumulative effect of change in accounting principle	—	—	(29,825)	—	(29,825)

Net income (loss)	$(36,583)	$163,099	$(59,262)	$(103,837)	$(36,583)

(1)	Income tax expense has been provided on the Combined Non-Guarantor subsidiaries using actual effective rates. All other tax expense is reflected in the parent Borden Chemical, Inc.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

FOR THE YEAR ENDED DECEMBER 31, 2001

INCOME STATEMENT

	Borden Chemical Inc.	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$803,669	—	$599,983	$(31,511)	$1,372,141
Cost of goods sold	599,395	—	492,758	(31,511)	1,060,642

Gross margin	204,274	—	107,225	—	311,499

Distribution expense	38,617	—	25,312	—	63,929
Marketing expense	22,501	—	19,545	—	42,046
General & administrative expense	61,933	$213	65,821	—	127,967
(Gain) loss on sale of assets	(3,925)	—	153	—	(3,772)
Loss on divestiture of business	2,303	—	—	—	2,303
Business realignment expense and impairments	5,743	—	120,665	—	126,408
Other operating expense	19,490	416	8,207	—	28,113

Operating income (loss)	57,612	(629)	(132,478)	—	(75,495)

Interest expense	50,515	—	1,098	—	51,613
Affiliated interest expense, net	11,020	(3,281)	3,749	—	11,488
Intracompany interest expense, net	283,398	(278,371)	(5,027)	—	—
Affiliate royalty expense (income)	22,681	(19,557)	(3,124)	—	—
Other non-operating expense	1,170	671	—	—	1,841
Equity in (earnings) losses of investees, net	(191,374)	787	—	190,587	—
Investment write-downs	27,000	—	—	—	27,000

Income (loss) from continuing operations before income tax	(146,798)	299,122	(129,174)	(190,587)	(167,437)

Income tax benefit(1)	(21,998)	—	(8,835)	—	(30,833)

Income (loss) from continuing operations	(124,800)	299,122	(120,339)	(190,587)	(136,604)

Income from discontinued operations, net of tax	—	—	11,804	—	11,804

Net income (loss)	(124,800)	299,122	(108,535)	(190,587)	(124,800)
Preferred stock dividends	(61,846)	—	—	—	(61,846)

Net income (loss) applicable to common stock	$(186,646)	$299,122	$(108,535)	$(190,587)	$(186,646)

(1)	Income tax expense has been provided on the Combined Non-Guarantor subsidiaries using actual effective rates. All other tax expense is reflected in the parent Borden Chemical, Inc.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

DECEMBER 2003

BALANCE SHEET

	Borden Chemical Inc.	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets
Cash and equivalents	$1,370	$151	$26,641	—	$28,162
Accounts receivable	85,524	67	110,502	—	196,093
Accounts receivable from affiliates	302	52	—	—	354
Inventories:
Finished and in-process goods	25,173	—	17,119	—	42,292
Raw materials and supplies	22,395	—	16,424	—	38,819
Deferred income taxes	26,744	—	341	—	27,085
Other current assets	9,800	21	3,730	—	13,551

	171,308	291	174,757	—	346,356

Investments and Other Assets
Investment in subsidiaries	6,315,510	16,610	—	$(6,332,120)	—
Deferred income taxes	105,682	—	7,752	—	113,434
Loans and interest receivable from affiliates	—	6,037,074	—	(6,037,074)	—
Other assets	14,410	—	7,315	—	21,725

	6,435,602	6,053,684	15,067	(12,369,194)	135,159

Property and Equipment
Land	24,389	—	8,196	—	32,585
Buildings	67,365	—	36,409	—	103,774
Machinery and equipment	407,587	480	283,182	—	691,249

	499,341	480	327,787	—	827,608

Less accumulated depreciation	(244,120)	(355)	(134,249)	—	(378,724)

	255,221	125	193,538	—	448,884

Goodwill	36,593	—	20,923	—	57,516
Other intangible assets	4,822	—	1,129	—	5,951

Total Assets	$6,903,546	$6,054,100	$405,414	$(12,369,194)	$993,866

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

DECEMBER 2003

BALANCE SHEET—(Continued)

	Borden Chemical Inc.	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accounts and drafts payable	$63,707	$12	$63,455	$—	$127,174
Accounts payable to affiliate	(12,095)	6	12,105	—	16
Debt payable within one year	2,548	—	5,619	—	8,167
Loans payable to affiliates	12,260	—	6,000	—	18,260
Other current liabilities	88,099	(6,534)	21,666	—	103,231

	154,519	(6,516)	108,845	—	256,848

Other Liabilities
Long-term debt	520,877	—	9,089	—	529,966
Long-term loans payable to affiliates	6,032,348	—	4,726	(6,037,074)	—
Non-pension postemployment benefit obligations	127,768	—	955	—	128,723
Other long-term liabilities	164,227	—	10,295	—	174,522

	6,845,220	—	25,065	(6,037,074)	833,211

Shareholders’ Equity (Deficit)	(96,193)	$6,060,616	271,504	(6,332,120)	(96,193)

Total Liabilities and Shareholders’ Equity (Deficit)	$6,903,546	$6,054,100	$405,414	$(12,369,194)	$993,866

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

DECEMBER 2002

BALANCE SHEET

	Borden Chemical Inc.	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets
Cash and equivalents	$1,838	$116	$12,786	—	$14,740
Restricted cash	67,049	—	—	—	67,049
Accounts receivable	81,120	121	89,581	—	170,822
Accounts receivable from affiliates	5,822	18	—	—	5,840
Inventories:
Finished and in-process goods	28,895	—	16,283	—	45,178
Raw materials and supplies	23,002	—	18,077	—	41,079
Deferred income taxes	27,074	—	1,795	—	28,869
Other current assets	9,261	28	3,943	—	13,232

	244,061	283	142,465	—	386,809

Investments and Other Assets
Investment in subsidiaries	6,089,381	16,115	—	$(6,105,496)	—
Deferred income taxes	95,226	—	23,142	—	118,368
Loans and interest receivable from affiliates	—	5,919,997	11,279	(5,931,276)	—
Other assets	14,844	—	4,771	—	19,615

	6,199,451	5,936,112	39,192	(12,036,772)	137,983

Property and Equipment
Land	24,872	—	7,092	—	31,964
Buildings	67,866	—	30,447	—	98,313
Machinery and equipment	407,284	555	241,943	—	649,782

	500,022	555	279,482	—	780,059

Less accumulated depreciation	(234,584)	(255)	(105,482)	—	(340,321)

	265,438	300	174,000	—	439,738
Goodwill	32,525	—	7,115	—	39,640
Other intangible assets	6,006	—	1,604	—	7,610

Total Assets	$6,747,481	$5,936,695	$364,376	$(12,036,772)	$1,011,780

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

DECEMBER 2002

BALANCE SHEET—(Continued)

	Borden Chemical Inc.	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accounts and drafts payable	$64,919	94	$48,536	—	$113,549
Accounts payable to affiliate	(12,036)	(2)	14,618	—	2,580
Debt payable within one year	821	—	1,958	—	2,779
Loans payable to affiliates	84,680	—	—	—	84,680
Other current liabilities	60,613	(6,843)	44,162	—	97,932

	198,997	(6,751)	109,274	—	301,520

Other Liabilities
Long-term debt	521,916	—	1,371	—	523,287
Long-term loans payable to affiliates	5,862,264	—	69,012	(5,931,276)	—
Non-pension postemployment benefit obligations	144,652	—	732	—	145,384
Other long-term liabilities	180,545	107	21,830	—	202,482

	6,709,377	107	92,945	(5,931,276)	871,153

Shareholders’ Equity (Deficit)	(160,893)	$5,943,339	162,157	(6,105,496)	(160,893)

Total Liabilities and Shareholders’ Equity (Deficit)	$6,747,481	$5,936,695	$364,376	$(12,036,772)	$1,011,780

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

DECEMBER 31, 2003

STATEMENT OF CASH FLOWS

	Borden Chemical Inc.	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows from (used in) Operating Activities
Net (loss) income	$22,976	$129,561	$36,954	$(166,515)	$22,976
Adjustments to reconcile net income (loss) to net cash from (used in) operating activities:
Non-cash affiliated interest(1)	107,837	(107,837)	—	—	—
Depreciation and amortization	29,789	—	17,530	—	47,319
Deferred Tax (Benefit) Expense	2,588	—	3,635	—	6,223
Business Realignment Expense and Impairments	5,644	—	(896)	—	4,748
(Gain) loss on the sale of assets	(1,061)	—	315	—	(746)
Deferred compensation expense	1,191	—	—	—	1,191
Other non-cash adjustments	727	—	343	—	1,070
Net change in assets and liabilities:
Accounts receivable	4,562	—	(7,779)	—	(3,217)
Inventories	4,490	—	6,241	—	10,731
Accounts and drafts payable	(2,886)	—	5,378	—	2,492
Income Taxes	(12,993)	—	(17,298)	—	(30,291)
Other Assets	(170,722)	(1,245)	9,033	166,515	3,581
Other Liabilities	(6,328)	896	(26,619)	—	(32,051)

	(14,186)	21,375	26,837	—	34,026
Cash Flows (used in) from Investing Activities
Capital Expenditures	(24,922)	—	(16,898)	—	(41,820)
Purchase of businesses	(3,140)	—	(11,551)	—	(14,691)
Proceeds from the sale of assets	6,613	—	7,584	—	14,197

	(21,449)	—	(20,865)	—	(42,314)

Cash flows from (used in) Financing Activities
Net short-term debt repayments	1,727	—	3,661	—	5,388
Long-term debt borrowings	207	—	7,718	—	7,925
Repayments of long-term debt	(1,246)	—	—	—	(1,246)
Affiliated (repayments/loans) borrowings/receipts	(53,584)	(9,340)	(3,496)	—	(66,420)
Decrease (increase) in restricted cash	67,049	—	—	—	67,049
Dividends received (paid)	12,000	(12,000)	—	—	—
Capital contribution from affiliates	9,300	—	—	—	9,300
Net repurchases of common stock from/to management	(286)	—	—	—	(286)

	35,167	(21,340)	7,883	—	21,710

Increase (decrease) in cash and equivalents	$(468)	$35	$13,855	—	$13,422
Cash and equivalents at beginning of year	1,838	116	12,786		14,740

Cash and equivalents at end of period	$1,370	$151	$26,641	—	$28,162

(1)	Interest on affiliated debt to certain guarantor subsidiaries is settled by increasing the loan principal.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

DECEMBER 31, 2002

STATEMENT OF CASH FLOWS

	Borden Chemical Inc.	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows from (used in) Operating Activities
Net (loss) income	$(36,583)	$163,099	$(59,262)	$(103,837)	$(36,583)
Adjustments to reconcile net income (loss) to net cash from (used in) operating activities:
Non-cash affiliated interest(1)	144,340	(144,340)	—	—	—
Depreciation and amortization	31,034	—	16,913	—	47,947
Deferred Tax (Benefit) Expense	15,132	—	891	—	16,023
Business Realignment Expense and Impairments	5,316	—	14,383	—	19,699
(Gain) loss on the sale of assets	217	—	65	—	282
Deferred compensation expense	892	—	—	—	892
Cumulative effect of change in accounting principle	—	—	29,825	—	29,825
Other non-cash adjustments	(867)	—	45	—	(822)
Net change in assets and liabilities
Accounts receivable	(15,812)	—	3,216	—	(12,596)
Inventories	(2,466)	—	5,018	—	2,552
Accounts and drafts payable	(30,360)	—	22,057	—	(8,303)
Income Taxes	(15,220)	—	(6,560)	—	(21,780)
Other Assets	(89,598)	(2,466)	(14,344)	103,837	(2,571)
Other Liabilities	(14,461)	743	(10,487)	—	(24,205)

	(8,436)	17,036	1,760	—	10,360

Cash Flows (used in) from Investing Activities
Capital Expenditures	(29,229)	—	(9,544)	—	(38,773)
Proceeds from the sale of businesses	7,135	—	3,102	—	10,237
Proceeds from the sale of assets	110,000	—	—	—	110,000

	87,906	—	(6,442)	—	81,464

Cash flows from (used in) Financing Activities
Net short-term debt repayments	(579)	—	1,834	—	1,255
Net long-term debt borrowings	(8,769)	—	(1,995)	—	(10,764)
Affiliated (repayments/loans) borrowings/receipts	23,070	(16,940)	—	—	6,130
Decrease (increase) in restricted cash	(66,165)	—	—	—	(66,165)
Payment of note payable to unconsolidated subsidiary	(31,581)	—	—	—	(31,581)
Capital contribution from affiliates	—	—	—	—	—
Net repurchases of common stock from/to management	(591)	—	—	—	(591)

	(84,615)	(16,940)	(161)	—	(101,716)

Increase (decrease) in cash and equivalents	$(5,145)	$96	$(4,843)	—	$(9,892)
Cash and equivalents at beginning of year	6,983	20	17,629	—	24,632

Cash and equivalents at end of period	$1,838	$116	$12,786	—	$14,740

(1)	Interest on affiliated debt to certain guarantor subsidiaries is settled by increasing the loan principal.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

DECEMBER 31, 2001

STATEMENT OF CASH FLOWS

	Borden Chemical Inc.	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows from (used in) Operating Activities
Net (loss) income	$(124,800)	$299,122	$(108,535)	$(190,587)	$(124,800)
Adjustments to reconcile net income (loss) to net cash from (used in) operating activities:
Non-cash affiliated interest(1)	278,209	(278,209)	—	—	—
Depreciation and amortization	26,846	—	32,515	—	59,361
Deferred Tax (Benefit) Expense	(25,982)	—	99	—	(25,883)
Business Realignment Expense and Impairments	5,743	—	120,665	—	126,408
(Gain) loss on the sale of assets	(3,925)	—	153	—	(3,772)
Loss on divestiture of businesses	2,303	—	—	—	2,303
Investment write-downs and other charges	27,000	—	—	—	27,000
Other non-cash adjustments	2,992	—	71	—	3,063
Net change in assets and liabilities
Accounts receivable	31,285	—	413	—	31,698
Inventories	11,312	—	3,367	—	14,679
Accounts and drafts payable	(220)	—	(20,010)	—	(20,230)
Income Taxes	39,176	—	4,954	—	44,130
Other Assets	(184,380)	2,532	(81,127)	190,587	(72,388)
Other Liabilities	(8,705)	(5,917)	48,173	—	33,551

	76,854	17,528	738	—	95,120

Cash Flows (used in) from Investing Activities
Capital Expenditures	(22,897)	—	(24,511)	—	(47,408)
Proceeds from the sale of businesses	90,665	—	6,312	—	96,977
Proceeds from the sale of assets	109,603	48,285	3,000	—	160,888
Other, net	524	—	—	—	524

	177,895	48,285	(15,199)	—	210,981

Cash flows from (used in) Financing Activities
Net short-term debt repayments	(21,670)	—	(20,093)	—	(41,763)
Net Borrowings of long-term debt	2,074	—	1,326	—	3,400
Affiliated (repayments/loans) borrowings/receipts	(187,465)	(52,274)	27,307	—	(212,432)
Decrease (increase) in restricted cash	(884)	—	—	—	(884)
Interest received from parent	48,578	—	—	—	48,578
Common stock dividends paid	(35,019)	(13,559)	—	—	(48,578)
Preferred stock dividends paid	(73,724)	—	—	—	(73,724)
Capital contribution from affiliates	17,000	—	—	—	17,000

	(251,110)	(65,833)	8,540	—	(308,403)

Increase (decrease) in cash and equivalents	$3,639	$(20)	$(5,921)	—	$(2,302)
Cash and equivalents at beginning of year	3,344	40	23,550	—	26,934

Cash and equivalents at end of period	$6,983	$20	$17,629	—	$24,632

(1)	Interest on affiliated debt to certain guarantor subsidiaries is settled by increasing the loan principal.

BORDEN CHEMICAL, INC.

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands except per share data)

Deferred Tax Valuation Allowance

In connection with the expected sale of BHI, the Company has recorded a non-cash charge of $137,110 to income tax expense in the second quarter of 2004 to increase the valuation reserves related to the Company’s net domestic deferred tax asset.

As a result of the expected sale of the Company, certain limitations will be placed on the utilization of the attributes under U.S. tax law, and the new financing discussed in Note 1 will limit the Company’s flexibility with respect to prior tax planning strategies. As a result, the Company no longer believes that utilization of the net domestic deferred tax asset is more likely than not to occur.

The Company’s remaining net deferred tax liability of $1,640 is reflected in the Consolidated Balance Sheet at June 30, 2004 as a current deferred asset of $23,476 and a long-term deferred tax asset of $2,320, offset by a current deferred tax liability of $3,960 included in other current liabilities and long-term deferred tax liability of $23,476 included in Other long-term liabilities.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of

Borden Chemical, Inc.

We have audited the accompanying combined balance sheets of Borden Chemical Canada, Inc. (a wholly owned subsidiary of Borden Chemical, Inc.) and affiliates (the “Company”) as of December 31, 2003 and 2002, and the related combined statements of operations, shareholder’s equity, and cash flows for each of the three years in the period ended December 31, 2003. The combined financial statements include the accounts of Borden Chemical Canada, Inc. and certain other foreign subsidiaries of Borden Chemical, Inc. as described in Note 1 to the combined financial statements. These companies are under common ownership and common control. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of Borden Chemical Canada, Inc. and affiliates at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 8 to the combined financial statements, the Company changed its method of accounting for goodwill and other intangible assets in 2002 to conform to Statement of Financial Accounting Standard No. 142.

DELOITTE & TOUCHE LLP

Columbus, Ohio

February 13, 2005

BORDEN CHEMICAL CANADA, INC. AND AFFILIATES

COMBINED STATEMENTS OF OPERATIONS

(In thousands)

	Year ended December 31,
	2003	2002	2001
Net sales	$533,098	$435,715	$454,936
Cost of goods sold	438,384	346,434	375,152

Gross margin	94,714	89,281	79,784

Distribution expense	20,845	19,169	20,703
Marketing expense	13,726	11,670	10,421
General & administrative expense	26,562	30,748	28,044
Business realignment (income) expense and impairments	(4,568)	4,255	17,912
Other operating income	(2,239)	(3,581)	(3,787)

Operating income (expense)	40,388	27,020	6,491

Interest expense	1,635	1,090	2,487
Affiliated interest expense	2,755	3,423	6,294
Other non-operating expense (income)	369	(702)	(759)

Income (loss) before income taxes and cumulative effect of change in accounting principle	35,629	23,209	(1,531)
Income tax (benefit) expense	(839)	8,667	6,368

Income (loss) before cumulative effect of change in accounting principle	36,468	14,542	(7,899)

Cumulative effect of change in accounting principle	—	(27,533)	—

Net income (loss)	$36,468	$(12,991)	$(7,899)

Comprehensive income (loss)	$59,433	$(35,171)	$(18,617)

See Notes to Combined Financial Statements

BORDEN CHEMICAL CANADA, INC. AND AFFILIATES

COMBINED BALANCE SHEETS

(In thousands)

	December 31, 2003	December 31, 2002
ASSETS
Current Assets
Cash and equivalents	$22,588	$10,219
Accounts receivable (less allowance for doubtful accounts of $3,372 in 2003 and $3,063 in 2002)	90,798	67,496
Finished and in-process goods	12,950	12,532
Raw materials and supplies	14,067	14,432
Other current assets	3,338	4,139

	143,741	108,818

Other Assets
Deferred income taxes	5,732	5,055
Other assets	5,482	4,204

	11,214	9,259

Property and Equipment
Land	6,605	5,549
Buildings	31,980	25,981
Machinery and equipment	263,580	221,364

	302,165	252,894
Less accumulated depreciation	(119,252)	(90,526)

	182,913	162,368

Goodwill	15,331	1,523

Total Assets	$353,199	$281,968

See Notes to Combined Financial Statements

BORDEN CHEMICAL CANADA, INC. AND AFFILIATES

COMBINED BALANCE SHEETS—(Continued)

(In thousands)

	December 31, 2003	December 31, 2002
LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities
Accounts and drafts payable	$55,003	$38,435
Accounts payable to affiliates	2,540	5,618
Income taxes payable	6,062	17,095
Debt payable within one year	5,616	1,804
Loans due to affiliates	46,399	46,367
Deferred income taxes	449	701
Business realignment reserves	4,549	6,840
Other current liabilities	13,266	14,802

	133,884	131,662

Other Liabilities
Long-term debt	9,089	1,525
Affiliated long-term debt	4,279	68,984
Deferred income taxes	7,737	6,630
Affiliated royalties	7,626	9,020
Other long-term liabilities	6,474	2,654

	35,205	88,813

Commitments and Contingencies (See Notes 9 and 20)

Shareholder’s Equity
Shareholder’s investment	99,132	34,198
Accumulated other comprehensive loss	(50,935)	(73,900)
Retained earnings	135,913	101,195

	184,110	61,493

Total Liabilities and Shareholder’s Equity	$353,199	$281,968

See Notes to Combined Financial Statements

BORDEN CHEMICAL CANADA, INC. AND AFFILIATES

COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended December 31,
	2003	2002	2001
Cash Flows from (used in) Operating Activities
Net income (loss)	$36,468	$(12,991)	$(7,899)
Adjustments to reconcile net income (loss) to net Cash from (used in) operating activities:
Cumulative effect of change in accounting principle	—	27,533	—
Deferred tax provision	1,492	3,779	108
Depreciation and amortization	15,625	14,501	15,936
Business realignment (income) expense and impairments	(4,568)	4,255	17,912
Other non-cash adjustments	696	263	153
Net change in assets and liabilities:
Accounts receivable	(5,778)	(3,226)	10,787
Inventories	5,177	(6,949)	8,286
Accounts and drafts payable	4,420	1,279	(10,074)
Income taxes	(16,142)	10,204	(4,438)
Other assets	2,228	(5,829)	9,363
Other liabilities	(3,485)	(18,845)	(22,293)

	36,133	13,974	17,841

Cash Flows (used in) from Investing Activities
Capital expenditures	(16,122)	(7,177)	(17,430)
Payment made in connection with acquisition of business	(11,551)	—	—
Liquidating dividend	1,029	—	—
Proceeds from the sale of assets	7,084	—	—

	(19,560)	(7,177)	(17,430)

Cash Flows from (used in) Financing Activities
Net short-term debt borrowings (repayments)	2,195	697	(18,400)
Borrowings of long-term debt	9,316	106	3,248
Repayments of long-term debt	(765)	(161)	(1,737)
Affiliated (repayments) borrowings, net	(15,586)	(7,217)	15,383
Common stock dividends paid	(1,750)	(2,810)	(1,980)

	(6,590)	(9,385)	(3,486)

Effect of exchange rates on cash	2,386	(922)	(1,033)
Increase (decrease) in cash and equivalents	$12,369	$(3,510)	$(4,108)

Cash and equivalents at beginning of year	10,219	13,729	17,837

Cash and equivalents at end of year	$22,588	$10,219	$13,729

Supplemental Disclosures of Cash Flow Information
Cash paid:
Interest, net	$819	$149	$2,097
Income taxes, net	(14,981)	(5,024)	(7,521)
Non-cash activity:
Allocations of corporate overhead	12,707	11,797	9,632
Capital contributions from parent (See Note 15)	52,227	—	—

See Notes to Combined Financial Statements

BORDEN CHEMICAL CANADA, INC. AND AFFILIATES

COMBINED STATEMENTS OF SHAREHOLDER’S EQUITY

(In thousands)

	Shareholder’s Investment	Accumulated Other Comprehensive Loss	Retained Earnings	Total
Balance, December 31, 2000	12,769	(41,002)	126,875	98,642

Net loss			(7,899)	(7,899)
Translation adjustments		(9,698)		(9,698)
Minimum pension liability adjustment (net of $549 of tax)		(1,020)		(1,020)

Comprehensive loss				(18,617)

Common stock dividends paid			(1,980)	(1,980)
Allocations of corporate overhead	9,632			9,632

Balance, December 31, 2001	22,401	(51,720)	116,996	87,677

Net loss			(12,991)	(12,991)
Translation adjustments		(21,616)		(21,616)
Minimum pension liability adjustment (net of $304 of tax)		(564)		(564)

Comprehensive loss				(35,171)

Common stock dividends paid			(2,810)	(2,810)
Allocations of corporate overhead	11,797			11,797

Balance, December 31, 2002	34,198	(73,900)	101,195	61,493

Net income			36,468	36,468
Translation adjustments		23,567		23,567
Minimum pension liability adjustment (net of $324 of tax)		(602)		(602)

Comprehensive income				59,433

Capital contributions from parent (See Note 15)	52,227			52,227
Common stock dividends paid			(1,750)	(1,750)
Allocations of corporate overhead	12,707			12,707

Balance, December 31, 2003	99,132	(50,935)	135,913	184,110

See Notes to Combined Financial Statements

Borden Chemical Canada, Inc. and Affiliates

Notes to Combined Financial Statements

(In thousands)

1. Background and Basis of Presentation

On August 12, 2004, BHI Investment, LLC (“LLC”), an affiliate of Apollo Management, L.P. (“Apollo”), acquired all of the outstanding capital stock of Borden Holdings, Inc. (“BHI”), at that time, the parent company of Borden Chemical, Inc. (“BCI”), for total consideration of approximately $1.2 billion, including assumption of debt (“the Acquisition”). Immediately following the Acquisition, LLC reorganized the existing corporate structure of BCI such that BCI became directly owned by BHI Acquisition Corporation, a subsidiary of LLC. In addition, Borden Chemical Canada, Inc. (“BCCI”), a subsidiary of BCI acquired most of BCI’s foreign subsidiaries for a note payable of approximately $342,800 Canadian, or approximately $260,000 (see Note 10). As the reorganization is between related parties, BCCI’s basis in the acquired subsidiaries is BCI’s historical cost basis as BCI elected not to apply push-down accounting as a result of the Acquisition.

The Acquisition was financed with the net proceeds of a private debt offering issued by two newly formed, wholly owned subsidiaries of BCI, which is guaranteed by BCI and certain of its domestic subsidiaries (the “Guarantors”), and with certain equity contributions from Apollo and management of BCI. The private debt offerings and related guarantees are senior obligations secured by a second-priority lien (subject to certain exceptions and permitted liens) on certain of the Guarantors’ existing and future domestic assets, including the stock of BCCI.

In accordance with Rule 3-16 of Regulation S-X under the Securities Act of 1933, BCI is required to file the annual financial statements of BCCI and the reorganized international subsidiaries (“the Companies”) with the U.S. Securities and Exchange Commission as if the Companies were a registrant. The financial statements for the Companies presented for periods prior to the Acquisition and reorganization are presented on a combined basis.

BCI incurs various costs, including corporate and administrative expenses, on behalf of the Companies. The combined financial statements of the Companies reflect allocations of these costs. See Note 4.

2. Nature of Operations

The Companies are engaged in the manufacture and distribution of forest products and industrial resins, formaldehyde and other specialty and industrial chemicals. At December 31, 2003, the Companies’ operations included 19 manufacturing facilities in Canada, Brazil, Australia, Malaysia, the Netherlands and the United Kingdom (the “U.K.”).

3. Summary of Significant Accounting Policies

Significant accounting policies followed by the Companies, as summarized below, are in conformity with accounting principles generally accepted in the United States of America.

Principles of Combination—The accompanying combined financial statements include the accounts of the following entities, all of which are under the common control and management of BCI:

Borden Chemical Canada Inc. (Canada)

Borden Chemical Holdings Panama S.A. (Panama) and subsidiaries

Borden Chemical Australia Pty. Ltd. (Australia) and subsidiaries

Borden International Holdings Ltd. (U.K.) and subsidiaries

Subsequent to the Acquisition, BCCI wholly owns 100% of these entities with the exception of a 34% interest in Borden Chemical (M) Sdn. Bhd. (“Malaysia”), a subsidiary of Borden Chemical Holdings

Borden Chemical Canada, Inc. and Affiliates

Notes to Combined Financial Statements—(Continued)

(In thousands)

Panama S.A., which is owned by BCI. The accounts of Malaysia are included within the combined Companies’ financial statements. Intercompany transactions and balances have been eliminated in combination.

Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. The most significant estimates reflected in the financial statements include valuation allowances for accounts receivable and inventories, general insurance liabilities, asset impairments, environmental remediation, legal liabilities, pension and postretirement assets and liabilities, deferred taxes and valuation allowances and related party transactions. Actual results could differ from estimated amounts.

Cash and Equivalents—The Companies consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Included in the Companies’ cash and equivalents are interest bearing time deposits of $5,056 and $2,278 at December 31, 2003 and 2002, respectively.

Inventories—Inventories are stated at lower of cost or market. Cost is determined using the first-in, first-out method.

Property and Equipment—Land, buildings and machinery and equipment are carried at cost. Depreciation is recorded on the straight-line basis by charges to expense at rates based on estimated useful lives of properties (average rates for buildings 3%; machinery and equipment 7%). Major renewals and betterments are capitalized. Maintenance, repairs and minor renewals are expensed as incurred.

Goodwill and Intangibles—The excess of purchase price over net tangible and identifiable intangible assets of businesses acquired is carried as Goodwill on the Combined Balance Sheets. As of January 1, 2002, the Companies no longer amortize goodwill. Prior to January 1, 2002, goodwill was amortized on a straight-line basis over not more than 40 years. At December 31, 2003 and 2002, the Companies’ trademarks and other intangibles were fully amortized to a net book value of $0. Certain trademarks and patents used in operations are owned by BCI and are, since 1998, used on a royalty-free basis by the Companies. See Notes 4 and 8.

Impairment—As events warrant, but at least annually, the Companies evaluate the recoverability of long-lived assets by assessing whether the carrying value can be recovered over their remaining useful lives through the expected future undiscounted operating cash flows of the underlying business. Any impairment loss required is determined by comparing the carrying value of the assets to operating cash flows on a discounted basis.

The Companies perform an annual impairment test for goodwill. See Note 8.

General Insurance—The Companies are generally self-insured for losses and liabilities relating to workers’ compensation, health and welfare claims, physical damage to property, business interruption and comprehensive general, product and vehicle liability. The Companies maintain insurance policies for certain items exceeding deductible limits. The Companies are covered by certain policies, primarily excess liability coverage, maintained by BCI and are allocated a share of these premiums (see Note 4). Losses are accrued for the estimated aggregate liability for claims using certain actuarial assumptions followed in the insurance industry and the Companies’ experience.

Legal Costs—Legal costs are accrued in the period in which a claim is made or an event becomes known, if the amounts are probable and reasonably estimable. Each claim is assigned a range of potential liability, with the

Borden Chemical Canada, Inc. and Affiliates

Notes to Combined Financial Statements—(Continued)

(In thousands)

most likely amount being accrued. The amount accrued includes all costs associated with a claim, including settlements, assessments, judgments, fines and legal fees.

Revenue Recognition—Revenue for product sales is recognized as risk and title to the product transfer to the customer, which usually occurs at the time shipment is made. Substantially all of the Companies’ products are sold FOB (“free on board”) shipping point. Other terms include sales where risk and title passes upon delivery (FOB destination point). In situations where our product is delivered by pipeline, risk and title transfers when our product moves across an agreed transfer point, which is typically the customers’ property line. Product sales delivered by pipeline are measured based on daily flow meter readings. The Companies’ standard terms of delivery are included in their contracts of sale and invoices.

Shipping and Handling—The Companies record freight billed to customers in net sales. Shipping costs are incurred to move products from production and storage facilities to the customers. Handling costs are incurred from the point the product is removed from inventory until it is provided to the shipper and generally include costs to store, move and prepare the products for shipment. The Companies incurred shipping costs of $20,845 in 2003, $19,169 in 2002 and $20,703 in 2001. These costs are classified as Distribution expense in the Combined Statements of Operations. Due to the nature of the Companies’ business, handling costs incurred prior to shipment are not significant.

Research and Development Costs—Funds are committed to research and development for technical improvement of products that are expected to contribute to operating profits in future years. All costs associated with research and development are charged to expense as incurred. Research and development costs were $3,514, $3,914 and $4,087 for 2003, 2002 and 2001, respectively.

Advertising Costs—The Companies charge advertising costs to expense as incurred. Advertising costs were $114, $1,286 and $204 for 2003, 2002 and 2001, respectively.

Foreign Currency Translations—Assets and liabilities of the Companies are translated into BCI’s reporting currency, the U.S. dollar, at the exchange rates in effect at the balance sheet date, and income and expenses are translated at average exchange rates prevailing during the year. The effect of translation is accounted for as an adjustment to shareholder’s equity and is included in Accumulated other comprehensive loss.

The Companies incurred realized and unrealized net foreign transaction gains (losses) aggregating $139 in 2003, $1,281 in 2002 and ($727) in 2001.

Income Taxes—The Companies file individual tax returns in their respective countries. Income tax expense is based on reported results of operations before income taxes using the prevailing rates for each tax jurisdiction. Deferred income taxes represent the tax effect of temporary differences between amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. Deferred tax balances are adjusted to reflect tax rates, based on current tax laws that will be in effect in the years in which temporary differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. For purposes of these financial statements, the international subsidiaries are treated as foreign subsidiaries of a domestic parent, BCCI. Reconciliation of tax rates are calculated at the statutory Canadian tax rates.

Derivative Financial Instruments—The Companies do not hold or issue derivative financial instruments for trading purposes. The Companies are parties to foreign currency forward contracts and options to reduce the

Borden Chemical Canada, Inc. and Affiliates

Notes to Combined Financial Statements—(Continued)

(In thousands)

Companies’ cash flow exposure to changes in foreign exchange rates. These instruments are not accounted for using hedge accounting, but are measured at fair value and recorded on the balance sheet as an asset or liability, depending upon the Companies’ underlying rights or obligations. See Notes 17 and 18.

Stock-Based Compensation—The Companies account for stock-based compensation under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”) and has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation” and SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of SFAS No. 123.” Pro forma net income (loss) under SFAS No. 148 was not materially different from Net income (loss) for the years ended December 31, 2003, 2002 and 2001.

Concentrations of Credit Risk—Financial instruments that potentially subject the Companies to concentrations of credit risk consist principally of cash and accounts receivable. The Companies place cash with high quality institutions and, by policy, limit the amount of credit exposure to any one institution. Concentrations of credit risk with respect to accounts receivable are limited, due to the large number of customers comprising the Companies’ customer base and their dispersion across many different industries and geographies. The Companies generally do not require collateral or other security to support customer receivables.

Recently Issued Accounting Standards

In November 2002, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 requires a guarantor to recognize a liability, at the inception of the guarantee, for the fair value of obligations it has undertaken in issuing the guarantee and also include more detailed disclosures with respect to guarantees. FIN 45 is effective for guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for financial statements for interim or annual periods ending after December 15, 2002. The Companies have adopted FIN 45 and included the additional requirements with respect to guarantees in Note 19 to the Combined Financial Statements.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”) to expand upon and strengthen existing accounting guidance that addresses when a company should include in its financial statements, the assets, liabilities and activities of another entity. FIN 46 requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. In December 2003, the FASB issued a revision of FIN 46 deferring the effective date for implementation. The Companies have no variable interest entities; therefore, the implementation of FIN 46 will not have an impact on their results of operations and financial condition.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The clarification provisions of this statement require that contracts with comparable characteristics be accounted for similarly. This statement is effective for any new derivative instruments entered into after June 30, 2003. The Companies adopted SFAS No. 149 on July 1, 2003, and the adoption did not have a material impact on their financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This statement addresses the accounting for certain financial

Borden Chemical Canada, Inc. and Affiliates

Notes to Combined Financial Statements—(Continued)

(In thousands)

instruments that, under previous guidance, could be accounted for as equity. SFAS No. 150 requires that those instruments be classified as liabilities in the statement of financial position. This statement is effective for financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of SFAS No. 150 on July 1, 2003 did not have a material impact on the Companies’ financial statements.

In December 2003, the FASB issued SFAS No. 132 (as revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits, an amendment of FASB Statements No. 87, 88 and 106, and a revision of FASB Statement No. 132.” The new rules require additional disclosures about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. This Statement is effective for companies with fiscal years ending after December 15, 2003, except for certain disclosures on foreign plans, which are effective for fiscal years ending after June 15, 2004. The Companies have adopted SFAS No. 132 (as revised 2003) and included the additional disclosures in Notes 13 and 14 to the Combined Financial Statements.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs.” The statement amends Accounting Research Bulletin (“ARB”) No. 43, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. ARB No. 43 previously stated that these costs must be “so abnormal as to require treatment as current-period charges.” SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with earlier application permitted for fiscal years beginning after the issue date of the statement. The adoption of SFAS No. 151 is not expected to have any impact on the Companies’ financial condition or results of operations.

In December 2004, the FASB revised its SFAS No. 123 (“SFAS No. 123R”), “Accounting for Stock Based Compensation.” The revision establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, particularly transactions in which an entity obtains employee services in share-based payment transactions. The revised statement requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is to be recognized over the period during which the employee is required to provide service in exchange for the award. Changes in fair value during the requisite service period are to be recognized as compensation cost over that period. In addition, the revised statement amends SFAS No. 95, “Statement of Cash Flows,” to require that excess tax benefits be reported as a financing cash flow rather than as a reduction of taxes paid. The provisions of the revised statement are effective for financial statements of the Companies issued for the first annual reporting period beginning after December 15, 2005, with early adoption encouraged. The Companies are evaluating the impact that this statement will have on their financial condition or results of operations.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29.” APB Opinion No. 29, “Accounting For Nonmonetary Transactions,” is based on the opinion that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets whose results are not expected to significantly change the future cash flows of the entity. The adoption of SFAS No. 153 is not expected to have any impact on the Companies’ financial condition or results of operations.

Borden Chemical Canada, Inc. and Affiliates

Notes to Combined Financial Statements—(Continued)

(In thousands)

In December 2004, the Financial Accounting Standards Board (FASB) issued two FASB Staff Positions (FSP) that provide accounting guidance on how companies should account for the effects of the American Jobs Creation Act of 2004 that was signed into law on October 22, 2004. FSP FAS 109-1, “Application of FASB Statement No. 109, “Accounting for Income Taxes”, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004”, states that the manufacturers’ deduction provided for under this legislation should be accounted for as a special deduction instead of a tax rate change. FSP FAS 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004”, allows a company additional time to evaluate the effects of the legislation on any plan for reinvestment or repatriation of foreign earnings for purposes of applying Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”. These FSP’s may affect how a company accounts for deferred income taxes. These FSP’s are effective upon issuance. The Companies do not anticipate any impact from these FSP’s on their financial condition or results of operations

4. Related Party Transactions

BCI incurs various administrative and operating costs on behalf of the Companies that are reimbursed by the Companies. These costs include engineering and technical support, purchasing, quality assurance, sales and customer service, information systems, research and development and certain administrative services. These service costs have been allocated to the Companies generally based on sales or sales volumes and when determinable, based on the actual usage of resources. These costs are included within General & administrative expense and Cost of goods sold and were $8,424, $9,092 and $12,454 in 2003, 2002 and 2001, respectively. In addition, BCI maintains certain insurance policies, primarily excess liability coverage, that benefit the Companies. Amounts pertaining to these policies and allocated to the Companies based upon sales were $858, $452 and $308 in 2003, 2002 and 2001, respectively.

The Companies sell finished goods and certain raw materials to BCI and certain of its subsidiaries. Total sales were $24,934, $24,698 and $24,883, in 2003, 2002 and 2001, respectively. In addition, the Companies purchase raw materials and finished goods from BCI and certain of its subsidiaries, which totaled $8,063, $8,654 and $11,625, in 2003, 2002 and 2001, respectively. These sales and purchases are priced similarly to prices charged to outside customers.

Total accounts payable, net of receivables, relating to these intercompany transactions was $2,113 and $5,526 at December 31, 2003 and 2002, respectively.

In addition to direct charges, BCI provides certain administrative services that are not reimbursed by the Companies. These costs include corporate controlled expenses such as executive management, legal, health and safety, human resources, accounting, tax and credit, which have been allocated herein to the Companies on the basis of Net sales. Management believes that the amounts allocated in such a manner are reasonable and consistent and are necessary in order to properly depict the combined statements of financial position, operations and cash flows of the Companies on a stand-alone basis. However, the amounts are not necessarily indicative of the costs that would have been incurred if the Companies had operated independently. This expense is included in General & administrative expense with the offsetting credit recorded in Shareholder’s investment.

Borden Chemical Canada, Inc. and Affiliates

Notes to Combined Financial Statements—(Continued)

(In thousands)

The following table summarizes these allocations for the years ended December 31:

	2003	2002	2001
Executive Group	$3,073	$2,803	$2,099
General Counsel	2,990	2,238	620
Human Resources	553	543	265
Finance	6,091	6,213	6,648

	$12,707	$11,797	$9,632

Prior to 2001, the Companies incurred royalties for the use in operations of certain trademarks and patents owned by BCI. At December 31, 2003 and 2002, the Companies had amounts due to BCI under these arrangements of $7,626 and $9,020, respectively. These amounts are included within Affiliated royalties and are classified as long-term due to restrictions on the ability to repay.

See Note 10 for a description of the Companies’ affiliated financing activities.

5. Investment

BCCI and Borden Chemical Holdings Panama S.A. held a 12.6% interest in BCI’s Spanish subsidiary, Quimica Borden Espana S.A. (“Borden Espana”). Borden Espana filed for liquidation prior to 2000, and as a result, the investment was impaired to its net realizable value of $1,029, and is included in Other current assets at December 31, 2002. Borden Espana paid a liquidating dividend to the Companies in 2003; no future returns of capital are expected. The liquidation of Borden Espana was completed in the third quarter of 2004.

6. Acquisition

In November 2003, Borden Chemical Australia Pty. Ltd. (“Australia”) acquired Fentak Pty. Ltd. (“Fentak”), an international manufacturer of specialty chemical products for engineered wood, laminating and paper impregnation markets, for cash of $11,551 and additional deferred payments of approximately $3,050. The Fentak acquisition has been accounted for using the purchase method of accounting. Accordingly, results of operations of the acquired entity have been included from the date of acquisition. The excess of the purchase price over the sum of amounts assigned to identified assets and liabilities of $14,387 has preliminarily been recorded as goodwill. The pro forma effects of the acquisition are not material.

7. Business Realignment

In 2003, BCI initiated a program of plant consolidations and other business realignment initiatives (the “2003 program”), which include initiatives impacting the Companies. These initiatives are focused on improving the efficiency of both manufacturing and administrative functions and are designed to focus resources on core operational strengths. The associated business realignment charges consist primarily of employee severance, plant consolidation, and environmental remediation costs and asset write-offs.

In addition to the 2003 program, the Companies have realignment activities relating to programs initiated in prior years, primarily related to plant consolidations and reorganization of certain administrative functions. The following is a brief overview of significant business realignment activities relating to the Companies.

Borden Chemical Canada, Inc. and Affiliates

Notes to Combined Financial Statements—(Continued)

(In thousands)

Year Ended December 31, 2003

During 2003, the Companies recorded net business realignment and impairment income of $4,568, consisting of gains on the sale of assets of $12,260, offset by plant closure costs (which included asset impairment and environmental remediation costs) and other severance and employee costs of $5,698 and other non-cash asset impairment charges of $1,994.

Following is a rollforward of the Companies’ business realignment reserves for 2003:

	Reserves 12/31/02	2003 Expense	2003 Settlements/ Payments	Reserves 12/31/03
Plant closure costs
Prior years’ programs	$6,289	$3,508	$(5,310)	$4,487
2003 program	—	1,994	(1,951)	43
Other severance costs
Prior years’ programs	551	47	(579)	19
2003 program	—	149	(149)	—

Total reserve activity	$6,840	$5,698	$(7,989)	$4,549

Plant Closure Costs

Plant closure costs in 2003 include $3,508 for prior years’ programs and $1,994 for the 2003 program. Costs relating to prior years’ programs include environmental remediation of approximately $800 for closed plants in Latin America and other plant closure costs of approximately $2,708. The $1,994 of charges for the 2003 program primarily relate to costs associated with a plant consolidation program in Canada. Manufacturing was transitioned from the North Bay, Ontario plant to another facility; the North Bay site was idled as of the end of 2003, resulting in asset impairment charges of $1,430. The remaining charges pertain to plants in Brazil and the U.K. The impairment charges represent the excess of the carrying value of assets over the undiscounted cash flows expected to result from the eventual disposition of the North Bay site.

Gain on the Sale of Assets

In 2003, the Companies’ U.K. business sold land associated with a closed plant for a gain of $12,260. This gain was recorded as business realignment income because the facility was closed in conjunction with prior years’ realignment programs.

Asset Impairment

The Companies’ Malaysian operation recorded a goodwill impairment of $762 as a result of the annual impairment analysis conducted at year-end (see Note 8). In addition, the Companies recorded impairment charges of $1,232 pertaining to a plant in the U.K. that is held for sale. The amount of the impairment was based on expected proceeds from a sale in negotiation.

Year Ended December 31, 2002

During 2002, the Companies recorded net business realignment expense of $4,255, consisting of plant closure costs of $3,558 and other severance and employee costs of $697.

Borden Chemical Canada, Inc. and Affiliates

Notes to Combined Financial Statements—(Continued)

(In thousands)

Following is a rollforward of the Companies’ business realignment reserve activity for 2002:

	Reserves 12/31/01	2002 Expense	2002 Settlements/ Payments	Reserves 12/31/02
Plant closure costs	$9,238	$3,558	$(6,507)	$6,289
Other severance costs	70	697	(216)	551

Total reserve activity	$9,308	$4,255	$(6,723)	$6,840

Plant Closure Costs

Plant closure costs in 2002 of $3,558 consisted of plant demolition, employee severance and other related costs of $2,459 and a $1,099 increase to the reserve for revised estimates of environmental clean-up and demolition for several locations closed in previous years.

Other Severance Costs

Other severance costs primarily pertains to administrative reductions in Brazil and the U.K.

Year Ended December 31, 2001

During 2001, the Companies recorded net business realignment expense of $17,912, consisting of plant closure costs of $17,695 and other severance and employee costs of $217.

Following is a rollforward of the Companies’ business realignment reserve activity for 2001:

	Reserves 12/31/00	2001 Expense	2001 Settlements/ Payments	Reserves 12/31/01
Plant closure costs	$14,024	$17,695	$(22,481)	$9,238
Other severance costs	—	217	(147)	70

Total reserve activity	$14,024	$17,912	$(22,628)	$9,308

Plant Closure Costs

Plant closure costs in 2001 of $17,695 primarily relate to asset write-downs and other charges of $14,346 pertaining to the decision to close the Companies’ North Baddesley, U.K. facility. The assets were written down to their net realizable value. The remaining charges of $3,349 relate to revised estimates on plant shutdown costs, plant severance and other related charges.

8. Goodwill and Intangible Assets

At December 31, 2003, management performed the annual goodwill impairment test. As required by SFAS No. 142, “Goodwill and Other Intangible Assets,” management identified the appropriate reporting units and identified the assets and liabilities (including goodwill) of the reporting units. They determined estimated fair values of the reporting units and assessed whether the estimated fair value of each reporting unit was more or less than the carrying amount of the assets and liabilities assigned to the units.

Borden Chemical Canada, Inc. and Affiliates

Notes to Combined Financial Statements—(Continued)

(In thousands)

Valuations were performed using a standard methodology based largely on comparable company analysis. Comparable company analysis ascribes a value to an entity by comparing certain operating metrics of the entity to those of a set of comparable companies in the same industry. Using this method, market multiples and ratios based on operating, financial and stock market performance are compared across different companies and to the entity being valued. Management employed a comparable analysis technique commonly used in the investment banking and private equity industries to estimate the values of its reporting units—the EBITDA (earnings before interest, taxes, depreciation and amortization) multiple technique. Under this technique, estimated values are the result of an EBITDA multiple derived from this process applied to an appropriate historical EBITDA amount.

As a result of this test at December 31, 2003, the fair value of each reporting unit exceeded the carrying amount of assets and liabilities, except for the Malaysian reporting unit. Based on the excess of the carrying value over the estimated fair value of its Malaysian reporting unit, the Companies recorded a goodwill impairment charge of $762 due to a decline in operating performance that represented 100% of the unit’s recorded goodwill balance carrying amount. This impairment charge is reflected in the 2003 Combined Statement of Operations as Business realignment (income) expense and impairments.

At December 31, 2002, management performed the goodwill impairment test using the same methodology described above. No impairment charge was necessary as of December 31, 2002, as the fair values of all reporting units exceeded the carrying amount of the assets and liabilities assigned to the units.

Upon the adoption of SFAS No. 142, on January 1, 2002, fair values of the Companies’ reporting units as of December 31, 2001 were determined by employing a methodology similar to that described above. As a result of the initial test, the fair value of each reporting unit exceeded the carrying amount of assets and liabilities assigned, except for the U.K. reporting unit. Based on the excess of the carrying value over the estimated fair value of its U.K. reporting unit, the Companies recorded a goodwill impairment charge of $27,533 that represented 100% of the December 31, 2001 carrying amount. This impairment charge is reported as Cumulative effect of change in accounting principle in the 2002 Combined Statement of Operations.

The following table provides a comparison of 2003, 2002 and 2001 as if the new accounting principle were applied for all years:

	Year Ended December 31,
	2003	2002	2001
Reported net income (loss)	$36,468	$(12,991)	$(7,899)
Add back goodwill amortization	—	—	834

Adjusted net income (loss)	36,468	(12,991)	(7,065)
Add back cumulative effect of change in accounting principle	—	27,533	—

Adjusted net income (loss) before cumulative effect of change in accounting principle	$36,468	$14,542	$(7,065)

Borden Chemical Canada, Inc. and Affiliates

Notes to Combined Financial Statements—(Continued)

(In thousands)

The changes in the carrying amount of goodwill for the years ended December 31, 2003 and 2002 are as follows:

Total
Goodwill balance at December 31, 2001	$29,049
Less goodwill impairment recognized upon adoption of SFAS No. 142	(27,533)
Foreign currency translation	7

Goodwill balance at December 31, 2002	1,523
Acquisitions	14,387
Impairment	(762)
Foreign currency translation	183

Goodwill balance at December 31, 2003	$15,331

The Companies’ other intangible assets had a book value of $0 at December 31, 2003 and 2002.

9. Debt and Lease Obligations

BCI entered into a three-year asset based revolving credit facility in the third quarter of 2002 (the “Credit Facility”), which provides for a maximum borrowing of $175,000 for BCI and its subsidiaries, including letters of credit (“LOC”). BCI amended this Credit Facility (the “Amended Credit Facility”) on August 12, 2004 as part of the Acquisition. The Amended Credit Facility is a five-year asset based revolving credit facility with the same borrowing capacity as the Credit Facility.

The Amended Credit Facility is secured with inventory and accounts receivable in the United States, Canada and the U.K., a portion of property and equipment in Canada and the U.K. and the stock of certain subsidiaries. At December 31, 2003, the net book value of the collateral securing the Amended Credit Facility was approximately $190,000, of which, approximately $78,000 represents assets of the Companies and approximately $112,000 represents assets of BCI. The maximum borrowing allowable under the Amended Credit Facility is calculated monthly, quarterly if availability is greater than $100,000, and is based upon specific percentages of eligible accounts receivable, inventory and fixed assets. The Amended Credit Facility contains restrictions on dividends, capital expenditures and payment of management fees. It also includes a minimum trailing twelve-month fixed charge coverage ratio requirement (as defined) based upon aggregate availability. As of December 31, 2003, the maximum borrowing allowable under the Credit Facility for BCCI and the U.K. was approximately $55,200, of which approximately $54,700, net of LOCs, was unused and available. Based upon BCI and the Companies’ aggregate availability at December 31, 2003, BCI had no fixed charge coverage ratio requirements.

Under the terms of the Amended Credit Facility, BCI has the ability to borrow funds at either the prime rate plus an applicable margin (“the prime rate option”) or at LIBOR plus an applicable margin. BCI must designate which option it chooses at the time of the borrowing. The applicable margin for any prime rate borrowing is 75 basis points and for any LIBOR borrowing is 225 basis points. As of December 31, 2003 the Companies had borrowings of $244 outstanding under the prime rate option, equivalent to 6.0%. For LOCs issued under the Amended Credit Facility, the Companies pay a per annum fee equal to the LIBOR applicable margin, or 2.25%, plus a fronting fee of .125%. In addition, BCI and the Companies pay a .50% per annum fee on the amount of the revolving loan commitment less any borrowings or outstanding LOCs. The Companies incurred commitment fees of $335 and $92 in 2003 and 2002, respectively, related to the Amended Credit Facility.

Borden Chemical Canada, Inc. and Affiliates

Notes to Combined Financial Statements—(Continued)

(In thousands)

Australia entered into a five-year asset-backed credit facility in the fourth quarter of 2003 (the “Australian facility”), which provides for a maximum borrowing of AU$19,900, or approximately $15,000. At December 31, 2003, outstanding debt under this facility was $12,178, of which $7,670 is classified as long-term. In addition, there were approximately $400 of outstanding letters of credit (“LOC”) under the facility. The Australian facility provided the funding for the Fentak acquisition made in the fourth quarter of 2003 (see Note 6) and is secured by liens against substantially all of the assets of the Australian business, including the stock of Australian subsidiaries. At December 31, 2003, the net book value of the collateral securing this facility was approximately $29,400. In addition, BCI pledged the stock of Australia as collateral for borrowings under this facility. This facility includes a fixed rate facility used for the acquisition, as well as a revolver. At December 31, 2003, $9,024 was outstanding under the fixed rate facility at an interest rate of 6.4%. The Australian facility contains restrictions relative to the Australian businesses on dividends, the sale of assets and additional borrowings. The Australian facility also contains financial covenants applying to the Australian subsidiaries including current ratio, interest coverage, debt service coverage and leverage. The fixed portion of the Australian facility requires minimum quarterly principal reductions totaling AU$450 (approximately $330). The Australian facility requires semi-annual principal reductions based on a portion of excess cash as defined in the agreement. As of December 31, 2003, of the maximum borrowing allowable under the Australian Facility, AU$3,178 (approximately $2,400) was unused and available.

Additional international credit facilities provide availability totaling approximately $29,900. Of this amount, approximately $15,900 (net of LOCs and other guarantees of approximately $7,700 and $2,300 of other draws) was available to fund working capital needs and capital expenditures at December 31, 2003. At December 31, 2003, the net book value of the collateral securing a portion of these facilities was approximately $866. These credit facilities have various expiration dates ranging from 2006 through 2008. Of the total $2,283 of outstanding debt, $1,419 is classified as long-term. Average interest rates on the outstanding debt were 14.8% and 13.8% at December 31, 2003 and 2002, respectively. There is an additional $4,000 available for which usage is restricted to capital investments and for foreign currency hedging. While these facilities are primarily unsecured, portions of the lines are secured by equipment and with $1,442 of cash. BCI guarantees up to $6,700 of the debt of one of the Brazilian subsidiaries, included in these facilities.

Aggregate maturities of total non-affiliated debt and minimum annual rentals under operating leases at December 31, 2003, for the Companies are as follows:

Year	Debt	Minimum Rentals Under Operating Leases
2004	$5,616	$1,967
2005	2,211	1,654
2006	1,832	1,289
2007	1,430	1,154
2008	1,360	845
2009 and beyond	2,256	819

	$14,705	$7,728

Rental expense amounted to $1,231, $1,224 and $3,156 in 2003, 2002 and 2001, respectively.

Borden Chemical Canada, Inc. and Affiliates

Notes to Combined Financial Statements—(Continued)

(In thousands)

10. Loans Due To Affiliates

Borden International Holdings Ltd. (“BIHL”) has a demand note payable to BCI, denominated in GBP, with an interest rate corresponding to LIBOR plus 225 basis points. At December 31, 2003 and 2002, interest rates were approximately 6.6% and 6.3%, respectively. In December 2003, BCI made a capital contribution to BIHL in the amount of $49,087 reducing the outstanding loan payable. This portion of the loan was non-interest bearing during 2002. Amounts outstanding under the loan totaled $44,608 and $97,697 at December 31, 2003 and 2002, respectively. Of these amounts $60,678 was classified as long-term at 2002. Classification as long-term was made at the balance sheet date based upon a determination of BIHL’s ability to repay amounts payable within twelve months. Interest expense to BCI totaled $2,100, $2,196 and $4,766, for the years ended December 31, 2003, 2002 and 2001, respectively.

In addition, Borden Chemical U.K. Limited, a subsidiary of BIHL, maintains demand notes, denominated in Euros, with BCI’s French subsidiary, Borden Chimie S.A. At December 31, 2003 and 2002, interest rates were approximately 4.2% and 4.9%, respectively. Amounts outstanding under the loans totaled $1,764 and $1,363 at December 31, 2003 and 2002, respectively. Interest expense to Borden Chimie S.A. totaled $59, $10 and $34 for the years ended December 31, 2003, 2002 and 2001, respectively.

Borden Chemical U.K. Limited also had a loan from Borden Espana with an outstanding balance of $7,958 at December 31, 2002, which was repaid during 2003. The loan, which was denominated in GBP, bore an interest rate of 4.5%. Interest expense to Borden Espana totaled $84, $355 and $210 for the years ended December 31, 2003, 2002 and 2001, respectively

Borden Chemical U.K. Limited had a borrowing arrangement with The Borden Company Ltd., an affiliate of BCI, which was repaid during 2001. Interest expense of $580 was accrued during 2001.

Borden Quimica Industria E Comercio Ltda. (“Brazil Quimica”), a subsidiary of Borden Chemical Holdings Panama S.A., also maintains a demand note from BCI with a fixed interest rate of 8% and an installment loan from BCI with a fixed interest rate of 6%. Amounts outstanding under the demand note totaled $4,000 and $8,000 at December 31, 2003 and 2002, respectively, and are classified as long-term, due to local restrictions on the ability to repay without obtaining governmental approval. Amounts outstanding under the installment loan totaled $306 and $333 at December 31, 2003 and 2002. Brazil Quimica makes annual payments of $27 with a final balloon payment due in 2013. Interest expense on these notes totaled $512, $811 and $164 for the years ended December 31, 2003, 2002 and 2001, respectively.

Borden Chemical Holdings Panama S.A. had a borrowing arrangement with BCI during 2001 and 2002, which was terminated during 2002. Interest expense accrued under this arrangement totaled $0, $51 and $163 for the years ended December 31, 2003, 2002 and 2001, respectively.

BCCI maintained a short-term borrowing arrangement with BCI during 2001, for which $377 of interest expense was recognized.

Subsequent to the Acquisition on August 12, 2004, in exchange for BCI’s ownership interests in the foreign subsidiaries, BCCI assumed a fixed rate note of approximately CDN$342,800, or approximately $260,000, with Borden Nova Scotia Finance ULC, a subsidiary of BCI. The note has an interest rate of 10% and becomes due 7/15/2014.

Borden Chemical Canada, Inc. and Affiliates

Notes to Combined Financial Statements—(Continued)

(In thousands)

11. Income Taxes

Comparative analysis of the Companies’ income tax (benefit) expense follows:

	2003	2002	2001
Current
Federal & provincial	$(5,735)	$8,555	$5,815
Foreign	3,404	(3,667)	445

Total	(2,331)	4,888	6,260

Deferred
Federal & provincial	509	(10)	534
Foreign	983	3,789	(426)

Total	1,492	3,779	108

Income tax (benefit) expense	$(839)	$8,667	$6,368

A reconciliation of the Companies’ combined differences between income taxes computed at Canadian Federal statutory tax rates of 36.12% and provisions for income taxes follows:

	2003	2002	2001
Income taxes computed at Federal statutory tax rate	$12,869	$8,383	$(553)
Foreign rate differentials	2,497	1,846	6,338
Losses and other expenses not deductible for tax	2,074	1,882	1,462
Credits	(4,336)	(3,423)	(2,536)
Adjustment of prior estimates	(15,597)	—	—
Other	1,654	(21)	1,657

Income tax (benefit) expense	$(839)	$8,667	$6,368

The 2003 consolidated rate reflects a release of reserves for prior years’ Canadian tax audits of $15,597. These reserves were released as a result of the settlement of audit issues relating to the divestiture of operating businesses by BCCI in prior years.

The domestic and foreign components of the Companies’ combined Income (loss) before income taxes are as follows:

	2003	2002	2001
Domestic	$22,718	$23,519	$16,243
Foreign	12,911	(310)	(17,774)

	$35,629	$23,209	$(1,531)

Borden Chemical Canada, Inc. and Affiliates

Notes to Combined Financial Statements—(Continued)

(In thousands)

The tax effects of the Companies’ significant temporary differences, and net operating loss and credit carryforwards, which comprise the deferred tax assets and liabilities at December 31, 2003 and 2002, are as follows:

	2003	2002
Assets
Accrued and other expenses	$5,738	$1,746
Net operating loss and credit carryforwards	6,504	6,765
Certain intangibles	278	527

Gross deferred tax assets	12,520	9,038
Valuation allowance	(5,313)	(2,871)

	7,207	6,167
Liabilities
Property, plant, equipment and intangibles	9,338	7,746
Prepaid pension	268	293
Other prepaids and intangibles	—	404

Gross deferred tax liabilities	9,606	8,443

Net deferred tax liability	$2,399	$2,276

The Companies’ net deferred tax liability at December 31, 2003 was $2,399. At December 31, 2003, the Companies have $6,504 of deferred tax assets related to net operating loss (“NOL”) carryforwards and associated valuation allowances of $5,313, netting to an NOL carryforward of $1,191. The NOL’s were generated by Australia ($419), Brazil ($772), Argentina ($2,498), and the U.K. ($2,815). Brazil and Australia anticipate generating sufficient taxable income to allow them to fully utilize their respective NOL’s. The remainder of the Companies’ deferred tax assets are reduced by a valuation allowance when it is determined that it is more likely than not that these assets will not be fully utilized in the future. These net operating losses were incurred beginning in 1997 and are available for utilization indefinitely, with the only limitation being in Brazil, where the utilization is limited to 30% of the taxable income for the year in which the loss is being applied.

At December 31, 2003, the Companies have approximately $1,861 accrued for probable tax liabilities primarily for their European operations.

The Canada Revenue Agency is currently auditing BCCI for the period 1993-1994. The years 1995-2003 remain open for inspection and examination by various Canadian taxing authorities. Deposits have been made to offset any probable additional taxes related to the divestiture of Canadian operating businesses. Since 1995, BCCI has divested its Foods, Consumer Adhesives, and wallcoverings businesses, which operated in Canada.

12. Comprehensive Income (Loss)

Comprehensive income (loss) includes the following items:

	2003	2002	2001
Net income (loss)	$36,468	$(12,991)	$(7,899)
Foreign currency translation adjustments	23,567	(21,616)	(9,698)
Minimum pension liability (see Note 13)	(602)	(564)	(1,020)

	$59,433	$(35,171)	$(18,617)

Borden Chemical Canada, Inc. and Affiliates

Notes to Combined Financial Statements—(Continued)

(In thousands)

The foreign currency translation adjustments in 2003 primarily relate to favorable exchange rates in Canada, Latin America and Australia. In 2002, the foreign currency translation adjustments primarily relate to unfavorable exchange rates in Latin America. The 2001 foreign currency translation adjustments primarily relate to unfavorable exchange rates in Latin America and Canada.

The components of Accumulated other comprehensive loss as of December 31, 2003 and 2002 are as follows:

	2003	2002
Cumulative foreign currency translation adjustments	$(48,749)	$(72,316)
Minimum pension liability, net of tax	(2,186)	(1,584)

	$(50,935)	$(73,900)

13. Pension and Retirement Savings Plans

Most of BCCI’s Canadian employees are covered under a non-contributory defined benefit plan (the “Canadian Plan”). The Canadian Plan provides benefits for salaried employees based on eligible compensation and years of credited service and for hourly employees based on years of credited service. Employees in other countries are not covered under any defined benefit plans.

Following is a rollforward of the assets and benefit obligations of BCCI’s defined benefit plan. The measurement date for the plan assets is September 30.

	2003	2002
Change in Benefit Obligation

Benefit obligation at beginning of year	$4,923	$4,717

Service cost	197	134
Interest cost	401	320
Actuarial losses	536	92
Foreign currency exchange rate changes	1,096	36
Benefits paid	(595)	(376)

	$6,558	$4,923

Change in Plan Assets

Fair value of plan assets at beginning of year	$3,615	$3,997
Actual return on plan assets	353	(350)
Foreign currency exchange rate changes	805	34
Employer contribution	360	310
Benefits paid	(595)	(376)

Fair value of plan assets at end of year	$4,538	$3,615

Plan assets less than benefit obligation	$(2,020)	$(1,308)
Unrecognized net actuarial loss	3,792	2,745

Net amount recognized	$1,772	$1,437

Borden Chemical Canada, Inc. and Affiliates

Notes to Combined Financial Statements—(Continued)

(In thousands)

Amounts recognized in the balance sheets, after reclassification of the prepaid pension asset to reflect a minimum pension liability adjustment, consist of:

	2003	2002
Accrued benefit liability	$(1,591)	$(1,000)
Accumulated other comprehensive loss	3,363	2,437

Net amount recognized	$1,772	$1,437

The weighted average rates used to determine benefit obligations for BCCI were as follows:

	2003	2002
Discount rate	6.0%	6.5%
Rate of increase in future compensation levels	3.0%	3.5%

The following summarizes BCCI’s benefit obligations and plan assets:

	2003	2002
Projected benefit obligation	$6,558	$4,923
Accumulated benefit obligation	$6,128	$4,615
Fair value of plan assets	$4,538	$3,615

Following are the components of net pension expense recognized by BCCI for the years ended December 31:

	2003	2002	2001
Service cost	$197	$134	$126
Interest cost on projected benefit obligation	401	320	317
Expected return on assets	(399)	(345)	(345)
Recognized actuarial loss	146	76	86

Net postretirement expense	$345	$185	$184

The weighted average rates used to determine net pension expense for BCCI were as follows:

	2003	2002	2001
Discount rate	6.5%	6.8%	6.8%
Rate of increase in future compensation levels	3.5%	3.8%	3.8%
Expected long-term rate of return on plan assets	7.8%	7.8%	7.8%

In determining the expected overall long-term rate of return on assets, BCCI takes into account the rates on long-term debt investments held within the portfolio, as well as expected trends in the equity markets. Peer data and historical returns are reviewed, and BCCI consults with actuarial experts to confirm that BCCI’s assumptions are reasonable.

BCCI’s investment strategy for defined benefit pension plan assets is to maximize the long-term return on plan assets using a mix of equities and fixed income investments and accepting a prudent level of risk. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and expected timing

Borden Chemical Canada, Inc. and Affiliates

Notes to Combined Financial Statements—(Continued)

(In thousands)

of future cash flow requirements. The investment portfolio contains a diversified blend of equity and fixed-income investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks, as well as growth, value and small and large capital investments. Investment risk and performance are measured and monitored on an ongoing basis through quarterly investment portfolio reviews, annual liability measurements and periodic asset / liability studies.

Following is a summary of actual 2003 and 2002, at the measurement date, and target 2004 allocations of Plan assets by investment type:

	Actual		Target
	2003	2002	2004
Fixed income securities	50%	65%	57%
Equity securities	45%	33%	36%
Cash and short-term investments	5%	2%	7%

	100%	100%	100%

BCCI expects to make contributions totaling $389 to its defined benefit plan in 2004.

The Companies provide benefits under various defined contribution plans to its employees in the U.K., Australia and Canada. Depending upon the country and plan, eligible salaried and hourly employees may contribute up to 7% of their pay as basic contributions to the plans. The Companies make contributions to the plans in amounts equal to 100% of basic contributions. Charges to operations for matching contributions under these defined contribution plans in 2003, 2002 and 2001 totaled $1,814, $1,584 and $698, respectively.

14. Post-Retirement Benefit Obligations

BCCI provides certain health and life insurance benefits for eligible Canadian retirees and their dependents. The cost of postretirement benefits is accrued during employees’ working careers. Participants are provided with supplemental benefits to the national healthcare plan in Canada. These benefits are non-contributory and are funded on a pay-as-you-go basis.

Following is a rollforward of the changes in the non-pension postretirement benefit obligations of the Companies for the years ended December 31. BCCI uses a measurement date of September 30.

	2003	2002
Change in Benefit Obligation

Benefit obligation at beginning of year	$677	$606
Service cost	48	35
Interest cost	55	43
Actuarial losses	2,170	23
Benefits paid	(42)	(35)
Foreign currency exchange rate changes	150	5

Benefits obligation at end of year	3,058	677

Unrecognized net actuarial (loss) gain	(2,103)	55

Accrued postretirement obligation at end of year	$955	$732

The unrealized actuarial loss recognized in 2003 relates to updated estimates on future benefit payments for medical and prescription drug coverage, as well as updates to population and other actuarial assumptions.

Borden Chemical Canada, Inc. and Affiliates

Notes to Combined Financial Statements—(Continued)

(In thousands)

The weighted average rates used to determine the benefit obligations for BCCI were as follows:

	2003	2002
Discount rate	6.0%	6.5%

Following are the components of net postretirement expense recognized by BCCI for the years ended December 31:

	2003	2002	2001
Service cost	$48	$35	$33
Interest cost on projected benefit obligation	55	43	38

Net postretirement expense	$103	$78	$71

The weighted average rates used to determine net postretirement expense for BCCI were as follows:

	2003	2002	2001
Discount rate	6.5%	6.8%	6.8%

Given the supplemental nature of the plan, a one-percentage-point change in the assumed health care cost trend rates would not have a material impact on the Companies.

15. Shareholder’s Investment

BCCI has 489,866 shares of no-par common stock outstanding during all periods presented with an unlimited number of shares of common preference and Preference B shares authorized. Borden Chemical Panama Holdings S.A. has 2,100 shares of no-par common stock issued for all periods presented, and a total of 5,100 authorized. BIHL has 57,700,000, 30,000,000 and 30,000,000 units with GBP$1 par value outstanding at December 31, 2003, 2002, and 2001, respectively, and 100,000,000 units authorized. Borden Chemical Australia Pty. Ltd. has 577,500 shares of AU$2 par common stock outstanding for all periods presented, and a total of 1,000,000 shares authorized.

In 2003, BCI made a capital contribution to BIHL in the amount of $49,087 in exchange for a loan due to BCI from BIHL (see Note 10). Also, in 2003, BCI made a capital contribution to Brazil Quimica of a $3,007 receivable due to BCI from Brazil Quimica. In addition, BCI made a capital contribution in 2003 to BCCI of inventory acquired in connection with the Fentak acquisition totaling $133.

Borden Chemical Panama Holdings S.A. paid common stock dividends to BCI prior to BCCI’s ownership totaling $1,750, $1,450 and $0 for the years ended December 31, 2003, 2002 and 2001, respectively. Malaysia paid common stock dividends to BCI of $1,360 and $1,980 for the years ended December 31, 2002 and 2001, respectively.

The Companies recorded minimum pension liability adjustments, net of tax, of $602, $564 and $1,020 for 2003, 2002 and 2001, respectively, relating to the underfunded Canadian Plan. These adjustments are included in Accumulated other comprehensive loss.

Shareholder’s investment also reflects amounts relating to the allocations of corporate expenses (see Note 4), which will not be reimbursed by the Companies, totaling $12,707, $11,797 and $9,632 in 2003, 2002 and 2001, respectively. There is no income tax provided on these amounts as they are not deductible.

Borden Chemical Canada, Inc. and Affiliates

Notes to Combined Financial Statements—(Continued)

(In thousands)

16. Stock-Based Compensation

Stock Options

The Companies account for stock-based compensation under APB No. 25 and have adopted the disclosure-only provisions of SFAS No. 123 “Accounting for Stock-Based Compensation.” During the fourth quarter of 2003, BCI granted 382,500 options to purchase BCI common stock to certain employees of the Companies under its Amended and Restated 1996 Stock Purchase and Option Plan for Key Employees (“the Option Plan”). The options vest ratably over five years, have an exercise price of $2.00 and were granted at their estimated fair value. While this plan is administered and accounted for in BCI’s U.S. business, certain employees of the Companies have been granted options in BCI stock under this plan. Compensation expense on options to purchase BCI stock held by the Companies’ employees was immaterial to net income for the years ended December 31, 2003, 2002 and 2001. During 2004, as a result of the Acquisition, all of the options granted to employees of the Companies were exercised, resulting in the recognition of $340 for option expense.

Included in allocations of BCI expenses (see Note 4) are stock-based compensation expenses totaling $369, $277 and $0 for December 31, 2003, 2002 and 2001, respectively, which relate to restricted stock grants held by U.S. employees. Also included in the allocations are expenses related to options to purchase BCI stock held by key U.S. employees totaling $66 in 2003.

Repurchase of Stock from Management

From 1996 through 1999, a former subsidiary of BCI, Borden Chemical Holdings Inc. (“BCHI”), issued stock options and sold equity to key management, including four employees of the Companies, under the Option Plan (“the BCHI option grants”). The BCHI option grants had exercise prices between $5.00 and $7.50, the estimated fair values at the grant dates, and vested over five years. The outstanding BCHI option grants became options of BCI in 2001 when BCHI was merged into BCI. The conversion of the BCHI option grants provided BCHI management with equivalent intrinsic value in BCI at the new measurement date; therefore, no compensation expense was recorded. The strike prices of the converted options ranged from $4.13 to $5.00, which exceeded estimated fair market value. During 2003, all of the $4.13 options were cancelled upon the repurchase of the related shares from management. As the repurchase of shares was at an amount exceeding fair value, the Companies recorded expense of $74 in 2003.

17. Derivative Financial Instruments

The Companies do not hold or issue derivative financial instruments for trading purposes. All derivatives are measured at fair value and recorded on the balance sheet as an asset or liability, depending upon the Companies’ underlying rights or obligations.

At December 31, 2002, the Companies had $23,163 of notional value foreign currency exchange contracts outstanding. The Companies had forward positions to sell British Pounds for Canadian Dollars. At December 31, 2002, the Companies recorded a mark-to-market loss of $171 related to its foreign currency exchange forward contracts outstanding.

BCCI maintains certain accounts payable requiring payment in U.S. Dollars. During 2003, BCCI entered into foreign exchange contracts to minimize its foreign exchange exposure on these payables. At December 31, 2003, BCCI had put options outstanding totaling $12,000 to sell Canadian Dollars to buy U.S. Dollars. The options expire within three months at varying dates and have a contract rate of 1.3600. BCCI is also a party to outstanding call options held by financial institutions totaling $12,000 to buy Canadian Dollars with U.S. Dollars.

Borden Chemical Canada, Inc. and Affiliates

Notes to Combined Financial Statements—(Continued)

(In thousands)

The options expire within three months at varying dates and have contract rates that vary from 1.3040 to 1.3095. At December 31, 2003, the Companies recorded a mark-to-market loss of $163 related to these options.

18. Fair Value of Financial Instruments

The following table presents the carrying or notional amounts and fair values of the Companies’ financial instruments at December 31, 2003 and 2002. The fair value of a financial instrument is the estimated amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair values are determined from quoted market prices where available or based on other similar financial instruments.

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, affiliated royalties and other liabilities are considered reasonable estimates of their fair values. The carrying value of the loans payable to affiliates approximates fair values, as management believes the loans bear interest at market interest rates.

The following table includes the carrying and fair values of the Companies’ financial instruments.

	2003		2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Nonderivatives
Assets
Investment	$—	$—	$1,029	$1,029
Liabilities
Debt	$14,876	$14,901	$3,329	$3,317

	Notional Average Amount	Fair Value Gain (Loss)	Notional Amount	Fair Value Gain (Loss)
Derivatives relating to:
Call options	$12,000	$(181)	$—	$—
Put options	12,000	18	—	—

19. Guarantees and Indemnities

Standard Guarantees / Indemnifications

In the ordinary course of business, the Companies enter into numerous agreements that contain standard guarantees and indemnities whereby third parties are indemnified for, among other things, breaches of representations and warranties. Such guarantees or indemnifications are granted under various agreements, including those governing (i) purchases and sales of assets or businesses, (ii) leases of real property, (iii) licenses of intellectual property and (iv) long-term supply agreements. The guarantees or indemnifications issued are for the benefit of the (i) buyers in sale agreements and sellers in purchase agreements, (ii) landlords or lessors in lease contracts, (iii) licensors or licensees in license agreements and (iv) vendors or customers in long-term supply agreements.

These parties may also be indemnified against any third party claim resulting from the transaction that is contemplated in the underlying agreement. Additionally, in connection with the sale of assets and the divestiture

Borden Chemical Canada, Inc. and Affiliates

Notes to Combined Financial Statements—(Continued)

(In thousands)

of businesses, the Companies may agree to indemnify the buyer with respect to liabilities related to the pre-closing operations of the assets or businesses sold. Indemnities related to pre-closing operations generally include tax liabilities, environmental liabilities and employee benefit liabilities not assumed by the buyer in the transaction.

Indemnities related to the pre-closing operations of sold assets normally do not represent additional liabilities to the Companies, but simply serve to protect the buyer from potential liability associated with its existing obligations at the time of sale. As with any liability, the Companies have accrued for those pre-closing obligations that are considered probable and reasonably estimatable. Amounts recorded are not significant at December 31, 2003.

While some of these guarantees extend only for the duration of the underlying agreement, many survive the expiration of the term of the agreement or extend into perpetuity (unless subject to a legal statute of limitations). With respect to certain of the aforementioned guarantees, the Companies maintain limited insurance coverage that mitigates any potential payments to be made. There are no specific limitations on the maximum potential amount of future payments that the Companies could be required to make under these guarantees, nor are the Companies able to develop an estimate of the maximum potential amount of future payments to be made under these guarantees as the triggering events are not predictable.

The Companies have not entered into any significant agreement subsequent to January 1, 2003 that would require them, as guarantors, to recognize a liability for the fair value of obligations they have undertaken in issuing the guarantee.

Related Party Guarantees

BCCI and BIHL have guaranteed BCI’s $34,000 Parish of Ascension Industrial Revenue Bonds.

Warranties

The Companies do not make express warranties on its products, other than that they comply with their defined specifications; therefore, no warranty liability has been recorded. Adjustments for product quality claims are not material and are charged against sales revenues.

20. Commitments and Contingencies

Contingent Purchase Consideration

The Fentak acquisition agreement includes a contingent purchase consideration provision based on achievement of certain targeted earnings before interest and taxes. Maximum annual payments are AU$600 for the period 2004-2006.

Environmental Matters

Because the operations of the Companies involve the use, handling, processing, storage, transportation and disposal of hazardous materials, it is subject to extensive environmental regulation and is exposed to the risk of claims for environmental remediation or restoration. In addition, violations of environmental laws or permits may result in restrictions being imposed on operating activities, substantial fines, penalties, damages or other costs, any of which could have a material adverse effect on the Companies’ business, financial condition, results of operations or cash flows.

Borden Chemical Canada, Inc. and Affiliates

Notes to Combined Financial Statements—(Continued)

(In thousands)

Accruals for environmental matters are recorded following the guidelines of Statement of Position 96-1, “Environmental Remediation Liabilities,” when it is probable that a liability has been incurred and the amount of the liability can be estimated. Environmental accruals are reviewed on an interim basis and as events and developments warrant. Based on management’s estimates, which are determined through historical experience and consultation with outside experts, the Companies have recorded liabilities, relating to 7 locations, of approximately $4,800 and $5,700 at December 31, 2003 and 2002, respectively, for all probable environmental remediation, indemnification and restoration liabilities. These amounts include estimates of unasserted claims the Companies believe are possible of loss and reasonably estimable.

Based on currently available information and analysis, management believes that it is reasonably possible that costs associated with such sites may fall within a range of $2,400 to $9,100, in the aggregate, at December 31, 2003. This estimate of the range of reasonably possible costs is less certain than the estimates upon which the liabilities are based, and in order to establish the upper end of such range, assumptions less favorable to the Companies among the range of reasonably possible outcomes were used. As with any estimate, if facts or circumstances change, the final outcome could differ materially from these estimates. The factors influencing the ultimate outcome include the methods of remediation to be elected, the conclusions and assessment of site studies remaining to be completed and the time period required to complete the work. The Companies do not anticipate any recoveries of these costs from insurance coverage or from other third parties. There are no other potentially responsible parties for these sites.

At six of these locations, the Companies are conducting environmental remediation and restoration under business realignment programs due to closure of the sites. Total reserves related to these sites included in realignment were $3,844 and $4,803 at December 31, 2003 and 2002, respectively. Much of this remediation is being performed by the Companies on a voluntary basis in coordination with local regulatory authorities; therefore, management has greater control over the costs to be incurred and the timing of cash flows. The Companies anticipate approximately $3,100 of these liabilities will be paid within the next four years, with the remaining amounts being paid over the next ten years.

Legal Matters

The Companies are involved in various product liability, commercial and employment litigation, personal injury, property damage and other legal proceedings which are considered to be in the ordinary course of business. The following legal claim is not in the ordinary course of business:

In 1992, the State of Sao Paolo Tax Bureau issued an assessment against Brazil Quimica claiming that excise taxes were owed on certain intercompany loans made for centralized cash management purposes, characterized by the Tax Bureau as intercompany sales. Since that time, management and the Tax Bureau have held discussions, and Brazil Quimica has filed an administrative appeal seeking cancellation of the assessment. In December 2001, the Administrative Court upheld the assessment in the amount of R$52,000, or the equivalent U.S. of $18,000 including tax, penalties, monetary correction and interest. In September 2002, Brazil Quimica filed a second appeal with the highest level administrative court, again seeking cancellation of the assessment. Management believes Brazil Quimica has a strong defense against the assessment and will pursue the appeal vigorously; however, no assurance can be given that the assessment will not be upheld. At this time the Companies do not believe a loss is probable, therefore, only related legal fees have been accrued. Reasonably possible losses to the Companies on the resolution of this matter range from zero to $18,000.

The Companies have reserved approximately $1,628 and $626 at December 31, 2003 and 2002, respectively, relating to all non-environmental legal matters for legal defense and settlement costs that it believes are probable and estimable at this time.

Borden Chemical Canada, Inc. and Affiliates

Notes to Combined Financial Statements—(Continued)

(In thousands)

21. Subsequent Event

On October 6, 2004, BCI entered into a share purchase agreement with RÜTGERS AG and RÜTGERS Bakelite Projekt GmbH (collectively, the “Sellers”). Pursuant to the terms of the share purchase agreement, BCI agreed to purchase from the Sellers all outstanding shares of capital stock of Bakelite Aktiengesellschaft (“Bakelite”) for a net purchase price ranging from approximately €175 million to €200 million, or $215 million to $245 million, subject to certain adjustments. Based in Iserlohn-Letmathe, Germany, Bakelite is a leading source of phenolic and epoxy thermosetting resins and molding compounds with 13 manufacturing facilities and 1,700 employees in Europe and Asia. In 2003, Bakelite generated sales of $610 million.

The share purchase agreement contains customary representations, warranties and covenants, including non-compete, non-solicitation and confidentiality agreements by the Sellers. The Sellers have also agreed, subject to various provisions set forth in the share purchase agreement, to indemnify the BCI for breaches of the representations and warranties contained in the share purchase agreement and in connection with various tax, environmental, certain pension and other matters. Until the closing date, the Sellers have agreed to operate the business of Bakelite in the ordinary course. Completion of the share purchase is subject to regulatory and other customary closing conditions. Bakelite will be structured as a subsidiary of BCCI. BCCI intends to finance this transaction through a combination of available cash and debt financing. There is no material relationship between BCI or its affiliates and any of the Sellers other than in respect of the share purchase agreement.

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of DGCL Section 145 provide that:

•	to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

•	the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

•	the corporation shall have the power to purchase and maintain insurance of behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

As used in this Item 20, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether or not by or in the right of Registrant, and whether civil, criminal, administrative, investigative or otherwise.

Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of Registrant under certain circumstances from liabilities

(including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Act”). Borden U.S. Finance Corp. may, in its discretion, similarly indemnify its employees and agents. Borden U.S. Finance Corp.’s Bylaws provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, Registrant will indemnify any and all of its officers, directors, employees and agents. In addition, Borden U.S. Finance Corp.’s Certificate of Incorporation relieves its directors from monetary damages to it or its stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (v) for any transactions from which the director derived an improper personal benefit.

Borden U.S. Finance Corp. currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of this Registrant.

Item 21. Exhibits and Financial Statement Schedules

(a)	The following exhibits are attached hereto:

Exhibit Number	Description of Exhibit
2.1	Stock Purchase Agreement dated July 5, 2004 among BHI Investments, LLC, BW Holdings LLC, Borden Holdings, Inc., Borden Chemical, Inc., Craig O. Morrison and Joseph P. Bevilaqua (Incorporated by reference to Exhibit 10(i) of Borden Chemical, Inc.’s quarterly report on Form 10-Q for the six months ended June 30, 2004 (File No. 001-00071)).

2.2	Amendment No. 1 dated as of August 11, 2004, to the Stock Purchase Agreement dated July 5, 2004 by and among BHI Investment, LLC, Borden Holdings, Inc., Borden Chemical, Inc., Craig O. Morrison and Joseph P. Bevilaqua (Incorporated by reference to Exhibit 10(i)(viii) of Borden Chemical, Inc.’s quarterly report on Form 10-Q for the nine months ended September 30, 2004 (File No. 001-00071)).

2.3	Share Purchase Agreement dated October 6, 2004 among Rütgers AG, Rütgers Bakelite Projekt GmbH and National Borden Chemical Germany GmbH, Borden Chemical, Inc. (Incorporated by reference to Exhibit 10(xi) of Borden Chemical, Inc.’s quarterly report on Form 10-Q for the nine months ended September 30, 2004 (File No. 001-00071)).

3.1	Certificate of Incorporation of Borden U.S. Finance Corp.

3.2	Bylaws of Borden U.S. Finance Corp.

3.3	Memorandum of Association of Borden Nova Scotia Finance, ULC

3.4	Articles of Association of Borden Nova Scotia Finance, ULC.

4.1	Indenture dated as of August 12, 2004 among Borden US Finance Corp. and Borden Nova Scotia Finance ULC, as Issuers, Borden Chemical, Inc., and Wilmington Trust Co., as Trustee (Incorporated by reference to Exhibit 4.1 of Borden Chemical, Inc.’s quarterly report on Form 10-Q for the nine months ended September 30, 2004 (File No. 001-00071)).

4.2	Form of Exchange Note (included in Exhibit 4.1)

4.3	Registration Rights Agreement, dated as of August 12, 2004 among Borden U.S. Finance Corp., Borden Nova Scotia Finance, ULC, Credit Suisse First Boston LLC and the other parties named therein.

Exhibit Number	Description of Exhibit

10.1	Amended and Restated Loan and Security Agreement dated as of August 12, 2004 among the Company, Borden Chemical Canada, Inc., Borden Chemical UK Limited, Borden Chemical GB Limited, the Lenders named therein, Credit Suisse First Boston, as Agent, and Fleet Capital Corporation, as U.S. Collateral Agent (Incorporated by reference to Exhibit 10(i)(x) of Borden Chemical, Inc.’s quarterly report on Form 10-Q for the nine months ended September 30, 2004 (File No. 001-00071)).
10.2	Amended and Restated Employment Agreement dated as of August 12, 2004 between the Company and Craig O. Morrison. (Incorporated by reference to Exhibit 10(i)(i) of Borden Chemical, Inc.’s quarterly report on Form 10-Q for the nine months ended September 30, 2004 (File No. 001-00071)).
10.3	Amended and Restated Employment Agreement dated as of August 12, 2004 between the Company and Joseph P. Bevilaqua (Incorporated by reference to Exhibit 10(i)(ii) of Borden Chemical, Inc.’s quarterly report on Form 10-Q for the nine months ended September 30, 2004 (File No. 001-00071)).
10.4	Amended and Restated Employment Agreement dated as of August 12, 2004 between the Company and William H. Carter (Incorporated by reference to Exhibit 10(i)(iii) of Borden Chemical, Inc.’s quarterly report on Form 10-Q for the nine months ended September 30, 2004 (File No. 001-00071)).
10.5	BHI Acquisition Corp. 2004 Deferred Compensation Plan (Incorporated by reference to Exhibit 10(i)(iv) of Borden Chemical, Inc.’s quarterly report on Form 10-Q for the nine months ended September 30, 2004 (File No. 001-00071)).
10.6	BHI Acquisition Corp. 2004 Stock Incentive Plan (Incorporated by reference to Exhibit 10(i)(v) of Borden Chemical, Inc.’s quarterly report on Form 10-Q for the nine months ended September 30, 2004 (File No. 001-00071)).
10.7	Investor Rights Agreement dated as of August 12, 2004 among BHI Acquisition Corp., and The Holders that are parties thereto (Incorporated by reference to Exhibit 10(i)(vi) of Borden Chemical, Inc.’s quarterly report on Form 10-Q for the nine months ended September 30, 2004 (File No. 001-00071)).
10.8	Registration Rights Agreement dated as of August 12, 2004 among BHI Acquisition Corp., BHI Investment, LC, and the Management Holders party thereto (Incorporated by reference to Exhibit 10(i)(vii) of Borden Chemical, Inc.’s quarterly report on Form 10-Q for the nine months ended September 30, 2004 (File No. 001-00071)).
10.9	Management Consulting Agreement dated as of August 12, 2004 between Borden Chemical, Inc. and Apollo Management V, L.P. (Incorporated by reference to Exhibit 10(i)(viii) of Borden Chemical, Inc.’s quarterly report on Form 10-Q for the nine months ended September 30, 2004 (File No. 001-00071)).
10.10	Letter Agreement dated as of December 3, 2004 between Borden Chemical, Inc. and Apollo Management V, L.P.
10.11	Borden Chemical, Inc. 2004 Management Incentive Plan (Incorporated by reference to Exhibit 10(ii) of Borden Chemical Inc.’s quarterly report on Form 10-Q for the six months ended June 30, 2004 (File No. 001-00071)).
10.12	Form of Non-Qualified Stock Option Agreement between BHI Acquisition Corp. and certain optionees.
12.1	Statement regarding Computation of Ratios
21.1	Subsidiaries of Registrants
23.1	Consent of Deloitte & Touche LLP with respect to Borden Chemical, Inc. and Borden Chemical Canada, Inc.
24.1	Power of Attorney (included in signature pages)
25.1	Form T-1 (Wilmington Trust Company)

Exhibit Number	Description of Exhibit
99.1	Letter of Transmittal
99.2	Notice of Guaranteed Delivery
99.3	Letter to Brokers
99.4	Letter to Clients

(b)	Financial Statement Schedules

(1)	Report of Independent Registered Public Accounting Firm
(2)	Schedule II—Valuation and Qualifying Accounts

Item 22. Undertakings

The undersigned registrants hereby undertake:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus, Ohio, on February 14, 2005.

BORDEN U.S. FINANCE CORP.

By:	/s/ CRAIG O. MORRISON
	Name:	Craig O. Morrison
	Title:	President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Ellen G. Berndt, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Craig O. Morrison	Director and President	February 14, 2005

/s/ William H. Carter	Director, Vice President and Chief Financial Officer	February 14, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus, Ohio, on February 14, 2005.

BORDEN NOVA SCOTIA FINANCE, ULC

By:	/s/ WILLIAM H. CARTER
	Name:	William H. Carter
	Title:	President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Ellen G. Berndt, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Craig O. Morrison	Director	February 14, 2005

/s/ William H. Carter	Director and President	February 14, 2005

/s/ George F. Knight	Treasurer	February 14, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus Ohio, on February 14, 2005.

BORDEN CHEMICAL, INC.

By:	/s/ WILLIAM H. CARTER
	Name:	William H. Carter
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Ellen G. Berndt, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Craig O. Morrison	Director and President	February 14, 2005

/s/ William H. Carter	Director, Executive Vice President and Chief Financial Officer	February 14, 2005

/s/ Scott M. Kleinman	Director	February 14, 2005

/s/ Joshua J. Harris	Director	February 14, 2005

/s/ Robert V. Seminara	Director	February 14, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus, Ohio, on February 14, 2005.

BDS TWO, INC.

By:	/s/ THOMAS V. BARR
	Name:	Thomas V. Barr
	Title:	President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Ellen G. Berndt, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Thomas V. Barr	President	February 14, 2005

/s/ William Schieffer	Director	February 14, 2005

/s/ Alyssa A. Anton	Director and Treasurer	February 14, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Newark, Delaware, on February 14, 2005.

BORDEN CHEMICAL INVESTMENTS, INC.

By:	/s/ ALYSSA A. ANTON
	Name:	Alyssa A. Anton
	Title:	President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Ellen G. Berndt, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Alyssa A. Anton	Director, President and Treasurer	February 14, 2005

/s/ William Schieffer	Director	February 14, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus, Ohio, on February 14, 2005.

BORDEN CHEMICAL FOUNDRY, INC.

By:	/s/ CRAIG O. MORRISON
	Name:	Craig O. Morrison
	Title:	President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Carter and Ellen G. Berndt, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ CRAIG O. MORRISON	President	February 14, 2005

/s/ GEORGE F. KNIGHT	Treasurer	February 14, 2005

/s/ JOSEPH P. BEVILAQUA	Director	February 14, 2005

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
2.1	Stock Purchase Agreement dated July 5, 2004 among BHI Investments, LLC, BW Holdings LLC, Borden Holdings, Inc., Borden Chemical, Inc., Craig O. Morrison and Joseph P. Bevilaqua (Incorporated by reference to Exhibit 10(i) of Borden Chemical, Inc.’s quarterly report on Form 10-Q for the six months ended June 30, 2004 (File No. 001-00071)).

2.2	Amendment No. 1 dated as of August 11, 2004, to the Stock Purchase Agreement dated July 5, 2004 by and among BHI Investment, LLC, Borden Holdings, Inc., Borden Chemical, Inc., Craig O. Morrison and Joseph P. Bevilaqua (Incorporated by reference to Exhibit 10(i)(viii) of Borden Chemical, Inc.’s quarterly report on Form 10-Q for the nine months ended September 30, 2004 (File No. 001-00071)).

2.3	Share Purchase Agreement dated October 6, 2004 among Rütgers AG, Rütgers Bakelite Project GmbH and National Borden Chemical Germany GmbH, Borden Chemical, Inc. (Incorporated by reference to Exhibit 10(xi) of Borden Chemical, Inc.’s quarterly report on Form 10-Q for the nine months ended September 30, 2004 (File No. 001-00071)).

3.1	Certificate of Incorporation of Borden U.S. Finance Corp.

3.2	Bylaws of Borden U.S. Finance Corp.

3.3	Memorandum of Association of Borden Nova Scotia Finance, ULC

3.4	Articles of Association of Borden Nova Scotia Finance, ULC

4.1	Indenture dated as of August 12, 2004 among Borden US Finance Corp. and Borden Nova Scotia Finance ULC, as Issuers, Borden Chemical, Inc., and Wilmington Trust Co., as Trustee (Incorporated by reference to Exhibit 4.1 of Borden Chemical, Inc.’s quarterly report on Form 10-Q for the nine months ended September 30, 2004 (File No. 001-00071)).

4.2	Form of Exchange Note (included in Exhibit 4.1)

4.3	Registration Rights Agreement, dated as of August 12, 2004 among Borden U.S. Finance Corp., Borden Nova Scotia Finance, ULC, Credit Suisse First Boston LLC and the other parties named therein.

10.1	Amended and Restated Loan and Security Agreement dated as of August 12, 2004 among the Company, Borden Chemical Canada, Inc., Borden Chemical UK Limited, Borden Chemical GB Limited, the Lenders named therein, Credit Suisse First Boston, as Agent, and Fleet Capital Corporation, as U.S. Collateral Agent (Incorporated by reference to Exhibit 10(i)(x) of Borden Chemical, Inc.’s quarterly report on Form 10-Q for the nine months ended September 30, 2004 (File No. 001-00071)).

10.2	Amended and Restated Employment Agreement dated as of August 12, 2004 between the Company and Craig O. Morrison. (Incorporated by reference to Exhibit 10(i)(i) of Borden Chemical, Inc.’s quarterly report on Form 10-Q for the nine months ended September 30, 2004 (File No. 001-00071)).

10.3	Amended and Restated Employment Agreement dated as of August 12, 2004 between the Company and Joseph P. Bevilaqua (Incorporated by reference to Exhibit 10(i)(ii) of Borden Chemical, Inc.’s quarterly report on Form 10-Q for the nine months ended September 30, 2004 (File No. 001-00071)).

10.4	Amended and Restated Employment Agreement dated as of August 12, 2004 between the Company and William H. Carter (Incorporated by reference to Exhibit 10(i)(iii) of Borden Chemical, Inc.’s quarterly report on Form 10-Q for the nine months ended September 30, 2004 (File No. 001-00071)).

10.5	BHI Acquisition Corp. 2004 Deferred Compensation Plan (Incorporated by reference to Exhibit 10(i)(iv) of Borden Chemical, Inc.’s quarterly report on Form 10-Q for the nine months ended September 30, 2004 (File No. 001-00071)).

Exhibit Number	Description of Exhibit

10.6	BHI Acquisition Corp. 2004 Stock Incentive Plan (Incorporated by reference to Exhibit 10(i)(v) of Borden Chemical, Inc.’s quarterly report on Form 10-Q for the nine months ended September 30, 2004 (File No. 001-00071)).

10.7	Investor Rights Agreement dated as of August 12, 2004 among BHI Acquisition Corp., and The Holders that are parties thereto (Incorporated by reference to Exhibit 10(i)(vi) of Borden Chemical, Inc.’s quarterly report on Form 10-Q for the nine months ended September 30, 2004 (File No. 001-00071)).

10.8	Registration Rights Agreement dated as of August 12, 2004 among BHI Acquisition Corp., BHI Investment, LC, and the Management Holders party thereto (Incorporated by reference to Exhibit 10(i)(vii) of Borden Chemical, Inc.’s quarterly report on Form 10-Q for the nine months ended September 30, 2004 (File No. 001-00071)).

10.9	Management Consulting Agreement dated as of August 12, 2004 between Borden Chemical, Inc. and Apollo Management V, L.P. (Incorporated by reference to Exhibit 10(i)(viii) of Borden Chemical, Inc.’s quarterly report on Form 10-Q for the nine months ended September 30, 2004 (File No. 001-00071)).

10.10	Letter Agreement dated December 3, 2004 between Borden Chemical, Inc. and Apollo Management V, L.P.

10.11	Borden Chemical, Inc. 2004 Management Incentive Plan (Incorporated by reference to Exhibit 10(ii) of Borden Chemical, Inc.’s quarterly report on Form 10-Q for the six months ended June 30, 2004 (File No. 001-00071)).

10.12	Form of Non-Qualified Stock Option Agreement between BHI Acquisition Corp. and certain optionees.

12.1	Statement regarding Computation of Ratios

21.1	Subsidiaries of Registrants

23.1	Consent of Deloitte & Touche LLP with respect to Borden Chemical, Inc. and Borden Chemical Canada, Inc.

24.1	Power of Attorney (included in signature pages)

25.1	Form T-1 (Wilmington Trust Company)

99.1	Letter of Transmittal

99.2	Notice of Guaranteed Delivery

99.3	Letter to Brokers

99.4	Letter to Clients

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

and Shareholder of Borden Chemical, Inc.

We have audited the consolidated financial statements of Borden Chemical, Inc. (effective August 12, 2004, a wholly-owned subsidiary of BHI Acquisition Corp. which is a majority owned subsidiary of BHI Investments, LLC, previously a majority-owned subsidiary of Borden Holdings, Inc.) and subsidiaries as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, and have issued our report thereon dated March 19, 2004, except for Note 24 as to which the date is August 5, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption in 2002 of Statement of Financial Accounting Standard No. 142); such financial statements and report are included elsewhere in this registration statement. Our audits also included the financial statement schedule of Borden Chemical, Inc. and subsidiaries, listed in Item 21. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

Columbus, Ohio

March 19, 2004

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Schedule II – Valuation and Qualifying Accounts

	Balance 12/31/00	Charged to Expense	Write-offs	Balance 12/31/01
Allowance for doubtful accounts	$12,654	$5,175	$(1,170)	$16,659

	Balance 12/31/01	Charged to Expense	Write-offs	Balance 12/31/02
Allowance for doubtful accounts	$16,659	$(690)	$(3,750)	$12,219

	Balance 12/31/02	Charged to Expense	Write-offs	Balance 12/31/03
Allowance for doubtful accounts	$12,219	$2,526	$(286)	$14,459

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